Exhibit T3E.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11
:
TOPS HOLDING II CORPORATION, et al.,	:	Case No. 18-22279 (RDD)
:
Debtors.[1]	:	(Jointly Administered)
:
x

DISCLOSURE STATEMENT FOR SECOND AMENDED

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

TOPS HOLDING II CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, P.C. Stephen Karotkin Sunny Singh 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007

Attorneys for Debtors and Debtors in Possession

Dated: September 28, 2018

            New York, New York

THIS IS NOT A SOLICITATION OF VOTES OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT.

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are Tops Holding II Corporation (3709), Tops MBO Corporation (4249), Tops Holding LLC (2536), Tops Markets, LLC (2810), Tops Markets II Corporation (6401), Tops PT, LLC (2050), Tops Gift Card Company, LLC (6105), Erie Logistics LLC (9381), and TM1, LLC (2409).

DISCLOSURE STATEMENT, DATED SEPTEMBER 28, 2018

Solicitation of Votes on the

Plan of Reorganization of

TOPS HOLDING II CORPORATION, ET AL.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., (PREVAILING EASTERN TIME), ON NOVEMBER 1, 2018, UNLESS EXTENDED BY THE DEBTORS. THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS SEPTEMBER 24, 2018 (THE “RECORD DATE”).

RECOMMENDATION BY THE DEBTORS AND THE OFFICIAL

COMMITTEE OF UNSECURED CREDITORS

It is the Debtors’ opinion that confirmation and implementation of the Plan is in the best interests of the Debtors’ estates and creditors. Therefore, the Debtors recommend that all creditors whose votes are being solicited submit a ballot to accept the Plan. An ad hoc committee of creditors collectively holding more than 87% of the Senior Secured Notes (defined herein) entitled to vote on the Plan supports confirmation of the Plan.

The Official Committee of Unsecured Creditors has negotiated the Plan with the Debtors and other parties in interest and also supports confirmation of the Plan and recommends that all creditors entitled to vote submit a ballot to accept the Plan.

A HEARING TO CONSIDER CONFIRMATION OF THE PLAN (THE “CONFIRMATION HEARING”) WILL BE HELD BEFORE THE HONORABLE ROBERT D. DRAIN, UNITED STATES BANKRUPTCY JUDGE, IN COURTROOM 118 OF THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, 300 QUARROPAS STREET, WHITE PLAINS, NEW YORK 10601-4140, ON NOVEMBER 8, 2018 AT 10:00 A.M. (PREVAILING EASTERN TIME), OR AS SOON THEREAFTER AS COUNSEL MAY BE HEARD. THE BANKRUPTCY COURT HAS DIRECTED THAT ANY OBJECTIONS TO CONFIRMATION OF THE PLAN BE SERVED AND FILED ON OR BEFORE OCTOBER 30, 2018 AT 4:00 P.M. (PREVAILING EASTERN TIME).

PLEASE READ THIS DISCLOSURE STATEMENT, INCLUDING THE PLAN, IN ITS ENTIRETY. A COPY OF THE PLAN IS ANNEXED HERETO AS EXHIBIT A. THE DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE ACTUAL PROVISIONS OF THE PLAN. ACCORDINGLY, IF THERE ARE ANY INCONSISTENCIES BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN SHALL CONTROL.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE ISSUANCE OF AND THE DISTRIBUTION UNDER THE PLAN OF THE NEW SECOND LIEN NOTES AND THE NEW EQUITY INTERESTS SHALL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”).

THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE EFFECTIVE DATE.

THE NEW SECOND LIEN NOTES AND THE NEW EQUITY INTERESTS TO BE ISSUED ON THE EFFECTIVE DATE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN OR THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THIS DISCLOSURE STATEMENT.

ii

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

iii

I. INTRODUCTION		1

A.	Background and Overview of the Plan	1
B.	Summary of Plan Classification and Treatment of Claims and Interests	3
C.	Summary of Plan Release and Exculpation Provisions	6
D.	Disclosure Statement Enclosures	8
E.	Inquiries	8

II. OVERVIEW OF DEBTORS’ OPERATIONS		8

A.	Corporate History and Organizational Structure	8
B.	Debtors’ Business Operations	10
C.	Directors and Officers	10
D.	Regulation of Debtors’ Business	11
E.	Debtors’ Capital Structure	11
	1. Prepetition Indebtedness	11
	2. Equity Ownership	14

III. KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES		14

A.	Competitive Industry	14
B.	Unsustainable Capital Structure	15
C.	Teamsters Dispute and Arbitration	15
D.	Liquidity Constraints	17
E.	Inability to Make Capital Investments	17
F.	Prepetition Restructuring Efforts	18

IV. OVERVIEW OF THE CHAPTER 11 CASES		18

A.	Commencement of Chapter 11 Cases	18
B.	First Day Motions	18
C.	Procedural Motions	19
D.	Debtor-in-Possession Financing	19
	1. Approved DIP Facilities	19
	2. Conversion to Exit Facilities Upon Emergence	20
E.	Appointment of the Creditors’ Committee	21
F.	C&S Interim Arrangement	21
G.	Lease and Store Portfolio Review	22
	1. Lease Assumption and Rejection Procedures	22

	2. Store Closing Sales	23
	3. Ahold Subsidy and Lease Assumption	23
H.	Claims Reconciliation Process	23
I.	Exclusivity	24
J.	Employee Compensation Matters	24
K.	Ad Hoc Committee	24
L.	Teamsters/C&S Settlement	25
M.	UFCW Local One Settlement	27
N.	Creditors’ Committee Investigations	28
O.	Global Settlement	30

V. SUMMARY OF PLAN		31

A.	Administrative Expense and Priority Claims	31
	1. Treatment of Administrative Expense Claims	31
	2. Treatment of Fee Claims	31
	3. Treatment of Priority Tax Claims	32
	4. Treatment of DIP Claims	32
	5. Treatment of UFCW Professional Fees	33
B.	Classification of Claims and Interests	33
	1. Classification in General	33
	2. Grouping of Debtors for Convenience Only	34
	3. Summary of Classification of Claims and Interests	34
	4. Special Provision Governing Unimpaired Claims	34
	5. Elimination of Vacant Classes	34
C.	Treatments of Claims and Interests	35
	1. Priority Non-Tax Claims – Class 1	35
	2. Other Secured Claims – Class 2	35
	3. Secured Senior Notes Claims – Class 3	35
	4. General Unsecured Claims – Class 4	35
	5. Intercompany Claims – Class 5	35
	6. Existing Holdings II Interests – Class 6	36
	7. Existing MBO Interests – Class 7	36
	8. Intercompany Interests – Class 8	36
	9. Subordinated Securities Claims – Class 9	36
D.	Means for Implementation	36
	1. No Substantive Consolidation	36
	2. Incorporation of UFCW Local One Settlement	36
	3. Compromise and Settlement of Claims, Interests and Controversies	36
	4. Plan Implementation	38

	5.	Restructuring Transactions; Effectuating Documents	38
	6.	Continued Corporate Existence; Dissolution	39
	7.	Exit Facilities	39
	8.	New Second Lien Notes	40
	9.	Authorization, Issuance, and Distribution of New Second Lien Notes and New Equity Interests	40
	10.	Section 1145 Exemption	41
	11.	Cancellation of Existing Securities and Agreements	41
	12.	Retention of Causes of Action	42
	13.	Officers and Boards of Directors	43
	14.	Cancellation of Liens	43
	15.	Employee Matters	43
	16.	Management Incentive Plan	44
	17.	Nonconsensual Confirmation	44
	18.	Closing of Chapter 11 Cases	44
	19.	Notice of Effective Date	45
	20.	Separability	45
	21.	GUC Litigation Trust	45
E.	Distributions		49
	1.	Distributions Generally	49
	2.	Distribution Record Date	50
	3.	Date of Distributions	50
	4.	Disbursing Agent	50
	5.	Rights and Powers of Disbursing Agent	50
	6.	Expenses of Disbursing Agent	51
	7.	No Postpetition Interest on Claims	51
	8.	Delivery of Distributions	51
	9.	Distributions after Effective Date	52
	10.	Unclaimed Property	52
	11.	Time Bar to Cash Payments	52
	12.	Manner of Payment under Plan	52
	13.	Satisfaction of Claims	52
	14.	Fractional Stock and Notes	52
	15.	Minimum Cash Distributions	53
	16.	Setoffs and Recoupments	53
	17.	Allocation of Distributions between Principal and Interest	53
	18.	No Distribution in Excess of Amount of Allowed Claim	53
	19.	Withholding and Reporting Requirements	53
F.	Procedures for Disputed Claims		54
	1.	Objections to Claims	54
	2.	Resolution of Disputed Administrative Expenses and Disputed Claims	54

	3.	Payments and Distributions with Respect to Disputed Claims	54
	4.	Distributions after Allowance	54
	5.	Disallowance of Claims	55
	6.	Estimation of Claims	55
	7.	No Distributions Pending Allowance	55
	8.	Claim Resolution Procedures Cumulative	55
	9.	Interest	55
G.	Executory Contracts and Unexpired Leases		56
	1.	General Treatment	56
	2.	Determination of Cure Disputes and Deemed Consent	56
	3.	Rejection Damages Claims	57
	4.	Survival of the Debtors’ Indemnification Obligations	57
	5.	Collective Bargaining Agreements	57
	6.	Insurance Contracts	58
	7.	Assignment	58
	8.	Reservation of Rights	59
	9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	59
H.	Conditions Precedent to Confirmation of Plan and Effective Date		59
	1.	Conditions Precedent to Confirmation of Plan	59
	2.	Conditions Precedent to Effective Date	60
	3.	Waiver of Conditions Precedent	60
	4.	Effect of Failure of a Condition	61
I.	Effect of Confirmation of Plan		61
	1.	Vesting of Assets	61
	2.	Binding Effect	61
	3.	Discharge of Claims and Termination of Interests	61
	4.	Term of Injunctions or Stays	62
	5.	Injunction	62
	6.	Releases	62
	7.	Exculpation	65
	8.	Subordinated Claims.	65
	9.	Retention of Causes of Action/Reservation of Rights	66
	10.	Avoidance Actions	66
	11.	Solicitation of Plan	66
	12.	Corporate and Limited Liability Company Action	66
	13.	Retention of Jurisdiction	67
	14.	Courts of Competent Jurisdiction	69
J.	Miscellaneous Provisions		69
	1.	Payment of Statutory Fees	69
	2.	Substantial Consummation of the Plan	69

	3. Dissolution of Creditors’ Committee	69
	4. Plan Supplement	69
	5. Request for Expedited Determination of Taxes	70
	6. Exemption from Certain Transfer Taxes	70
	7. Amendments	70
	8. Effectuating Documents and Further Transactions	71
	9. Revocation or Withdrawal of the Plan	71
	10. Severability of Plan Provisions	71
	11. Governing Law	71
	12. Time	72
	13. Dates of Actions to Implement the Plan	72
	14. Immediate Binding Effect	72
	15. Deemed Acts	72
	16. Successor and Assigns	72
	17. Entire Agreement	72
	18. Exhibits to Plan	72
	19. Notices	72

VI. FINANCIAL INFORMATION AND PROJECTIONS		74

VII. VALUATION ANALYSIS		78

A.	Introduction	78
B.	Valuation Methodologies	79
C.	Valuation Considerations	80

VIII. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		81

IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN		83

A.	Consequences to Debtors	83
	1. Consequences of the Merger and LLC Transfer	84
	2. Cancellation of Debt	85
	3. Limitations on NOL Carryforwards and Other Tax Attributes	86
	4. Potential Application of AHYDO Provisions	86
B.	Consequences to Holders of Certain Claims	87
	1. Holders of Senior Secured Notes Claims and any Senior Secured Notes Deficiency Claims	87
	2. Holders of General Unsecured Claims (other than Senior Secured Notes Deficiency Claims)	90
	3. Character of Gain or Loss	90
	4. Distributions in Respect of Accrued But Unpaid Interest or OID	91
	5. Ownership and Disposition of New Second Lien Notes	92
	6. Dispositions of New Equity Interests	94

v

C.	Tax Treatment of GUC Litigation Trust and Holders of GUC Litigation Trust Interests	95
	1. Classification of GUC Litigation Trust	95
	2. General Tax Reporting by GUC Litigation Trust and Beneficiaries	95
	3. Tax Reporting for Assets Allocable to Disputed Claims	96
D.	Withholding on Distributions and Information Reporting	97

X. CERTAIN RISK FACTORS TO BE CONSIDERED		98

A.	Certain Bankruptcy Law Considerations	98
	1. Risk of Non-Confirmation of Plan	98
	2. Risk of Failing to Satisfy the Vote Requirement	98
	3. Non-Consensual Confirmation	98
	4. Risk Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests	98
	5. Risks Related to Possible Objections to the Plan	98
	6. Releases, Injunctions, and Exculpations Provisions May Not Be Approved	99
	7. Risk of Non-Occurrence of Effective Date	99
	8. Conversion into Chapter 7 Cases	99
B.	Additional Factors Affecting Value of Reorganized Debtors	99
	1. Claims Could Be More than Projected	99
	2. Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary	99
C.	Risks Relating to the Debtors’ Business and Financial Condition	100
	1. DIP Facilities	100
	2. Risks Associated with Debtors’ Business and Industry	100
	3. Post-Effective Date Indebtedness	100
D.	Factors Relating to Securities to Be Issued	101
	1. Market for Securities	101
	2. Potential Dilution	101
	3. Significant Holders of New Equity Interests	101
	4. New Equity Interests Subordinated to Reorganized Debtors’ Indebtedness	102
	5. Implied Valuation of New Equity Interests Not Intended to Represent Trading Value of New Equity Interests	101
	6. No Dividends	102
E.	Risks Related to Exit Obligations	102
	1. Insufficient Cash Flow to Meet Debt Obligations	102
	2. Defects in Collateral Securing the Exit Obligations	103
	3. Failure to Perfect Security Interests in Collateral	103
	4. Casualty Risk of Collateral	103

	5. Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by Reorganized Debtors	103

F.	Other Risks Related to an Investment in the New Second Lien Notes	104

	1. Insufficiency of Proceeds from Collateral Securing New Second Lien Notes	104
	2. Limitations on Rights of Holders of New Second Lien Notes with Respect to Collateral	104
G.	Risks Related to the GUC Litigation Trust Causes of Action	104
H.	Risks Related to Labor	104
I.	Additional Factors	105

	1. Debtors Could Withdraw Plan	105
	2. Debtors Have No Duty to Update	105
	3. No Representations Outside this Disclosure Statement Are Authorized	105
	4. No Legal or Tax Advice Is Provided by this Disclosure Statement	105
	5. No Admission Made	105
	6. Failure to Identify Litigation Claims or Projected Objections	105
	7. Certain Tax Consequences	106

XI. VOTING PROCEDURES AND REQUIREMENTS		106

A.	Voting Deadline	106
B.	Voting Procedures	107
C.	Parties Entitled to Vote	107
	1. Beneficial Holders	108
	2. Nominees	109
	3. Miscellaneous	109
	4. Fiduciaries and Other Representatives	110
	5. Agreements upon Furnishing Ballot	110
	6. Change of Vote	110
D.	Waivers of Defects, Irregularities, etc.	111
E.	Further Information, Additional Copies	111

XII. CONFIRMATION OF PLAN		111

A.	Confirmation Hearing	111
B.	Objections to Confirmation	111
C.	Requirements for Confirmation of Plan	113
	1. Requirements of Section 1129(a) of the Bankruptcy Code	113
	2. The Debtors’ Releases, Third-Party Releases, and Exculpation Provisions	116

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		119
A.	Alternative Plan of Reorganization	119

B.	Sale Under Section 363 of the Bankruptcy Code	119
C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	119

XIV. CONCLUSION AND RECOMMENDATION		120

EXHIBIT A:	Plan

EXHIBIT B:	Liquidation Analysis

I.

INTRODUCTION

A.	Background and Overview of the Plan[2]

This is the disclosure statement (the “Disclosure Statement”) of Tops Holding II Corporation (“Holdings II”) and its debtor affiliates (each, a “Debtor,” and collectively, the “Debtors,” “Tops,” or the “Company”), in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Disclosure Statement has been filed pursuant to section 1125 of the Bankruptcy Code in connection with the solicitation of votes on the Second Amended Joint Chapter 11 Plan of Reorganization of Tops Holding II Corporation and Its Affiliated Debtors, dated September 28, 2018 (the “Plan”), 3 a copy of which is annexed to this Disclosure Statement as Exhibit A.

The Debtors commenced the Chapter 11 Cases to implement a comprehensive financial restructuring with three (3) core objectives: (i) deleveraging the Company’s balance sheet; (ii) ensuring that the Company’s leases and supply agreements provide the best available terms; and (iii) constructively engaging with their unions and pension plans, including the United Food and Commercial Workers International Union District Union Local One (the “UFCW Local One”), the UFCW Local One pension fund (the “UFCW Local One Pension Fund”), the International Brotherhood of Teamsters Local 264 (the “Teamsters Local 264”) and the New York State Teamsters Conference Pension & Retirement Fund (the “Teamsters Pension Fund,” and together with the Teamsters Local 264, the “Teamsters”), to ensure that the Debtors’ enterprise is viable in the long term. Utilizing the tools made available to them in chapter 11, the Debtors have achieved all of their objectives with virtually no litigation. As explained herein, the Debtors have successfully withdrawn from the UFCW Local One Pension Fund and the Teamsters Pension Fund in exchange for, among other things, participating in and making contributions toward defined contribution plans, i.e., 401(k) plans, for the benefit of their employees represented by UFCW Local One and Teamsters Local 264. In addition, the Debtors have completed or soon will complete the rationalization of their store footprint and renegotiation of lease terms to secure the best available terms possible. The Debtors have also assumed their supply agreement with C&S Wholesale Grocers, Inc. (“C&S”) in connection with the settlement with the Teamsters. These achievements have created significant savings and value for the Debtors, their creditors, employees, customers and business partners, consistent with the intent and purpose of the Bankruptcy Code.

The final step in the Debtors’ transformation is the deleveraging of their balance sheet which is proposed to be accomplished through the Plan. As described more fully herein, the Plan provides for the substantial reduction of the Debtors’ funded debt by approximately $445 million and a net reduction of the Debtors’ annual debt service obligations by approximately $36 million. As a result of the massive savings achieved by the Debtors during the Chapter 11 Cases and the significant reduction to their funded debt and debt service obligations, the Debtors will have the necessary capital to invest in and grow their business. In addition, as noted below, the Debtors anticipate that upon emergence from chapter 11, their obligations under the DIP ABL Documents and the DIP Term Loan Documents will be converted into exit facilities and the DIP Term Loan Lenders will provide an additional $35 million of new money at exit to support the Debtors’ post-emergence operations. As a result, the Debtors will have almost $100 million in liquidity upon emergence from chapter 11.

[2]

This overview is qualified in its entirety by reference to the Plan. The treatment of Claims and Interests (as defined in the Plan) under the Plan is not intended to, and will not, waive, compromise or limit any rights, claims or causes of action if the Plan is not confirmed. You should read the Plan in its entirety before voting to accept or reject the Plan.

[3]

Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

The Plan contemplates the distribution of New Second Lien Notes and New Equity Interests to the holders of Senior Secured Notes Claims in exchange for the cancellation of their Senior Secured Notes Claims. More specifically, the Plan provides for the following treatment of Claims and Interests:

•

Each holder of a Senior Secured Notes Claim will receive a Pro Rata share of (a) the New Second Lien Notes in the aggregate principal amount of $100 million and (b) 100% of the New Equity Interests subject to dilution under the post-emergence management incentive plan (the “Management Incentive Plan”).

•

The DIP ABL Claims will, with the consent of the holders of such Claims, be converted to and deemed to be issued under an asset-based lending credit agreement (the “Exit ABL Credit Agreement”), the DIP Term Loan Claims will be repaid in cash with the proceeds of the Exit Term Loan Facility issued under an amended and restated term loan agreement (the “Exit Term Loan Credit Agreement”), and the Exit Term Loan Lenders will fund an additional $35 million at exit to support the Debtors’ operations.

•	All Priority Non-Tax Claims, Other Secured Claims, Intercompany Claims, and Intercompany Interests are unimpaired by the Plan.

•

The GUC Litigation Trust Causes of Action and the GUC Litigation Trust Payment (defined below) will be contributed to a liquidating trust (the “GUC Litigation Trust”) for the exclusive benefit of Allowed General Unsecured Claims and the proceeds thereof will be available for all holders of Allowed General Unsecured Claims to share on a pro rata basis.

•

All holders of Interests in Holdings II (the “Existing Holdings II Interests”) and all holders of Interests in Tops MBO Corporation (“Tops MBO,” and the Interests in Tops MBO, the “Existing MBO Interests”) will receive no distribution or consideration under the Plan on account of their equity interests, and all such Interests will be cancelled.

The Plan also incorporates an option to effect an asset transfer. Specifically, at the election of the Debtors with the consent of the Requisite Ad Hoc Committee Members:

•

Substantially all of the Assets of Holdings II will be transferred to and vest in two or more newly-formed subsidiaries, wholly-owned indirectly by Summit (the “Acquisition Companies”) and the Acquisition Companies will assume all of obligations of the Reorganized Debtors and the rights of the Reorganized Debtors will vest in the Acquisition Companies. In exchange, Holdings II will receive the equity interests in Summit which will be distributed to Senior Secured Noteholders as contemplated hereunder.

•

Notwithstanding the foregoing, if such asset transfer does not occur, Holdings II will merge with and into Tops MBO (the “Merger”), and all assets and liabilities of Holdings II will be deemed assets and liabilities of Tops MBO, in each case, prior to any distributions contemplated hereinafter.

The Debtors negotiated the Plan in consultation and coordination with an ad hoc committee of creditors (the “Ad Hoc Committee”) who collectively hold more than 87% of the Senior Secured Notes Claims. The Ad Hoc Committee has played a critically constructive role throughout these Chapter 11 Cases. Prior to the Commencement Date, the Debtors approached the members of the Ad Hoc Committee regarding a possible restructuring because such members represent a critical mass of the Senior Secured Noteholders and would be instrumental in any deleveraging. The members of the Ad Hoc Committee agreed to provide postpetition financing to the Debtors, and are the term loan lenders under the DIP Term Loan Credit Agreement (the “DIP Term Loan Lenders”). In addition, the Ad Hoc Committee was actively involved in the Debtors’ labor negotiations during the Chapter 11 Cases and in the analysis conducted in connection with the rationalization of the Debtors’ store footprint and lease renegotiations. Once the Debtors and the Ad Hoc Committee obtained settlements with the unions and pension funds, the parties finalized negotiations on the Plan and also engaged with the statutory committee of unsecured creditors (the “Creditors’ Committee”) on Plan terms.

The Plan incorporates a global settlement by and among the Debtors, the Ad Hoc Committee, and the Creditors’ Committee of all disputes and potential litigation of all claims and controversies relating to the Debtors and the treatment of General Unsecured Claims (the “Global Settlement”). The Global Settlement provides that, among other things, (i) the GUC Litigation Trust Causes of Action and a one-time, non-refundable payment in Cash by the Debtors in an amount to be set forth in the GUC Litigation Trust Agreement (the “GUC Litigation Trust Payment,” and together with the GUC Litigation Trust Causes of Action and any Other GUC Litigation Trust Financing, the “GUC Litigation Trust Assets) will be contributed to the GUC Litigation Trust for the benefit of the holders of Allowed General Unsecured Claims, (ii) the holders of the DIP ABL Claims, the DIP Term Loan Claims and the Senior Secured Notes Claims will be deemed to release all Liens and security interests on the GUC Litigation Trust Assets, (iii) all Allowed General Unsecured Claims will share in a single recovery from the proceeds of the GUC Litigation Trust, and (iv) the Creditors’ Committee will consent to the Debtors’ release of all claims against the Debtors’ officers, directors, and current shareholders (other than members of the Prior Sponsor Group).

The Plan is the product of good-faith arm’s-length negotiations and is consistent with the objectives of chapter 11. Throughout the Chapter 11 Cases, the Debtors have worked closely and in coordination with their key stakeholders, including the Ad Hoc Committee, the DIP ABL Lenders (defined below), and the Creditors’ Committee. All of these parties actively participated in the development and negotiation of the Plan and support confirmation of the Plan. In addition, the UFCW Local One and the UFCW Local One Pension Fund have committed to accept the Plan so long as the Plan is not materially inconsistent with the UFCW Local One Settlement (defined below).

B.	Summary of Plan Classification and Treatment of Claims and Interests

WHO IS ENTITLED TO VOTE: As explained further in Section XII.C of this Disclosure Statement, under the Bankruptcy Code, only holders of Claims or Interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the Plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the Plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Holders of Claims and Interests in the following Classes are being solicited under and are entitled to vote on the Plan:

1. Senior Secured Notes Claims

2. General Unsecured Claims

The following table summarizes (i) the treatment of Claims and Interests under the Plan, (ii) which Classes are impaired by the Plan, (iii) which Classes are entitled to vote on the Plan, and (iv) the estimated recoveries for holders of Claims and Interests to the extent calculable. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Section V—Summary of the Plan below. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is set forth in the Valuation Analysis in Section VII.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Allowed Amount[4]	Approx. Percentage Recovery
1	Priority Non-Tax Claims	Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired	No (Presumed to accept)	$1.5 million	100%

2	Other Secured Claims	Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, (i) such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, (iii) such holder shall receive the collateral securing its Allowed Other Secured Claim, or (iv) such holder shall receive such	Unimpaired	No (Presumed to accept)	$8.2 million	100%

[4]

The amounts set forth herein are estimates primarily based on the Debtors’ books and records. Actual Allowed amounts will depend upon, among other things, final reconciliation and resolution of all Claims. Consequently, the actual Allowed Claim amounts may differ materially from these estimates.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Allowed Amount[4]	Approx. Percentage Recovery
other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3	Senior Secured Notes Claims	On the Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed Claim, such holder’s Pro Rata share of (i) the New Second Lien Notes and (ii) 100% of the New Equity Interests, subject to dilution by New Equity Interests issued or issuable pursuant to the Management Incentive Plan, under which (i) Cash awards in an aggregate amount of $3.6 million shall be granted and (ii) 10% of the New Equity Interests outstanding on a fully diluted basis issued on the Effective Date shall be issued and reserved for issuance to certain of the Reorganized Debtors’ employees.	Impaired	Yes	$568 million	46.5% - 59.3%

4	General Unsecured Claims	Each holder of an Allowed General Unsecured Claim shall receive, except to the extent that such holder agrees to a less favorable treatment of such Claim or such Claim has been paid before the Effective Date, in full and final satisfaction of such Allowed Claim, on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or, in each case, as soon as reasonably practicable thereafter, such holder’s Pro Rata share (calculated with reference to all Allowed General Unsecured Claims) of the GUC Litigation Trust Interests, subject to Section 5.21 of the Plan. For the avoidance of doubt, Class 4 (General Unsecured Claims) shall include the Senior Secured Notes Deficiency Claim.	Impaired	Yes	$1.3 billion[5]	N/A6

5	Intercompany Claims	On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged, to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and the Requisite Ad Hoc Committee Members. Holders of Intercompany Claims shall not receive any GUC Litigation Trust Interests or GUC Litigation Trust Distributable Proceeds on account of such Intercompany Claims.	Unimpaired	No (Presumed to accept)	N/A	N/A

[5]	Includes the Senior Secured Notes Deficiency Claim in the agreed amount of $250 million pursuant to section 506(a) of the Bankruptcy Code.
[6]	“N/A” indicates that the amount cannot be calculated.

Class	Claim or Interest	Treatment	Impaired or Unimpaired	Entitlement to Vote on the Plan	Approx. Allowed Amount[4]	Approx. Percentage Recovery

6	Existing Holdings II Interests	On the Effective Date, all Existing Holdings II Interests shall be cancelled pursuant to the Merger in accordance with Section 5.6 of the Plan, provided that in the event the LLC Transfer occurs, all Existing Holdings II Interests shall be deemed cancelled, and the holders of Existing Holdings II Interests shall not receive or retain any property under the Plan.	Impaired	No (Deemed to Reject)	$0	0%

7	Existing MBO Interests	On the Effective Date, all Existing MBO Interests shall be deemed cancelled, and the holders of Existing MBO Interests shall not receive or retain any property under the Plan on account of such Interests.	Impaired	No (Deemed to Reject)	$0	0%

8	Intercompany Interests	Except as provided in Section 5.5 of the Plan, on the Effective Date, and without the need for any further action or approval of any board of directors, managers, management, or equityholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining or dissolving the existing corporate structure of the Debtors that are subsidiaries of Holdings II.	Unimpaired	No (Deemed to accept)	N/A	N/A

9	Subordinated Securities Claims	The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.	Impaired	No (Deemed to reject)	$0	0%

C.	Summary of Plan Release and Exculpation Provisions

Section 10 of the Plan provides for the release of the Released Parties (as defined below) and the exculpation of the Exculpated Parties (as defined below). The Debtors’ releases of the Released Parties pursuant to Section 10.6(a) of the Plan (the “Debtors’ Releases”), the third-party releases of the Released Parties pursuant to Section 10.6(b) of the Plan (the “Third-Party Releases”), and the exculpation of the Exculpated Parties pursuant to Section 10.7 of the Plan are an integral part of the Debtors’ overall restructuring efforts and are an essential element of the Plan and the Global Settlement.

The Debtors believe that the Debtors’ Releases satisfy the business judgment standard. In exchange for the material benefits they will receive through the Plan, the Debtors have determined to release the Released Parties. With respect to the Third-Party Releases, the Debtors believe that such releases are appropriate and may become binding in accordance with section 1141(a) of the Bankruptcy Code and applicable law. The Debtors believe that parties who are given an opportunity to opt out (including parties who abstain from voting or who vote to reject the plan) of the Third-Party Releases and do not opt out may be deemed to consent to such releases under section 1141(a) of the Bankruptcy Code and applicable law. If the Court determines that any of the releases by the Releasing Parties (as defined below) are not consensual, the Debtors will demonstrate at the Confirmation Hearing that the Released Parties are nevertheless entitled to such releases because they have made substantial and valuable contributions to the Debtors’ restructuring through, among other things, efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all economic parties in interest. In addition, each of the Exculpated Parties has made a substantial contribution to the Debtors’ reorganization efforts and played an integral role in working towards an expeditious resolution of these Chapter 11 Cases. The Debtors believe that the exculpation provisions are appropriately limited to the Exculpated Parties’ participation in these chapter 11 cases and have appropriate carve outs for liability resulting from gross negligence, willful misconduct, or intentional fraud. Accordingly, each of the Released Parties and the Exculpated Parties warrant the benefit of the release and exculpation provisions.

The “Releasing Parties” are, collectively, (i) the holders of Impaired Claims who abstain from voting on the Plan or vote to reject the Plan but do not opt out of the releases in Section 10.6(b) of the Plan the Ballots; (ii) the holders of Impaired Claims who vote to accept the Plan; (iii) the UFCW Local One 401(k) Savings Fund; (iv) each of the other Released Parties (other than the Debtors and the Reorganized Debtors); and (v) with respect to any Entity in the foregoing clauses (i) through (iv), (x) such Entity’s predecessors, successors, and assigns, and (y) all Persons entitled to assert Claims through or on behalf of such Entities with respect to the matters for which the releasing Entities are providing releases. Holders of Claims in Class 1 (Priority Non-Tax Claims) and Class 2 (Other Secured Claims) are not granting Third-Party Releases.

The “Released Parties” are, collectively, and in each case, solely in their capacities as such: (a) the Debtors, (b) the Reorganized Debtors, (c) Summit and the Acquisition Companies, if applicable, (d) the Ad Hoc Committee and each of its members, (e) the DIP ABL Agent, (f) the DIP ABL Lenders, (g) the Prepetition ABL Agent, (h) the Prepetition ABL Lenders, (i) the Senior Secured Notes Trustee, (j) the DIP Term Loan Agent, (k) the DIP Term Loan Lenders, (l) the Exit ABL Agent, (m) the Exit ABL Lenders, (n) the Exit Term Loan Agent, (o) the Exit Term Loan Lenders, (p) if the Bankruptcy Court enters the UFCW Local One Settlement Order, the UFCW Local One and the UFCW Local One Benefit Funds; (q) the Creditors’ Committee and each of its members; (r) the GUC Litigation Trust; and (s) with respect to each of the foregoing entities in clauses (a) through (r), all Related Parties. For the avoidance of doubt, the Debtors’ current and former directors, officers, employees, and shareholders shall each be a Released Party under the Plan, other than those expressly named in (a) through (s) of the definition of Prior Sponsor Group.

The “Exculpated Parties” are, collectively, in each case, solely in their capacities as such: (a) the Debtors, (b) the Reorganized Debtors, (c) Summit and the Acquisition Companies, if applicable, (d) the Ad Hoc Committee and each of its members, (e) the DIP ABL Agent, (f) the DIP ABL Lenders, (g) the Senior Secured Notes Trustee, (h) the DIP Term Loan Agent, (i) the DIP Term Loan Lenders, (j) the Exit ABL Agent, (k) the Exit ABL Lenders, (l) the Exit Term Loan Agent, (m) the Exit Term Loan Lenders, (n)    if the Bankruptcy Court enters the UFCW Local One Settlement Order, the UFCW Local One and the UFCW Local One Benefit Funds, (o) the Creditors’ Committee and each of its members, and (p) with respect to each of the foregoing entities in clauses (a) through (o), all Related Parties who acted on their behalf in connection with the matters as to which exculpation is provided in the Plan.

The Debtors believe that the release and exculpation provisions in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Second Circuit (the “Second Circuit”). Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. Additional discussion regarding the Debtors’ justification for providing the releases and exculpations contained in Section 10 of the Plan is provided in Section XII herein.

D.	Disclosure Statement Enclosures

The following three enclosures accompany this Disclosure Statement:

1.

Disclosure Statement Order. A copy of the Disclosure Statement Order, without exhibits which, among other things, approves this Disclosure Statement, establishes procedures for voting on the Plan (the “Voting Procedures”), and schedules the Confirmation Hearing and the deadline for objecting to confirmation of the Plan.

2.

Confirmation Hearing Notice. A copy of the notice of the Voting Deadline and, among other things, notice of the date, time, and place of the Confirmation Hearing and the deadline for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”).

3.

Ballot. One or more Ballots (and return envelopes) for voting to accept or reject the Plan unless you are not entitled to vote because you are (a) not impaired under the Plan and are presumed to accept the Plan, (b) not receiving or retaining any property under the Plan and are deemed to reject the Plan, or (c) a holder of a Claim subject to an objection filed by the Debtors, which Claim is temporarily disallowed for voting purposes. See Section XI of this Disclosure Statement for an explanation of which parties are entitled to vote and a description of the Voting Procedures.

E.	Inquiries

If you have any questions about the packet of materials you have received, please contact Epiq Bankruptcy Solutions, LLC, the Debtors’ voting agent (the “Voting Agent”), at (888) 764-7358 (domestic toll-free) or (503) 520-4457 (international), or at tabulation@epiqglobal.com. Additional copies of this Disclosure Statement, the Plan, or the Plan Supplement are available upon written request made to the Voting Agent at the following address:

Tops Holding II Corporation

Tops Ballot Processing

c/o Epiq Bankruptcy Solutions

10300 SW Allen Boulevard

Beaverton, Oregon 97005

Copies of this Disclosure Statement, which includes the Plan are also available on the Voting Agent’s website, http://dm.epiq11.com/#/case/TOPS/dockets. PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

II.

OVERVIEW OF DEBTORS’ OPERATIONS

A.	Corporate History and Organizational Structure

The Company was founded in the 1920s by Italian immigrants and named “Tops” in 1962 with the opening of the Company’s first true modern supermarket in Niagara Falls, New York. In 1991, Koninklijke Ahold N.V. (“Ahold”), a Dutch international food retailer, acquired Tops. In 2001, Tops formed an alliance with Giant Food stores, a sister Ahold company. The Tops-Giant Food alliance operated until 2007, when Ahold sold Tops (the “Morgan Stanley Purchase”) to Morgan Stanley Private

Equity and certain other private equity firms (the “Purchasing Group”). 7 Ahold continues to guarantee 50 of the Company’s store leases. In 2010, under the Purchasing Group’s ownership, Tops acquired various assets from The Penn Traffic Company (“Penn Traffic”), thereby increasing its footprint by 79 stores (the “Penn Traffic Acquisition”). 8 In September and October 2012, Tops purchased 21 stores (the “GU Stores”) owned by certain affiliates of C&S.

In late 2013, Holdings II, the Purchasing Group, various other stockholders of Holdings II, and Tops MBO executed a Purchase and Sale Agreement pursuant to which Tops MBO agreed to purchase substantially all of the common stock of Holdings II (the “Management Purchase”). At the time of the Management Purchase, Tops MBO was substantially owned and controlled by six (6) members of the Company’s then-senior management team. 9 Currently, eleven (11) individuals, including five (5) members of the Debtors’ senior management, collectively own all of the outstanding shares of Tops MBO. Accordingly, none of the Debtors’ equity securities are publicly-traded.

The Debtors’ organizational structure as of the Commencement Date is set forth below:

[7]	After the Morgan Stanley Purchase, certain members of management owned a small percentage of the equity interests in Tops.
[8]	The Company ultimately retained only 50 of the stores purchased in the Penn Traffic Acquisition. The remainder were closed or sold.
[9]	A small number of the Company’s employees also held shares in Tops MBO at that time.

B.	Debtors’ Business Operations

The Debtors are a leading supermarket retailer with 169 owned supermarkets, and five (5) franchised stores, in Upstate New York, Northern Pennsylvania, and Vermont. The Debtors’ supermarkets offer grocery, produce, frozen, dairy, meat, floral, seafood, health and beauty care, general merchandise, deli, prepared foods and bakery goods. As of the date hereof, 54 supermarkets offer pharmacy services, 58 supermarkets have onsite or nearby fuel stations,10 and 44 supermarkets have in-store banks. The Tops brand is widely recognized as a strong retail supermarket brand name, supported by strong customer loyalty and attractive supermarket locations.

The Debtors procure approximately 66% of their inventory sold in the Debtors’ supermarkets and franchise stores from C&S. C&S provides these services pursuant to certain supply agreements (the “C&S Supply Agreements”), including the provision of procurement and purchasing services to the Debtors, although the Debtors have assumed transportation and distribution functions for the distribution center in Lancaster, New York (the “Lancaster Warehouse”). In addition, in August 2016, the Debtors expanded their ability to warehouse and distribute frozen goods to their supermarkets by moving out of the freezer facility in Cheektowaga, New York (the “Cheektowaga Facility”) and into a freezer facility in West Seneca, New York.

The Debtors have approximately 14,000 employees, over 12,300 of whom are represented by unions (including approximately 11,600 store associates represented UFCW Local One, and approximately 700 employees at the Debtors’ warehouses who are represented by Teamsters Local 264). In addition, approximately 1,000 employees work at the Debtors’ franchised store locations. The Company’s UFCW employees are subject to twelve (12) collective bargaining agreements (“CBAs”), some of which, as described in further detail below, have been modified pursuant to the UFCW Local One Settlement. While the Company’s original CBAs with the Teamsters Local 264 expired in August 2017, pursuant to the Teamsters/C&S Settlement (defined below), the Debtors entered into new two-year CBAs with the Teamsters Local 264.

For the fiscal year ended December 30, 2017, the Debtors’ unaudited consolidated financial statements reflected total revenues of approximately $2,494 million and a net loss of approximately $80 million. As of December 30, 2017, the Company’s unaudited financial statements reflected total assets of approximately $977 million and total liabilities of approximately $1,176 million.

C.	Directors and Officers

Each of Tops MBO, Holdings II, and Tops Markets II Corporation is governed by a six-member board of directors and each of Tops Markets, LLC, TM1, LLC, Tops Gift Card Company, LLC, and Erie Logistics LLC is governed by a six-member board of managers, all of which are comprised of the following individuals:

Name	Position
Frank Curci	Chairman
Dave Langless	Director or Manager, as applicable
John Persons	Director or Manager, as applicable
Jack Barrett	Director or Manager, as applicable
Ron Ferri	Director or Manager, as applicable

[10]

Forty-three (43) of the fuel stations are corporate-owned fuel locations, while fifteen (15) are owned by a third party and operated under the Tops banner, for which the Debtors receive commission income.

Name	Position
Lynne Burgess	Director or Manager, as applicable

The Debtors’ current senior management team is comprised of the following:

Name	Position
Frank Curci	Chief Executive Officer
John Persons	President and Chief Operating Officer
Dave Langless	Executive Vice President and Chief Financial
Officer
Jack Barrett	Executive Vice President, Human Resources,
Assistant Secretary
Ron Ferri	Executive Vice President, Operations

In addition, effective as of the Commencement Date, Michael Buenzow, a Senior Managing Director of FTI Consulting, Inc., was appointed as Chief Restructuring Officer reporting directly to the board of directors or managers, as applicable.

Tops Holding LLC and Tops PT, LLC are limited liability companies that do not have boards of managers. Instead, Tops Holding LLC is managed by its sole member, Holdings II, and Tops PT, LLC is managed by its sole member, Tops Markets, LLC.

D.	Regulation of Debtors’ Business

The Company is subject to regulation by a variety of governmental authorities, including federal, state and local agencies that regulate trade practices, building standards, labor, health and safety matters, such as the U.S. Food and Drug Administration, the U.S. Department of Agriculture, and the Occupational Safety and Health Administration. The Company is also subject to the oversight of government agencies that regulate the distribution and sale of alcoholic beverages, pharmaceuticals, tobacco products, milk, and other agricultural products and food items.

E.	Debtors’ Capital Structure

1. Prepetition Indebtedness

As of the Commencement Date, the Debtors had approximately $715 million in total outstanding funded debt (each, as defined below):

Debt	Approximate Principal Amount Outstanding ($mm)
Prepetition ABL Credit Facility	$68
FILO Loan	$10
8.000% Senior Secured Notes due 2022	$560
9.000% OpCo Unsecured Notes due 2021	$67.5
8.750%/9.500% HoldCo Unsecured Notes due 2018	$8.6
Total Funded Debt	$715

The below description of the Debtors’ prepetition indebtedness is for informational purposes only and is qualified in its entirety by reference to the specific agreements evidencing the indebtedness.

(a)	Prepetition ABL Credit Facility

Pursuant to that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2016 (as amended, supplemented, or otherwise modified from time to time, the “Prepetition ABL Credit Agreement”), by and among Tops Markets, LLC, as lead borrower, the other borrowers from time to time party thereto, the guarantor parties thereto, Bank of America, N.A., as administrative agent, collateral agent, swingline lender and letter of credit issuer (the “Prepetition ABL Agent”), and each of the lenders parties thereto (the “Prepetition ABL Lenders”), the Prepetition ABL Lenders provided the Debtors with an asset-based revolving credit facility in an amount up to $140 million, subject to a borrowing base formula (the “Prepetition ABL Credit Facility”).

Up to $75 million of the Prepetition ABL Credit Facility was available for issuances of letters of credit (the “Letters of Credit”) and any such issuance of letters of credit reduced the amount available under the Prepetition ABL Credit Facility on a dollar for dollar basis. Up to $15 million of the Prepetition ABL Credit Facility was available for swing line loans. In addition, pursuant to the Prepetition ABL Credit Agreement, the Prepetition ABL Lenders extended to the Debtors a $10 million “first-in last-out” term loan (the “FILO Loan”).

Availability under the Prepetition ABL Credit Agreement was capped by a borrowing base, which was calculated based on certain percentages of the value of the Debtors’ inventory, receivables and prescription lists, and was subject to certain reserves and sub-limits. The Prepetition ABL Credit Agreement, including the FILO Loan, had a maturity date of December 30, 2021. As of the Commencement Date, the aggregate principal amount outstanding under the Prepetition ABL Credit Facility was approximately $68 million, plus approximately $34 million in outstanding Letters of Credit, and the $10 million FILO Loan.

As described in Section IV.D.1 below, during the Chapter 11 Cases, the Prepetition ABL Credit Facility was refinanced in full with the proceeds from the DIP Term Loan Facility and the DIP ABL Facility (defined below). No amounts remain outstanding under the Prepetition ABL Credit Facility.

(b)	Senior Secured Notes

As of the Commencement Date, Tops Holding LLC and Tops Markets II Corporation had outstanding secured note obligations consisting of $560 million in aggregate outstanding principal amount of those certain 8.000% senior secured notes due 2022 (the “Senior Secured Notes,” and such Claims, the “Senior Secured Notes Claims”) issued under the indenture (the “Senior Secured Notes Indenture”) dated June 10, 2015 between Tops Holding LLC and Tops Markets II Corporation, as issuers, the guarantor parties thereto, and Ankura Trust Company, as successor indenture trustee (the “Senior Secured Notes Trustee”). Tops Markets, LLC, Tops PT, LLC, Tops Gift Card Company, LLC, and Erie Logistics LLC are guarantors for the Senior Secured Notes. Holdings II provides an unsecured guarantee of the issuers’ obligations under the Senior Secured Notes. The Senior Secured Notes mature on June 15, 2022 and remain outstanding.

(c)	Security Agreement

The Debtors’ obligations under the Prepetition ABL Credit Facility and the Senior Secured Notes were collateralized by liens on substantially all of the Debtors’ assets (with certain specified exceptions) including, but not limited to, all accounts, goods, documents, instruments, equipment, inventory, fixtures, letters of credit, investment property, intellectual property, commercial tort claims, general intangibles, deposit accounts, and any other personal property of the Debtors. The Debtors’ obligations under the Prepetition ABL Credit Facility were secured by first priority liens on, among other things, all accounts and credit card receivables, inventory, and prescription lists (collectively, the “ABL Priority Collateral”).

The Debtors’ obligations under the Senior Secured Notes Indenture were secured by first priority liens on, among other things, equipment and fixtures, intellectual property, and certain real estate, including the Lancaster Warehouse and one retail facility (the “Secured Notes Priority Collateral”). The liens of the Prepetition ABL Agent and the Senior Secured Notes Trustee were “criss-crossed” with respect to each other’s collateral, with the exception of the real estate assets, which were not subject to the Prepetition ABL Agent’s liens.

(d)	Intercreditor Agreement

The relative rights, positions and priorities of the Prepetition Secured Parties (defined below) with respect to the assets and properties of the Debtors and the liens held by (i) the Prepetition ABL Agent on behalf of the Prepetition ABL Lenders (collectively, the “Prepetition ABL Secured Parties”) and (ii) the Senior Secured Notes Trustee on behalf of the holders of the Senior Secured Notes (together, the “Senior Notes Secured Parties, and, together with the Prepetition ABL Secured Parties, the “Prepetition Secured Parties”) are set forth in a certain Intercreditor Agreement, dated as of December 20, 2012 and amended on December 30, 2016 (as amended, the “Intercreditor Agreement”). Pursuant to the Intercreditor Agreement, the Prepetition ABL Secured Parties agreed to a first priority lien in the ABL Priority Collateral and a second priority lien on the Secured Notes Priority Collateral, other than real estate assets owned by the Debtors. The Senior Notes Secured Parties agreed to a first priority lien in the Secured Notes Priority Collateral and a second priority lien in the ABL Priority Collateral.

(e)	Other Secured Claims

The Debtors engage with certain service providers, such as shippers and mechanics that, as a matter of various state and local laws, are entitled to assert statutory liens against the Debtors’ merchandise or assets if the Debtors fail to pay for amounts the Debtors owe to them. To the extent such parties have not been timely paid, which the Debtors do not expect, they may have had statutory lien rights against the Debtors’ assets. In addition, the Debtors have, in some cases, provided letters of credit or cash deposits, for the benefit of certain of the Debtors’ vendors. If the Debtors default under the obligations of their contracts with these vendors, the respective vendor will be able to draw upon the letter of credit/cash deposit.

(f)	OpCo Unsecured Notes

As of the Commencement Date, Tops Holding LLC and Tops Markets II Corporation had $67.5 million in aggregate outstanding principal amount of those certain 9.000% senior amortizing notes due 2021 issued pursuant to that certain indenture by and between Tops Markets II Corporation and Tops Holding LLC, as issuers, the guarantor parties thereto, and the U.S. Bank National Association, as trustee (the

“OpCo Unsecured Notes”). Holdings II, Tops Markets, LLC, Tops PT, LLC, Tops Gift Card Company, LLC, and Erie Logistics LLC are guarantors for the OpCo Unsecured Notes. The OpCo Unsecured Notes mature on March 15, 2021.

(g)	HoldCo Unsecured Notes

As of the Commencement Date, Holdings II had $8.6 million in aggregate outstanding principal amount of those certain 8.750% / 9.500% senior notes due 2018 issued pursuant to that certain indenture by and between Holdings II, as issuer, and U.S. Bank National Association, as trustee, dated as of May 15, 2013, as amended, restated, amended and restated, supplemented, or otherwise modified from time to time (the “HoldCo Unsecured Notes”). The HoldCo Unsecured Notes matured on June 15, 2018.

(h)	Trade Claims

In the ordinary course of business, the Debtors incur various fixed, liquidated, and undisputed payment obligations (the “Trade Claims”) to various third-party providers of goods and services that are sold in the Debtors’ stores or facilitate the Debtors’ business operations. As of the Commencement Date, the Debtors estimate that the aggregate amount of Trade Claims outstanding was approximately $125 – $135 million. Certain of the Trade Claims are entitled to statutory priority, such as under the Perishable Agricultural Commodities Act (“PACA”) or the Packers and Stockyards Act (“PASA”) or under section 503(b)(9) of the Bankruptcy Code, may be entitled to to shippers or mechanics liens against the Debtors’ property if unpaid, relate to funds held in trust by the Debtors that are not the property of the Debtors’ estates, or are secured by letters of credit, security deposits, or rights of setoff (collectively, the “Priority Trade Claims”). Excluding the Priority Trade Claims, the Debtors estimate that the total Trade Claims equaled approximately $25 million as of the Commencement Date.

Pursuant to the first day orders for relief, including the order allowing payment of certain prepetition claims of critical vendors, the Debtors have paid $67 million in Trade Claims, including $42 million in Priority Trade Claims, during the Chapter 11 Cases. As described in Section IV.H below, as of August 28, 2018, approximately 1,250 proofs of Claim had been filed against the Debtors in the aggregate amount of approximately $12.8 billion. This amount includes joint and several Claims asserted against each of the Debtors.

(i)	Intercompany Claims

Certain Debtors hold Administrative Claims against other Debtors resulting primarily from the normal functioning of the Debtors’ centralized cash management system. Prior to the Commencement Date, such intercompany claims were not recorded in the Debtors’ books and records and not settled. Pursuant to the Plan, these Intercompany Claims will be adjusted, Reinstated, or discharged, to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and the Requisite Ad Hoc Committee Members. Intercompany Claims will not be paid in cash and will not receive any GUC Litigation Trust Interests or GUC Litigation Trust Distributable Proceeds on account of such Intercompany Claims.

2.	Equity Ownership

As discussed above in Section A, the Company is currently management-owned and none of the Debtors’ equity securities are publicly traded. The equity in Tops MBO is owned by eleven (11) individuals, including five (5) members of the Debtors’ senior management team. Tops MBO, in turn, owns over 99% of the outstanding equity in Holdings II. The remaining equity in Holdings II is owned by four (4) of the Company’s directors each of whom own a single common share of Holdings II. Each of the remaining Debtors are, directly or indirectly, wholly owned by Holdings II.

III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A.	Competitive Industry

The supermarket industry, including within the Debtors’ market areas in Upstate New York, Northern Pennsylvania, and Vermont, is highly competitive. The Debtors face stiff competition across multiple market segments, including from local, regional, national and international supermarket retailers, convenience stores, retail drug chains, national general merchandisers and discount retailers, membership clubs, warehouse stores and “big box” retailers, and independent and specialty grocers. The Debtors’ in-store delicatessens and prepared food offerings face competition from restaurants and fast food chains. The Debtors also face intense competition from online retail giants such as Amazon.

Adding to this competitive pressure is the recent growth in consumer demand for a “gourmet” shopping experience, complete with offerings of natural, organic, and gluten-free foods. Some of the Debtors’

competitors expanded aggressively in marketing a range of natural and organic foods, prepared foods, and quality specialty grocery items. The Debtors were at a competitive disadvantage to companies that have the financial flexibility to devote greater resources to sourcing, promoting, and selling the most in-demand products.

The challenging environment in which the Debtors operated was compounded by falling produce and retail food prices, and competitors’ increased willingness to engage in price-based competition. In 2016, the grocery industry encountered “food deflation” of approximately 1.3%, a drastic difference from the 20-year average of 2.2% inflation. Due to its competitive pressures, the food retail industry is characterized by slim profit margins.

Some of the Debtors’ competitors attempted to increase market share through expanding their footprint and discount pricing, creating a more difficult environment in which to consistently increase year-over-year sales. Some of the Debtors’ competitors had greater resources and purchasing power than the Debtors, making it increasingly difficult for the Debtors to compete.

Additionally, as discussed above, approximately 85% of the Debtors’ workforce is unionized. The workforces of some the Debtors’ most significant competitors are not unionized, resulting in lower labor and benefit costs than the Debtors faced. As a result, these competitors were able to offer lower prices to their customers, putting pressure on the Debtors to do the same, further reducing the Debtors’ profit margin.

B.	Unsustainable Capital Structure

The most significant factor that led to the commencement of the Chapter 11 Cases was the amount of debt on the Debtors’ balance sheet. As discussed further below, transactions undertaken when the Debtors were under prior ownership burdened the Debtors with unsustainable leverage. The Debtors, in consultation with their advisors, concluded that the Company’s existing debt could not be refinanced under the market conditions in existence as of the Commencement Date.

In 2007, the Purchasing Group purchased the Debtors from Ahold for approximately $300 million. To finance the acquisition, the Debtors issued approximately $200 million of term loans (the “Acquisition Debt”). Between 2009 and 2013, the Debtors issued three separate series of senior secured notes (in the amounts of $275 million, $75 million, and $460 million, respectively) and one $150 million issuance of senior unsecured notes, the proceeds of which were used, at different times, to (i) pay down the Acquisition Debt, (ii) finance the Penn Traffic Acquisition, (iii) redeem certain of the issuances of notes, and (iv) issue dividends. In addition, in October 2009, the Debtors entered into the Prepetition ABL Credit Facility and incurred initial borrowings of $14 million. By the time of the Management Purchase, the Company had increased its borrowings under the Prepetition ABL Credit Facility to approximately $55 million.

While the Company nearly doubled in size between 2007 and 2013, the Debtors incurred nearly $450 million of incremental indebtedness. Although the Debtors’ financial performance since the Management Purchase was strong, the Debtors were unable to overcome the debt burden placed on them as a result of the aforementioned transactions.

C.	Teamsters Dispute and Arbitration

(a)	Teamsters Arbitration

Since 2002, C&S, through Erie Logistics LLC (“Erie Logistics” or “Erie”), operated the Lancaster Warehouse and the Cheektowaga Facility pursuant to earlier supply agreements with Tops Markets, LLC,

from which grocery and frozen food products are distributed to the Debtors’ stores. On December 22, 2013, Tops Markets, LLC acquired all of the membership interests in, and certain assets of, Erie Logistics from C&S (the “Erie Transaction”). Unionized workers at these facilities are represented by the Teamsters Local 264. At the time of the Erie Transaction, Erie’s collective bargaining agreements with the Teamsters Local 264 required Erie to make pension contributions to the Teamsters Pension Fund.

Shortly after the Erie Transaction occurred, the Teamsters Pension Fund asserted that the Erie Transaction constituted a withdrawal from the fund. In connection therewith, on May 27, 2014, the Teamsters Pension Fund assessed a withdrawal liability of approximately $183.7 million, payable in a lump sum or in monthly installments (the “Teamsters Withdrawal Liability”) of $641,514 for 240 months. The Teamsters Pension Fund determined that C&S, as the parent of an Employee Retirement Income Security Act of 1974 (“ERISA”) control group, and Erie Logistics, were jointly and severally liable for the Teamsters Withdrawal Liability.

Tops Markets, LLC indemnified C&S with respect to any withdrawal liability assessed against C&S, Tops Markets, LLC, Erie, or any of their respective affiliates under ERISA. From the date of the alleged withdrawal through the Commencement Date, the Debtors, on behalf of Erie Logistics, remitted, consistent with ERISA § 4219’s “pay now, dispute later” scheme, approximately $27.6 million toward the Teamsters Withdrawal Liability. The payments were made directly to the Teamsters Pension Fund.

In addition, in January 2014, the Teamsters Pension Fund suspended Erie Logistics as a participating employer pending the Fund’s investigation into the Erie Transaction retroactive to its effective date. Despite this determination, Tops continued to make monthly pension contributions as required under the collective bargaining agreements with Teamsters Local 264 that were in effect at the time. Tops made 41 monthly payments ranging from $330,000 to $600,000 to the Teamsters Pension Fund between January 2014 and May 2017, totaling approximately $16.3 million. Except for the May 2017 payment, all of such pension contribution payments made to the Teamsters Pension Fund were returned to Tops.11 After May 2017, the Debtors ceased making monthly pension contributions to the Teamsters Pension Fund, but continued to make the periodic payments towards the Teamsters Withdrawal Liability until the Commencement Date.

Following the Erie Transaction, C&S, the Company and the Teamsters Pension Fund participated in an arbitration proceeding under ERISA (the “Teamsters Arbitration”), the primary issues being (i) whether the Teamsters Pension Fund’s determination that a withdrawal occurred should be overturned (and Erie determined to be and reinstated as a contributing employer retroactive to December 22, 2013), and (ii) whether the Teamster’s Pension Fund’s calculation of the Teamsters Withdrawal Liability was correct under ERISA. Arbitration hearings had completed by the Commencement Date. As of the Commencement Date, the Company had incurred approximately $14 million in legal fees and expenses in connection with the Teamsters Arbitration12 and various related matters, placing a substantial strain on the Company’s liquidity.

As described in further detail below, the Teamsters Arbitration has been resolved by the Teamsters/C&S Settlement.

[11]

As further discussed below, the May 2017 payment in the amount of $474,714.43 that the Teamsters Pension Fund retained was subject to an interpleader action that was settled as part of the Teamsters/C&S Settlement.

[12]	This estimate includes amounts paid for C&S’s legal fees and expenses pursuant to the Debtors’ indemnification obligations to C&S.

(b)	Teamsters CBA

At the time of the Erie Transactions, three collective bargaining agreements between Erie and the Teamsters Local 264 (the “Original Teamsters CBAs”) were set to expire on August 14, 2016. As the Teamsters Arbitration progressed and Tops’ monthly contributions were being returned by the Teamsters Pension Fund, the Debtors sought to bring certainty to the situation with respect to the Teamsters Local 264.    To that end, the Debtors sought a determination by the National Labor Relations Board (“NLRB”) that the Original Teamsters CBAs had been extended for three years based on certain side letters that were exchanged around the time of the Erie Transaction.

The NLRB determined that the three-year extensions did not occur, and that the Teamsters CBA was extended only through August 14, 2017. The Company requested that the NLRB reconsider its decision. On February 2, 2018, the NLRB denied the Company’s request for reconsideration.

As of the Commencement Date, although all of the Teamsters CBAs had expired, the Debtors continued to comply with their obligations thereunder consistent with the applicable labor laws, with the exception of making monthly contributions to the Teamsters Pension Fund. As further described below, the Debtors and the Teamsters Local 264 entered into new collective bargaining agreements in conjunction with the Teamsters/C&S Settlement.

D.	Liquidity Constraints

Although the vast majority of the Debtors’ stores generated positive EBITDA, the Debtors were experiencing historically low EBITDA generation as a result of the industry pressures discussed above. The reduced EBITDA increased the Debtors’ leverage and imposed significant strains on the Debtors’ liquidity and cash flows. The strain on the Debtors’ liquidity was exacerbated by the costs associated with the Debtors’ multi-year Teamsters Arbitration.

Prior to the Commencement Date, the Debtors financed their working capital needs through borrowing under the Prepetition ABL Credit Facility. As the Debtors struggled to meet their interest payment obligations related to their funded debt, carried the burden of the Teamsters Arbitration, and faced plateauing sales, the borrowings under the Prepetition ABL Credit Facility peaked at $132 million, including the amounts required for letters of credit, which represented near maximum borrowing capacity. In the weeks leading up to the Commencement Date, the availability under the Prepetition ABL Credit Facility reached as low as $3 million. On February 8, 2018, the lenders under the Prepetition ABL Credit Facility began exercising cash dominion, which limited the Debtors’ access to their cash collateral and left the Prepetition ABL Credit Facility as the only source of daily funding.

In addition, in late 2017, American International Group, Inc. (“AIG”), the Debtors’ excess workers’ compensation insurance provider, demanded that the Company post approximately $18 million in letters of credit in connection with an extension of the Company’s excess workers’ compensation policy. Although the Company negotiated shorter extensions, pursuant to which AIG only required an additional approximately $4.3 million of collateral, the policy extensions placed additional pressure on the Company’s liquidity.

E.	Inability to Make Capital Investments

Capital improvements and investment in operations are imperative for food retailers to keep pace with their competition. Market participants have been introducing technological advances and other initiatives to customize and improve consumer experience. Companies also have been implementing cost-saving technologies and practices that allow them to further lower their prices, including in the areas of labor scheduling, ordering, receiving, payment processing, and data analytics. Additionally, some of the Debtors’ stores were in need of renovations that would enhance customers’ shopping experience and generate increased revenues.

The Debtors’ increased leverage and liquidity constraints, however, impeded their ability to invest in store renovations and in other capital and operational expenditures at the level and speed at which the food industry was evolving. Indeed, the Debtors did not undertake a substantial portion of the capital improvement projects and initiatives that they had previously planned to implement in 2017. Furthermore, as discussed above, the grocery sector was faced with significant headwinds, making it an inopportune time to raise capital to invest in the Debtors’ business.

The Debtors were at a point where continued growth and improvements to the business to increase profitability and success required the flexibility to invest in capital expenditures and marketing to promote and grow the Tops brand. With the financial relief contemplated by the Plan, the Debtors intend to make the necessary capital improvements and investment in operations to stay competitive in the food retail business.

F.	Prepetition Restructuring Efforts

At various points prior to the chapter 11 cases, the Debtors explored alternative strategic options including a potential sale or merger but ultimately concluded that such transactions were not, at that time, in the best interests of the Debtors and their stakeholders.

In view of the circumstances, the Debtors focused their attention and resources on preserving liquidity and developing a strategy to implement a comprehensive restructuring that would right-size their balance sheet and maximize value for their economic stakeholders. In furtherance of this effort, commencing January 2018, the Debtors initiated preliminary discussions with the Prepetition ABL Agent and the Ad Hoc Committee with respect to a significant deleveraging transaction.

In addition, prior to the Commencement Date, the Company reached an interim agreement with C&S pursuant to which C&S agreed to provide the Debtors with an additional week of trade terms, enhancing the Debtors’ available liquidity to satisfy their obligations in the ordinary course during the Chapter 11 Cases, as described in further detail in Section IV.F below.

Due to the Debtors’ significant liquidity constraints, the Debtors had no reasonable alternative but to seek relief under chapter 11 to ensure ongoing access to sufficient liquidity to operate their business.

IV.

OVERVIEW OF THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

On February 21, 2018, the Debtors commenced the Chapter 11 Cases. The Debtors believed that the chapter 11 process would not only assure the Debtors’ continued access to sufficient liquidity necessary to maximize enterprise value but would also provide a forum to continue the restructuring negotiations in an atmosphere most conducive to achieving a successful result. The Debtors continue managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.	First Day Motions

On the Commencement Date, the Debtors filed multiple motions seeking various relief from the Bankruptcy Court to enable the Debtors to facilitate a smooth transition into chapter 11 (the “First Day Motions”). The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various orders authorizing the Debtors to, among other things:

•	Continue paying employee wages and benefits;

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms;

•	Pay certain critical vendors and obligations with respect to prepetition orders of goods to be delivered postpetition;

•	Pay prepetition claims of shippers, miscellaneous lien claimants, and PACA/PASA claimants;

•	Continue payments pursuant to trust programs;

•	Pay prepetition amounts due under franchise agreements and continue franchise arrangements in the ordinary course;

•	Continue customer programs;

•	Continue insurance programs, the processing of workers’ compensation claims, and the Debtors’ surety bond program;

•	Pay certain prepetition taxes and assessments;

•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service; and

•	Obtain senior secured superpriority financing and use of cash collateral, as discussed in more detail below in Section D.

C.	Procedural Motions

Throughout the Chapter 11 Cases, the Bankruptcy Court has entered various procedural orders common to chapter 11 cases of similar size and complexity, including, among others, orders authorizing the joint administration of the Debtors’ related chapter 11 cases (ECF No. 51), establishing procedures for the interim compensation and reimbursement of expenses of professionals (ECF No. 192), and authorizing the Debtors to employ professionals used in the ordinary course of business (ECF No. 193).

D.	Debtor-in-Possession Financing

1.	Approved DIP Facilities

On the Commencement Date, the Debtors filed a motion (the “DIP Motion”) (ECF No. 33) to obtain senior secured debtor-in-possession financing, use of cash collateral, and provide adequate protection to the Prepetition Secured Parties. The debtor-in-possession financing consists of two facilities: (i) a $125 million debtor-in-possession term loan facility (the “DIP Term Loan Facility”) from the DIP Term Loan Lenders and (ii) a $140 million revolving credit facility (the “DIP ABL Facility,” and together with the DIP Term Loan Facility, the “DIP Facilities”), including a $75 million sublimit for the issuance of letters of credit, from the DIP ABL Lenders (defined below).

The DIP Term Loan Facility is a senior secured superpriority facility provided by Cortland Capital Market Services LLC as administrative agent and collateral agent (the “DIP Term Loan Agent”), for itself and for the other lenders party to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of February 23, 2018 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “DIP Term Loan Credit Agreement”). The DIP Term Loan

Facility is secured by all Secured Notes Priority Collateral and ABL Priority Collateral subject to the priorities set forth in the Final DIP Order (defined below).

The DIP ABL Facility is a senior secured superpriority facility provided by Bank of America, N.A., as administrative agent and collateral agent (the “DIP ABL Agent”), for itself and on behalf of the other lenders party to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated February 23, 2018 (as amended, supplemented, restated, or otherwise modified from time to time, the “DIP ABL Credit Agreement”) (such lenders, collectively with the DIP ABL Agent, the “DIP ABL Lenders”). The DIP ABL Facility is secured by all ABL Priority Collateral and Secured Notes Priority Collateral, subject to the priorities set forth in the Final DIP Order.

Upon entry of the order approving the DIP Motion on an interim basis (the “Interim DIP Order”) (ECF No. 54), $62.5 million was made available to the Debtors under the DIP Term Loan Facility, which funds were used to pay down the outstanding obligations under the Prepetition ABL Credit Facility. The remaining balance of the Prepetition ABL Credit Facility (other than the $10 million FILO Loan) was refinanced by the DIP ABL Facility and became obligations thereunder.

Upon entry of the order approving the DIP Motion on a final basis (the “Final DIP Order”) (ECF No. 238), another $62.5 million was made available to the Debtors under the DIP Term Loan Facility. The proceeds of the second and final draw of the DIP Term Loan Facility were used to fully repay the outstanding balance under the DIP ABL Facility, including the $10 million FILO Loan. The remaining proceeds of the DIP Term Loan Facility were available to support the Debtors’ liquidity needs during the Chapter 11 Cases.

As of the date hereof, the DIP Term Loan Credit Agreement has been amended five times and the DIP ABL Credit Agreement has been amended three times to extend or modify certain milestones relating to the administration of the Chapter 11 Cases.

2.	Conversion to Exit Facilities Upon Emergence

Upon emergence from chapter 11, the Debtors anticipate that the DIP Facilities will be converted into exit facilities. Specifically, on the Effective Date, and solely to the extent that the Allowed DIP ABL Lenders consent to the refinancing of the DIP ABL Facility by the Exit ABL Facility (which refinancing may be done through a cashless settlement), each holder thereof will either (i) be repaid in full in Cash or (ii) with the consent of such holder, receive its Pro Rata share of the Exit ABL Facility. Solely to the extent that the holders of the DIP ABL Claims opt to convert such DIP ABL Claims into claims under the Exit ABL Facility, (i) all “Obligations” (as such term is defined in the DIP ABL Credit Agreement) outstanding under the DIP ABL Credit Agreement, other than DIP Professional Fees (the “DIP ABL Obligations”), will be automatically converted to and deemed to be “Obligations” under, and as defined in, the Exit ABL Credit Agreement, (ii) the letters of credit issued and outstanding under the DIP ABL Credit Agreement will be converted to letters of credit deemed to be issued and outstanding under the Exit ABL Credit Agreement, and (iii) all Collateral (as such term is defined in the DIP ABL Credit Agreement), other than Avoidance Actions, that secures the DIP ABL Obligations will be reaffirmed, ratified and will automatically secure all Obligations under the Exit ABL Credit Agreement in the order of priority set forth in Section 5.7(c) of the Plan. If the holders of the Allowed DIP ABL Claims do not agree to receive pro rata shares of the Exit ABL Facilities, the Liens and security interests that secure the Obligations under the DIP ABL Credit Agreement shall not be released until the payment in full in Cash of the Allowed DIP ABL Claims in accordance with Section 2.4(a) of the Plan.

In addition, upon emergence, all “Obligations” (as such term is defined in the DIP Term Loan Credit Agreement) outstanding under the DIP Term Loan Credit Agreement, other than DIP Professional Fees (the “DIP Term Loan Obligations”), will be repaid in full in Cash with the proceeds of the Exit Term Loans (as defined below). The Exit Term Loans to be provided to Reorganized Tops Markets on the Effective Date will be in an aggregate principal amount equal to $160 million (the “Exit Term Loans”).

All Collateral (as such term is defined in the DIP Term Loan Credit Agreement), other than Avoidance Actions, that secures the DIP Term Loan Obligations will be reaffirmed, ratified and will secure all Obligations under the Exit Term Loan Credit Agreement in the order of priority as set forth in Section 5.7(a) of the Plan.

The Exit Term Loans and Exit ABL Facility and the proceeds thereof will be used to (i) satisfy Allowed DIP Claims, (ii) fund other distributions, costs, and expenses contemplated by the Plan, and (iii) fund general working capital and for general corporate purposes of the Reorganized Debtors, allowing them to maintain their operations and satisfy their obligations in the ordinary course of business and positioning the Debtors for long term success.

All outstanding DIP Professional Fees will be satisfied on the Effective Date.

E.	Appointment of the Creditors’ Committee

On March 6, 2018, the Creditors’ Committee was appointed by the Office of the United States Trustee for Region 2 (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases (ECF No. 108).

The initial members of the Creditors’ Committee were PepsiCo, Inc. (“Pepsi”), Valassis Direct Mail, Inc., Osterweis Strategic Income Fund, U.S. Bank N.A., the UFCW Local One Pension Fund, the Teamsters Local 264, and Benderson Development Company, LLC. Pursuant to the Notice of Amended Appointment of Official Committee of Unsecured Creditors filed on May 9, 2018 (ECF No. 343), Schwebel Baking Company replaced Pepsi on the Creditors’ Committee. The UFCW Local One is an ex officio member of the Creditors’ Committee.

The Creditors’ Committee retained Morrison & Foerster LLP as its attorneys and Zolfo Cooper, LLC as its financial adviser and consultant.

The Creditors’ Committee supports confirmation of the Plan and recommends that holders of General Unsecured Claims vote to accept the Plan.

F.	C&S Interim Arrangement

On the Commencement Date, the Debtors filed a motion seeking approval of an arrangement (the “Interim Arrangement”) between the Debtors and C&S to be in effect during the pendency of the Chapter 11 Cases (“C&S Interim Arrangement Motion”) (ECF No. 19). Pursuant to the Interim Arrangement, C&S agreed to a one-week extension of payment terms and to continue to provide credit pass-throughs, providing the Debtors with significant additional liquidity to fund their operations during the postpetition period. In exchange, the Debtors agreed, among other things, (i) to an Allowed Claim for C&S in the aggregate principal amount of $57.3 million (the “C&S Allowed Claim”); (ii) to immediately pay C&S approximately $12.5 million, which was the portion of the C&S Allowed Claim subject to PACA or PASA; (iii) to immediately pay C&S an additional $25 million, which was approximately 55% of the portion of the C&S Allowed Claim that was entitled to administrative expense priority under section 503(b)(9) of the Bankruptcy Code; and (iv) that the remainder of the C&S Allowed Claim in the amount of approximately $19 million (the “Remaining C&S Claim”), which is entitled to priority under section 503(b)(9) of the Bankruptcy Code, would be paid in full pursuant to the Plan on the Effective Date.

The Interim Arrangement preserved the Debtors’ relationship with its most important supplier and enabled the Debtors to substantially maintain business as usual and minimize the disruption often attendant to the commencement of chapter 11 cases of this magnitude.

On March 26, 2018, the Bankruptcy Court entered an order approving the Interim Arrangement (ECF No. 204) (the “C&S Order”). On April 6, 2018, the Teamsters Pension Fund appealed the C&S Order (ECF No. 240) (the “C&S Appeal”). As discussed below, as part of the Teamsters/C&S Settlement Agreement, the C&S Appeal was withdrawn with prejudice, the Debtors assumed the C&S Supply Agreements, and the Interim Arrangement was maintained and reaffirmed without modification.

G.	Lease and Store Portfolio Review

As of the Commencement Date, the Debtors were lessees under approximately 180 leases for properties located in New York, Vermont, and Pennsylvania, primarily relating to the Debtors’ stores, gas stations, corporate offices, and warehouse facilities, including 164 leases for the Debtors’ stores.

The Debtors’ leasehold interests are important assets of the Debtors’ estates and the treatment of such assets is integral to the Debtors’ reorganization. Indeed, one of the Debtors’ core objectives during the Chapter 11 Cases has been to ensure that the Debtors’ leases and supply agreements provide the best available terms. To that end, the Debtors retained Hilco Real Estate, LLC (“Hilco”) as their real estate advisor to conduct a comprehensive review of their real estate portfolio, to identify those leases that are beneficial to the Debtors for potential assumption and to negotiate favorable modifications with third parties and landlords (the “Lease Counterparties”) where possible, all in consultation with the Ad Hoc Committee and its advisors. Among other things, Hilco has conducted negotiations with Lease Counterparties on the Debtors’ behalf with respect to the terms of the modification of the leases, including rental rate, payment terms, and lease terms.

As of the date hereof, the Debtors have secured almost forty-five (45) lease modifications with an aggregate savings value of approximately $27 million over the duration of the leases, which are subject to assumption and Court approval. The Debtors are continuing to engage with other Lease Counterparties regarding additional lease modifications.

1.	Lease Assumption and Rejection Procedures

To facilitate the Debtors’ efforts to reject burdensome unexpired real property leases, the Debtors obtained authority from the Bankruptcy Court for (i) procedures to reject unexpired leases and related subleases and abandon certain property, fixtures, and equipment in connection therewith (the “Lease Rejection Procedures”), and (ii) the rejection of three (3) “dark store” leases where the Debtors had ceased operations as of the Commencement Date (ECF No. 199).

Pursuant to the Lease Rejection Procedures, the Court approved the Debtors’ rejection of two (2) additional real property leases relating to the Debtors’ former corporate headquarters, effective as of May 31, 2018 (ECF No. 427).

On August 30, 2018, pursuant to the Lease Rejection Procedures, the Debtors filed a notice of rejection of ten (10) leases and related subleases (ECF No. 544). The Bankruptcy Court entered an order approving rejection of those leases on September 20, 2018 (ECF No. 621).

In addition, to facilitate the Debtors’ efforts to assume desirable unexpired real property leases, the Debtors obtained authority from the Bankruptcy Court to implement certain procedures governing the assumption of unexpired leases and related subleases (the “Lease Assumption Procedures”) (ECF No. 430).

On August 30, 2018, pursuant to the Lease Assumption Procedures, the Debtors filed notices of assumption of 133 store leases and certain other related subleases (ECF Nos. 539, 540, 541). The Bankruptcy Court entered orders approving assumption of those leases on September 17, 2018 (ECF Nos. 607, 608, 609). On September 5, 2018, the Debtors filed a notice of assumption six (6) store leases and certain other related subleases (ECF No. 558). The Bankruptcy Court entered an order approving assumption of those leases on September 25, 2018 (ECF No. 639). On September 25, 2018, the Debtors filed a notice of assumption of three (3) store leases and certain other related subleases (ECF No. 642).

2.	Store Closing Sales

To facilitate the Debtors’ efforts to rationalize their store footprint, the Debtors obtained authority from the Bankruptcy Court to (i) commence store closing sales at stores identified for closure in accordance with certain procedures (the “Store Closing Procedures”), notwithstanding any contractual provisions or state and local laws restricting such sales (the “Store Closing Sales”) and (ii) sell certain of the Debtors’ assets in connection with the Store Closing Sales free and clear of all liens, claims, and encumbrances (ECF No. 353).

The Debtors also obtained approval to retain Grafe Auction as a liquidation consultant in connection with facilitating the Store Closing Sales of the Debtors’ furniture, fixtures, and equipment (ECF No. 433).

On August 30, 2018, pursuant to the Store Closing Procedures, the Debtors filed a notice of intent to commence Store Closing Sales at ten (10) stores (ECF No. 543) (the “Store Closing Notice”). On September 10, 2018, the objection period for the Store Closing Notice expired and the Debtors obtained authority to commence Store Closing Sales at the ten (10) stores. The Debtors anticipate completing the Store Closing Sales by November 30, 2018.

3.	Ahold Subsidy and Lease Assumption

Prior to the Commencement Date, fifty-three (53) leases with respect to grocery stores then being operated by the Debtors were either guaranteed or otherwise credit-supported by Ahold for the benefit of landlords that are party to such leases (the “Ahold Guaranteed Leases”). As part of the Debtors’ lease review and negotiation process, the Debtors have reached an agreement with Ahold (the “Ahold Subsidy Agreement”), pursuant to which Ahold has agreed to subsidize nine (9) of the Debtors’ leases, all of which are Ahold Guaranteed Leases. Under the Ahold Subsidy Agreement, Ahold will make monthly payments to the Debtors totaling approximately $3.9 million per year and up to approximately $23.4 million over six (6) years, subject to the terms and conditions of the agreement. In exchange, the Debtors have agreed to assume the nine (9) subsidized Ahold Guaranteed Leases (the “Ahold Subsidized Lease Assumptions”). In addition, the Debtors have assumed forty-one (41) Ahold Guaranteed Leases that are not subject to the Ahold Subsidy Agreement pursuant to the Lease Assumption Procedures (ECF Nos. 539, 540, and 541). The Ahold Subsidy Agreement does not affect Ahold’s guarantees of the Ahold Guaranteed Leases. The remaining three Ahold Guaranteed Leases have been rejected.

On September 20, 2018, the Debtors filed the motion to approve the Ahold Subsidy Agreement and the Ahold Subsidized Lease Assumptions (the “Ahold Motion”) (ECF No. 622). The Ahold Motion was granted on September 27, 2018 (ECF No. 655).

H.	Claims Reconciliation Process

On May 7, 2018, the Debtors filed their schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs.

On June 15, 2018, the Bankruptcy Court entered an order (the “Bar Date Order”), which, among other things, (i) established July 31, 2018 at 5:00 p.m. (Prevailing Eastern Time) (the “General Bar Date”) as the deadline for certain persons and entities to file proofs of Claim in the Chapter 11 Cases, (ii) established August 20, 2018 at 5:00 p.m. (Prevailing Eastern Time) (the “Governmental Bar Date,” and, together with the General Bar

Date, the “Bar Dates”) as the deadline for “Governmental Units” (as defined in section 101(27) of the Bankruptcy Code) to file proofs of Claim in the Chapter 11 Cases, (iii) approved the form and manner of notice of the Bar Dates, and (iv) approved the procedures for filing proofs of claim. The Debtors provided notice of the Bar Date as required by the Bar Date Order. As noted above, as of August 28, 2018, approximately 1,250 proofs of Claim had been filed against the Debtors in the aggregate amount of approximately $12.8 billion.

The Debtors continue to review, analyze, and reconcile objections to the filed Claims. The Debtors have identified Claims they believe should be disallowed because they are, among other things, duplicative, without merit, overstated, or have already been paid pursuant to Orders of the Bankruptcy Court.

I.	Exclusivity

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Period”). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan (the “Exclusive Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.

On June 22, 2018, the Bankruptcy Court entered an order extending the Exclusive Plan Period to October 22, 2018 and the Exclusive Solicitation Period to December 21, 2018. The Exclusive Periods may be further extended by the Bankruptcy Court subject to section 1121(d) of the Bankruptcy Code.

J.	Employee Compensation Matters

As noted above, as of the Commencement Date, the Debtors employed approximately 14,000 employees. The Debtors have historically maintained incentive and compensation programs designed to attract, retain, or incentivize (as appropriate) employees.

On April 18, 2018, the Debtors filed a motion (the “KEIP/KERP Motion”) (ECF No. 263) seeking Court approval of a key employee incentive plan (“KEIP”) for the five (5) members of the Debtors’ senior management team and a key employee retention plan (the “KERP”) for 115 key employees.

As described below, on June 29, 2018, as part of the Teamsters/C&S Settlement and the UFCW Local One Settlement, the Debtors withdrew the KEIP (ECF No. 443). On July 27, 2018, the Bankruptcy Court entered an Order approving the KERP, subject to certain modifications agreed to with the Creditors’ Committee and pursuant to the UFCW Local One Settlement (ECF No. 484).

The KERP is a retention program for key employees (the “KERP Participants”), which provides for the payment of fixed cash amounts in two installments based on continued employment of the particular employee through the applicable payment dates. The aggregate maximum award to the KERP Participants under the KERP is $3 million.

K.	Ad Hoc Committee

Approximately two months prior to the Commencement Date the Debtors commenced discussions with the Ad Hoc Committee, represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel, and Lazard Frères & Co., LLC as investment banker.

The Ad Hoc Committee has worked constructively with the Debtors. The members of the Ad Hoc Committee agreed to provide postpetition financing to the Debtors that was essential to the Debtors’ ability to operate in chapter 11.

The Debtors have consulted with the Ad Hoc Committee throughout these Chapter 11 Cases. Specifically, the Debtors have participated in numerous teleconferences and in-person meetings with the members of the Ad Hoc Committee and their advisors to discuss and consult with respect to the administration of the Chapter 11 Cases, including the Debtors’ labor negotiations, the analysis conducted in connection with the rationalization of the Debtors’ store footprint and lease renegotiations, and with respect to the negotiation and the formulation of the Plan and the transactions contemplated therein.

The Ad Hoc Committee actively participated in the negotiation of the UFCW Local One Settlement and was involved in the Teamsters/C&S Settlement. The Ad Hoc Committee professionals, and the principals of certain of the Ad Hoc Committee members, participated in meetings with the union professionals, and a meeting with the leadership of UFCW Local One. This direct dialogue, as well as the Debtors’ ongoing efforts to bridge the divide, ultimately resulted in the UFCW Local One Settlement.

The Debtors have engaged in extensive plan negotiations with the Ad Hoc Committee, including with respect to the Debtors’ postpetition capital structure, Plan-related documents, and the MIP. Significantly, the members of the Ad Hoc Committee also agreed to convert their DIP Term Loans into Exit Term Loans and provide the incremental liquidity to the Company under the Exit Term Loans, thereby ensuring the Debtors have access to adequate liquidity upon emergence.

After the Debtors and the Ad Hoc Committee secured the settlements with the unions and pension funds and finalized their plan negotiations, the Debtors and the Ad Hoc Committee engaged with the Creditors’ Committee on Plan terms, ultimately resulting in the Global Settlement that is embodied in the Plan. The Global Settlement is discussed in further detail below in Section N.

For the purposes of discussions and the exchange of confidential information relating to the Debtors restructuring proceedings (including as related to the UFCW Local One Settlement), the Debtors executed confidentiality agreements with each of the members of the Ad Hoc Committee (the “NDAs”) on June 28, 2018. The NDAs automatically terminated upon the filing of the Plan and the Disclosure Statement, which cleansed all material non-public information previously provided by the Debtors to the Ad Hoc Committee. The Ad Hoc Committee supports confirmation of the Plan.

L.	Teamsters/C&S Settlement

As described above, as of the Commencement Date, the Teamsters Arbitration hearings had been completed. The post-hearing briefing was completed during the month of March, 2018 (Erie did not participate in the post-hearing briefing because of the automatic stay). In an effort to reach a settlement, the arbitrator presiding over the Teamsters Arbitration required the parties to appear before him for a mediation session on May 8-9, 2018 (the “Mediation”). In the weeks leading up to the Mediation, the Debtors’ professionals also met informally with representatives of the Teamsters Pension Fund, C&S, the advisors to the Ad Hoc Committee, and others to attempt to reach a consensual resolution.

The Mediation was successful. After hard fought, arms’-length negotiations, the Debtors reached a comprehensive, global settlement of the highly contentious four-and-a-half year dispute (the “Teamsters/C&S Settlement”) with the Teamsters Pension Fund, the Teamsters Local 264, and C&S. On May 31, 2018, the Debtors filed a motion seeking approval of the Teamsters/C&S Settlement (ECF No. 378).

Among other things, the Teamsters/C&S Settlement resolved all issues arising out of the Erie Transaction, including any Teamsters Withdrawal Liability related thereto and all indemnity obligations to C&S. It also paved the way for new collective bargaining agreements (the “New CBAs”) between the Debtors and the Teamsters Local 264 that stabilized the Debtors’ relationship with their warehouse employees.

The key components of the Teamsters/C&S Settlement are:

i.	C&S, the Debtors, Erie and the Teamsters Pension Fund agreed that a complete withdrawal by Erie from the Teamsters Pension Fund occurred as of December 22, 2013.

ii.

C&S was obligated to make an initial payment of $11 million to the Teamsters Pension Fund and agreed to make an additional 89 monthly payments of $641,514 per month through September 2025. The Teamsters Pension Fund was also allowed to retain payments previously made to it on and after July 2014, including approximately $27.6 million paid by the Debtors to the Teamsters Pension Fund pursuant to its prepetition indemnification of C&S.

iii.

The Debtors received approximately $7.975 million, comprised of (i) $7.5 million from C&S, and (ii) approximately $475,000 that was the subject of the Interpleader Litigation (defined below), which was released and returned by the Teamsters Pension Fund to the Debtors, for the purpose of providing retirement or similar benefits to current or former employees of Erie represented by the Teamsters Local 264. The Teamsters Pension Fund also made a payment of $3 million directly to the Retirement Benefit Plan (defined below).

iv.

The Debtors committed to contribute the $7.975 million in received amounts plus an additional $4 million to a defined contribution plan (the “Retirement Benefit Plan”) or toward providing retirement or similar benefits to current or former Erie employees represented by the Teamsters Local 264. In addition, under the New CBAs, the Debtors agreed to make annual employer contributions to the Retirement Benefit Plan ranging from 2.0% to 14.0% of total compensation per individual depending on full or part time status and age of the employee.

v.

As noted above, the Debtors withdrew their request for the KEIP (ECF No. 443). The maximum amounts that would have been payable under the KEIP, approximately $3.6 million, were instead contributed to the Retirement Benefit Plan or toward providing retirement or similar benefits to current or former Erie employees represented by the Teamsters Local 264.

vi.

The Debtors also assumed the C&S Supply Agreements. Importantly, the Debtors retained the benefit of the Interim Arrangement – namely, the two week payment terms during the pendency of the Chapter 11 Cases and deferral of the payment of C&S’s remaining claim under section 503(b)(9) of the Bankruptcy Code of approximately $19 million until the Effective Date.

In addition to resolving the Teamsters Arbitration, all pending disputes between the Debtors and the Teamsters Pension Fund, including contested matters in the Chapter 11 Cases, were resolved in the context of the Teamsters/C&S Settlement.

The Bankruptcy Court entered an order approving the Teamsters/C&S Settlement on June 22, 2018 (ECF No. 431) (the “Teamsters/C&S Settlement Order”).

M.	UFCW Local One Settlement

The Debtors are parties to five (5) collective bargaining agreements with UFCW Local One and participated in the UFCW Local One Pension Fund as a contributing employer pursuant to four of those agreements (the “Current UFCW Local One CBAs”). As of January 1, 2017, the UFCW Local One Pension Fund had approximately 22,000 total participants. Of that number, approximately 6,400 are active participants, of whom approximately 6,000 are employees of the Debtors eligible for benefit accruals. The rest are retirees and other former employees who are eligible for retirement benefits upon reaching retirement age.

In 2016 and 2017, the Debtors contributed approximately $14.7 million and $15.5 million, respectively, to the UFCW Local One Pension Fund, which accounted for approximately 85% of the fund’s total contributions. Under the Current UFCW Local One CBAs, in 2018, the Debtors would be required to contribute approximately $16.5 million, before the annual true up for calendar year 2018. The projected contributions for 2019 would have exceeded $18 million before any true up. Despite the high, and continuously increasing, levels of contributions to the UFCW Local One Pension Fund, it has remained severely underfunded for years. Given these circumstances, under any scenario, continuing as a contributing employer in the UFCW Local One Pension Fund post-emergence from chapter 11 was not a viable option for the Debtors or their stakeholders.

To achieve a deleveraging, the Debtors required the consent and support of the holders of Senior Secured Notes Claims, who would not agree to compromise their Claims with a looming withdrawal liability and without a sustainable cost structure. Inevitably, it was essential that the Debtors withdraw from the UFCW Local One Pension Fund, which would result in a substantial withdrawal liability. Facing this prospect, the Debtors could not propose a plan of reorganization, and the Ad Hoc Committee would not support a deleveraging transaction, without a withdrawal from the UFCW Local One Pension Fund during the Chapter 11 Cases.

Between March, 2018 and July, 2018, the Debtors and the UFCW Local One and UFCW Local One Pension Fund, along with their respective advisors, participated in more than a dozen in-person meetings, exchanged multiple proposals, and were engaged in constant communications and negotiations. The parties executed confidentiality agreements, and the Debtors and their advisors provided the union professionals access to a confidential data room with voluminous information, responded to numerous inquiries and information requests and otherwise worked diligently to provide UFCW Local One and the UFCW Local One Pension Fund with the information necessary to evaluate the Debtors’ proposals.

After months-long, intense, arm’s-length negotiations, the Debtors, in consultation and coordination with the Ad Hoc Committee and its professionals, reached a comprehensive global settlement (the “UFCW Local One Settlement”) among the Debtors, UFCW Local One, and the UFCW Local One Health Care Fund (the “Health Care Fund,” and together with the UFCW Local One Pension Fund, the “Benefit Funds”).

The Debtors and the Ad Hoc Committee were sensitive to the fact that a substantial portion of the Debtors’ work force relies on the retirement benefits provided by the Debtors. Balancing the needs of their employees and their restructuring objectives, the Debtors, with the help of their advisors, formulated a comprehensive proposal that contemplated an agreement with UFCW Local One pursuant to which the Debtors would completely withdraw from the UFCW Local One Pension Fund in exchange for contributions to a defined contribution plan (the “401(k) Plan”) for the benefit of the Debtors’ employees covered by the Current UFCW Local One CBAs. In addition, as a result of extensive and intense negotiations, the Debtors, with the support of the Ad Hoc Committee, agreed to make a substantial one-time contribution of twelve million dollars ($12,000,000) to the 401(k) Plan for the employees and to help offset the reductions in pension contributions going forward. Significantly, unlike the pension contributions, all of the Debtors’ contributions to the 401(k) Plan will now be applied entirely for the benefit of their current employees. There was also a resolution of the claims of the UFCW Local One Pension Fund for unpaid contributions and withdrawal liability and the claims of the Health Care Fund for unpaid contributions.

The key components of the UFCW Local One Settlement are the following:

i.	Consensual modification of the applicable collective bargaining agreements with UFCW Local One to provide for a complete withdrawal by the Debtors from the Pension Fund as of July 31, 2018;

ii.

As noted, the Debtors will commence participating in and making contributions toward the 401(k) Plan for the benefit of the Debtors’ employees represented by the UFCW Local One, including (a) a one-time payment of twelve million dollars ($12,000,000) and (b) monthly contributions over the remaining term of the Current UFCW Local One CBAs pursuant to an agreed contribution formula that is estimated to achieve seventeen million dollars ($17,000,000) in contributions over the remaining twenty-one (21) months of the agreements;

iii.

The Current UFCW Local One CBAs, as amended (the “Amended UFCW Local One CBAs”), and the Amended UFCW Local 1776 KS CBA (as defined in the UFCW Local One Settlement Motion) will be assumed pursuant to section 365 of the Bankruptcy Code;

iv.

The motion for payment of administrative expenses (ECF No. 260) (the “Administrative Claim Motion”) filed by the UFCW Local One Pension Fund and UFCW Local One is resolved, and the Debtors consent to treatment and immediate payment of 50% ($2.2 million) of the disputed monthly contributions as allowed administrative expenses of the Debtors’ estates;

v.	All claims arising from the Debtors’ obligations to contribute to the Benefit Funds under the Current UFCW Local One CBAs and other related matters are resolved; and

vi.

The Debtors will reimburse reasonable professional fees and out-of-pocket expenses incurred in connection with the UFCW Local One Settlement and other aspects of the Chapter 11 Cases of (i) the UFCW Local One in the aggregate amount not to exceed $300,000 and (ii) the Benefit Funds in the aggregate amount not to exceed $450,000.

On August 9, 2018 (i) the Debtors’ employees represented by UFCW Local One ratified the UFCW Local One Settlement and (ii) the Debtors filed a motion to approve the UFCW Local One Settlement (ECF No. 501) (the “UFCW Local One Settlement Motion”). The Bankruptcy Court entered an order approving the UFCW Local One Settlement on August 30, 2018 (ECF No. 542).

N.	Creditors’ Committee Investigations

Pursuant to the Final DIP Order, the Creditors’ Committee had ninety (90) days from its formation to commence a challenge to the Liens of the Prepetition Secured Parties. Promptly after the appointment of the Creditors’ Committee, its advisors undertook an investigation of those liens. The lien investigation did not reveal any material avoidance claims that were subject to the Creditors’ Committee’s challenge deadline, although the Creditors’ Committee did identify several categories of assets of uncertain value that the Prepetition Secured Parties acknowledge are unencumbered, including certain tax attributes and interests in certain owned and leased real estate. The Challenge Period (as defined in the Final DIP Order) expired on June 4, 2018, and the Creditors’ Committee has confirmed that no Challenges (as defined in the Final DIP Order) exist to any of the findings or Debtors’ stipulation as they relate to the Prepetition Secured Parties.

On June 7, 2018, the Creditors’ Committee filed a motion for discovery pursuant to Rule 2004 (the “Rule 2004 Motion”) (ECF No. 395) in connection with certain transactions involving the Purchasing Group and certain of the Debtors’ former directors, officers, and advisors (the “Prior Sponsor Group”), including, among other things, (i) the dividends the Company paid to certain members of the Prior Sponsor Group on or around October 27, 2009, December 20, 2012 and May 15, 2013, (ii) the Management Purchase, (iii) the four post-Management Purchase dividends that occurred between March 31, 2014 and January 14, 2016, and (iv) certain monitoring and other fees paid to certain affiliates of the Prior Sponsor Group prior to the Management Purchase (together, the “Prepetition Transactions”). The Debtors are continuing to work cooperatively with the Creditors’ Committee to produce documents in response to the Creditors’ Committee discovery requests. As a result, the Rule 2004 Motion has been adjourned from time to time.

The advisors to the Creditors’ Committee are continuing to analyze the documents produced by the Debtors to date and anticipate that the Debtors will be producing additional documents and materials in response to the Creditors’ Committee’s requests. In addition, the Creditors’ Committee has sought and received documents from certain members of the Prior Sponsor Group in response to informal discovery requests and expects to receive further documents from these members. The Creditors’ Committee’s advisors continue to seek information from the Debtors and others related to the Debtors’ liabilities and financial condition that is relevant to the Creditors’ Committee’s investigation and development of potential claims.

Although its investigation regarding the Prepetition Transactions is still ongoing, the Creditors’ Committee believes that there may be colorable Causes of Action against the Prior Sponsor Group arising in connection with the Prepetition Transactions. To that end, the Creditors’ Committee is continuing to investigate whether the Prepetition Transactions give rise to claims and Causes of Action for, among other things, constructive fraudulent transfer, intentional fraudulent transfer, unlawful dividends, and breach of fiduciary duty. The Creditors’ Committee is continuing to take discovery from the Debtors and certain members of the Prior Sponsor Group in an effort to complete its analysis of these potential claims and Causes of Action.

Subject to its ongoing investigation, the Creditors’ Committee believes that the proceeds of any claims and Causes of Action that it identifies will likely be the only meaningful source of potential value available for distribution to holders of General Unsecured Claims. The Creditors’ Committee has also determined that the contribution of the GUC Litigation Trust Payment in exchange for the support by the Creditors’ Committee of a release of any claims against the Debtors’ current directors and officers is reasonable under the circumstances and will provide the GUC Litigation Trust with necessary initial funding to pursue any claims that it identifies against the Prior Sponsor Group for the benefit of holders of Allowed General Unsecured Claims. The Creditors’ Committee anticipates that the GUC Litigation Trust may obtain additional third party financing to pursue any such claims and Causes of Action.

O.	Global Settlement

After obtaining Bankruptcy Court approval of the Teamsters/C&S Settlement, and achieving a consensual agreement with the UFCW Local One and UFCW Local One Pension Fund, the Debtors engaged in negotiations with the Ad Hoc Committee and the Creditors’ Committee regarding the terms of the Debtors’ chapter 11 plan, and reached a global settlement by and among the Debtors, the Ad Hoc Committee, and the Creditors’ Committee (the “Global Settlement”) of all disputes and potential litigation of all claims and controversies relating to the Debtors and the treatment of General Unsecured Claims, including, (i) the rights of holders of General Unsecured Claims to the GUC Litigation Trust Causes of Action, and (ii) the rights of holders of General Unsecured Claims to receive a distribution under the Plan. The Global Settlement is embodied in the Plan.

Pursuant to the Global Settlement, on the Effective Date, among other things:

i.

the GUC Litigation Trust Causes of Action and the GUC Litigation Trust Payment will be contributed to the GUC Litigation Trust, free and clear of all Liens, charges, Claims, encumbrances and interests, for the benefit of holders of Allowed General Unsecured Claims;

ii.	the holders of the DIP ABL Claims, DIP Term Loan Claims, and the Senior Secured Notes Claims will be deemed to release all Liens and security interests on the GUC Litigation Trust Causes of Action.

iii.	each holder of an Allowed General Unsecured Claim will receive its Pro Rata share of the GUC Litigation Trust Interests; and

iv.

solely for purposes of effectuating the Global Settlement and for purposes of distributions on account of General Unsecured Claims in accordance with Section 4.4 of the Plan, (i) the GUC Litigation Trust Assets shall consist of all GUC Litigation Trust Causes of Action irrespective of which Debtor owns such GUC Litigation Trust Causes of Action, (ii) each holder of a General Unsecured Claim shall receive its Pro Rata share of the GUC Litigation Trust Interests, irrespective of the Debtor against which such General Unsecured Claim was filed, (iii) all Guarantee Claims will not be entitled to distributions from the GUC Litigation Trust, (iv) all multiple General Unsecured Claims against any Debtors on account of joint obligations of two or more Debtors shall be treated as a single General Unsecured Claim, and (v) Intercompany Claims shall not participate in recoveries from the GUC Litigation Trust.

The treatment provided for in the Plan for General Unsecured Claims incorporates and reflects the Global Settlement. The Plan will be deemed to constitute a motion pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, seeking approval of the Global Settlement, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion and each of the compromises or settlements that comprise the Global Settlement. Furthermore, the Bankruptcy Court’s findings will constitute its determination that such compromises and settlements are within the range of reasonableness, in the best interests of the Debtors, their Estates, their creditors, and other parties-in-interest, and fair and equitable.

The Debtors have reviewed potential claims that could be asserted by the Estates with respect to the Prepetition Transactions and believe that the contribution of the potential Claims against the Prior Sponsor Group to the GUC Litigation Trust and the release of potential claims that may be asserted against the Debtors’ officers, directors, and existing shareholders (other than any parties included in the definition of Prior Sponsor Group) is fair and reasonable and in the best interests of the Debtors and their creditors. In the Debtors’ view, the potential claims against the debtors’ officers, directors, and shareholders are not of significant value in the context of these cases and may be subject to defenses.

Additionally, the Debtors believe that fair consideration is being received in exchange for such releases, as the Debtors’ management team has been instrumental in stabilizing the business after the Commencement Date and facilitating the smooth operation of the Chapter 11 Cases. The Debtors also believe that this team will be crucial to the success of the Company upon emergence from chapter 11 and that it should not be subject to the distraction of litigation, particularly where the claims that may be asserted are of little value. It must be noted that absent the settlement, general unsecured creditors would not even be entitled to the proceeds of the claims that are being contributed to the GUC Litigation Trust because the claims of the Senior Secured Noteholders are not being satisfied in full and are secured by such claims. Accordingly, the Debtors and the Creditors’ Committee believe that contributions of any claims against the Prior Sponsor Group in exchange for the releases of claims against the Debtors’ officers, directors, shareholders and employees (other than any parties included in the definition of Prior Sponsor Group) and the initial funding of the GUC Litigation Trust is a fair compromise.

V.

SUMMARY OF PLAN

This section of the Disclosure Statement summarizes the Plan, a copy of which is annexed hereto as Exhibit A. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

1.	Treatment of Administrative Expense Claims

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a DIP Claim or a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is ten (10) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim unless otherwise required by a Final Order; provided that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.	Treatment of Fee Claims

(a) All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Reorganized Debtors, counsel to the Ad Hoc Committee, and the U.S. Trustee, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Commencement Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Reorganized Debtors, counsel to the Ad Hoc Committee, the U.S. Trustee, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

(b) Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which an order relating to any such Allowed Fee Claim is entered or as soon as reasonably practicable thereafter, or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court, including the Interim Compensation Order, may be paid at the times and in the amounts authorized pursuant to such orders.

(c) On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of unpaid Fee Claims incurred in rendering services before the Effective Date to the Debtors or the Reorganized Debtors, as applicable, and the Debtors or Reorganized Debtors, as applicable, shall separately escrow for such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such escrow and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(d) The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

3.	Treatment of Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Commencement Date; provided that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option at their discretion. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

4.	Treatment of DIP Claims

(a)	DIP ABL Claims

On the Effective Date, in full and final satisfaction of the Allowed DIP ABL Claims, such Claims shall either (i) be repaid in full in Cash or (ii) with the consent of the DIP ABL Lenders, the DIP ABL Facility shall be refinanced by the Exit ABL Facility (which refinancing may be done by means of a cashless settlement). Solely to the extent that the DIP ABL Facility is refinanced by the Exit ABL Facility (which refinancing may be done through a cashless settlement), (i) all Obligations (as such term is defined in the DIP ABL Credit Agreement), other than DIP Professional Fees, shall be automatically converted to and deemed to be Obligations under, and as defined in, the Exit ABL Credit Agreement (ii) the letters of credit issued and outstanding under the DIP ABL Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the Exit ABL Credit Agreement and (iii) all Collateral (as

such term is defined in the DIP ABL Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP ABL Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit ABL Credit Agreement in the order of priority set forth in Section 5.7(c) of the Plan. As used in this paragraph “repaid in full in Cash” shall mean the indefeasible payment in full in Cash of all DIP ABL Claims, the cancellation, backing, or cash collateralization of letters of credit in accordance with the terms of the DIP ABL Documents, and the termination of the DIP ABL Agent’s and the DIP ABL Lenders’ obligation to extend credit under the DIP ABL Documents.

(b)	DIP Term Loan Claims.

On the Effective Date, in full and final satisfaction of the Allowed DIP Term Loan Claims, all Obligations (as such term is defined in the DIP Term Loan Credit Agreement), other than DIP Professional Fees, shall be repaid in full in Cash with the proceeds of the Exit Term Loans. All Collateral (as such term is defined in the DIP Term Loan Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP Term Loan Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit Term Loan Credit Agreement in the order of priority set forth in Section 5.7(c) of the Plan.

(c)	DIP Professional Fees

On the Effective Date, the DIP Professional Fees shall be indefeasibly paid in full in Cash, provided that, at least three (3) calendar days prior to the Effective Date, any professional seeking payment of DIP Professional Fees from the Debtors shall provide the Debtors with a summary invoice of such professional’s DIP Professional Fees through the date that is ten (10) calendar days prior to the Effective Date and a reasonable estimate of such Professional’s DIP Professional Fees through the Effective Date, provided further that any DIP Professional Fees not invoiced shall not be waived and may be invoiced following the Effective Date, and such DIP Professional Fees shall be promptly satisfied by the Reorganized Debtors. A professional’s submission of a summary invoice of DIP Professional Fees pursuant to this paragraph 2.4(c) shall satisfy such professional’s reporting obligations with respect to such fees and such professional shall not be required to also comply with paragraph 35 of the DIP Order. Any payments of DIP Professional Fees made pursuant to this provision 2.4(c) shall not be subject to further review or objection. Any amount of estimated DIP Professional Fees that is not applied to actual DIP Professional Fees shall be returned to the Reorganized Debtors by the applicable professional as soon as reasonably practicable following the Effective Date.

5.	Treatment of UFCW Professional Fees

On the Effective Date, or as soon as reasonably practicable thereafter, if the Amended UFCW Local One CBAs remain in effect, the Debtors shall pay the UFCW Professional Fees in accordance with the UFCW Local One Settlement Agreement and the UFCW Local One Benefits Fund Settlement Agreement, as applicable.

B.	Classification of Claims and Interests

1.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

2.	Grouping of Debtors for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in accordance with the Plan in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.	Summary of Classification of Claims and Interests

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims and DIP Claims, have not been classified. The classification of Claims and Interests set forth in the Plan shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth in the Plan. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	Senior Secured Notes Claims	Impaired	Yes
4	General Unsecured Claims	Impaired	Yes
5	Intercompany Claims	Unimpaired	No (Presumed to accept)
6	Existing Holdings II Interests	Impaired	No (Deemed to reject)
7	Existing MBO Interests	Impaired	No (Deemed to reject)
8	Intercompany Interests	Unimpaired	No (Presumed to accept)
9	Subordinated Securities Claims	Impaired	No (Deemed to reject)

4.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

5.	Elimination of Vacant Classes

Any Class of Claims against or Interests in a Debtor that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

C.	Treatments of Claims and Interests

1.	Priority Non-Tax Claims – Class 1

Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

2.	Other Secured Claims – Class 2

Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, (iii) such holder shall receive the collateral securing its Allowed Other Secured Claim, or (iv) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

3.	Secured Senior Notes Claims – Class 3

On the Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed Claim, such holder’s Pro Rata share of (i) the New Second Lien Notes and (ii) 100% of the New Equity Interests, subject to dilution by New Equity Interests issued or issuable pursuant to the Management Incentive Plan.

4.	General Unsecured Claims – Class 4

Each holder of an Allowed General Unsecured Claim shall receive, except to the extent that such holder agrees to a less favorable treatment of such Claim or such Claim has been paid before the Effective Date, in full and final satisfaction of such Allowed Claim, on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or, in each case, as soon as reasonably practicable thereafter, such holder’s Pro Rata share (calculated with reference to all Allowed General Unsecured Claims) of the GUC Litigation Trust Interests, subject to Section 5.21 of the Plan. For the avoidance of doubt, Class 4 (General Unsecured Claims) shall include the Senior Secured Notes Deficiency Claim, which shall be Allowed pursuant to 506(a) of the Bankruptcy Code in the aggregate principal amount of $250,000,000.

5.	Intercompany Claims – Class 5

On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged, to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and the Requisite Ad Hoc Committee Members. Holders of Intercompany Claims shall not receive any GUC Litigation Trust Interests or GUC Litigation Trust Distributable Proceeds on account of such Intercompany Claims.

6.	Existing Holdings II Interests – Class 6

On the Effective Date, all Existing Holdings II Interests shall be cancelled pursuant to the Merger in accordance with Section 5.6 of the Plan, provided that in the event the LLC Transfer occurs, all Existing Holdings II Interests shall be deemed cancelled, and the holders of Existing Holdings II Interests shall not receive or retain any property under the Plan.

7.	Existing MBO Interests – Class 7

On the Effective Date, all Existing MBO Interests shall be cancelled, and the holders of Existing MBO Interests shall not receive or retain any property under the Plan on account of such Interests.

8.	Intercompany Interests – Class 8

Except as provided in Section 5.6 of the Plan, on the Effective Date, and without the need for any further action or approval of any board of directors, managers, management, or equity holders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining or dissolving the existing corporate structure of the Debtors that are subsidiaries of Holdings II.

9.	Subordinated Securities Claims – Class 9

The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.

D.	Means for Implementation

1.	No Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

2.	Incorporation of UFCW Local One Settlement

Pursuant to Section 13 of the UFCW Local One Settlement Agreement, the terms and conditions of the UFCW Local One Settlement are incorporated in the Plan as if fully set forth in the Plan, and shall be binding on the Debtors, the Reorganized Debtors, and all other parties in interest, to the extent applicable.

3.	Compromise and Settlement of Claims, Interests and Controversies

(a) Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

(b) The treatment provided for in the Plan to General Unsecured Claims incorporates and reflects a proposed compromise and settlement by and among the Debtors, the Ad Hoc Committee, and the Creditors’ Committee (the “Global Settlement”) of all disputes and potential litigation of all claims and controversies relating to the Debtors and the treatment of General Unsecured Claims, including, among other things, (i) the rights of holders of General Unsecured Claims to the GUC Litigation Trust Causes of Action, and (ii) the rights of holders of General Unsecured Claims to receive a distribution under the Plan. Pursuant to the Global Settlement, on the Effective Date, (x) the holders of the DIP ABL Claims, DIP Term Loan Claims and the Senior Secured Notes Claims shall be deemed to release all Liens and security interests on the GUC Litigation Trust Causes of Action, and (y) such GUC Litigation Trust Causes of Action and the GUC Litigation Trust Payment shall be contributed to the GUC Litigation Trust for the benefit of holders of General Unsecured Claims in accordance with subsection (c) of Section 5.3 and Section 5.21 of the Plan.

(c) Pursuant to the Global Settlement, on the Effective Date:

(i) the GUC Litigation Trust shall be established in accordance with Section 5.21 of the Plan and shall be governed and administered in accordance with the GUC Litigation Trust Agreement. The GUC Litigation Trust Agreement shall be in form and substance reasonably acceptable to the Creditors’ Committee, the Debtors, and the Requisite Ad Hoc Committee Members;

(ii) the Debtors and the Estates shall transfer to the GUC Litigation Trust the GUC Litigation Trust Causes of Action, free and clear of all Liens (including all Liens granted to secure the Senior Secured Notes Claims and/or the DIP Term Loan Claims), charges, Claims, encumbrances and interests for the benefit of the holders of Allowed General Unsecured Claims;

(iii) in accordance with section 1141 of the Bankruptcy Code, all of the GUC Litigation Trust Causes of Action, as well as the rights and powers of the Debtors’ Estates applicable to the GUC Litigation Trust Causes of Action, shall vest in the GUC Litigation Trust, for the benefit of the holders of Allowed General Unsecured Claims. The GUC Litigation Trust shall determine whether to enforce, settle, release, or compromise the GUC Litigation Trust Causes of Action (or decline to do any of the foregoing). The Reorganized Debtors shall not be subject to any claims or counterclaims with respect to the GUC Litigation Trust Causes of Action, or otherwise; and

(iv) the GUC Litigation Trust shall assume responsibility for, and shall be deemed to be a party in interest for purposes of, contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims and for making distributions to holders of Allowed General Unsecured Claims in accordance with the Plan and the GUC Litigation Trust Agreement.

(d) Solely for purposes of effectuating the Global Settlement and for purposes of distributions on account of General Unsecured Claims in accordance with Section 4.4 of the Plan, (i) the GUC Litigation Trust Assets shall include all GUC Litigation Trust Causes of Action irrespective of which Debtor owns such GUC Litigation Trust Causes of Action, (ii) each holder of a General Unsecured Claim shall receive its Pro Rata share of the GUC Litigation Trust Interests, irrespective of the Debtor against which such General Unsecured Claim was filed, (iii) all Guarantee Claims will not be entitled to distributions from the GUC Litigation Trust, (iv) all multiple General Unsecured Claims against any Debtors on account of joint obligations of two or more Debtors shall be treated as a single General Unsecured Claim, and (v) Intercompany Claims shall not participate in recoveries from the GUC Litigation Trust.

4.	Plan Implementation

(a) On or before the LLC Transfer Election Date, the Debtors, with the consent of the Requisite Ad Hoc Committee Members, shall elect whether or not to consummate the LLC Transfer.

(b) In the event the LLC Transfer occurs, and in accordance with the APA and the other LLC Transfer Transactions, (i) substantially all of the Assets directly owned by Holdings II shall be transferred to and vest in the Acquisition Companies and (ii) the Acquisition Companies shall assume all of the obligations of Holdings II pursuant to the Plan and all rights of Holdings II under the Plan shall vest in the Acquisition Companies. For the avoidance of doubt, none of the GUC Litigation Trust Causes of Action directly or indirectly owned by Holdings II nor the stock of Tops Markets II Corporation owned by Tops Holding LLC shall be transferred directly or indirectly to the Acquisition Companies. Additionally, the transfer of the GUC Litigation Trust Causes of Action and the GUC Litigation Trust Payment to the GUC Litigation Trust shall occur before the LLC Transfer occurs.

5.	Restructuring Transactions; Effectuating Documents

(a) Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, may, with the consent of the Requisite Ad Hoc Committee Members (such consent not to be unreasonably withheld), take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan (including the LLC Transfer or the Merger, as applicable), including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or federal law, (iv) the execution and delivery of the Definitive Documents, (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) such other transactions that are necessary or appropriate to implement the Plan in the most tax efficient manner, and (vii) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, the New Second Lien Notes Indenture, or the LLC Transfer Transaction Documents (if applicable), provided that none of the foregoing actions shall violate the terms of any executory contract or unexpired lease assumed pursuant to the Plan or otherwise.

(b) Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c) All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, or directors or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

6.	Continued Corporate Existence; Dissolution

(a) Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action that may be necessary or appropriate as permitted by applicable law, instruments and agreements, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.

(b) In the event that the LLC Transfer does not occur, on the Effective Date, and without the need for any further action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, Holdings II shall merge with and into Tops MBO Corporation (the “Merger”), pursuant to which all outstanding Existing Holdings II Interests shall be cancelled in accordance with Section 4.6 of the Plan, and all assets and liabilities of Holdings II shall become the assets or liabilities of Tops MBO Corporation. The Merger shall be treated as a “reorganization” under section 368(a) of the Tax Code for U.S. federal, and applicable state and local, income tax purposes. The timing, form, and substance of the Merger shall be satisfactory to the Debtors and the Requisite Ad Hoc Committee Members.

(c) After the Effective Date, the Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable law. In the event the LLC Transfer occurs, Tops MBO Corporation, Reorganized Holdings II and Tops Markets II Corporation, shall be dissolved on or as promptly as practicable after the Effective Date. Any such dissolution described in Section 5.6(c) of the Plan may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by any shareholder, director, manager, or member of the Debtors.

7.	Exit Facilities

(a) On the Effective Date, and solely to the extent that the Allowed DIP ABL Lenders consent to the refinancing of the DIP ABL Facility by the Exit ABL Facility (which refinancing may be done through a cashless settlement), (i) all Obligations (as such term is defined in the DIP ABL Credit Agreement), other than DIP Professional Fees, shall be automatically converted to and deemed to be Obligations under, and as defined in, the Exit ABL Credit Agreement (ii) the letters of credit issued and outstanding under the DIP ABL Credit Agreement shall be converted to letters of credit deemed issued and outstanding under the Exit ABL Credit Agreement, and (iii) all Collateral (as such term is defined in the DIP ABL Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP ABL Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit ABL Credit Agreement in the order of priority set forth in subsection (c) to Section 5.7 of the Plan. If the holders of the Allowed DIP ABL Claims do not agree to receive pro rata shares of the Exit ABL Facilities, the Liens and security interests that secure the Obligations under the DIP ABL Credit Agreement shall not be released until the payment in full in Cash of the Allowed DIP ABL Claims in accordance with Section 2.4(a) of the Plan.

(b) On the Effective Date, or as soon as reasonably practicable thereafter, all Obligations (as such term is defined in the DIP Term Loan Credit Agreement), other than DIP Professional Fees, shall be repaid in full in Cash with the proceeds of the Exit Term Loans, together with the additional Exit Term Loans to be provided to the Debtors. All Collateral (as such term is defined in the DIP Term Loan Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP Term Loan Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit Term Loan Credit Agreement in the order of set forth in subsection (c) to Section 5.7 of the Plan. The Exit ABL Facility and the Exit Term Loans and the proceeds thereof shall be used to (i) satisfy Allowed DIP Claims, (ii) fund other distributions, costs and expenses contemplated by the Plan, (iii) fund general working capital and for general corporate purposes of the Reorganized Debtors.

(c) The Obligations under the Exit ABL Credit Agreement shall be secured by valid and perfected (i) first priority security interests in, and Liens on, the DIP ABL Priority Collateral, and (ii) third priority security interests in, and Liens on, the DIP Term Loan Priority Collateral. The Obligations under the Exit Term Loan Credit Agreement shall be secured by valid and perfected (i) first priority security interests in, and Liens on, the DIP Term Loan Priority Collateral, and (ii) second priority security interests in, and Liens on, the DIP ABL Priority Collateral. The New Second Lien Notes shall be secured by valid and perfected (i) second priority security interests in, and Liens on, the DIP Term Loan Priority Collateral, and (ii) third priority security interests in, and Liens on, the DIP ABL Priority Collateral.

(d) On the Effective Date, the Exit ABL Credit Agreement and the Exit Term Loan Credit Agreement shall be executed and delivered. The Reorganized Debtors or Summit, as applicable, shall be authorized to execute, deliver, and enter into and perform under the Exit ABL Credit Agreement and the Exit Term Loan Credit Agreement without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

8.	New Second Lien Notes

(a) On the Effective Date, Reorganized Tops Markets shall issue the New Second Lien Notes on the terms set forth in the Plan and the New Second Lien Notes Indenture. The Liens granted to secure the Obligations under the New Second Lien Notes shall be subject to customary intercreditor arrangements and shall be in the order of priority set forth in Section 5.7(c) of the Plan.

(b) On the Effective Date, the New Second Lien Notes Indenture shall be executed and delivered. The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the New Second Lien Notes Indenture without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

9.	Authorization, Issuance, and Distribution of New Second Lien Notes and New Equity Interests

On and after the Effective Date, (i) Reorganized Tops Markets is authorized to issue or, cause to be issued, and shall issue the New Second Lien Notes, (ii) in the event that the LLC Transfer does not occur, Reorganized Holdings is authorized to issue, or cause to be issued, and shall issue the New Equity Interests, and (iii) in the event the LLC Transfer does occur, and in accordance with the APA and the LLC Transfer Transaction Documents, Summit shall issue the New Equity Interests and shall contribute the New Equity Interests indirectly to the Acquisition Companies, and, immediately thereafter, the

Acquisition Companies shall transfer the New Equity Interests to Holdings II, and, in each case, Reorganized Tops Markets, Holdings II or Reorganized Holdings, as applicable, shall direct DTC to distribute the New Second Lien Notes or New Equity Interests, as applicable, to the holders of the Senior Secured Notes Claims in accordance with the terms of Section 4.3 of the Plan and pursuant to the Management Incentive Plan, without the need for any further corporate, limited liability company, or shareholder action. All of the New Equity Interests distributable under the Plan shall be duly authorized, validly issued, and fully paid and non-assessable. On the Effective Date, each Person that receives any portion of the New Equity Interests shall be deemed to have executed, without any further action by the Debtors or any other party, the Shareholders Agreement.

10.	Section 1145 Exemption

(a) The offer, issuance, and distribution of the New Second Lien Notes and the New Equity Interests, as applicable, under the Plan to holders of Senior Secured Notes Claims under Section 4.3 of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

(b) Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including any restrictions on the transferability under the terms of the Amended Organizational Documents, (iv) any applicable procedures of DTC, and (v) applicable regulatory approval.

11.	Cancellation of Existing Securities and Agreements

(a) Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Allowed DIP ABL Claims, Allowed DIP Term Loan Claims, Allowed Senior Secured Notes Claims, Allowed OpCo Unsecured Notes Claims and Allowed HoldCo Unsecured Notes Claims, or any Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

(b) Notwithstanding such cancellation and discharge and the releases contained in Article X of the Plan, the DIP ABL Credit Agreement, the DIP Term Loan Credit Agreement, the Senior Secured Notes Indenture, the OpCo Unsecured Notes Indenture, and the HoldCo Unsecured Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the holders of Allowed DIP ABL Claims, Allowed DIP Term Loan Claims, Allowed Senior Secured Notes Claims, Allowed OpCo Unsecured Notes Claims and Allowed HoldCo Unsecured Notes Claims to receive distributions under the Plan, (ii) allow the Debtors, the Reorganized Debtors, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee, the HoldCo Unsecured Notes Trustee and the Disbursing Agent to make post-Effective Date Distributions or take such other action pursuant to the Plan on account of the Allowed ABL Claims, Allowed DIP Term Loan Claims, Allowed Senior Secured Notes Claims, Allowed OpCo Unsecured Notes Claims, and Allowed HoldCo Unsecured Notes Claims, as applicable, and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims in accordance with the Plan, (iii) allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents, (iv) allow the DIP ABL Agent, the DIP Term Loan Agent, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee and/or the HoldCo Unsecured Notes Trustee to enforce any obligations owed to them under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses pursuant to their respective Charging Liens as provided in the Indentures), (v) permit the DIP ABL Agent, the DIP Term Loan Agent, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee and/or the HoldCo Unsecured Notes Trustee to perform any function necessary to effectuate the foregoing, and (vi) permit the DIP ABL Agent, the DIP Term Loan Agent, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee and/or the HoldCo Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the DIP ABL Documents, the DIP Term Loan Documents, the Senior Secured Notes Indenture, the OpCo Unsecured Notes Indenture, or the HoldCo Unsecured Notes Indenture, as applicable, provided that nothing in Section 5.11 of the Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors. For the avoidance of doubt, each of the Indenture Trustees shall be entitled to assert its respective Charging Liens arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement to obtain payment of its Indenture Trustee Fees and Expenses.

(c) Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 5.11 of the Plan shall be deemed null and void and shall be of no force and effect. Nothing contained in the Plan shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or unexpired lease to the extent such executory contract or unexpired lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or in the Plan.

(d) Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the Indenture Trustees shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order, and (ii) except with respect to such other rights of the Indenture Trustees that, pursuant to the applicable Indentures, survive the termination of such Indentures. Subsequent to the performance by each Indenture Trustee of its obligations pursuant to the Plan and Confirmation Order, such Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the applicable Indenture. The Reorganized Debtors shall reimburse the Senior Secured Notes Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

12.	Retention of Causes of Action

Except as provided in Sections 5.21 and 10.10 of the Plan,13 on the Effective Date, each Debtor or Reorganized Debtor shall retain all of its Causes of Action. Each Debtor or Reorganized Debtor may enforce, prosecute, settle, release, or compromise (or decline to do any of the foregoing) all such Causes of Action.

[13]

The GUC Litigation Trust Causes of Action include, among other things, any Avoidance Actions against holders of General Unsecured Claims solely to the extent that such Avoidance Actions may be asserted as a defense to such General Unsecured Claims by the Debtors, their Estates, or the Reorganized Debtors pursuant to section 502(d) of the Bankruptcy Code.

13.	Officers and Boards of Directors

(a) On the Effective Date, the initial directors of the New Board shall consist of the Chief Executive Officer, one (1) Independent Director, and additional individuals designated by the Ad Hoc Committee. The members of the boards of directors or managers of the Reorganized Debtors (other than Reorganized Holdings or Summit, as applicable), to the extent deemed necessary by the New Board, shall be selected by the New Board. The composition of the New Board shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b) Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Sections 5.15 and 5.16 of the Plan, the Key Employee Agreements, and applicable non-bankruptcy law.

(c) Except to the extent that a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.

(d) Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

14.	Cancellation of Liens

Except as otherwise specifically provided in the Plan, including pursuant to Section 5.7 of the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

15.	Employee Matters

(a) Subject to Section 5.16 of the Plan and the KERP Order, on the Effective Date, the Reorganized Debtors shall assume the Current Employee Arrangements, including the Key Employee Agreements, provided that to the extent a Current Employee Arrangement or Benefit Plan provides solely for an award or potential award of Existing Holdings II Interests or Existing MBO Interests, such Existing Holdings II Interests or Existing MBO Interests shall be treated in accordance with Sections 4.6 and 4.7, respectively, provided further that Insiders shall not receive any payments on account of amounts owed under the General Management Incentive Plan that have accrued between the Commencement Date and the Effective Date. Notwithstanding anything to the contrary in the Current Employee Arrangements or the Key Employee Agreements, the consummation of the Plan shall not be treated as or constitute a change in control or change of control or other similar transaction under the Current Employee Arrangements or the Key Employee Agreements.

(b) For the avoidance of doubt, the Employment Arrangements for the Debtors’ union employees shall be governed by the terms of the applicable Collective Bargaining Agreements, in accordance with Section 8.5 of the Plan.

(c) On the Effective Date, the Former Employee Arrangements shall be deemed rejected in accordance with Section 8.1 of the Plan, provided that the Reorganized Debtors shall continue to honor all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

16.	Management Incentive Plan

On the Effective Date, the New Board shall adopt the Management Incentive Plan.

The Management Incentive Plan is a post-emergence management incentive plan to be adopted and to become effective on the Effective Date under which (i) Cash awards in an aggregate amount of $3,600,000 and (ii) ten percent (10%) of the New Equity Interests outstanding on a fully diluted basis issued on the Effective Date shall be issued and reserved for issuance to certain of the Reorganized Debtors’ employees on the terms set forth in the Management Incentive Plan Term Sheet annexed hereto as Exhibit D to the Plan. The Debtors believe that five (5) of the persons participating in the Management Incentive Plan are “insiders” pursuant to section 101(31) of the Bankruptcy Code. Such persons will be receiving in the aggregate approximately seventy-nine percent (79%) of the New Equity Interests (in the form of restricted stock units or options) to be granted on the Effective Date and one hundred percent (100%) of the Cash awards to be granted on the Effective Date, each as pursuant to the Management Incentive Plan.

The U.S. Trustee has raised certain questions about the Management Incentive Plan, including asserting that it must comply with section 503(c) of the Bankruptcy Code. The Debtors disagree and believe that section 503(c) of the Bankruptcy Code is inapplicable to the Management Incentive Plan which is a post-emergence incentive plan. See, e.g., In re Journal Register Co., 407 B.R. 520, 535-56 (Bankr. S.D.N.Y. 2009), Reargument Denied 2009 WL 2913446 (July 21, 2009), Appeal Dismissed 452 B.R. 367 (S.D.N.Y. 2010); In re Dana Corp., 358 B.R. 567, 578 (Bankr. S.D.N.Y. 2006).

17.	Nonconsensual Confirmation

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

18.	Closing of Chapter 11 Cases

On the Effective Date, all of the Chapter 11 Cases shall be closed other than the lead Chapter 11 Case of In re Tops Holding II Corporation (Case No. 18-22279 (RDD)), and, except as otherwise provided in the Plan, Debtor Tops Holding II Corporation, the Reorganized Debtors, and the GUC Litigation Trust, as applicable, shall be entitled to prosecute claims and defenses, make distributions, and attend to other wind-down affairs on behalf of each of the other former Debtors as if such Debtors’ estates continued to exist, solely for these purposes. From and after the Effective Date, Debtor Tops Holding II Corporation shall be entitled to change its name to Grocery Liquidation Corporation or any similar name, and the caption of its Chapter 11 Case shall be adjusted accordingly upon the filing of notice of such corporate name change on the Bankruptcy Court’s docket. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case of Tops Holding II Corporation.

19.	Notice of Effective Date

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

20.	Separability

Notwithstanding the combination of the separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still, subject to the consent of the applicable Debtors and the Requisite Ad Hoc Committee Members, confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

21.	GUC Litigation Trust

(a) Creation and Governance of the GUC Litigation Trust. On the Effective Date, the Debtors shall transfer the GUC Litigation Trust Payment to the GUC Litigation Trust and the Debtors and the GUC Litigation Trustee shall execute the GUC Litigation Trust Agreement and shall take all steps necessary to establish the GUC Litigation Trust in accordance with the Plan and the beneficial interests therein, which shall be for the benefit of the GUC Litigation Trust Beneficiaries. In the event of any conflict between the terms of the Plan and the terms of the GUC Litigation Trust Agreement, the terms of the Plan shall govern. Additionally, on the Effective Date, the Debtors shall transfer and shall be deemed to transfer to the GUC Litigation Trust all of their rights, title and interest in and to all of the GUC Litigation Trust Assets, and in accordance with section 1141 of the Bankruptcy Code, the GUC Litigation Trust Assets shall automatically vest in the GUC Litigation Trust free and clear of all Claims and Liens, subject only to (a) GUC Litigation Trust Interests, and (b) the expenses of the GUC Litigation Trust as provided for in the GUC Litigation Trust Agreement, and such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. The GUC Litigation Trustee shall be the exclusive trustee of the assets of the GUC Litigation Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representatives of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, solely for purposes of carrying out the GUC Litigation Trustee’s duties under the GUC Litigation Trust Agreement. The GUC Litigation Trust shall be governed by the GUC Litigation Trust Agreement and administered by the GUC Litigation Trustee.

The powers, rights and responsibilities of the GUC Litigation Trustee shall be specified in the GUC Litigation Trust Agreement and shall include the authority and responsibility to, among other things, take the actions set forth in Section 5.21 of the Plan. The GUC Litigation Trustee shall hold and distribute the GUC Litigation Trust Assets in accordance with the provisions of the Plan and the GUC Litigation Trust Agreement. Other rights and duties of the GUC Litigation Trustee and the GUC Litigation Trust Beneficiaries shall be as set forth in the GUC Litigation Trust Agreement. After the Effective Date, the Debtors and the Reorganized Debtors shall have no interest in the GUC Litigation Trust Assets except as set forth in the GUC Litigation Trust Agreement.

(b) Purpose of the GUC Litigation Trust. The GUC Litigation Trust shall be established for the purpose of liquidating the GUC Litigation Trust Assets, distributing the GUC Litigation Trust Distributable Proceeds, if any, reconciling General Unsecured Claims as provided for in the Plan and, if, as and to the extent determined by the GUC Litigation Trustee pursuant to the GUC Litigation Trust Agreement, distributing the GUC Litigation Trust Payment to the GUC Litigation Trust Beneficiaries in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c) Litigation Trustee and Litigation Trust Agreement. The GUC Litigation Trust Agreement generally will provide for, among other things: (i) the payment of the GUC Litigation Trust Expenses; (ii) the payment of other reasonable expenses of the GUC Litigation Trust, including the cost of pursuing the GUC Litigation Trust Causes of Action; (iii) the retention of counsel, accountants, financial advisors or other professionals and the payment of their reasonable compensation; (iv) the investment of Cash by the GUC Litigation Trustee within certain limitations, including those specified in the Plan; (v) the orderly liquidation of the GUC Litigation Trust Assets; and (vi) litigation of any GUC Litigation Trust Causes of Action, which may include the prosecution, settlement, abandonment or dismissal of any such Litigation Trust Causes of Action.

Except as otherwise ordered by the Bankruptcy Court, the GUC Litigation Trust Expenses shall be paid solely from the GUC Litigation Trust Assets in accordance with the Plan and the GUC Litigation Trust Agreement.

The GUC Litigation Trustee, on behalf of the GUC Litigation Trust, may employ, without further order of the Bankruptcy Court, professionals (including Professionals previously retained by the Creditors’ Committee) to assist in carrying out its duties in the Plan and may compensate and reimburse the reasonable expenses of these professionals without further order of the Bankruptcy Court from the GUC Litigation Trust Assets in accordance with the Plan and the GUC Litigation Trust Agreement. The GUC Litigation Trust Agreement may include reasonable and customary provisions that allow for indemnification by the GUC Litigation Trust. Any such indemnification shall be the sole responsibility of the GUC Litigation Trust and payable solely from the GUC Litigation Trust Assets.

In furtherance of and consistent with the purpose of the GUC Litigation Trust and the Plan, the GUC Litigation Trustee, for the benefit of the GUC Litigation Trust, shall (a) hold the GUC Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries, (b) make distributions of GUC Litigation Trust Distributable Proceeds as provided in the Plan and in the GUC Litigation Trust Agreement and (c) have the power and authority to prosecute and resolve any GUC Litigation Trust Causes of Action. The GUC Litigation Trustee shall be responsible for all decisions and duties with respect to the GUC Litigation Trust and the GUC Litigation Trust Assets, except as otherwise provided in the GUC Litigation Trust Agreement. In all circumstances, the GUC Litigation Trustee shall act in the best interests of the GUC Litigation Trust Beneficiaries.

(d) Compensation and Duties of the GUC Litigation Trustee. The salient terms of the GUC Litigation Trustee’s employment, including the GUC Litigation Trustee’s duties and compensation (which compensation shall be negotiated by the GUC Litigation Trustee and the Creditors’ Committee), shall be set forth in the GUC Litigation Trust Agreement. The GUC Litigation Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy cases.

(e) Cooperation of Reorganized Debtors. Subject to subsection (f) of Section 5.21 of the Plan, the Debtors, Reorganized Debtors, or Acquisition Companies, as applicable, upon reasonable notice, shall provide reasonable cooperation with the GUC Litigation Trustee in the administration of the GUC Litigation Trust, including providing reasonable access to pertinent documents, including books and records, to the extent the Debtors, Reorganized Debtors, or Acquisition Companies have such information and/or documents, to the Litigation Trustee sufficient to enable the GUC Litigation Trustee to perform its duties under the Plan. The Reorganized Debtors or Acquisition Companies, as applicable, shall reasonably cooperate with the GUC Litigation Trustee in the administration of the GUC Litigation Trust, including, providing reasonable access to documents and current officers and directors with respect to (i) the prosecution of the GUC Litigation Trust Causes of Action, and (ii) contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims, in each case, the GUC Litigation Trust agrees to reimburse reasonable out-of-pocket expenses for preservation of documents, copying or similar expenses.

The collection, review, and preservation of documents for any investigation or litigation by the GUC Litigation Trust shall be at the expense of the GUC Litigation Trust.

(f) Preservation of Privilege. The Debtors and the GUC Litigation Trust shall enter into a common interest agreement whereby the Debtors will be able to share documents, information or communications (whether written or oral) relating to the GUC Litigation Trust Assets and contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims that are otherwise covered by attorney-client privilege, work product privilege, or other privileges or immunity. The GUC Litigation Trust shall seek to preserve and protect all applicable privileges attaching to any such documents, information, or communications. The GUC Litigation Trustee’s receipt of such documents, information or communications shall not constitute a waiver of any privilege. All privileges shall remain in the control of the Debtors or the Reorganized Debtors, as applicable, and the Debtors or the Reorganized Debtors retain the right to waive their own privileges.

(g) United States Federal Income Tax Treatment of the GUC Litigation Trust. The GUC Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d) and in compliance with Rev. Proc. 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code to the holders of General Unsecured Claims, consistent with the terms of the Plan. The sole purpose of the GUC Litigation Trust shall be the liquidation and distribution of the GUC Litigation Trust Assets in accordance with Treas. Reg. § 301.7701-4(d), including the resolution of General Unsecured Claims in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business. All parties (including the Debtors and the Estates, holders of General Unsecured Claims and GUC Litigation Trustee) shall report consistently with such treatment. All parties shall report consistently with the valuation of the GUC Litigation Trust Assets transferred to the GUC Litigation Trust as determined by the GUC Litigation Trustee (or its designee). The GUC Litigation Trustee shall be responsible for filing returns for the GUC Litigation Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a). The GUC Litigation Trustee shall annually send to each holder of an interest in the GUC Litigation Trust a separate statement regarding the receipts and expenditures of the trust as relevant for U.S. federal income tax purposes. Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the GUC Litigation Trustee), the GUC Litigation Trustee will timely elect to (x) treat any portion of the GUC Litigation Trust allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections) and (y) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Debtors and the Estates, holders of General Unsecured Claims and GUC Litigation Trustee) shall report for United States federal, state, and local income tax purposes consistently with the foregoing.

(h) Tax Reporting. The GUC Litigation Trustee shall file tax returns for the GUC Litigation Trust treating the GUC Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a).

Except to the extent definitive guidance from the Internal Revenue Service or a court of competent jurisdiction (including the issuance of applicable Treasury Regulations, the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one) indicates that such valuation is not necessary to maintain the treatment of the GUC Litigation Trust as a liquidating trust for purposes of the Tax Code and applicable Treasury Regulations, as soon as reasonably practicable after the GUC Litigation Trust Assets are transferred to the GUC Litigation Trust, the GUC Litigation Trustee shall make a good faith valuation of the GUC Litigation Trust Assets. Such valuation shall be made available from time to time to all parties to the GUC Litigation Trust Agreement, to the extent relevant to such parties for tax purposes, and shall be used consistently by such parties for all United States federal income tax purposes.

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the GUC Litigation Trustee), allocations of GUC Litigation Trust taxable income or loss shall be allocated by reference to the manner in which any economic gain or loss would be borne immediately after a hypothetical liquidating distribution of the remaining GUC Litigation Trust Assets. The tax book value of the GUC Litigation Trust Assets for purpose of this paragraph shall equal their fair market value on the date the GUC Litigation Trust Assets are transferred to the GUC Litigation Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

The GUC Litigation Trustee shall be responsible for payment, out of the GUC Litigation Trust Assets, of any taxes imposed on the GUC Litigation Trust or its assets (including in respect of any distributions or deemed distributions in connection with the allowance of Disputed Claims). In the event of insufficient cash allocable to a particular Disputed Claim, that the GUC Litigation Trustee shall be authorized to sell all or part of the underlying assets reserved in respect of such Claim to pay the associated tax liability.

The GUC Litigation Trustee shall distribute such notices to the GUC Litigation Trust Beneficiaries as the GUC Litigation Trustee determines are necessary or desirable.

(i) GUC Litigation Trust Assets. The GUC Litigation Trustee shall have the exclusive right on behalf of the GUC Litigation Trust, to institute, file, prosecute, enforce, settle, compromise, release, abandon, or withdraw any and all GUC Litigation Trust Causes of Action without any further order of the Bankruptcy Court, except as otherwise provided in the Plan or in the GUC Litigation Trust Agreement. From and after the Effective Date, the GUC Litigation Trustee, in accordance with section 1123(b)(3) of the Bankruptcy Code, and on behalf of the GUC Litigation Trust, shall serve as a representative of the Estates, solely for purposes of carrying out the GUC Litigation Trustee’s duties under the GUC Litigation Trust Agreement. In connection with the investigation, prosecution and/or compromise of the GUC Litigation Trust Causes of Action, the GUC Litigation Trustee may expend such portion of the GUC Litigation Trust Assets as the GUC Litigation Trustee deems necessary.

(j) Litigation Trust Fees and Expenses. From and after the Effective Date, the GUC Litigation Trustee, on behalf of the GUC Litigation Trust, shall, in the ordinary course of business and without the necessity of any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by the GUC Litigation Trust and any professionals retained by the GUC Litigation Trust from the GUC Litigation Trust Assets, except as otherwise provided in the GUC Litigation Trust Agreement.

(k) Distribution of Unrestricted Cash. The GUC Litigation Trustee shall distribute to the GUC Litigation Trust Beneficiaries on account of their interests in the GUC Litigation Trust, at least annually, its net income plus all net proceeds from the sale of assets, except that the GUC Litigation Trust may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the GUC Litigation Trust Assets or to meet claims and contingent liabilities.

(l) Litigation Trust Funding. In the event the GUC Litigation Trust requires litigation funding (comprised of reasonable legal and other reasonable professional fees, costs and expenses) in excess of the GUC Litigation Trust Payment, the GUC Litigation Trustee may obtain litigation financing from third parties on terms acceptable to the GUC Litigation Trustee in its sole discretion.

(m) Distributions to Litigation Trust Beneficiaries. The GUC Litigation Trustee may, in its discretion, distribute any portion of the GUC Litigation Trust Payment to the holders of GUC Litigation Trust Interests at any time and/or use such funds for any purpose permitted under the Plan, the GUC Trust Agreement and applicable law.

(n) Cash Investments. The GUC Litigation Trustee may invest Cash (including any earnings thereon or proceeds therefrom); provided, however, that such investments are investments permitted to be made by a “liquidating trust” within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings or other controlling authorities.

(o) Single Satisfaction of Allowed General Unsecured Claims. Notwithstanding anything to the contrary in the Plan, in no event shall holders of Allowed General Unsecured Claims recover more than the full amount of their Allowed General Unsecured Claims from the GUC Litigation Trust Distributable Proceeds, if any, and the GUC Litigation Trust Payment.

(p) Dissolution of the GUC Litigation Trust. The GUC Litigation Trustee and the GUC Litigation Trust shall be discharged or dissolved, as the case may be, at such time as (a) the GUC Litigation Trustee determines that the pursuit of additional GUC Litigation Trust Causes of Action is not likely to yield sufficient additional proceeds to justify further pursuit of such claims and (b) all distributions of GUC Litigation Trust Distributable Proceeds required to be made by the GUC Litigation Trustee under the Plan have been made, but in no event shall the GUC Litigation Trust be dissolved later than five years from the Effective Date unless the Bankruptcy Court, upon motion made within the six-month period before such fifth anniversary (and, in the event of further extension, at least six months before the end of the preceding extension), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the GUC Litigation Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery on, and liquidation of, the GUC Litigation Trust Assets. Upon dissolution of the GUC Litigation Trust, any remaining GUC Litigation Trust Assets shall be distributed to all GUC Litigation Trust Beneficiaries in accordance with the Plan and the GUC Litigation Trust Agreement as appropriate.

E.	Distributions

1.	Distributions Generally

Except as otherwise provided in the Plan and in the GUC Litigation Trust Agreement, the Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Notwithstanding anything in the Plan to the contrary, distributions to the GUC Litigation Trust Beneficiaries shall be made by the GUC Litigation Trustee as and when provided for in the GUC Litigation Trust Agreement.

2.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors, the Reorganized Debtors, or Summit shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount. For the avoidance of doubt, the Distribution Record Date shall not apply to the Senior Secured Notes, the holders of which shall receive a distribution in accordance with Article IV of the Plan and the customary procedures of DTC on or as soon as practicable after the Effective Date.

3.	Date of Distributions

Except as otherwise provided in the Plan and in the GUC Litigation Trust Agreement, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic distribution dates to the extent they reasonably determine them to be appropriate.

4.	Disbursing Agent

A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions under the Plan shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.19 of the Plan.

5.	Rights and Powers of Disbursing Agent

(a) From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including holders of Claims against and Interests in the Debtors and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b) A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.	Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.	No Postpetition Interest on Claims

Except as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Commencement Date, provided that, other than with respect to DIP Claims or other Secured Claims, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment. For the avoidance of doubt, the DIP Claims may accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing the DIP Claims.

8.	Delivery of Distributions

(a) Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing in the Plan shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.19 of the Plan.

(b) Distributions of the New Second Lien Notes or the New Equity Interests to be held through DTC shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Second Lien Notes or New Equity Interests to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date in accordance with DTC’s book-entry procedures, to the extent applicable; provided that such New Second Lien Notes or New Equity Interests are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Second Lien Notes or New Equity Interests are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Tops Markets, Holdings II or Reorganized Holdings, as applicable, will take such reasonable actions as may be required to cause distributions of the New Second Lien Notes or the New Equity Interests under the Plan. No distributions will be made other than through DTC if the New Equity Interests are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited. The Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC in an attempt to ensure that any distribution on account of an Allowed Senior Secured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

9.	Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

10.	Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors or the Acquisition Companies, as applicable, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

11.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors or, in the event the LLC Transfer occurs, anything that would revert to Holdings II shall revert to the Acquisition Companies as the acquirers of substantially of the Assets of Holdings II, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

12.	Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

13.	Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

14.	Fractional Stock and Notes

No fractional shares or equity interests of New Equity Interests shall be distributed. If any distributions of New Equity Interests pursuant to the Plan would result in the issuance of a fractional share or equity interest of New Equity Interests, then the number of shares or equity interests of New Equity Interests to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share or equity interest (with a half share or equity interest or greater rounded up and less than a half share or equity interest rounded down). The total number of shares or equity interests of New Equity Interests, as applicable, to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in Section 6.14 of the Plan. No consideration shall be provided in lieu of fractional shares or equity interests that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than (1) share or equity interest of New Equity Interests. Any New Equity Interest that is not distributed in accordance with Section 6.14 of the Plan shall be returned to, and ownership thereof shall vest in, Reorganized Holdings or the Acquisition Companies, as applicable. The New Second Lien Notes shall be issued in denomination of $1,000 and integral multiples of $1.00 and any other amounts shall be rounded down.

15.	Minimum Cash Distributions

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder of an Allowed Claim; provided that if any distribution is not made pursuant to Section 6.15 of the Plan, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

16.	Setoffs and Recoupments

The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided that neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

17.	Allocation of Distributions between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Debtors or the Reorganized Debtors), distributions with respect to Allowed Senior Secured Notes Claim and Allowed General Unsecured Claims shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

18.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

19.	Withholding and Reporting Requirements

(a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or their respective property.

F.	Procedures for Disputed Claims

1.	Objections to Claims

The Reorganized Debtors shall exclusively be entitled to object to Claims, provided that, the GUC Litigation Trustee shall exclusively be entitled to object to General Unsecured Claims in Class 4. After the Effective Date, the Reorganized Debtors or the GUC Litigation Trust, as applicable, shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Any objections to Claims shall be served and filed on or before the later of (a) one-hundred and eighty (180) days after the Effective Date, and (b) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court), provided that, the deadline for the GUC Litigation Trustee to file and serve objections to General Unsecured Claims in Class 4 shall be tolled until the earlier of (i) ninety (90) days after the GUC Litigation Trust Causes of Action have been fully liquidated, and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court).

2.	Resolution of Disputed Administrative Expenses and Disputed Claims

On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court, other than with respect to Fee Claims, provided that if the GUC Litigation Trust is created, the GUC Litigation Trust shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to General Unsecured Claims without approval of the Bankruptcy Court.

3.	Payments and Distributions with Respect to Disputed Claims

Notwithstanding anything in the Plan to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.	Distributions after Allowance

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in the Plan (net of any taxes incurred by the GUC Litigation Trust on account of, or otherwise allocable to, such Disputed Claims), without interest, as provided in Section 7.9 of the Plan. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

5.	Disallowance of Claims

Except to the extent otherwise agreed to by the GUC Litigation Trustee with respect to General Unsecured Claims, any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the

Reorganized Debtors. All proofs of claim filed on account of an indemnification obligation to a current or former director, officer, or employee shall be deemed satisfied and expunged from the claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

6.	Estimation of Claims

The Debtors, the Reorganized Debtors, the Acquisition Companies, or the GUC Litigation Trust as to General Unsecured Claims, as applicable, may determine, resolve and otherwise adjudicate all contingent Claims, unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ or Reorganized Debtors’ choice having jurisdiction over the validity, nature or amount thereof. The Debtors, the Reorganized Debtors, or the GUC Litigation Trustee with respect to General Unsecured Claims, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any party has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent Claim, unliquidated Claim or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors, the Reorganized Debtors, or the GUC Litigation Trustee, as applicable, may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

7.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

8.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

9.	Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date.

G.	Executory Contracts and Unexpired Leases

1.	General Treatment

(a) As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date, (iv) is a Current Employee Arrangement (including the Key Employee Agreements), or (v) is specifically designated as a contract or lease to be assumed on the Assumption Schedule.

(b) Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed or assumed and assigned pursuant to the Plan (including pursuant to the LLC Transfer) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms.

2.	Determination of Cure Disputes and Deemed Consent

(a) Any Cure Amount shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree.

(b) The Debtors shall file, as part of the Plan Supplement, the Assumption Schedule. At least twenty-one (21) days before the commencement of the Confirmation Hearing, the Debtors shall serve a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Plan and, where applicable, setting forth the proposed Cure Amount (if any). Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within ten (10) days of the service of the assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Amount (i) shall be deemed to have assented to such assumption, assumption and assignment, or Cure Amount, notwithstanding any provision thereof that purports to (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (2) terminate or permit the termination of a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan, and (ii) shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment, as applicable, thereafter.

(c) If there is a dispute pertaining to the assumption of an executory contract or unexpired lease (other than a dispute pertaining to a Cure Amount), such dispute shall be heard by the Bankruptcy Court prior to the assumption being effective; provided that the Debtors or the Reorganized Debtors may settle any such dispute without any further notice to, or action by, any party or order of the Bankruptcy Court.

(d) To the extent a dispute relates to Cure Amounts, the Debtors may assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of such cure dispute, provided that the Debtors or the Reorganized Debtors reserve Cash in an amount sufficient to pay the full amount reasonably asserted as the Cure Amount by the counterparty to such executory contract or unexpired lease.

(e) Assumption or assumption and assignment (including pursuant to the LLC Transfer) and full payment of any applicable Cure Amount of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired Lease. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such executory contract or unexpired lease.

3.	Rejection Damages Claims

In the event that the rejection of an executory contract or unexpired lease under the Plan results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Acquisition Companies, or their respective Estates, properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors or the Reorganized Debtors, as applicable, no later than forty-five (45) days after the Effective Date.

4.	Survival of the Debtors’ Indemnification Obligations

Any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify officers, directors, agents, or employees employed by the Debtors on or after the Commencement Date with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by the Plan; provided that the Reorganized Debtors shall not indemnify any persons for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence or willful misconduct. All such obligations shall be deemed and treated as executory contracts that are assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations in the Plan shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code. None of the Reorganized Debtors or Summit will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

5.	Collective Bargaining Agreements

(a) The New Teamsters Collective Bargaining Agreements shall remain in full force and effect on and after the Effective Date.

(b) If the Amended UFCW Local One Collective Bargaining Agreements and the Amended UFCW Local 1776 KS Collective Bargaining Agreement have become effective, such agreements shall remain in full force and effect after the Effective Date subject to the respective terms thereof and in accordance with the UFCW Local One Settlement Order. If the Amended UFCW Local One Collective Bargaining Agreements and the Amended UFCW Local 1776 KS Collective Bargaining Agreement are not in effect on the Effective Date, the terms and conditions of the UFCW Local One Modification Order shall govern the terms and conditions of employment of the employees represented by UFCW Local One and UFCW Local 1776 KS.

(c) On the Effective Date, the Debtors shall assume the Other Collective Bargaining Agreements, subject to the respective terms thereof, pursuant to section 1113 of the Bankruptcy Code, and the Other Collective Bargaining Agreements shall continue as obligations of the applicable Reorganized Debtors.

6.	Insurance Contracts

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, any other document related to any of the foregoing (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction or release, requires any party to opt out of any releases or confers Bankruptcy Court jurisdiction):

(a) On the Effective Date, all Insurance Contracts shall be deemed and treated as executory contracts and shall be assumed pursuant to section 105 and 365 of the Bankruptcy Code by the respective Reorganized Debtors, as applicable, and shall continue unaltered and in full force and effect thereafter in accordance with their respective terms, including with respect to the rights and interests of any Insurer to any collateral or security such Insurer holds with respect thereto, provided that, following the Effective Date and payment of any applicable Cure Amount, the rights of any Insurer to collateral or security shall be determined in accordance with the applicable Insurance Contracts.

(b) On and after the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations under the Insurance Contracts, regardless of whether such obligations arise before or after the Effective Date, without the requirement or need for any Insurer to file a proof of claim or an Administrative Expense Claim, or object to any Cure Amount.

7.	Assignment

(a) To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned under the Plan (including pursuant to the LLC Transfer) shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect with respect to any assignment pursuant to the Plan.

(b) Nothing in the Plan authorizes the transfer or assignment of any governmental (i) license, (ii) permit, (iii) registration, (iv) authorization, or (v) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law.

8.	Reservation of Rights

(a) The Debtors may amend the Assumption Schedule and any cure notice until the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and/or (ii) amend the proposed Cure Amount; provided that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. The Debtors shall provide notice of such amendment to any affected counterparty as soon as reasonably practicable.

(b) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors, the Reorganized Debtors, or Summit have any liability under the Plan.

(c) Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors, the Reorganized Debtors, or Summit under any executory or non-executory contract or unexpired or expired lease.

(d) Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors, the Reorganized Debtors, or Summit, as applicable, under any executory or non-executory contract or unexpired or expired lease.

9.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and executory contracts and unexpired leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

H.	Conditions Precedent to Confirmation of Plan and Effective Date

1.	Conditions Precedent to Confirmation of Plan

The following are conditions precedent to confirmation of the Plan:

(a) The Disclosure Statement Order shall have been entered;

(b) the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed; and

(c) the Bankruptcy Court shall have entered either (i) the UFCW Local One Settlement Order or (ii) the UFCW Local One Modification Order.

2.	Conditions Precedent to Effective Date

The following are conditions precedent to the Effective Date of the Plan:

(a) the Confirmation Order shall have been entered and shall be in full force and effect and no stay thereof shall be in effect;

(b) either (i) the Amended UFCW Local One Collective Bargaining Agreements shall be in effect or (ii) the terms and conditions set forth in the UFCW Local One Modification Order shall be in effect;

(c) the Definitive Documents shall (i) have been executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, and (ii) be in full force and effect and binding upon the relevant parties;

(d) all actions, documents and agreements necessary to implement and consummate the Plan, including entry into the Definitive Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed;

(e) the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable;

(f) all governmental approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(g) the Management Incentive Plan shall have been adopted and shall be in full force and effect; and

(h) all accrued and unpaid professional fees and expenses of the Ad Hoc Committee as of the Effective Date and all DIP Professional Fees shall have been indefeasibly paid in full in Cash.

3.	Waiver of Conditions Precedent

(a) Except as otherwise provided in the Plan, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 may be waived in writing by the Debtors with the prior written consent of the (i) Requisite Ad Hoc Committee Members and the Acquisition Companies, (ii) the DIP ABL Agent or Exit ABL Agent, solely to the extent that the waiver of a particular conditions precedent would affect the legal and/or economic rights of the DIP ABL Agent, the DIP ABL Lenders, the Exit ABL Agent or the Exit ABL Lenders, as applicable, under the Plan, the DIP ABL Credit Agreement, or the Exit ABL Credit Agreement, and (iii) with respect to conditions precedent related to the GUC Litigation Trust, the Creditors’ Committee. If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.20 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur as to such Debtors.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

4.	Effect of Failure of a Condition

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the members of the Ad Hoc Committee, the Exit ABL Agent, the Exit Term Loan Agent, or any other Entity.

I.	Effect of Confirmation of Plan

1.	Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors (including the Acquisition Companies, as applicable) free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, or the LLC Transfer Transaction Documents (if applicable). On and after the Effective Date, the Reorganized Debtors may take any action, including the operation of their businesses, the use, acquisition, sale, lease, and disposition of property, and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided in the Plan. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

2.	Binding Effect

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

3.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise expressly provided in the Plan, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, Summit, the Acquisition Companies or any of its or their Assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

4.	Term of Injunctions or Stays

Unless otherwise provided in the Plan, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

5.	Injunction

(a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

(b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, with respect to such Claims and Interests, from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors or the Reorganized Debtors or the property of any of the Debtors or the Reorganized Debtors, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors or the Reorganized Debtors or the property of any of the Debtors or the Reorganized Debtors, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or the Reorganized Debtors or the property of any of the Debtors or the Reorganized Debtors, (iv) asserting any right of setoff, directly or indirectly, against any obligation due from the Debtors or the Reorganized Debtors or against property or interests in property of any of the Debtors or the Reorganized Debtors; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in Section 10.5 of the Plan.

(d) The injunctions in Section 10.5 of the Plan shall extend to any successors of the Debtors and the Reorganized Debtors, Summit, or the Acquisition Companies, as applicable, and their respective property and interests in property.

6.	Releases

(a) Releases by the Debtors

Subject to Sections 10.6(c) and 10.6(d) of the Plan, as of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, the Released Parties shall be deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates, and any Person seeking to exercise the rights of the Estates, including the GUC Litigation Trust (if established) and any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, from any and all claims, obligations, rights, suits, judgments, damages, demands, debts, rights, Causes of Action (other than Causes of Action against the Prior Sponsor Group), remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, and the Definitive Documents, or any related agreements, instruments, or other documents, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that nothing in Section 10.6(a) of the Plan shall be construed to release the Released Parties from gross negligence, willful misconduct, or intentional fraud as determined by a Final Order.

(b) Third-Party Releases

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, in accordance with section 1141 of the Bankruptcy Code, each of the Released Parties shall be deemed released and discharged by each of the following (all such Persons or Entities, the “Releasing Parties”):

(i)	the holders of Impaired Claims who abstain from voting on the Plan or vote to reject the Plan but do not opt-out of these releases on the Ballots;

(ii)	the holders of Impaired Claims who vote to accept the Plan;

(iii)	the UFCW Local One 401(k) Savings Fund;

(iv)	each of the other Released Parties (other than the Debtors and the Reorganized Debtors); and

(v)

with respect to any Entity in the foregoing clauses (i) through (iv), (x) such Entity’s predecessors, successors, and assigns, and (y) all Persons entitled to assert Claims through or on behalf of such Entities with respect to the matters for which the releasing Entities are providing releases;

in each case, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (including contract claims, claims under ERISA and all other statutory claims, claims for contributions, withdrawal liability, reallocation liability, redetermination liability, interest on any amounts, liquidated damages, claims for attorneys’ fees or any costs or expenses whatsoever), including any derivative claims, asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the Restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party (other than assumed contracts or leases), the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments or other documents, or the solicitation of votes with respect to the Plan, in all cases based upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided that nothing in the Plan shall be construed to release any party or Entity from gross negligence, willful misconduct or intentional fraud as determined by a Final Order; provided, further, that nothing in the Plan shall limit the liability of professionals to their clients pursuant to applicable law. The Releasing Parties shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under this Section 10.6(b) against each of the Released Parties.

(c) Nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

(d) Nothing in the Plan shall release, nullify, preclude, limit, modify, or enjoin the enforcement of any police or regulatory liability to a Governmental Unit that any Entity (including the Debtors and the Reorganized Debtors, as applicable) would be subject to as the owner or operator of property after the Confirmation Date, including the federal Water Pollution Control Act, 33 U.S.C. §§ 1251-1388, the Clean Streams Law, Act of June 22, 1937, P.L. 1987, as amended, 35 P.S. §§ 691.1-691.1001, the Solid Waste Management Act, Act of July 7, 1980, P.L.380, as amended, 35 P.S. §§ 6018.101-6018.1004, the Storage Tank and Spill Prevention Act, Act of July 6, 1989, P.L. 169, as amended, 35 P.S. §§ 6021-101-6021.2104, and other applicable state or federal law and the regulations promulgated thereunder.

(e) Nothing in the Plan shall in any way limit, reduce, or otherwise bar, except to the extent limited by the Bankruptcy Code, an otherwise valid and enforceable right of setoff, subrogation or recoupment.

(f) The releases set forth in Section 10.6 of the Plan shall not apply to any Causes of Action against any of the members of the Prior Sponsor Group.

The U.S. Trustee asserts that the releases under Section 10.6(b) of the Plan are not consistent with applicable law, including that the releases are not consensual. The Debtors disagree with the U.S. Trustee’s position.

The Debtors will argue at the Confirmation Hearing that the Third-Party Releases may become binding in accordance with section 1141(a) of the Bankruptcy Court and applicable law. In addition, holders of Claims in Class 3 (Senior Secured Notes Claims) and Claims in Class 4 (General Unsecured Claims) that are entitled to vote to accept or reject the Plan have the opportunity to affirmatively opt out of granting the Third-Party Releases and therefore may be deemed to consent to the Third-Party Releases if they do not opt out.

HOLDERS OF CLAIMS THAT VOTE TO REJECT THE PLAN OR THAT ABSTAIN FROM VOTING ON THE PLAN HAVE THE OPPORTUNITY TO OPT OUT OF THE THIRD-PARTY RELEASES. THE DEADLINE TO OPT OUT OF THE THIRD-PARTY RELEASES IS NOVEMBER 1, 2018 AT 5:00 P.M. (PREVAILING EASTERN TIME) IF YOU (1) ARE ENTITLED TO VOTE ON THE PLAN AND ABSTAIN FROM VOTING AND DO NOT OPT OUT OF THE THIRD-PARTY RELEASES, OR (2) VOTE TO REJECT THE PLAN AND DO NOT OPT OUT OF THE THIRD-PARTY RELEASES, YOU WILL BE DEEMED TO CONSENT TO THE THIRD-PARTY RELEASES PROVIDED IN SECTION 10.6(b) OF THE PLAN.

Further information regarding the justification and basis for seeking approval of the Third-Party Releases provided for in Section 10.6(b) of the Plan is provided below in Section XII: Confirmation of Plan.

7.	Exculpation

Notwithstanding anything in the Plan to the contrary, and to the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation, consummation, and pursuit of approval of the New Teamsters Collective Bargaining Agreements and the Amended UCFW Local Collective Bargaining Agreements, including withdrawal from the UFCW Local One Pension Fund, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation, consummation, and pursuit of the Disclosure Statement, the restructuring transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes on the Plan; the offer, issuance, and distribution of any Securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, the occurrence of the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed under the Plan, except for actions determined by Final Order to constitute gross negligence, willful misconduct, or intentional fraud. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

The U.S. Trustee asserts that it is inappropriate for the Plan to exculpate non-Estate fiduciaries. The Debtors disagree. It is the Debtors’ position that in the Second Circuit, exculpation provisions that cover non-estate fiduciaries are appropriate, particularly for those parties who play an integral role in achieving a debtor’s restructuring.

Further information regarding the Debtors’ justification and basis for seeking approval of the exculpation provision in Section 10.7 of the Plan is provided below in Section XII: Confirmation of Plan.

8.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

9.	Retention of Causes of Action/Reservation of Rights

Except as otherwise provided in Sections 5.3, 5.21, 10.5, 10.6, 10.7, and 10.10 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized Debtors (including, in the event the LLC Transfer occurs, the Acquisition Companies) or the GUC Litigation Trustee in connection with the pursuit of GUC Litigation Trust Causes of Action or objection to General Unsecured Claims, shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses notwithstanding the occurrence of the Effective Date, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.	Avoidance Actions

From and after the Effective Date, the Reorganized Debtors shall be deemed to have waived the right to prosecute any Avoidance Actions, other than (a) as a defense to any Claims asserted against the Debtors, their Estates, or the Reorganized Debtors, pursuant to section 502(d) of the Bankruptcy Code or (b) any GUC Litigation Trust Causes of Action.

11.	Solicitation of Plan

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

12.	Corporate and Limited Liability Company Action

Upon the Effective Date, all actions of the Debtors or the Reorganized Debtors, as applicable, contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.15 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtors (other than the Acquisition Companies), (c) the distribution, transfer, or issuance of the New Equity Interests, (d) the entry into the Shareholders Agreement, (e) the entry into the Exit ABL Credit Agreement; (f) the entry into the Exit Term Loan and the Exit Term Loan Credit Agreement, (g) the entry into the New Second Lien Notes Indenture, (h) as related to the Debtors, the entry into the LLC Transfer Transaction Documents (if applicable) and (i) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors (other than the Acquisition Companies, as to which, in the event the LLC Transfer occurs, all action necessary to effectuate the APA and the LLC Transfer shall have been taken). On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, (a) the Amended Organizational Documents, (b) the Shareholders Agreement, (c) the Exit ABL Credit Agreement, (d) the Exit Term Loan Credit Agreement, (e) the New Second Lien Notes Indenture, (f) the LLC Transfer Transaction Documents (if applicable), and (g) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Section 10.12 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

13.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, including disputes over Cure Amounts, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e) to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) to hear and determine all Fee Claims;

(i) to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including the releases, discharge, exculpations, and injunctions issued under the Plan;

(o) to resolve disputes concerning Disputed Claims or the administration thereof;

(p) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(q) to enter a final decree closing the Chapter 11 Cases;

(r) to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(s) to resolve disputes as to the ownership of any Claim or Interest;

(t) to recover all Assets of the Debtors and property of the Debtors’ Estates, wherever located;

(u) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged under the Plan or for any other purpose;

(v) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(w) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code;

provided that upon the occurrence of the Effective Date and the closing of the Exit ABL Facility and the Exit Term Loan Facility, the jurisdiction governing issues related solely to the facilities or the documents executed in connection therewith or any liens, rights or remedies related thereto shall be as set forth in the Exit ABL Documents or the Exit Term Loan Documents, as applicable; provided, further that upon the occurrence of the Effective Date and issuance of the New Second Lien Notes, the jurisdiction governing issues related solely to the New Second Lien Notes or the documents executed in connection therewith or any liens, rights or remedies related thereto shall be as set forth in the New Second Lien Notes Documents.

14.	Courts of Competent Jurisdiction

(a) If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

(b) Nothing in the Plan shall divest any administrative or judicial tribunal of a Governmental Unit of any jurisdiction it may have under police or regulatory law to interpret the Plan or the Confirmation Order or to adjudicate any defense asserted under the Plan or the Confirmation Order to the extent such tribunal has such jurisdiction.

J.	Miscellaneous Provisions

1.	Payment of Statutory Fees

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

2.	Substantial Consummation of the Plan

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

3.	Dissolution of Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by professional persons retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (b) any appeals of the Confirmation Order or other appeals to which the Creditors’ Committee is a party.

4.	Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement shall be posted at the website of the Debtors’ notice, claims, and solicitation agent.

5.	Request for Expedited Determination of Taxes

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns of the Debtors filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

6.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized

Debtors or otherwise), (d) the grant of collateral under the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, and the New Second Lien Notes Indenture, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument under the Plan is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

7.	Amendments

(a) Subject to the consent of (i) the Requisite Ad Hoc Committee Members, (ii) the DIP ABL Agent or Exit ABL Agent solely to the extent that an amendment would affect the legal and/or economic rights of the DIP ABL Agent, the DIP ABL Lenders, the Exit ABL Agent or the Exit ABL Lenders, as applicable, under the Plan, the DIP ABL Credit Agreement or the Exit ABL Credit Agreement, and (iii) the Creditors’ Committee, solely with respect to matters relating to the treatment of General Unsecured Claims or the GUC Litigation Trust, the Debtors or, in the event the LLC Transfer occurs, the Acquisition Companies, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code. After entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b) Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

8.	Effectuating Documents and Further Transactions

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Ad Hoc Committee Members, the Creditors’ Committee with respect to matters relating to the GUC Litigation Trust and, if applicable, the Acquisition Companies.

9.	Revocation or Withdrawal of the Plan

The Debtors may, with the consent of the Requisite Ad Hoc Committee Members, revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors; provided that the Debtors may revoke or withdraw the Plan without such consent in the exercise of the Debtors’ fiduciary duty. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or

Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any of the members of the Ad Hoc Committee, or any other Entity.

10.	Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Ad Hoc Committee Members. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Reorganized Debtors or, if applicable, the Acquisition Companies (as the case may be), the Requisite Ad Hoc Committee Members and the DIP ABL Agent or Exit ABL Agent, solely to the extent that a particular term or provision affects the legal and/or economic rights of the DIP ABL Agent, the DIP ABL Lenders, the Exit ABL Agent or the Exit ABL Lenders, as applicable, under the Plan, the DIP ABL Credit Agreement, or the Exit ABL Credit Agreement and (c) nonseverable and mutually dependent.

11.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.	Dates of Actions to Implement the Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including the Reorganized Debtors.

15.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

16.	Successor and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

17.	Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

18.	Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full in the Plan.

19.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors or the Reorganized Debtors:

Tops Holding II Corporation

PO Box 1027

Buffalo, New York 14240-1027

Attn:     Frank Curci

             David Langless

             Michael Biehler, Esq.

Telephone: (716) 635-5000

Facsimile: (716) 635-5102

Email:  fcurci@topsmarkets.com

            dlangless@topsmarkets.com

            mbiehler@topsmarkets.com

             - and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:     Ray C. Schrock, P.C.

             Stephen Karotkin, Esq.

             Sunny Singh, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email:  ray.schrock@weil.com

            stephen.karotkin@weil.com

            sunny.singh@weil.com

(b)	if to the Ad Hoc Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:     Alan W. Kornberg, Esq.

             Robert A. Britton, Esq.

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Email: akornberg@paulweiss.com

            rbritton@paulweiss.com

(c)	If to the Creditors’ Committee:

Morrison & Foerster LLP

250 W 55th St.

New York, NY 10019

Attn:     Brett H. Miller

             Jonathan I. Levine

Dennis L. Jenkins

Telephone: (212) 468-8000

Facsimile: (212) 468-7900

Email:    brettmiller@mofo.com

               jonlevine@mofo.com

               djenkins@mofo.com

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

VI.

FINANCIAL INFORMATION AND PROJECTIONS

The Debtors prepared these projections (the “Financial Projections”) based on, among other things, the anticipated future financial condition and results of operations of the Debtors. In conjunction with the Company’s advisors, the Company’s management team developed and refined the business plan and prepared consolidated financial projections of the Debtors for the post-emergence period from December 2, 2018 through December 25, 2021 (the “Projection Period”). 14

[14]	The Debtors operate on a fifty-two (52) week calendar, with the fiscal year ending on a Saturday at the end of December.

The Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated on or prior to December 1, 2018 (the “Assumed Effective Date”). Any significant delay in the Assumed Effective Date may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Debtors’ best estimates and good faith judgment (for which the Company’s management team believes it has a reasonable basis) of the results of future operations, financial position, and cash flows of the Debtors, they are only estimates and actual results may vary considerably from such Financial Projections. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ advisors or any other person that the projected results of operations, financial position, and cash flows of the Debtors will be achieved.

The Debtors do not intend to further update or otherwise revise the Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED BY THE MANAGEMENT OF THE DEBTORS, IN CONJUNCTION WITH THE DEBTORS’ ADVISORS, FTI CONSULTING, INC. THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SEC, AND BY THEIR NATURE ARE NOT FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA.

THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS.

THE FINANCIAL PROJECTIONS DO NOT REFLECT THE IMPACT OF FRESH START REPORTING IN ACCORDANCE WITH AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS STATEMENT OF POSITION 90-7 “FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE.” THE IMPACT OF FRESH START REPORTING AT THE EFFECTIVE DATE MAY HAVE AN IMPACT ON ASSETS, LIABILITIES AND SHAREHOLDER EQUITY AS REFLECTED ON THE REORGANIZED DEBTORS CONSOLIDATED BALANCE SHEETS AND PROSPECTIVE RESULTS OF OPERATIONS.

General Assumptions and Methodology

The Financial Projections for the Debtors are based on the Debtors’ 2018 – 2021 business plan as informed by current and projected conditions in the Debtors’ markets and were prepared on a holistic basis, including store and corporate operations. The Financial Projections consist of the following unaudited pro forma financial statements for each year in the Projection Period: (i) projected consolidated statements of operations, (ii) projected consolidated balance sheets, and (iii) projected consolidated statements of cash flows.

The Financial Projections assume the Debtors will have closed or sold approximately 10 stores prior to emergence from chapter 11. For purposes of the Financial Projections it is assumed one additional store is forecasted to close in FY 2019, with six additional smaller stores acquired or opened between FY 2020 and FY 2021. In addition, the Financial Projections contemplate the opening of a gas station in each of FY 2020 and FY 2021.

The Company’s management team reports and uses the Adjusted EBITDA metric to assess the ongoing performance of the Debtors’ core operations, adjusted for certain non-operating and store opening costs.

The Financial Projections also assume that the implementation of the Plan will include the LLC Transfer in which the Acquisition Companies are treated for U.S. federal income tax purposes as purchasing assets of certain Debtors. The Debtors have not yet determined whether they will implement the Plan in this manner. If the Plan is not implemented in this manner, the tax liability of the Reorganized Debtors would likely be substantially higher than is set forth in the Financial Projections.

Consolidated Statements of Operations Assumptions

Net Sales. Net Sales are derived from sales to customers through the Debtors’ grocery stores, including pharmacy operations and gas stations, and comprise gross sales net of coupons and discounts. The Net Sales forecast is based on management’s views of historical sales trends at existing stores, the impact of the Debtors’ store remodeling program, the impact of future competition in the Debtors’ existing markets, forecasted trends in food inflation, and estimates of sales transferred from closed stores to nearby stores expected to be operated by the Debtors on an ongoing basis.

Cost of Sales. Cost of Sales primarily represents the costs of merchandise inventory sold (net of discounts and allowances), shrink expense, and distribution expenses. Costs of Sales are directly correlated to net sales, however, they have been forecast based on management’s expectations with respect to price investment, the impact of store remodeling, the impact of future competition in the Debtors’ existing markets, and anticipated trends in at home food inflation.

Direct Store Expenses. Direct Store Expenses consist of store-level expenses such as salaries and benefits of store personnel, occupancy and utilities costs for the stores, advertising and marketing costs, insurance, store supplies, and credit/debit card transaction fees. Direct store expenses incorporate management’s views of individual expenses, along with expectations on inflation, cost savings efficiencies to mitigate inflation, and savings the Debtors expect to achieve in occupancy through negotiations with their landlords.15

Administrative Expenses. Administrative Expenses include costs associated with the salaries and benefits for corporate personnel and field management, occupancy on the corporate headquarters, IT systems, human resources, legal, and other administrative functions. The Financial Projections reflect savings from cost reductions, productivity improvements, and contract renegotiations taking effect prior to the Company’s emergence from chapter 11.

Interest Expense. Interest Expense is based on the Debtors’ committed capital structure post-emergence and projected levels of borrowing under the post-emergence ABL facility. Interest Expense is based on the terms contained in the post-emergence ABL, Term Loan, and New Second Lien Notes commitments and Capital Lease Obligations.

[15]

As of the date of this Disclosure Statement, certain lease amendments have not been fully documented. If the landlords are unable to finalize the documentation, the related occupancy cost savings in the Financial Projections may not be realized.

Income Tax Expense. As discussed above, Income Tax Expenses are projected on the basis that the LLC Transfer occurs and that the Acquisition Companies are treated for U.S. federal income tax purposes as purchasing assets of certain Debtors. Income Tax Expense is presented on an accrual basis, and is calculated based on the Debtors’ current effective tax rate applied against projected levels of taxable income.16

Consolidated Balance Sheet and Statement of Cash Flows Assumptions

Working Capital. Accounts Receivable, Inventory, and Accounts Payable balances are projected based on 2017 levels of days sales outstanding, days inventory outstanding, and days payables outstanding. Relative to 2017 levels, no significant changes to cash collection terms or vendor payment terms have been included in the Financial Projections.

Capital Expenditures. Capital Expenditures incorporate spending on the Debtors’ store remodeling program, anticipated maintenance and deferred maintenance, and required investments in IT systems and distribution. The Debtors have a comprehensive store remodeling program, which forecasts remodeling approximately 25% of stores in the portfolio between 2019 and 2021. The remodeling program requires differing level of spend per store, depending on the specific market characteristics of the store.

Debt. The Plan contemplates a restructured Capital Structure for the Debtors consisting of (i) a $150 million, five-year Exit ABL Facility, with approximately $9 million of obligations under the FILO Loan at the Effective Date in addition to the $35 million of outstanding letters-of-credit, (ii) a $160 million Exit Term Loan, (iii) $100 of New Second Lien Notes, and (iv) principal outstanding from the Capital Lease Obligations.

Income Statement

Projected Consolidated Profit and Loss Statement
($ in millions)	2018E(1)	2019E	2020E	2021E
Net Sales	$195	$2,410	$2,466	$2,540
Cost of Sales	(139)	(1,704)	(1,735)	(1,783)

Gross Profit	56	707	731	757

Direct Store Expenses	(41)	(531)	(544)	(563)
Administrative Expenses	(5)	(65)	(65)	(66)

Adjusted EBITDA	10	111	121	128

Depreciation and Amortization	(4)	(68)	(64)	(62)
Interest Expense	(4)	(55)	(58)	(59)
Income Tax Expense	(0)	0	(1)	(1)
Other Adjustments	—	—	—	—

Net Income	$2	$(12)	$(1)	$6

(1)	Represents the post-emergence period from December 2, 2018 to December 29, 2018.

16 Under the tax scenario contemplated in these financial projections, the Reorganized Debtors benefit from the incurrence of substantial deductions post-emergence in the year of the transaction (attributable to bonus depreciation deductions), generating a $94 million NOL, which can be carried forward to reduce tax obligations in 2019-2021. $48 million of the $94 million NOL is assumed to be used to offset taxable income by the end of 2021. If the Debtors are unable to consummate the Effective Date taxable asset sale, the Reorganized Debtors would stand to incur additional cash taxes not included in the Financial Projections, of approximately $5.1 million through the end of 2021.

Statement of Cash Flows

Projected Consolidated Cash flow Statement
($ in millions)	2018E(1)	2019E	2020E	2021E
Net Income	$2	$(12)	$(1)	$6
Depreciation and Amortization	4	68	64	62
Change in Working Capital	(18)	4	(2)	(4)
Non-Cash Interest Expense	—	13	15	8

Operating Cash Flows	(12)	73	76	73
Capital Expenditures	(1)	(40)	(40)	(45)
Other Investing Cash Flows	—	—	—	—

Investing Cash Flows	(1)	(40)	(40)	(45)
(Repayment) / Draw on ABL Credit Facility	2	(2)	—	—
(Repayment) / Funding of Exit Term Loan	—	(2)	(2)	(2)
Principal Payments of Capital Leases	(1)	(7)	(7)	(7)
Other Financing Cash Flows	—	—	—	—

Financing Cash Flows	1	(11)	(9)	(8)

Net Increase (Decrease) in Cash & Cash Equivalents	$(12)	$22	$27	$20

(1)	Represents the post-emergence period from December 2, 2018 to December 29, 2018.

Balance Sheet

Projected Consolidated Balance Sheet (as of)
($ in millions)	12/01/2018	2018E	2019E	2020E	2021E
Cash and Cash Equivalents	$27	$15	$37	$65	$84
Accounts Receivable	71	76	76	78	80
Inventories, net	154	151	150	152	156
Other Current Assets	15	12	12	12	12

Total Current Assets	267	254	276	307	332
Property and Equipment, net	259	257	234	215	204
Other Long-Term Assets	318	317	312	307	302

Total Assets	844	828	823	829	838

Accounts Payable	86	68	67	69	71
Accrued Liabilities	91	90	94	94	94
Other Current Liabilities	1	1	1	1	1

Total Current Liabilities	177	158	162	164	166
Obligations Under ABL Credit Facility	9	11	9	9	9
Exit Term Loan	160	160	158	157	155
New Second Lien Notes	100	100	113	129	137
Obligations Under Capital Leases	136	136	128	121	114
Other Long-Term Liabilities	1	1	1	1	1

Total Long-Term Liabilities	406	407	410	416	417
Total Shareholder’s Equity	261	262	250	249	255

Total Liabilities & Equity	$844	$828	$823	$829	$838

VII.

VALUATION ANALYSIS

THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED DISTRIBUTABLE VALUE FOR THE DEBTORS AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE OF THE NEW EQUITY INTERESTS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE OF THE REORGANIZED DEBTORS.

A.	Introduction

In connection with developing the Plan, the Debtors directed their investment banker Evercore Group L.L.C. (“Evercore”) to estimate the going-concern value of the Reorganized Debtors. This analysis has been prepared for the Debtors’ sole use and is based on information provided to Evercore by the Debtors.

Based on the Financial Projections set forth in Section VI above and subject to the disclaimers and the descriptions of Evercore’s methodology set forth herein, and solely for purposes of the Plan, Evercore estimates the total enterprise value of the Reorganized Debtors to be between approximately $432 million and $506 million as of an assumed Effective Date of December 1, 2018 with a midpoint of $469 million. The range of total equity value, which takes into account the total enterprise value less the estimated net debt17 outstanding as of an assumed Effective Date of December 1, 2018, was estimated by Evercore to be between approximately $167 million and $241 million with a midpoint of $204 million. The implied total enterprise value should be considered as a whole, and the underlying analyses should not be considered indicative of the values of any individual operation of the Reorganized Debtors.

In preparing the estimated total enterprise value range for the Reorganized Debtors, Evercore: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods; (2) met with certain members of the Debtors’ senior management to discuss the Debtors’ operations and future prospects; (3) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (4) considered certain economic and industry information relevant to the Debtors’ operating businesses; (5) prepared discounted cash flow analyses based on the Financial Projections, utilizing various discount rates and assumptions in the calculation of terminal values; (6) considered the value assigned to certain precedent change-of-control transactions for businesses similar to those of the Debtors; and (7) conducted such other analyses as Evercore deemed appropriate.

Although Evercore conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans, Evercore relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and on certain publicly available information as to which Evercore does not have independent knowledge.

The projections provided by the Debtors to Evercore are for fiscal years 2018-2021. Evercore has relied on the Debtors’ representation and warranty that the Financial Projections provided by the Debtors to Evercore (1) have been prepared in good faith, (2) are based on fully disclosed assumptions which, in

[17]

For the purpose of this valuation alone, Evercore deducted $22.5 million from the exit cash balance to account for the post-emergence expiration of the extended payment credit terms under the C&S Interim Arrangement approved by the Bankruptcy Court at ECF No. 204.

light of the circumstances under which they were made, are reasonable, (3) reflect the Debtors’ best currently available estimates, and (4) reflect the good faith judgments of the Debtors. Evercore does not offer an opinion as to the attainability of the Financial Projections. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Financial Projections and as a result, the actual total enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein.

No independent evaluations or appraisals of the Debtors’ assets were sought or obtained in connection with Evercore’s valuation. Evercore did not conduct an independent investigation into any of the legal, tax, pension or accounting matters affecting the Debtors, and therefore makes no representations as to their impact on the Debtors’ financial statements.

B.	Valuation Methodologies

The following is a brief summary of certain financial analyses performed by Evercore to arrive at a range of estimated total enterprise values for the Reorganized Debtors. The following summary does not purport to be a complete description of all of the analyses undertaken to support Evercore’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

In performing its analysis, Evercore applied the following valuation methodologies as applicable to the operations of the Debtors: (1) the discounted cash flow methodology; (2) the peer group company trading multiples methodology; and (3) the precedent transactions methodology.

1. Discounted Cash Flow Methodology. Evercore’s application of the discounted cash flow methodology involved deriving the unlevered free cash flows that the Debtors’ operations would generate assuming their financial projections are realized. To determine the enterprise value range, these cash flows and an estimated enterprise value at the end of the projection period were discounted to derive their present value as of an assumed emergence date of December 1, 2018, using the estimated weighted average cost of capital of the Reorganized Debtors.

2. Peer Group Company Trading Multiples Methodology. Evercore’s application of the peer group company trading multiples methodology involved identifying a group of publicly-traded companies whose businesses and operating characteristics are generally similar to the Reorganized Debtors’ operations, although no selected company is either identical or directly comparable to the business of the Reorganized Debtors’ operations. From a review of this group, Evercore then developed a range of valuation multiples to apply to the Financial Projections to derive a range of implied enterprise values for the Reorganized Debtors’ operations.

3. Precedent Transactions Methodology. Evercore’s application of the precedent transactions methodology involved identifying and examining public merger and acquisition transactions that involved companies whose business and operating characteristics are generally similar to the Reorganized Debtors’ operations, although no selected company is either identical or directly comparable to the business of the Reorganized Debtors’ operations. From a review of this group, Evercore then developed a range of valuation multiples to apply to the Financial Projections to derive a range of implied enterprise values for the Reorganized Debtors’ operations.

In arriving at its valuation estimate, Evercore did not consider any one analysis or factor to the exclusion of any other analyses or factors. Accordingly, Evercore believes that its analysis and views must be considered as a whole and that selecting portions of its analysis and factors could create a misleading or incomplete view of the processes underlying the preparation of the valuation. Evercore’s analysis includes multiple valuation methodologies. Reliance on only one of the methodologies used or portions of the analysis performed could create a misleading or incomplete conclusion as to total enterprise value.

C.	Valuation Considerations

This valuation is based upon information available to, and analyses undertaken by, Evercore as of September 2018, and reflects, among other factors discussed below, the current financial market conditions and the inherent uncertainty today as to the achievement of the Financial Projections. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. For purposes of this valuation, Evercore has assumed that no material changes that would affect value will occur between the date of this Disclosure Statement and the assumed Effective Date. Events and conditions subsequent to this date, including but not limited to updated projections, as well as other factors, could have a substantial impact upon the Reorganized Debtors’ value. Neither Evercore nor the Debtors has any obligation to update, revise or reaffirm the valuation.

This valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the Financial Projections, the minimum amount of cash required to operate the Debtors’ businesses, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value of the Reorganized Debtors.

Further, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Chapter 11 Cases or by other factors not possible to predict. Accordingly, the total enterprise value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value of the Reorganized Debtors or their securities. Such trading value may be materially different from the total enterprise value ranges associated with Evercore’s valuation analysis. As further described in the Disclosure Statement, the Reorganized Debtors are anticipated to be a private Company that will not be obligated to file public reports or disclosures. There can be no assurance that any trading market will develop for the New Equity Interests. The estimates of value for the Reorganized Debtors do not necessarily reflect the values that may be attainable in public or private markets. Furthermore, in the event that the actual distributions in the Chapter 11 Cases differ from those the Debtors assumed in their recovery analysis, the actual recovery of Holders of Claims in Impaired Classes could be significantly higher or lower than estimated by the Debtors.

The estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of the Debtors’ businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Evercore’s estimated valuation range of the Reorganized Debtors does not constitute a recommendation to any Holder of Allowed Claims or Equity Interests as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Evercore or any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

VIII.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The issuance of and the distribution under the Plan of the New Second Lien Notes and the New Equity Interests issued to holders of Allowed Senior Secured Notes Claims shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, or a claim for an administrative expense in the case concerning the debtor or such affiliate, or principally in such exchange and partly for cash. Section 1145 of the Bankruptcy Code also exempts from registration the offer of a security through any right to subscribe sold in the manner provided in the prior sentence, and the sale of a security upon the exercise of such right. In reliance upon this exemption, the New Second Lien Notes and New Equity Interests issued to holders of Allowed Senior Secured Notes Claims generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Under Section 1145(b) of the Bankruptcy Code an “underwriter” for purposes of the Securities Act is one who, except with respect to ordinary trading transactions, (a) purchases a claim against the debtor with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a chapter 11 plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (d) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing. Upon the Effective Date of the Plan, the New Second Lien Notes and the New Equity Interests will not be publicly traded or listed on any national securities exchange. Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

Legends. To the extent certificated, certificates evidencing the New Equity Interests or New Second Lien Notes held by holders of 10% or more of the outstanding New Equity Interests, or who are otherwise underwriters as defined in Section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IX.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of Senior Secured Notes Claims and General Unsecured Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims or Interests who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax or the “Medicare” tax on unearned income, persons who use the accrual method of accounting and report income on an “applicable financial statement,” and persons holding Claims that are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the New Equity Interests in the secondary market.

This discussion assumes that the New Equity Interests and New Second Lien Notes are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	Consequences to Debtors

For U.S. federal income tax purposes, the Debtors are members of an affiliated group of corporations (or are disregarded entities all of whose income, losses and deductions are taken into account by a member of the group) of which Tops MBO Corporation is the common parent (the “MBO Group”), which files a single consolidated U.S. federal income tax return. The Debtors have estimated consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $96 million as of December 31, 2017, and expect to incur additional NOLs for the period through the Effective Date. The amount of any such NOL carryforwards and other tax attributes, and the extent to which any limitations apply, remain subject to audit and adjustment by the IRS. Although the Debtors do not believe that their NOL carryforwards are currently subject to limitation under section 382 of the Tax Code, certain trading activity and certain other actions prior to the Effective Date could result in an ownership change of the Debtors independent of the Plan which could adversely affect the ability to fully utilize the Debtors’ NOLs. Accordingly, in an attempt to minimize the likelihood of such an ownership change occurring, the Debtors obtained a protective trading order at the inception of the Chapter 11 Cases.

As discussed below, in connection with the Plan, it is anticipated that the Debtors’ NOL carryforwards and certain other tax attributes (other than any carryforward of disallowed business interest) will be eliminated or otherwise reduced as a result of the restructuring. In contrast, in the event of the LLC Transfer, the Debtor’s expect that the acquiring entities will obtain, as a result of the LLC Transfer, a step-up in the tax basis of the Debtors’ assets to fair market value, but will have no NOLs or other loss or tax credits available to be carried forward to future tax years.

1.	Consequences of the Merger and LLC Transfer

The U.S. federal income tax consequences to the Debtors of the implementation of the Plan depends in significant part on whether the Debtors elect to consummate the LLC Transfer. Absent the Debtors so electing, the Plan provides for the merger of Holdings II with and into Tops MBO (termed, the Merger), with Tops MBO thereafter referred to for Plan purposes as Reorganized Holdings, and with the holders of Allowed Senior Secured Notes Claims receiving the stock of Reorganized Holdings (in addition to other consideration). For U.S. federal income tax purposes, the Merger is expected to qualify as a tax “reorganization” within the meaning of section 368( a) of the Tax Code. In addition to other statutory and non-statutory requirements common to tax-free reorganizations, for a merger of a corporation in bankruptcy to qualify as a tax reorganization, the historic shareholders (if applicable) and creditors of the merging corporation must receive, collectively, a sufficient percentage of the acquiring corporation’s stock relative to the amount of non-stock consideration received, and the reorganized company must satisfy a continuity of business enterprise requirement. The Debtors believe that all of these requirements will be satisfied and, consequently, that, in general, Holdings II would not recognize any gain or loss as a result of the Merger. The restructuring of the Debtors in the absence of the LLC Transfer is herein referred to as the “Reorganization.”

Alternatively, no later than the Implementation Election Date, the Debtors, with the consent of the Requisite Ad Hoc Committee Members, may elect to consummate the LLC Transfer. If the Debtors so elect, then pursuant to the Plan and the APA, and in accordance with the LLC Transfer Transactions, two or more corporations (the Acquisition Companies, each of which is an indirect subsidiary of Summit) will acquire, in the aggregate, substantially all of the assets of Holdings II, the principal asset of which is the membership interests of Tops Holding LLC. For U.S. federal income tax purposes, the transfer of the membership interests of Tops Holding LLC is intended to be treated as a transfer all of the then underlying assets of Tops Holding LLC and its then subsidiaries (each of which will be a disregarded entity for U.S. federal income tax purposes), followed by the transfer of such assets and liabilities to a new partnership. Thereafter, Tops Holding LLC will be treated as a partnership for U.S. federal income tax purposes. Following the LLC Transfer, Summit and its U.S. subsidiaries, including the Acquisition Companies (collectively, the “Summit Group”), intend to file a U.S. consolidated federal income tax return. The consideration for the acquisition of the assets by the Acquisition Companies will be the New Equity Interests and the assumption of all of the obligations of Holdings II under the Plan (and, in addition for U.S. federal income tax purposes, the indirect assumption of all of the liabilities of the disregarded subsidiaries of Holdings II, including the New Second Lien Notes).

The Debtors believe that, for U.S. federal income tax purposes, the LLC Transfer should be treated as – and the discussion herein assumes treatment as – a taxable asset acquisition, such that the Acquisition Companies would obtain a new cost basis in the assets acquired (or deemed acquired) from Holdings II, based on the fair market value of such assets acquired on the Effective Date. The Acquisition Companies would not succeed to any tax attributes of the Debtors (such as NOLs, tax credits or tax basis in assets). The MBO Group generally would recognize gain or loss upon the transfer in an amount equal to the difference, if any, between (i) the sum of (x) the fair market value of the New Equity Interests, (y) the “issue price” of the New Second Lien Notes and (z) the amount of any other liabilities directly or indirectly assumed by the Acquisition Companies and (ii) Holding II’s tax basis in the assets transferred (including any assets deemed transferred, such as by reason of the transfer of the membership interests in a wholly-owned limited liability company that is disregarded for U.S. federal income tax purposes). Based upon the projected enterprise value relative to the existing tax basis of the assets that would be transferred, the Debtors believe that no material U.S. federal, state or local income tax liability, if any, should be incurred upon the transfer. However, the fair market value of the property and tax basis may vary from current estimates, which could result in tax consequences different from those expected, and in any event, the amount of gain or loss and resulting tax liability will remain subject to audit and adjustment by the IRS or other applicable taxing authorities.

Although the Debtors expect the LLC Transfer to be treated as a taxable asset acquisition, there is no assurance that the IRS would not take a contrary position. Were the transfer of assets to the Acquisition Companies determined to constitute a tax reorganization, the Summit Group would carry over the tax attributes of Holdings II (including tax basis in assets), subject to the required attribute reduction attributable to the substantial COD incurred and other applicable limitations (as discussed below).

2.	Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards and current year NOLs, capital loss carryforwards, certain tax credits, and tax basis in assets – by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan. In applying this attribute reduction rule to the tax basis in assets, the tax law limits the reduction in tax basis to the amount by which the tax basis exceeds the debtor’s post-emergence liabilities (often referred to as the “liability floor”). The amount of COD incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in tax attributes in respect of COD generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

The Debtors expect to incur a substantial amount of COD as a result of the implementation of the Plan. The amount of such COD and resulting tax attribute reduction will depend primarily on the fair market value of the New Equity Interests and the issue price (as determined for tax purposes) of the New Second Lien Notes distributed to holders of Allowed Senior Secured Notes Claims and the fair market value of the GUC Litigation Trust Causes of Action transferred to the GUC Litigation Trust. Based on the mid-point of the estimated equity value of the Reorganized Debtors (see Section VII hereof, “Valuation Analysis”), it is estimated that the Debtors will incur approximately $450 million of COD. Accordingly, in the case of a Reorganization, the Debtors expect that the consolidated NOL carryforwards and other loss and tax credit carryforwards (other than any carryforward of disallowed business interest) will be eliminated by the resulting attribute reduction and the aggregate tax basis in their assets will be reduced to the maximum extent permitted by the liability floor.

Any reduction in tax attributes attributable to the COD incurred does not occur until the end of the taxable year in which the Plan goes effective. As a result, in the case of the LLC Transfer, the Debtors do not expect the resulting attribute reduction to adversely affect the U.S. federal income tax treatment of the LLC Transfer (as described above), including the computation of gain or loss on the transfer. Following the LLC Transfer, any remaining NOLs or other tax attributes of the MBO Group (including any losses recognized as a result of the transfer) will be eliminated by reason of the attribute reduction and the liquidation of Tops MBO, Holdings II and Tops Markets II Corporation for U.S. federal income tax purposes.

3.	Limitations on NOL Carryforwards and Other Tax Attributes

Under the Tax Code, any NOLs and certain other tax attributes of a corporation (collectively, “Pre-Change Losses”) may be subject to an annual limitation if the corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code. Although this includes any carryforwards of disallowed business interest expense under the new provisions enacted by the Tax Cuts and Jobs Act of 2017, it appears, based on a plain reading of the statutory language, that any business interest deductions disallowed for the year of the ownership change are not subject to such limitation. These limitations apply in addition to, and not in lieu of, the attribute reduction that may result from the COD arising in connection with the Plan.

The requisite “ownership change” would only occur in the case of the Reorganization, but not in the case of the LLC Transfer. Nevertheless, as discussed above, due to the resulting attribute reduction from the incurrence of COD, the MBO Group’s NOL carryforwards and other loss and tax credit carryforwards (other than any carryforward of disallowed business interest) will be eliminated as of the end of the taxable year in which Plan goes effective. Accordingly, although section 382 technically applies in the case of the Reorganization, the Debtors do not expect there would be any meaningful tax attributes remaining to which section 382 would apply.

In the case of the LLC Transfer, as mentioned above, any remaining tax attributes of the Debtors would be eliminated by reason of the liquidation of Tops MBO, Holdings II and Tops Markets II Corporation.

4.	Potential Application of AHYDO Provisions

The New Second Lien Notes may be subject to the provisions of the Tax Code dealing with applicable high yield discount obligations (“AHYDOs”). These provisions can result in the deferral, and even disallowance, of an issuer’s deduction of interest with respect to original issue discount (“OID”). As discussed below, the New Second Lien Notes may be issued with OID. A debt obligation is generally treated as an AHYDO if it is issued with substantial OID (meaning that there is accrued unpaid OID as of the close of the first accrual period ending after the fifth anniversary of issuance in excess of one year’s interest, both actual and imputed), has a yield to maturity of at least five percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued, and has a maturity of over five years.

In the event that a debt instrument constitutes an AHYDO, the issuer’s deduction with respect to any interest is generally deferred until such interest is paid in cash. Moreover, if the yield to maturity on the debt instrument is more than six percentage points over the applicable federal rate, a portion of the issuer’s interest deduction is disallowed. Accordingly, it is possible that the deductibility of interest relating to New Second Lien Notes may, in part, be deferred or disallowed.

B.	Consequences to Holders of Certain Claims

As used in this section of the Disclosure Statement, the term “U.S. holder” means a beneficial owner of a Senior Secured Notes Claim, a General Unsecured Claim, New Equity Interest, or a New Second Lien Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds a Senior Secured Notes Claim or General Unsecured Claim, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding any of such instruments, you are urged to consult your own tax advisor.

1.	Holders of Senior Secured Notes Claims and any Senior Secured Notes Deficiency Claims

Pursuant to the Plan, and in complete and final satisfaction of their Claims, holders of Allowed Senior Secured Notes Claims will receive New Equity Interests and New Second Lien Notes, and in respect of any Senior Secured Notes Deficiency Claim that is an Allowed General Unsecured Claim, a beneficial interest in the GUC Litigation Trust. For U.S. federal income tax purposes, all amounts received in respect of the same underlying debt instrument (however classified for distribution purposes under the Plan) should be treated together. Accordingly, for purposes of the tax discussion herein, all references to Allowed Senior Secured Notes Claims is intended to be a collective reference to a holder’s Allowed Senior Secured Notes Claim and related Senior Secured Notes Deficiency Claim.

The U.S. federal income tax consequences of the Plan to a U.S. holder of Senior Secured Notes Claims will depend in part on whether the Debtors elect to consummate the LLC Transfer and, absent such election, on whether the Senior Secured Notes and the New Second Lien Notes constitute “securities” for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. The Senior Secured Notes had a seven (7) year maturity at issuance and the New Second Lien Notes are expected to have a six (6) year maturity. The Reorganized Debtors intend to take the position, and the following discussion assumes, that the Senior Secured Notes and New Second Lien Notes will qualify as “securities”. U.S. holders of Senior Secured Notes Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of the Senior Secured Notes and New Second Lien Notes.

As discussed above (see Section IX.A.1, “Consequences to the Debtors – Consequences of the Merger and the LLC Transfer”), if the Debtors do not elect to consummate the LLC Transfer, the Plan provides for the merger of Holdings II with and into Tops MBO, which is expected to qualify for tax “reorganization” treatment. In such event, the receipt of New Equity Interests by the holders of Allowed Senior Secured Notes Claims should be treated as part of a tax “reorganization” for U.S. federal income tax purposes, with the consequences described below under “Reorganization Treatment.” Alternatively, if the Debtors elect, with the consent of the Requisite Ad Hoc Committee Members, to consummate the LLC Transfer, the transfer is expected to qualify for U.S. federal income tax purposes as a taxable sale of the assets of Holdings II and, consequently, the Debtors believe that holders of Allowed Senior Secured Notes Claims should have a fully taxable transaction with the consequences described below in “Fully Taxable Exchange.” The transaction steps to implement the LLC Transfer will be set forth in an exhibit to the Plan Supplement. Holders are urged to consult their own tax advisors regarding the appropriate U.S. federal income tax treatment to them of the LLC Transfer, including the possibility that the LLC Transfer might not result in a taxable exchange of the Senior Secured Notes Claims.

(i)	Reorganization Treatment

If the exchange by a U.S. holder of an Allowed Senior Secured Notes Claim qualifies for reorganization treatment, the holder generally will not recognize loss, but will recognize any gain (computed as described below in the case of a fully taxable exchange) to the extent of any consideration received in satisfaction of its Claim other than stock or securities. In addition, any consideration received in respect of any Claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”) is treated separately, see Section IX.B.4 “Distributions in Respect of Accrued But Unpaid Interest or OID,” below. Accordingly, any gain would be recognized to the extent of the fair market value of the holder’s undivided interest in the underlying assets of the GUC Litigation Trust (including in the case of cash, the cash amount). See Section IX.B.3 “Character of Gain or Loss,” below.

As discussed below, and subject to discussion therein, (see Section IX.C “Tax Treatment of GUC Litigation Trust and Holders of GUC Litigation Trust Interests”), each holder that receives a beneficial interest in the GUC Litigation Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of the GUC Litigation Trust Assets (consistent with its economic rights in the trust). Pursuant to the Plan, the GUC Litigation Trustee will in good faith value the assets transferred to the GUC Litigation Trust, and all parties to the GUC Litigation Trust (including U.S. holders of Claims receiving GUC Litigation Trust interests) will be required to consistently use such valuation for all U.S. federal income tax purposes.

In the event of the subsequent disallowance of any Disputed General Unsecured Claims, a holder of a previously Allowed Senior Secured Notes Claim (by reason of the related Senior Secured Notes Deficiency Claim) may have additional gain (if any) and/or imputed interest income in respect of its increased interest in the GUC Litigation Trust. Holders are urged to consult their tax advisors regarding the possible application (and the ability to elect out) of the “installment method” of reporting any gain that may be recognized by such holders in respect of their Claims due to the receipt of additional distributions in a taxable year subsequent to the taxable year in which the Effective Date occurs. The discussion herein assumes that the installment method does not apply, either because the exchange is not eligible or because the holder elects out of such treatment.

In a reorganization exchange, a U.S. holder’s aggregate tax basis in the New Equity Interests and in the New Second Lien Notes received will equal such U.S. holder’s aggregate adjusted tax basis in the Senior Secured Notes Claim exchanged therefor, increased by any gain and interest income recognized in the exchange, and decreased by (i) the fair market value of the holder’s undivided interest in the underlying assets of the GUC Litigation Trust and (ii) any deductions claimed in respect of any previously accrued but unpaid interest. A U.S. holder’s holding period in the New Equity Interests and in the New Second Lien Notes will include its holding period in the Senior Secured Notes exchanged therefor, except to the extent of any consideration received in respect of accrued but unpaid interest.

(ii)	Fully Taxable Exchange

In the case of a fully taxable exchange (which would be the case if the LLC Transfer occurs, or if the Senior Secured Notes Claims do not constitute “securities”), a U.S. holder of an Allowed Senior Secured Notes Claim generally should recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the fair market value of the New Equity Interests received, the fair market value of the holder’s undivided interest in the underlying assets of the GUC Litigation Trust (including in the case of cash, the cash amount) and the issue price of the New Second Lien Notes received (other than to the extent received in respect of a Claim for accrued but unpaid interest and possibly accrued OID), and (ii) the U.S. holder’s adjusted tax basis in the Senior Secured Notes Claim exchanged therefor (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See Section IX.B.3 “Character of Gain or Loss,” below. The treatment of distributions in respect of a Claim for accrued but unpaid interest or OID below, see Section IX.B.4.

As mentioned above, a holder that receives a beneficial interest in the GUC Litigation Trust will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of the GUC Litigation Trust Assets (consistent with its economic rights in the trust), and in valuing its interest in the underlying assets, each holder must report consistently with the good faith valuation by the GUC Litigation Trustee. See additional discussion below, Section IX.C “Tax Treatment of GUC Litigation Trust and Holders of GUC Litigation Trust Interests”).

In the event of the subsequent disallowance of any Disputed General Unsecured Claims, a holder of a previously Allowed Senior Secured Notes Claim (by reason of the related Senior Secured Notes Deficiency Claim) may have additional gain (if any) and/or imputed interest income in respect of its increased interest in the GUC Litigation Trust. In addition, it is possible that the recognition of any loss realized by a holder with respect to an Allowed Claim as to which an increased interest in the GUC Litigation Trust could be received may be deferred until all Disputed General Unsecured Claims are Allowed or Disallowed. Holders are urged to consult their tax advisors regarding the possible application (and the ability to elect out) of the “installment method” of reporting any gain that may be recognized by such holders in respect of their Claims due to the receipt of cash in a taxable year subsequent to the taxable year in which the Effective Date occurs, and the potential for deferred loss. The discussion herein assumes that the installment method does not apply, either because the exchange is not eligible or because the holder elects out of such treatment.

In the case of a taxable exchange, a U.S. holder’s tax basis in the New Equity Interests and in its undivided interest in the underlying non-cash assets of the GUC Litigation Trust will equal the fair market value of such New Equity Interests and undivided interest, and its tax basis in the New Second Lien Notes received equal to their issue price. The U.S. holder’s holding period in the New Equity Interests, notes and undivided interest generally will begin on the day following the Effective Date.

2.	Holders of General Unsecured Claims (other than Senior Secured Notes Deficiency Claims)

Pursuant to the Plan, and in complete and final satisfaction of their Claims, holders of General Unsecured Claims will receive beneficial interests in the GUC Litigation Trust. The following discussion applies to holders of Allowed General Unsecured Claims other than Senior Secured Notes Deficiency Claims

As discussed below (see Section IX.C “Tax Treatment of GUC Litigation Trust and Holders of GUC Litigation Trust Interests”), each holder of an Allowed General Unsecured Claim that receives a GUC Litigation Trust interest will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of the GUC Litigation Trust Assets (consistent with its economic rights in the trust). Pursuant to the Plan, the GUC Litigation Trustee will in good faith value the assets transferred to the GUC Litigation Trust, and all parties to the GUC Litigation Trust (including U.S. holders of General Unsecured Claims receiving GUC Litigation Trust Interests) must consistently use such valuation for all U.S. federal income tax purposes.

In general, a U.S. holder of a General Unsecured Claim will recognize gain or loss with respect to its General Unsecured Claim in an amount equal to the difference between (i) the fair market value of its undivided interest in the underlying assets of the GUC Litigation Trust, including in the case of cash, the cash amount (other than any amount received attributable to a Claim for accrued but unpaid interest or possibly OID) and (ii) the U.S. Holder’s adjusted tax basis in such Claim (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). See Section IX.B.3 “Character of Gain or Loss,” below. The treatment of distributions in respect of a Claim for accrued but unpaid interest or OID below, see Section IX.B.4.

In the event of the subsequent disallowance of any Disputed General Unsecured Claims, a holder of a previously Allowed General Unsecured Claim may have additional gain (if any) and/or imputed interest income in respect of its increased interest in the GUC Litigation Trust. In addition, it is possible that the recognition of any loss realized by a holder with respect to an Allowed Claim as to which an increased interest in the GUC Litigation Trust could be received may be deferred until all Disputed General Unsecured Claims are Allowed or Disallowed. Holders are urged to consult their tax advisors regarding the possible application (and the ability to elect out) of the “installment method” of reporting any gain that may be recognized by such holders in respect of their Claims due to the receipt of cash in a taxable year subsequent to the taxable year in which the Effective Date occurs, and the potential for deferred loss. The discussion herein assumes that the installment method does not apply, either because the exchange is not eligible or because the holder elects out of such treatment.

A U.S. holder’s tax basis in its undivided interest in the underlying non-cash assets of the GUC Litigation Trust will equal the fair market value of such undivided interest, and the holding period for such interest generally will begin on the day following the Effective Date.

3.	Character of Gain or Loss

Where gain or loss is recognized by a U.S. holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Senior Secured Notes Claim or General Unsecured Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Senior Secured Notes Claim or General Unsecured Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

In addition, a U.S. holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated redemption price at maturity (which generally would be equal to the stated principal amount if all stated interest was required to be paid in cash at least annually) or (ii) in the case of a debt instrument issued with OID, its revised issue price, in each case, by at least a de minimis amount. Under the market discount rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a holder of a Claim did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claim, such deferred amounts would become deductible at the time of the exchange but, if the exchange is entitled to reorganization treatment, only up to the amount of gain that the holder recognizes in the exchange.

In the event of tax reorganization treatment, the Tax Code indicates that, under Treasury regulations to be issued, any accrued market discount in respect of the Senior Secured Notes Claims in excess of the gain recognized in the exchange should not be currently includable in income. However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., to the New Equity Interests and to the New Second Lien Notes). Any gain recognized by a U.S. holder upon a subsequent disposition of such property would be treated as ordinary income to the extent of any accrued market discount carried over not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

4.	Distributions in Respect of Accrued But Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. holder of a Senior Secured Notes Claim or General Unsecured Claim is received in satisfaction of accrued interest during the holder’s holding period, such amount will be taxable to the U.S. holder as interest income (if not previously included in the U.S. holder’s gross income). Conversely, a U.S. holder may recognize a deductible loss to the extent any accrued interest or accrued OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” in an otherwise tax-free exchange could not claim a current loss with respect to any accrued but unpaid OID. Accordingly, it is unclear whether, in similar circumstances or by analogy, any U.S. holder of a Senior Secured Notes Claims or General Unsecured Claim would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID with respect to such Claim that is not paid in full.

The Plan provides that consideration received in respect of an Allowed Senior Secured Notes Claim or General Unsecured Claim is allocable first to the principal amount of the Senior Secured Notes Claim or General Unsecured Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Senior Secured Notes Claim or General Unsecured Claim, including Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See Section 6.17 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration and the inclusion and deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

5.	Ownership and Disposition of New Second Lien Notes

(a)	OID and Issue Price on New Second Lien Notes

The New Second Lien Notes will be considered issued with OID in an amount equal to the excess of the “stated redemption price at maturity” of the New Second Lien Notes over their “issue price,” if such excess exceeds a de minimis amount. The de minimis amount is equal to 0.25% of the stated redemption price at maturity multiplied by the number of remaining whole years to maturity. In general, the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.” To the extent any portion of the stated interest on the New Second Lien Notes is unconditionally required to be paid in cash at a fixed annual rate, such portion of the stated interest would be “qualified stated interest.” The remaining portion of the stated interest (even if payable in new notes, and whether or not the issuer has the option of paying such interest in cash) will not be qualified stated interest, and thus will be included in the stated redemption price at maturity. As a result, such interest will be taken into account in determining the amount of OID with respect to the New Second Lien Notes, and taxed as OID as it accrues rather than in accordance with the U.S. holder’s regular method of accounting.

The “issue price” of the New Second Lien Notes will depend on whether the Senior Secured Notes are traded on an established market. The Senior Secured Notes will be treated as traded on an established market for U.S. federal income tax purposes only if they are traded on an established market during the 31-day period ending 15 days after the Effective Date. Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the Senior Secured Notes, or if there is one or more “firm quotes” or

“indicative quotes” for such debt, in each case as such terms are defined in applicable Treasury regulations. If Reorganized Holdings determines that the Senior Secured Notes are traded on an established market, such determination will be binding on a holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from Reorganized Holding’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

If the Senior Secured Notes, are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the New Second Lien Notes will be based on the fair market value of the Senior Secured Notes (adjusted for the fair market value of the New Equity Interests and GUC Litigation Trust interests received), as determined by Reorganized Holdings. Such determination will be binding on a U.S. holder unless such holder discloses, on a timely filed U.S. federal income tax return for the taxable year that includes the Effective Date, that its determination differs from Reorganized Holdings’ determination. If the Senior Secured Notes are not considered traded on an established market, the issue price for the New Second Lien Notes Loan should be the stated principal amount of the New Second Lien Notes.

(b)	Accrual and Amortization of OID

A U.S. holder generally must include any OID in gross income as it accrues over the term of the New Second Lien Notes Loan using the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of cash payments attributable to that income. The amount of OID includible in income for a taxable year by a U.S. holder generally will equal the sum of the “daily portions ” of the total OID on the New Second Lien Notes for each day during the taxable year (or portion thereof) on which such U.S. holder held the New Second Lien Notes. Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such New Second Lien Notes that is allocable to the accrual period in which such day is included. The amount of OID allocable to each accrual period generally will be an amount equal to the excess of (i) product of (x) “adjusted issue price” of such New Second Lien Notes at the beginning of such accrual period and (y) its “yield to maturity” over (ii) the aggregate amount of any qualified stated interest payments allocable to the accrual period. The “adjusted issue price” of such New Second Lien Notes at the beginning of any accrual period will equal the issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such New Second Lien Notes on or before the first day of the accrual period (other than qualified stated interest). The “yield to maturity” of the New Second Lien Notes will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Accordingly, you are urged to consult your own tax advisor regarding the determination of the issue price of the New Second Lien Notes and the application of the OID rules.

(c)	Acquisition and Bond Premium on New Second Lien Notes

The amount of OID includible in a U.S. holder’s gross income with respect to the New Second Lien Notes will be reduced if the debt is acquired (or deemed to be acquired) at an “acquisition premium” or with “bond premium.” A U.S. holder may have an “acquisition premium” or “bond premium” only if an exchange qualifies for reorganization treatment. Otherwise, a U.S. holder’s initial tax basis in the New Second Lien Notes will equal the issue price of such U.S. holder’s portion of such debt.

A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition, but is less than or equal to the stated redemption price at maturity of the debt. If a U.S. holder has acquisition premium, the amount of any

OID includible in its gross income in any taxable year with respect to the portion of the New Second Lien Notes to which such acquisition premium relates will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such portion of the New Second Lien Notes by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

If a U.S. holder has a tax basis in any portion of the New Second Lien Notes received that exceeds the stated redemption price at maturity of such debt, that portion of the New Second Lien Notes will be treated as having “bond premium” and the U.S. holder will not include any OID attributable to such portion of the New Second Lien Notes in income. A U.S. holder may elect to amortize any bond premium over the period from its acquisition of such portion of the New Second Lien Notes to the maturity date of such portion of the New Second Lien Notes, in which case the U.S. holder should have an ordinary deduction (and a corresponding reduction in tax basis in such portion of the New Second Lien Notes for purposes of computing gain or loss) in the amount of such bond premium upon the sale or other disposition of such portion of the New Second Lien Notes, including the repayment of principal. If such an election to amortize bond premium is not made, a U.S. holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the New Second Lien Notes, including the repayment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. holder’s gross income and that are held at, or acquired after, the beginning of the U.S. holder’s taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

(d)	Sale, Redemption or Repurchase

Subject to the discussion above with respect to the potential carry over of accrued market discount to the New Second Lien Notes (see Section IX.B.3 “Character of Gain or Loss,” above), U.S. holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the New Second Lien Notes in an amount equal to the difference between (i) the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed) and (ii) the U.S. holder’s adjusted tax basis in the New Second Lien Notes, which, (as discussed above, see “Acquisition and Bond Premium on New Second Lien Notes) will be reduced by any amortizable bond premium that such U.S. holder previously deducted with respect to the New Second Lien Notes or used to offset qualified stated interest on the New Second Lien Notes. Any capital gain or loss generally should be long-term if the U.S. holder’s holding period for the New Second Lien Notes is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

(e)	Potential Application of AHYDO Provisions

The New Second Lien Notes may be subject to the provisions of the Tax Code dealing with “applicable high yield discount obligations,” as discussed in Section IX.A.4 “Consequences to the Debtors – Potential Application of AHYDO Provisions,” above, in which event a portion of the deduction with respect to accrued OID may be disallowed. In such instance, an equivalent portion of a corporate holder’s income with respect to any disallowed OID may be treated as a dividend for purposes of the dividend-received deduction to the extent such amount would be so treated if it had been a distribution made by the issuer with respect to its stock (that is, to the extent the issuer has sufficient earnings and profits such that a distribution in respect of its stock would constitute a dividend for federal income tax purposes and, presumably, subject to certain holding period and taxable income requirements and other limitations on the dividend-received deduction).

(f)	Recent Legislation

Pursuant to recent legislation, for taxable years beginning after December 31, 2017 (and for taxable years beginning after 2018 in the case of OID), an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in the applicable financial statement. It is unclear how this rule applies to holders of debt instruments issued with OID, including whether it would apply to alter the accrual and inclusion of OID described above. Accordingly, this rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the New Second Lien Notes prior to the time such income would otherwise have been recognized. Each holder is urged to consult its tax advisor regarding the possible application of the recent legislation to the New Second Lien Notes.

6.	Dispositions of New Equity Interests

Except as discussed below, U.S. holders generally will recognize capital gain or loss upon a subsequent sale or other taxable disposition of the New Equity Interests in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the New Equity Interests and the sum of the cash plus the fair market value of any property received from such sale or other disposition. Any such gain or loss generally should be long-term capital gain or loss if the U.S. holder’s holding period for its New Equity Interests is more than one year at the time of sale or other disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. holders. The deductibility of capital loss is subject to significant limitations.

In the event the Senior Secured Notes Claims are subject to tax reorganization treatment, any gain recognized by a U.S. holder upon a subsequent disposition of the New Equity Interests (or any stock or property received for it in a later tax-free exchange) received will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any accrued market discount carried over to the New Equity Interests not previously included in income (see “Character of Gain or Loss,” above), (ii) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Senior Secured Notes Claim, decreased by any income (other than interest income) recognized by the U.S. holder upon exchange of the Senior Secured Notes Claim, and (iii) with respect to a cash-basis U.S. holder and in addition to clause (ii) above, any amounts which would have been included in its gross income if the U.S. holder’s Senior Secured Notes Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

C.	Tax Treatment of GUC Litigation Trust and Holders of GUC Litigation Trust Interests

1.	Classification of GUC Litigation Trust

The GUC Litigation Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes (other than in respect of any portion of the GUC Litigation Trust allocable to, or retained on account of, Disputed Claims, as discussed below). In general, a liquidating trust is not a separate taxable entity but rather is treated for U.S. federal income tax purposes as a “grantor” trust ( i.e., a pass-through entity). The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. Any liquidating trust will be structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45 all parties (including, without limitation, the

Debtors, the GUC Litigation Trustee and holders of General Unsecured Claims, including Senior Secured Notes Deficiency Claims) will treat the transfer of the GUC Litigation Trust Assets to the GUC Litigation Trust as (i) a transfer of the GUC Litigation Trust Assets (subject to any obligations relating to those assets) directly to the holders of Senior Secured Notes Claims (by reason of their related Senior Secured Notes Deficiency Claims) and General Unsecured Claims (other than to the extent allocable to Disputed Claims) followed by (ii) the transfer by such beneficiaries to the GUC Litigation Trust of such assets and cash in exchange for GUC Litigation Trust interests. Accordingly, except in the event of contrary definitive guidance, the holders of Senior Secured Notes Claims and General Unsecured Claims will be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the underlying assets of the trust (other than to the extent allocable to Disputed Claims).

Although the following discussion assumes that the GUC Litigation Trust would be treated as a liquidating trust for U.S. federal income tax purposes, no ruling will be requested from the IRS concerning the tax status of the GUC Litigation Trust as a grantor trust. Accordingly, there can be no assurance that the IRS would not take a contrary position to the classification of the GUC Litigation Trust as a grantor trust. If the IRS were to challenge successfully such classification, the U.S. federal income tax consequences to the GUC Litigation Trust and the holders of Senior Secured Notes Claims and General Unsecured Claims could vary from those discussed herein.

2.	General Tax Reporting by GUC Litigation Trust and Beneficiaries

For all U.S. federal income tax purposes, all parties must treat the GUC Litigation Trust as a grantor trust of which the holders of GUC Litigation Trust interests are the owners and grantors, and such holders as the direct owners of an undivided interest in the underlying assets of the trust (other than any assets allocable to Disputed Claims), consistent with their economic interests therein. The GUC Litigation Trustee will file tax returns for the GUC Litigation Trust treating the GUC Litigation Trust as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations. The GUC Litigation Trust also will annually send to each holder of GUC Litigation Trust interests a separate statement regarding the receipts and expenditures of the GUC Litigation Trust as relevant for U.S. federal income tax purposes.

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the GUC Litigation Trustee), allocations of GUC Litigation Trust taxable income or loss shall be allocated by reference to the manner in which any economic gain or loss would be borne immediately after a hypothetical liquidating distribution of the remaining GUC Litigation Trust Assets. The tax book value of the GUC Litigation Trust Assets for purpose of this paragraph shall equal their fair market value on the date the GUC Litigation Trust Assets are transferred to the GUC Litigation Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

As soon as reasonably practicable after the transfer of the GUC Litigation Trust Assets to the GUC Litigation Trust, the GUC Litigation Trustee will make a good faith valuation of the GUC Litigation Trust Assets. All parties to the GUC Litigation Trust (including, without limitation, the Debtors and holders of GUC Litigation Trust interests) must consistently use such valuation for all U.S. federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.

Taxable income or loss allocated to a holder of GUC Litigation Trust interests will be treated as income or loss with respect to such holder’s undivided interest in the underlying assets of the trust, and not as income or loss with respect to its prior Allowed Claim. The character of any income and the character and ability to use any loss will depend on the particular situation of the holder.

The U.S. federal income tax obligations of a holder with respect to its GUC Litigation Trust interests are not dependent on the GUC Litigation Trust distributing any cash or other proceeds. Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of GUC Litigation Trust income even if the GUC Litigation Trust does not make a concurrent distribution to the holder. In general, other than in respect of cash retained on account of Disputed Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Allowed Claim), a distribution of cash by the GUC Litigation Trust will not be separately taxable to a holder of GUC Litigation Trust interests since the beneficiary is already regarded for U.S. federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the GUC Litigation Trust). Holders are urged to consult their tax advisors regarding the appropriate U.S. federal income tax treatment of any subsequent distributions of cash originally retained by the GUC Litigation Trust on account of Disputed Claims.

The GUC Litigation Trustee will comply with all applicable governmental withholding requirements. If any beneficiaries of the liquidating trust are not U.S. persons, the trustee of the liquidating trust may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate). As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders; accordingly, such holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in a liquidating trust.

3.	Tax Reporting for Assets Allocable to Disputed Claims

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the GUC Litigation Trustee of an IRS private letter ruling if the GUC Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the GUC Litigation Trustee), the GUC Litigation Trustee will timely elect to (x) treat any portion of the GUC Litigation Trust allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections) and (y) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.

Accordingly, any amounts allocable to, or retained on account of, Disputed Claims will be subject to tax annually on a separate entity basis on any net income earned with respect to the assets of the GUC Litigation Trust in such reserves (including any gain recognized upon the actual or deemed disposition of such assets, such as in connection with the allowance of Disputed Claims). It is possible, in the event of insufficient cash allocable to a particular Disputed Claim, that the GUC Litigation Trustee may have to sell all or part of the underlying assets reserved in respect of such Claim to pay the associated tax liability (which sale may be at a meaningful discount to potential perceived future recoveries from the GUC Litigation Trust Causes of Action). All distributions from such assets (which distributions will be net of the expenses, including taxes, relating to the retention or actual or deemed disposition of such assets) will be treated as received by holders in respect of their Senior Secured Notes Claims or General Unsecured Claims as if distributed by the Debtors. All parties (including, without limitation, the Debtors, the GUC Litigation Trustee and the holders of GUC Litigation Trust interests) will be required to report for tax purposes consistently with the foregoing.

D.	Withholding on Distributions and Information Reporting

All distributions to holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 24%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders of Allowed Claims are urged to consult their tax advisors regarding the Treasury Regulations governing backup withholding and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations.

In addition, as discussed above under Section IX.C “Tax Treatment of GUC Litigation Trust and Holders of GUC Litigation Trust Interests,” a holder of an interest in a liquidating trust that is a not a U.S. person may be subject to 30% withholding, depending on, among other things, the particular type of income and whether the type of income is subject to a lower treaty rate. A non-U.S. holder may also be subject to other adverse consequences in connection with the implementation of the Plan. As discussed above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders of Allowed Claims.

In addition, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these Treasury Regulations and whether the transactions contemplated by the Plan would be subject to these Treasury Regulations and require disclosure on the holder’s tax returns.

The foregoing summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

X.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims entitled to vote should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation.

A.	Certain Bankruptcy Law Considerations

1.	Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan. If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization or otherwise.

2.	Risk of Failing to Satisfy the Vote Requirement

In the event that the Debtors are unable to get sufficient votes from the Voting Classes, the Debtors may seek to accomplish an alternative chapter 11 plan or seek to cram down the Plan on non-accepting Classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims as those proposed in the Plan.

3.	Non-Consensual Confirmation

If any impaired class of Claims or Interests does not accept or is deemed not to accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

4.	Risk Related to Parties in Interest Objecting to the Debtors’ Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that a party in interest will not object or that the Bankruptcy Court will approve the classifications.

5.	Risks Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

6.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Section 10 of the Plan provides for certain releases, injunctions, and exculpations, for claims and Causes of Action that may otherwise be asserted against the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases and exculpations are not approved, certain parties may not be considered Releasing Parties, Released Parties, or Exculpated Parties, and certain Released Parties or Exculpated Parties may withdraw their support for the Plan.

7.	Risk of Non-Occurrence of Effective Date

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

8.	Conversion into Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Section XIII.C hereof, as well as the Liquidation Analysis attached hereto as Exhibit B, for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Additional Factors Affecting Value of Reorganized Debtors

1.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Therefore, the actual amount of Allowed Claims may vary from the Debtors’ projections and feasibility analysis, and the variation may be material.

2.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be Allowed.

The Debtors have prepared financial projections on a consolidated basis based on certain assumptions, as set forth in Exhibit B hereto. The Financial Projections have not been compiled, audited, or examined by independent accountants, and neither the Debtors nor their advisors make any representations or warranties regarding the accuracy of the Financial Projections or the ability to achieve forecasted results.

Many of the assumptions underlying the Financial Projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors including the timing, confirmation, and consummation of the Plan, demand or price for produce and other supermarket products, inflation, and other unanticipated market and economic conditions. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the Financial Projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court including any natural disasters, terrorist attacks, or health epidemics may affect the actual financial results achieved. Such results may vary significantly from the forecasts and such variations may be material.

C.	Risks Relating to the Debtors’ Business and Financial Condition

1.	DIP Facilities

The DIP Facilities are intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, or in the event of a breach of a milestone or another event of default under the DIP Facilities, which could occur if the Plan is not confirmed on the proposed timeline, the Debtors may exhaust or lose access to their financing. There is no assurance that they will be able to obtain additional financing from their existing lenders or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

2.	Risks Associated with Debtors’ Business and Industry

The food retail business is highly competitive. Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety, and store condition. The Debtors compete with several national, regional, and local supermarket chains, including Wal-Mart, as well as similar supercenters and other non-traditional grocery retailers such as dollar discount stores, drug stores, convenience stores, and warehouse club stores. Heightened competition could include the intensification of price competition, the entry of new competitors and the expansion, renovation, and opening of new stores by new and existing competitors. If the Debtors or Reorganized Debtors fail to successfully respond to competitive pressures in this industry or to effectively implement their strategies to respond to these pressures, their operating results may be negatively affected. Some of the Debtors’ principal competitors have greater financial resources than the Debtors and either have or may in the future use those resources to take steps that may have an adverse effect on the Debtors’ competitive position and financial performance.

3.	Post-Effective Date Indebtedness

Following the Effective Date, the Reorganized Debtors will have outstanding indebtedness under the Exit Term Loans of $160 million and access to borrowings under the Exit ABL Credit Agreement of up to $150 million subject to a borrowing base. In addition, the Debtors will have $100 million outstanding pursuant to the New Second Lien Notes. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, the Reorganized Debtors’ compliance with affirmative and negative covenants, as well as future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

D.	Factors Relating to Securities to Be Issued

1.	Market for Securities

There is currently no market for the New Second Lien Notes or New Equity Interests and there can be no assurance as to the development or liquidity of any market for any such securities. The Reorganized Debtors are under no obligation to list any securities on any national securities exchange. Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Debtors. In addition, holders of New Equity Interests will be subject to certain restrictions contained in a shareholders agreement or limited liability company agreement (as applicable) which may include restrictions on the ability to transfer, as well as other limitations associated with, the New Equity Interests. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

2.	Potential Dilution

The ownership percentage represented by the New Equity Interests distributed on the Effective Date under the Plan will be subject to dilution from any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence, including pursuant to the Management Incentive Plan.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Equity Interests issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

3.	Significant Holders of New Equity Interests

Certain holders of Allowed Senior Secured Notes Claims are expected to acquire significant New Equity Interests pursuant to the Plan. Such holders could be in a position to control the outcome of all actions of the Reorganized Debtors, as applicable, requiring stockholder approval, including the election of directors or managers, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Equity Interests.

4.	New Equity Interests Subordinated to Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Equity Interests would rank below all debt claims against the Reorganized Debtors, including claims under the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, and the New Second Lien Notes (collectively, the “Exit Obligations”). As a result, holders of the New Equity Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders have been satisfied, including the Exit Obligations.

5.	Implied Valuation of New Equity Interests Not Intended to Represent Trading Value of New Equity Interests

The valuation of the Reorganized Debtors is not intended to represent the trading value of New Equity Interests in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities. The actual market price of the New Equity Interests is likely to be volatile. Many factors, including factors unrelated to the Reorganized Debtors’ actual operating performance and other factors not possible to predict, could cause the market price of the New Equity Interests to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Equity Interests in the public or private markets.

6.	No Dividends

Reorganized Holdings or Summit might not pay any dividends on the New Equity Interests and may instead retain any future cash flows for debt reduction and to support its operations. As a result, the success of an investment in the New Equity Interests may depend entirely upon any future appreciation in the value of the New Equity Interests. There is no guarantee that the New Equity Interests will appreciate in value or even maintain their initial value.

E.	Risks Related to Exit Obligations

1.	Insufficient Cash Flow to Meet Debt Obligations

On the Effective Date, on a consolidated basis, it is expected that the Reorganized Debtors will have total outstanding secured indebtedness of approximately $305 million18, which is expected to consist of the Exit ABL Facility including approximately $35 million in issued letters of credit, the Exit Term Loan and the New Second Lien Notes. This level of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Reorganized Debtors to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt obligations.

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit Obligations and their business, financial condition, results of operations, and prospects.

2.	Defects in Collateral Securing the Exit Obligations

The Exit Obligations will be secured, subject to certain exceptions and permitted liens, by security interests in substantially all assets of the Reorganized Debtors and Summit, if applicable (the “collateral”). The collateral securing the Exit Obligations may be subject to customary exceptions, defects, encumbrances, liens, and other imperfections. Further, the Debtors have not conducted appraisals of any assets constituting collateral to determine if the value of the collateral upon foreclosure or liquidation equals or exceeds the amount of the Exit Obligations. Accordingly, it cannot be assured that the remaining proceeds from a sale of the collateral would be sufficient to repay the Exit Obligations. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the ability to sell collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, and the timing and manner of the

[18]	Such amount does not reflect any amounts owing under capital lease obligations at exit.

sale. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the Exit Obligations, in full or at all. There can also be no assurance that the collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exit Obligations.

3.	Failure to Perfect Security Interests in Collateral

The failure to properly perfect liens on the collateral could adversely affect each collateral agent’s ability to enforce rights with respect to the collateral for the benefit of the holders of the Exit Obligations. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that Reorganized Holdings will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties.

4.	Casualty Risk of Collateral

The Reorganized Debtors will be obligated to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for their losses. If there is a total or partial loss of any of the pledged collateral, the insurance proceeds received may be insufficient to satisfy the Exit Obligations.

5.	Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by Reorganized Debtors

Any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the Exit Obligations to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

F.	Other Risks Related to an Investment in the New Second Lien Notes

1.	Insufficiency of Proceeds from Collateral Securing New Second Lien Notes

The indebtedness under the Exit ABL Credit Agreement and the Exit Term Loan Credit Agreement will be secured, subject to certain exceptions and permitted Liens, by security interests in the same collateral that secured the obligations under the DIP ABL Credit Agreement, and the DIP Term Loan Credit Agreement, as applicable, in the same order of priority as the DIP ABL Claims and the DIP Term Loan Claims.

The Liens granted to secure the obligations under the Exit ABL Credit Agreement and the Exit Term Loan Credit Agreement will be senior in all respects to any Liens granted in connection with the New Second Lien Notes.

In the event of a foreclosure on the collateral (or a distribution in respect thereof in a subsequent bankruptcy or insolvency proceeding), the proceeds from the collateral securing the New Second Lien Notes may not be sufficient to satisfy the obligations outstanding under such notes because the proceeds would first be applied to satisfy the obligations under the exit facilities. Only after all of the obligations under the Exit ABL Credit Agreement and Exit Term Loan Credit Agreement have been satisfied will proceeds from the collateral on which the New Second Lien Notes have a junior-priority lien be applied to satisfy the Reorganized Debtors’ obligations under the New Second Lien Notes.

2.	Limitations on Rights of Holders of New Second Lien Notes with Respect to Collateral

The rights of the holders of the New Second Lien Notes with respect to the Collateral securing such notes will be substantially limited by the terms of the lien ranking agreements, even during an event of default. Under the New Second Lien Notes Indenture, at any time that obligations that have the benefit of the higher priority liens are outstanding, any actions that may be taken with respect to (or in respect of) such collateral, including the ability to cause the commencement of enforcement proceedings against such Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of such collateral from the lien of, and waivers of past defaults under, such documents relating to such Collateral, will be at the direction of the holders of the obligations secured by senior liens.

G.	Risks Related to the GUC Litigation Trust Causes of Action

There is no guarantee that the GUC Litigation Trustee will choose to prosecute any of the GUC Litigation Trust Causes of Action. Furthermore, to the extent the GUC Litigation Trustee determines to prosecute a potential GUC Litigation Trust Cause of Action, there is no guarantee as to the success of the GUC Litigation Trustee in pursuing the GUC Litigation Trust Causes of Action. The success of the GUC Litigation Trust in pursuing any GUC Litigation Trust Cause of Action, as well as the expenses incurred in investigating and prosecuting the GUC Litigation Trust Causes of Action, may materially affect the recoveries for the holders of Allowed General Unsecured Claims in Class 4.

H.	Risks Related to Labor

The Debtors’ business is labor intensive, employing significant numbers of store clerks, cashiers and warehouse workers. Although the Teamsters/C&S Settlement and the UFCW Local One Settlement have been negotiated in good faith, and the new and amended collective bargaining agreements, as applicable, have been ratified by the employees represented by each respective union, there is a risk that labor disruptions may occur in the future that may cause the Debtors to not realize all the benefits contemplated by the Teamsters/C&S Settlement or the UFCW Local One Settlement. Such labor disputes or disruptions may materially affect the Reorganized Debtors’ business, financial condition and results from operations.

In addition, there is a risk that the UFCW Local One Settlement Agreement and the Amended UFCW Local One CBAs may not become effective if the Debtors are unable to obtain Bankruptcy Court Approval of the UFCW Local One Settlement.

I.	Additional Factors

1.	Debtors Could Withdraw Plan

The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

2.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.	No Representations Outside this Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.	No Legal or Tax Advice Is Provided by this Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.	No Admission Made

Nothing contained herein or in the Plan shall constitute an admission of, or shall be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

6.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation claim or a projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and Interests and may object to Claims or Interests after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or Interests or objections to such Claims or Interests.

7.	Certain Tax Consequences

For a discussion of certain U.S. Federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Interests, see Section IX hereof.

XI.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each holder of a Claim entitled to vote (an “Eligible Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and provisions of the Plan.

This section is qualified in its entirety by the Debtors’ Motion for an Order (I) Approving Notice of Disclosure Statement Hearing; (II) Approving Disclosure Statement; (III) Establishing a Record Date; (IV) Establishing Notice and Objection Procedures for Confirmation of the Plan; (V) Approving Solicitation Packages and Procedures for Distribution Thereof; (VI) Approving the Forms of Ballots and Establishing Procedures for Voting on the Plan; and (VII) Approving the Form of Notice to Non-Voting Classes Under the Plan and Related Matters, filed on August 31, 2018 the (“Solicitation Motion”) (ECF No. 549).

A.	Voting Deadline

All Eligible Holders have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote. Special procedures are set forth below for holders of securities through a broker, dealer, commercial bank, trust company, or other agent or nominee (“Nominee”).

Please complete the information requested on the Ballot, sign, date and indicate your vote on the Ballot, and return the completed Ballot in accordance with the instructions provided on the Ballot. Note that only a Master Ballot (as defined in the Solicitation Motion) may be transmitted via email. Only holders of Class 4 (General Unsecured Claims) who receive a General Ballot (as defined in the Solicitation Motion), other than HoldCo Unsecured Notes Claims, OpCo Unsecured Notes Claims, and the Senior Secured Notes Deficiency Claim, may vote through the E-Ballot platform on the Voting Agent’s website. Any other Ballot transmitted to the Voting Agent by facsimile, electronic transmission, or other electronic means will NOT be counted.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN NOVEMBER 1, 2018, 5:00 P.M. (PREVAILING EASTERN TIME) (THE “VOTING DEADLINE”), UNLESS EXTENDED BY THE DEBTORS.

ELIGIBLE HOLDERS HOLDING THE SENIOR SECURED NOTES, OPCO UNSECURED NOTES, OR HOLDCO UNSECURED NOTES IN “STREET NAME” THROUGH A NOMINEE MAY VOTE AS FURTHER DESCRIBED BELOW.

IF YOU MUST RETURN YOUR BALLOT TO YOUR NOMINEE, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN THE MASTER BALLOT TO THE VOTING AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE VOTING AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT (A) DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, (B) PARTIALLY ACCEPTS AND PARTIALLY REJECTS THE PLAN, OR (C) INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT:

For holders of Claims in Class 4 (General Unsecured Claims) other than OpCo Unsecured Notes Claims, HoldCo Unsecured Notes Claims, and the Senior Secured Notes Deficiency Claim: (888) 764-7358 (domestic toll-free) or (503) 520-4457 (international).

For holders of OpCo Unsecured Notes Claims and HoldCo Unsecured Notes Claims in Class 4 (General Unsecured Claims) and holders of Claims in Class 3 (Senior Secured Notes Claims): (866) 897-6433 (domestic toll-free) or (646) 282-2500 (international).

ALTERNATIVELY, YOU CAN EMAIL THE VOTING AGENT AT tabulation@epiqglobal.com WITH A REFERENCE TO “TOPS” IN THE SUBJECT LINE.

B.	Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a Ballot (collectively, a “Solicitation Package”) to Eligible Holders. Record holders of certain Claims may include Nominees. If such Nominees do not hold Claims for their own account, they must provide copies of the Solicitation Package to their customers that are the Eligible Holders thereof as of the Record Date. Any Eligible Holder that has not received a Ballot should contact its Nominee, or the Voting Agent.

Each Ballot sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballot. The record date for determining which holders are entitled to vote on the Plan is September 24, 2018. The applicable administrative agent or indenture trustee under any debt documents will not vote on behalf of its respective holders. Such holders must submit their own Ballot.

C.	Parties Entitled to Vote

Under the Bankruptcy Code, only holders of Claims or Interests in “impaired” classes are entitled to vote on the Plan. Under section 1124 of the Bankruptcy Code, a class of Claims or Interests is “impaired” under the Plan unless (1) the Plan leaves unaltered the legal, equitable, and contractual rights to which such Claim or Interest entitles the holder thereof or (2) notwithstanding any legal right to an accelerated payment of such Claim or Interest, the Plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired Claim or Interest will not receive or retain any distribution under the Plan on account of such Claim or Interest, the Bankruptcy Code deems such holder to have rejected the Plan, and, accordingly, holders of such Claims and Interests do not actually vote on the Plan and will not receive a Ballot. If a Claim or Interest is not impaired by the Plan, the Bankruptcy Code presumes the holder of such Claim or Interest to have accepted the Plan and, accordingly, holders of such Claims and Interests are not entitled to vote on the Plan, and also will not receive a Ballot.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Bankruptcy Code defines “acceptance” of a plan by a class of: (1) claims as acceptance by creditors in that class that hold at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the claims that cast ballots for acceptance or rejection of the plan; and (2) interests as acceptance by interest holders in that class that hold at least two-thirds (2/3) in amount of the interests that cast ballots for acceptance or rejection of the plan.

The Claims in the following classes are impaired under the Plan and entitled to vote to accept or reject the Plan:

•	Class 3 – Senior Secured Notes Claims

•	Class 4 – General Unsecured Claims

Claims in all other Classes are either unimpaired and deemed to accept or impaired and deemed to reject the Plan and are not entitled to vote. For a detailed description of the treatment of Claims and Interests under the Plan, see Section I.B of this Disclosure Statement.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code over the deemed rejection of the Plan by all Existing Holdings II Interests, Existing MBO Interests, and Subordinated Securities Claims. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of Claims or Interests. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section XII.C of this Disclosure Statement.

1.	Beneficial Holders

An Eligible Holder that holds a Claim as a record holder in its own name should vote on the Plan by completing and signing a Ballot (a “Beneficial Holder Ballot”) and returning it directly to the Voting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

An Eligible Holder holding a Claim in “street name” through a Nominee may vote on the Plan by one of the following two methods (as selected by such Eligible Holder’s Nominee):

•

Complete and sign the enclosed Beneficial Holder Ballot. Return the Beneficial Holder Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed “master” Ballot (each, a “Master Ballot”) to the Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Voting Agent for instructions; or

•

Complete and sign the pre-validated Beneficial Holder Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Holder Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any Beneficial Holder Ballot returned to a Nominee by an Eligible Holder will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Holder Ballot (properly validated) or a Master Ballot casting the vote of such Eligible Holder.

If any Eligible Holder owns a Claim through more than one Nominee, such Eligible Holder may receive multiple mailings containing the Beneficial Holder Ballot. The Eligible Holder should execute a separate Beneficial Holder Ballot for each block of a Claim that it holds through any particular Nominee and return each Beneficial Holder Ballot to the respective Nominee in the return envelope provided therewith. Eligible Holders that execute multiple Beneficial Holder Ballot with respect to a Claim in a single Class held through more than one Nominee must indicate on each Beneficial Holder Ballot the names of all such other Nominees and the additional amounts of such Claims so held and voted.

2.	Nominees

A Nominee that, on the Record Date, is the record holder of Claims for one or more Eligible Holders can obtain the votes of the Eligible Holders of such Claims, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	Pre-Validated Ballot

The Nominee may “pre-validate” a Beneficial Holder Ballot by indicating thereon the record holder of the Class 3 (Senior Secured Notes Claims) Claim, the amount of the Class 3 (Senior Secured Notes Claims) Claim held by the beneficial owner, the appropriate account numbers through which the beneficial owner’s holdings are derived, and the applicable CUSIP number, executing the Beneficial Holder Ballot and forwarding such Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Voting Agent, and other materials requested to be forwarded, to the Eligible Holder for voting. The Eligible Holder must then complete the information requested in the Beneficial Holder Ballot, and return the Beneficial Holder Ballot directly to the Voting Agent in the pre-addressed, postage-paid return envelope so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. A list of the Eligible Holders to whom “pre-validated” Beneficial Holder Ballot were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline.

(b)	Master Ballot

If the Nominee elects not to pre-validate Beneficial Holder Ballot, the Nominee may obtain the votes of Eligible Holders by forwarding to the Eligible Holders the unsigned Beneficial Holder Ballot, together with the Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such Eligible Holder must then indicate his, her, or its vote on the Beneficial Holder Ballot, complete the information requested on the Beneficial Holder Ballot, review the certifications contained on the Beneficial Holder Ballot, execute the Beneficial Holder Ballot, and return the Beneficial Holder Ballot to the Nominee. After collecting the Beneficial Holder Ballot, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holder Ballot, execute the Master Ballot, and deliver the Master Ballot to the Voting Agent so that it is RECEIVED by the Voting Agent on or before the Voting Deadline. All Beneficial Holder Ballot returned by Eligible Holders should either be forwarded to the Voting Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS ELIGIBLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOT TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE.

3.	Miscellaneous

All Ballots must be signed by the Eligible Holder, or any person who has obtained a properly completed Ballot proxy from the Eligible Holder by the Record Date. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but that (a) do not indicate an acceptance or rejection of the Plan, (b) partially accept and partially reject the Plan, or (c) indicate both an acceptance and rejection of the Plan, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the Ballot. If you return more than one Ballot voting different Claims, and the Ballots are not voted in the same manner, those Ballots will not be counted.

When tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim by multiplying the principal amount by a factor that reflects all amounts accrued between the Record Date and the Petition Date including interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Eligible Holders that actually vote will be counted. The failure of a holder to deliver a duly executed Ballot to the Voting Agent or its Nominee will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless the Ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

4.	Fiduciaries and Other Representatives

If a Beneficial Holder Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit the separate Beneficial Holder Ballot of each Eligible Holder for whom they are voting.

UNLESS THE BALLOT OR THE MASTER BALLOT IS SUBMITTED TO THE VOTING AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW SUCH BALLOT TO BE COUNTED.

5.	Agreements upon Furnishing Ballot

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the voter with respect to such Ballot to accept (a) all of the terms of, and conditions to, this solicitation; and (b) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 therein. All parties in interest retain their right to object to confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code.

6.	Change of Vote

Any party that has previously submitted a properly completed Ballot to the Voting Agent before the Voting Deadline may revoke such Ballot and change its vote by submitting to the Voting Agent a subsequent, properly completed Ballot for acceptance or rejection of the Plan before the Voting Deadline in which case the last properly completed Ballot or Master Ballot will be counted unless the holder of the Claim received Court approval otherwise.

D.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Voting Agent and/or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of their respective creditors not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of their creditors. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballot will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claim, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact the Voting Agent.

XII.

CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Confirmation Hearing is scheduled for November 8, 2018 at 10:00 a.m. (Prevailing Eastern Time). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to the chambers of Judge Robert D. Drain, together with proof of service thereof, and served upon all of the below parties.

To the Debtors, at:
Tops Holding II Corporation	Weil, Gotshal & Manges LLP
PO Box 1027	767 Fifth Avenue
Buffalo, New York 14240-1027	New York, New York 10153
Attn: Frank Curci, David Langless, and Michael Biehler,	Attn: Ray C. Schrock, P.C., Stephen Karotkin,
Esq.	and Sunny Singh
Telephone: (716) 635-5000	Telephone: (212) 310-8000
Facsimile: (716) 635-5102	Facsimile: (212) 310-8007
E-mail: fcurci@topsmarkets.com	E-mail: ray.schrock@weil.com
dlangless@topsmarkets.com	stephen.karotkin@weil.com
mbiehler@topsmarkets.com	sunny.singh@weil.com

To the Ad Hoc Committee, at:	To the DIP Term Loan Agent, at:
Paul, Weiss, Rifkind, Wharton & Garrison LLP	Arnold & Porter Kaye Scholer LLP
1285 Avenue of the	70 West Madison Street, Suite 4200,
Americas	Chicago, Illinois 60602
New York, New York 10019-6064	Attn: D. Tyler Nurnberg, Esq. and Alan Glantz, Esq.
Attn: Alan W. Kornberg, Esq. and Robert A. Britton,	Telephone: (312) 583-2300
Esq.	Facsimile: (312) 583-2360
Telephone: (212) 373-3000	E-mail: tyler.nurnberg@arnoldporter.com
Facsimile: 757-3990	alan.glantz@arnoldporter.com
E-mail: akornberg@paulweiss.com,
rbritton@paulweiss.com

To the DIP ABL Agent, at:

Morgan, Lewis & Bockius LLP

One Federal St.,

Boston, Massachusetts 02110-1726

Attn: Julia Frost-Davies, Esq. and Amelia C. Joiner,

Esq.

Telephone: (617) 951-8000

Facsimile: (617) 951-8736

E-mail: julia.frost-davies@morganlewis.com

    amelia.joiner@morganlewis.com

To the Senior Secured Notes Trustee, at:
Kilpatrick Townsend & Stockton LLP	Kilpatrick Townsend & Stockton LLP
The Grace Building	1100 Peachtree Street NE, Suite 2800
1114 Avenue of the Americas	Atlanta, Georgia 30309-4528
New York, New York 10036-7703	Attn: Todd C. Meyers, Esq. and Michael D.
Attn: Todd C. Meyers, Esq. and Gianfranco Finizio,	Langford, Esq.
Esq.	Telephone: (404) 815-6500
Telephone: (212) 775-8700	Facsimile: (404) 815-6555
Facsimile: (617) 775-8800	E-mail: tmeyers@kilpatricktownsend.com
E-mail: tmeyers@kilpatricktownsend.com	mlangford@kilpatricktownsend.com
gfinizio@kilpatricktownsend.com

To the Creditors’ Committee, at:	To the U.S. Trustee, at
Morrison & Foerster LLP	201 Varick Street, Suite 1006,
250 W 55th St.	New York, New York 10014
New York, New York 10019	Attn: Brian S. Masumoto, Esq. and Benjamin J.
Attn: Brett H. Miller, Esq., Jonathan I. Levine, Esq.,	Higgins, Esq.
and Dennis L. Jenkins, Esq.	Telephone: (212) 515-0500
Telephone: (212) 468-8000	Facsimile: (212) 668-2255
Facsimile: (212) 468-7900	E-mail: Brian.Masumoto@usdoj.gov
E-mail: brettmiller@mofo.com	Benjamin.J.Higgins@usdoj.gov
jonlevine@mofo.com djenkins@mofo.com

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	Requirements for Confirmation of Plan

1.	Requirements of Section 1129(a) of the Bankruptcy Code

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i)	the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii)	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii)	the Plan has been proposed in good faith and not by any means forbidden by law;

(iv)

any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v)

the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

(vi)

with respect to each Class of Claims or Interests, each holder of an impaired Claim has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

(vii)

except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)

except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and Priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Commencement Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

(ix)	at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x)	confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi)

all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

As provided above, among the requirements for confirmation are that the Plan is (A) accepted by all impaired Classes of Claims and Interests entitled to vote or, if rejected or deemed rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (B) in the “best interests” of the holders of Claims and Interests impaired under the Plan; and (C) feasible.

(b)	Acceptance of the Plan

Under the Bankruptcy Code, a Class accepts a chapter 11 plan if (1) holders of two-thirds (2/3) in amount and (2) with respect to holders of Claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the Plan. Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the Plan.

If any impaired Class of Claims or Interests does not accept the Plan (or is deemed to reject the Plan), the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan (or is deemed to reject the Plan), the Plan “does not discriminate unfairly” and is “fair and equitable” under the so-called “cram down” provisions set forth in section 1129(b) of the Bankruptcy Code. The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class of claims or interests receives more than it legally is entitled to receive for its claims or interests. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.” The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured; claims versus interests) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to the dissenting class, the test sets different standards that must be satisfied in order for the Plan to be confirmed, depending on the type of claims or interests in such class. The following sets forth the “fair and equitable” test that must be satisfied as to each type of class for a plan to be confirmed if such class rejects the Plan:

•

Secured Creditors. Each holder of an impaired secured claim either (a) retains its liens on the property, to the extent of the allowed amount of its secured claim, and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such secured claim, (b) has the right to credit bid the amount of its claim if its property is sold and retains its lien on the proceeds of the sale, or (c) receives the “indubitable equivalent” of its allowed secured claim.

•

Unsecured Creditors. Either (a) each holder of an impaired unsecured claim receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (b) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•

Interests. Either (a) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such equity interest and (ii) the value of the equity interest or (b) the holders of interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement with respect to any rejecting Class.

IF ALL OTHER CONFIRMATION REQUIREMENTS ARE SATISFIED AT THE CONFIRMATION HEARING, THE DEBTORS WILL ASK THE BANKRUPTCY COURT TO RULE THAT THE PLAN MAY BE CONFIRMED ON THE GROUND THAT THE SECTION 1129(b) REQUIREMENTS HAVE BEEN SATISFIED.

(c)	Best Interests Test

As noted above, with respect to each impaired class of Claims and Interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of Claims and Interests under the plan.

The Debtors believe that under the Plan all holders of impaired Claims and Interests will receive property with a value not less than the value such holder would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests and (ii) the Liquidation Analysis attached hereto as Exhibit B.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis provided in Exhibit B is solely for the purpose of disclosing the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a Bankruptcy Court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

(d)	Feasibility

Also as noted above, section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections provided in Section VI hereof. Based upon such Projections, the Debtors believe they will have sufficient resources to make all payments required pursuant to the Plan and that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

2.	The Debtors’ Releases, Third-Party Releases, and Exculpation Provisions

(a)	Debtors’ Releases

Section 10.6(a) of the Plan provides a release of certain claims and Causes of Action of the Debtors, the Reorganized Debtors, and the Estates against the Released Parties in exchange for good and valuable consideration and valuable compromises made by the Released Parties. The Debtors’ Releases do not release any claims or Causes of Action arising after the Effective Date against any party or affect the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan or any right or obligation arising under the Definitive Documents that remain in effect after the Effective Date.

As described in Article IV Section O, the Plan will be deemed to constitute a motion pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, seeking approval of the Global Settlement, including the Debtors’ Releases in connection therewith, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such motion and each of the compromises and settlements that comprise the Global Settlement.

For the reasons set forth in Article IV Section O, the Debtors believe that the contribution of the Claims against the Prior Sponsor Group to the GUC Litigation Trust and the release of potential claims that may be asserted against the Debtors’ officers, directors, and existing shareholders (other than any parties included in the definition of Prior Sponsor Group) is fair and reasonable and in the best interests of the Debtors and their creditors and that fair consideration is being received in exchange for such releases.

The Debtors believe that the Debtors’ Releases constitute a sound exercise of the Debtors’ business judgment and are an essential component of the Plan. It is well-settled that debtors are authorized to settle or release their claims in a chapter 11 plan. See 11 U.S.C. § 1123(b)(3)(A) (permitting a plan to provide for the “settlement or adjustment of any claim or interest belonging to the debtor or to the estate”); see also In re Adelphia Commc’ns Corp., 368 B.R. 140, 263 n.289 (Bankr. S.D.N.Y. 2007) (debtor has “considerable leeway” in releasing its own claims); In re Spiegel, Inc., Case No. 03-11540 (BRL), 2005 WL 1278094, at *11 (Bankr. S.D.N.Y. May 25, 2005) (approving debtor releases pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a)); In re Bally Total Fitness of Greater New York, Inc., Case No. 07-12395 (BRL), 2007 WL 2779438, at *12 (Bankr. S.D.N.Y. Sept. 17, 2007) (“To the extent that a release or other provision in the Plan constitutes a compromise of a controversy, this Confirmation Order shall constitute an order under Bankruptcy Rule 9019 approving such compromise.”). Debtor releases are granted by courts in the Second Circuit where the Debtors establish that such releases are a valid exercise of the Debtors’ business judgment and in the best interests of the estate. See JP Morgan Chase Bank, N.A. v. Charter Commc’ns Operating, LLC (In re Charter Commc’ns) , 419 B.R. 221, 257-61 (Bankr. S.D.N.Y. 2009) (“When reviewing releases in a debtor’s plan, courts consider whether such releases are in the best interest of the estate.”); In re DBSD N. Am., Inc., 419 B.R. 179, 217 (Bankr. S.D.N.Y. 2009), aff’d, Case No. 09 CIV. 10156 (LAK), 2010 WL 1223109 (S.D.N.Y. Mar. 24 2010), aff’d in part, rev’d in part , 627 F.3d 496 (2d Cir. 2010) (finding debtor releases appropriate where they represented a valid exercise of the debtors’ business judgment and were in the best interests of the estate).

(b)	Third-Party Releases

The Third-Party Releases in Section 10.6(b) of the Plan provide for the release of claims and Causes of Action held by the Releasing Parties against the Released Parties in exchange for good and valuable consideration and the valuable compromises made by the Released Parties.

The Plan provides that all holders of Claims who are entitled to vote on the Plan who (a) vote to accept the Plan, or (b) abstain from voting or vote to reject the Plan and do not check the box to opt out of the Third-Party Releases, will be granting a release of any claims or rights they have or may have as against the Released Parties. The Third-Party Releases include any and all claims that such holders may have against the Released Parties, which in any way relate to the Debtors, including any securities of the Debtors, whether purchased or sold, including sales or purchases which have been rescinded, and any transaction that the Released Parties had with the Debtors that gave rise to a Claim or Interest treated under the Plan.

The Debtors will be prepared to demonstrate at confirmation that the Bankruptcy Court has subject matter jurisdiction to grant the Third-Party Releases. The Debtors believe that the Bankruptcy Court has “core” subject matter jurisdiction to consider approval of third-party releases in the plan confirmation context. See, e.g. In re Millennium Lab Holdings II, LLC, 2018 WL 4521941 (D. Del. 2018) (affirming that Bankruptcy Court has constitutional authority to enjoin third party claims in addition to statutory authority under “core” jurisdiction in the context of chapter 11 plans); In re MPM Silicones, LLC, Case No. 14-22503 (RDD), 2014 WL 4436335, at *34 (Bankr. S.D.N.Y. Sept. 9, 2014), aff’d, 531 B.R. 321 (S.D.N.Y. 2015) (“I can issue a final order on [the third-party releases] within the confines of Stern v. Marshall, given that [they are] in the context of the confirmation of the plan, and pertain[] ultimately to the debtors’ rights under the Bankruptcy Code.”); In re Charles Street African Methodist Episcopal Church of Bos., 499 B.R. 66, 99 (Bankr. D. Mass. 2013) (upholding bankruptcy court’s statutory and constitutional authority to order third-party release as part of plan confirmation). The Debtors believe that the Bankruptcy Court also has “related to” subject matter jurisdiction to consider the Third-Party Releases, including because certain of the Released Parties have, among other things, indemnification rights against the Debtors. See, e.g., In re Sabine Oil & Gas Corp., 555 B.R. 180, 288 (Bankr. S.D.N.Y. 2016) (citing In re Quigley, 676 F. 3d 45, 57 (2d Cir. 2012) (finding jurisdiction to grant third-party releases where debtors had contingent indemnification obligations to creditors); Pacor, Inc. v. Higgins, 743 F.2d 984, 994 (3d Cir. 1984), overruled on other grounds by Things Remembered, Inc. v. Petrarca, 516 U.S. 124, 129 (1995); see also, e.g. In re Walter Investment Mgmt. Corp., Case No. 17-13446 (JLG) (ECF No. 178) (Bankr. S.D.N.Y. Jan. 18, 2018) (finding “related to” subject matter jurisdiction on the basis of both a common law equitable indemnification claim and a contractual indemnification claim because the “third-party non-debtor claims [] directly affect the res of the bankruptcy estate”). But see In re Johns-Manville Corp., 517 F.3d 52 (2d Cir. 2008) (finding that “related to” subject matter jurisdiction did not extend to the third party claims to be enjoined). But cf SPV Osus Ltd. v. UBS AG, 882 F.3d 333 (2d Cir. 2018) (noting broad subject matter jurisdiction in the Second Circuit to issue injunctions of third party claims, particularly with respect to “related to” jurisdiction).

In the Second Circuit, third-party releases are permissible where “unusual circumstances” render the release terms integral to the success of the plan. In re Metromedia Fiber Network, Inc., 416 F.3d 136, 141 (2d Cir. 2005). “Unusual circumstances” include instances in which: (a) the estate received a substantial contribution; (b) the enjoined claims were “channeled” to a settlement fund rather than extinguished; (c) the enjoined claims would indirectly impact the debtors’ reorganization by way of indemnity or contribution; (d) the plan otherwise provided for the full payment of the enjoined claims; and (e) the affected creditors consent. Id. (emphasis added).

Pursuant to Section 10.6(b)(i) of the Plan, holders of Impaired Claims who abstain from voting on the Plan or vote to reject the Plan but do not opt out of the Third-Party Releases on the ballots will release and discharge the Released Parties. The Debtors believe that the Third-Party Releases may become binding in accordance with section 1141(a) of the Bankruptcy Code because parties in interest will be given the opportunity to object to the Plan may and will have appropriate and adequate notice, from this Disclosure Statement and information on the ballots, that the Plan will be binding on them if they do not object to the Plan, including the Third-Party Release provisions. In addition, the Debtors will demonstrate at confirmation that such releases are an integral part of the Plan and can be approved on a consensual basis or on a nonconsensual basis under the Metromedia standard. The Debtors believe such releases are consensual because voting creditors will be given the opportunity to “opt out” of the releases on their ballots Several courts in the Second Circuit have explicitly held that providing rejecting or abstaining parties with an “opt out” mechanism that includes clear and appropriate notice of the consequences of not opting out constitutes consent. See, e.g., Hr’g Tr. 94:13-17, 140:20-22, In re Cenveo, Inc., Case No. 17-22178 (RDD) (Bankr. S.D.N.Y. Jun. 7, 2018) (ECF No. 687) (approving third-party releases as consensual where abstaining or rejecting creditors were required to opt out of such releases); Hr’g Tr. 43:6-11, In re 21st Century Oncology Holdings, Inc., Case No. 17-22770 (RDD) (Bankr. S.D.N.Y. Jan. 9, 2018) (ECF No. 926) (confirming plan and approving third-party releases on a consensual basis from creditors who abstained from voting or voted to reject the plan but did not opt out of the releases on their ballot); Hr’g Tr. 139:20-140:18, In re BCBG Max Azria Global Holdings, LLC, Case No. 17-10466 (SCC) (ECF No. 624) (Bankr. S.D.N.Y. July 25, 2017) (approving third-party releases on a consensual basis from creditors who either rejected the plan, abstained from voting on the plan, or were deemed to reject the plan and who did not opt out of the releases). But see In re SunEdison, Inc., 576 B.R. 453, 461 (Bankr. S.D.N.Y. 2017) (finding that failure to object to or reject the plan is insufficient to constitute consent to third-party releases for abstaining creditors); In re Chassix Holdings, Inc., 533 B.R. 64, 81 (Bankr. S.D.N.Y. 2015) (holding that “inaction” by abstaining creditors was insufficient to constitute consent to third-party releases).

As discussed above, the U.S. Trustee asserts that the releases under Section 10.6(b) of the Plan are not consistent with applicable law, including that the releases are not consensual. The Debtors disagree with the U.S. Trustee’s position.

THE DEADLINE TO OPT OUT OF THE THIRD-PARTY RELEASES IS NOVEMBER 1, 2018 AT 5:00 P.M. (PREVAILING EASTERN TIME).

(c) Exculpation

Section 10.7 of the Plan provides for the exculpation of each Exculpated Party for acts and omissions taken in connection with the Chapter 11 Cases.

The Debtors believe that the exculpation provision in Section 10.7 of the Plan is an integral part of the Plan and otherwise satisfies the governing standards in the Second Circuit. This provision provides customary protections to those parties in interest (whether estate fiduciaries or otherwise) whose efforts were instrumental in achieving the confirmation of the Plan and the conclusion of these Chapter 11 Cases. In light of the record of these Chapter 11 Cases, the protections afforded by the exculpation provisions are reasonable and appropriate.

At confirmation, the Debtors will demonstrate that in the Second Circuit, exculpation provisions that include non-estate fiduciaries are frequently approved. See, e.g., In re Cenveo, Inc., Case No. 17-22178 (RDD) (Bankr. S.D.N.Y. Aug. 21, 2018) (ECF No. 685) (confirming plan containing exculpation for non-estate fiduciaries); In re Cengage Learning, Inc., Case No. 13-44106 (ESS) (Bankr. E.D.N.Y. Mar. 14, 2014) (ECF No. 1225) (same); In re Eastman Kodak Co., Case No. 12-10202 (ALG) (Bankr. S.D.N.Y. Aug. 23, 2013) (ECF No. 4996) (same).

XIII.

ALTERNATIVES TO CONFIRMATION AND

CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Alternative Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.	Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Holders of Claims in Class 3 would be entitled to credit bid on any property to which their security interest is attached, and to offset their Claims against the purchase price of the property. In addition, the security interests in the Debtors’ assets held by holders of Claims in Class 3 would attach to the proceeds of any sale of the Debtors’ assets. After these Claims are satisfied, the remaining funds could be used to pay holders of Claims in Class 3. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for holders of Claims than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of allowed Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit B.

As noted in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of, among other things, the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals who would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases.

XIV.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Senior Secured Notes Claims in Class 3 and General Unsecured Claims in Class 4 to vote in favor thereof.

Dated: September 28, 2018

Respectfully submitted,

TOPS HOLDING II CORPORATION

TOPS MBO CORPORATION

TOPS HOLDING LLC

TOPS MARKETS, LLC

TOPS MARKETS II CORPORATION

TOPS PT, LLC

TOPS GIFT CARD COMPANY, LLC

ERIE LOGISTICS LLC

TM1, LLC

By:	/s/ Michael Buenzow
Name: Michael Buenzow
Title: Chief Restructuring Officer

Exhibit A

Plan

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11
:
TOPS HOLDING II CORPORATION, et al.,	:	Case No. 18-22279 (RDD)
:
Debtors.[1]	:	(Jointly Administered)
:
x

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

OF TOPS HOLDING II CORPORATION AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Ray C. Schrock, P.C.
Stephen Karotkin
Sunny Singh
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtors and
Debtors in Possession

Dated: September 28, 2018

            New York, New York

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are Tops Holding II Corporation (3709), Tops MBO Corporation (4249), Tops Holding LLC (2536), Tops Markets, LLC (2810), Tops Markets II Corporation (6401), Tops PT, LLC (2050), Tops Gift Card Company, LLC (6105), Erie Logistics LLC (9381), and TM1, LLC (2409).

i

(continued)

ii

(continued)

iii

(continued)

iv

Each of Tops Holding II Corporation, Tops MBO Corporation, Tops Holding LLC, Tops Markets, LLC, Tops Markets II Corporation, Tops PT, LLC, Tops Gift Card Company, LLC, Erie Logistics LLC, and TM1, LLC (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

ARTICLE I. DEFINITIONS AND INTERPRETATION.

A.	Definitions. The following terms shall have the respective meanings specified below:

1.1 Accepting Class means a Class that votes to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

1.2 Acquisition Companies means, in the event the LLC Transfer occurs, two or more newly-formed corporate subsidiaries, wholly-owned (directly or indirectly) by Summit, that shall, collectively, purchase substantially all of the Assets of Holdings II, in accordance with the APA and the LLC Transfer Transaction Documents.

1.3 Ad Hoc Committee means that certain ad hoc committee of beneficial holders of, or the investment advisor or manager to, funds and/or accounts that beneficially hold DIP Term Loan Claims and/or Senior Secured Notes Claims, as such committee may be constituted from time to time, which is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Lazard Freres & Co., LLC.

1.4 Administrative Expense Claim means a Claim for costs and expenses of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred after the Commencement Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors, (b) Fee Claims, and (c) DIP Claims.

1.5 Allowed means, with reference to any Claim or Interest, a Claim or Interest (a) arising on or before the Effective Date (i) as to which no objection to allowance or priority, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, or (ii) as to which (and to the extent that) any objection has been determined in favor of the holder of the Claim or Interest by a Final Order, (b) that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order, (d) following the Effective Date, with respect to General Unsecured Claims, as may otherwise be determined by the GUC Litigation Trust in accordance with the GUC Litigation Trust Agreement, or (e) expressly allowed hereunder; provided that notwithstanding the foregoing, unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable.

1.6 Amended Organizational Documents means the forms of certificates of incorporation, certificates of formation, limited liability company agreements, or other forms of organizational documents and bylaws, as applicable, of the Reorganized Debtors or, in the event of an LLC Transfer, Summit.

1.7 Amended UFCW Local 1776 KS Collective Bargaining Agreement means the UFCW Local 1776 KS Collective Bargaining Agreement as amended in accordance with the UFCW Local 1776 KS’s joinder to the settlement described in the UFCW Local One Settlement Motion and approved by the Bankruptcy Court pursuant to the UFCW Local One Settlement Order.

1.8 Amended UFCW Local One Collective Bargaining Agreements means the UFCW Local One Collective Bargaining Agreements as amended in accordance with the settlement described in the UFCW Local One Settlement Motion and approved by the Bankruptcy Court pursuant to the UFCW Local One Settlement Order.

1.9 APA means that certain asset purchase agreement, to be entered into prior to the Confirmation Date, among Holdings II and the Acquisition Companies, in the event of the LLC Transfer, to acquire substantially all of the Assets of Holdings II, subject to the assumption of the liabilities of Holdings II that are not discharged under the Plan, all in accordance with the terms therein and of the Plan.

1.10 Assets means all of the right, title, and interest in and to property of whatever type or nature (including real, personal, mixed, intellectual, tangible, and intangible property).

1.11 Assumption Schedule means the schedule of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan.

1.12 Avoidance Actions means any action commenced, or that may be commenced, before or after the Effective Date by or on behalf of the Debtors or their Estates pursuant to sections 506, 544, 545, 547, 548, 549, 550, or 551 of the Bankruptcy Code.

1.13 Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.14 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

1.15 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

2

1.16 Benefit Plans means each (a) “employee benefit plan” as defined in section 3(3) of ERISA and (b) all other retirement, bonus, incentive (including the Prepetition Incentive Plans), health, life, disability, group insurance, vacation, holiday, severance, and fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of their employees or independent contractors, other than those that entitle employees to, or that otherwise give rise to, Interests or consideration based on the value of Interests, in the Debtors.

1.17 Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.18 Cash means legal tender of the United States of America.

1.19 Cause of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Commencement Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any state law fraudulent transfer claim.

1.20 Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Commencement Date in the Bankruptcy Court.

1.21 Charging Liens means any lien or other priority in payment arising prior to the Effective Date to which an Indenture Trustee is entitled pursuant to an Indenture against distributions to be made to the holders of the Senior Secured Notes, the OpCo Unsecured Notes and the HoldCo Unsecured Notes, as applicable, for payment of Indenture Trustee Fees and Expenses.

1.22 Chief Executive Officer means the Debtors’ current Chief Executive Officer, Mr. Frank Curci.

1.23 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code, as against any Debtor.

1.24 Class means any group of Claims or Interests classified as set forth in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.25 Collective Bargaining Agreements means, collectively, the Amended UFCW Local One Collective Bargaining Agreements, the Amended UFCW Local 1776 KS Collective Bargaining Agreement, the New Teamsters Collective Bargaining Agreements, and the Other Collective Bargaining Agreements.

3

1.26 Commencement Date means February 21, 2018, the date on which the Debtors commenced the Chapter 11 Cases.

1.27 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.28 Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned, reconvened, or continued from time to time.

1.29 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.30 Creditors’ Committee means the statutory committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.31 Cure Amount means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.32 Current Employee Arrangements means Employment Arrangements for non-union employees who were employed by any of the Debtors on or after the Commencement Date, including the Key Employee Agreements.

1.33 D&O Liability Insurance Policies means all insurance policies for directors’, managers’ or officers’ liability that have been issued at any time on or prior to the Effective Date to any of the Debtors, including the fiduciary liability coverage (executive risk) provided through Tokio Marine American Insurance Company for the policy period from February 15, 2017 through August 15, 2018 (Policy No. 14-MGU-17-A39917).

1.34 Debtor or Debtors has the meaning set forth in the introductory paragraph of the Plan.

1.35 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

1.36 Definitive Documents means the documents, other than the Plan, including any related orders, agreements, instruments, schedules, or exhibits, that are contemplated herein and that are otherwise necessary or desirable to implement, or otherwise relate to, the Restructuring contemplated in the Plan (including the Plan Supplement), including: (a) the Disclosure Statement, (b) the materials related to the solicitation of the Plan, (c) the Disclosure Statement

4

Order, (d) the Confirmation Order, (e) the Management Incentive Plan, (f) the Exit ABL Documents, (g) the Exit Term Loan Documents, (h) the New Second Lien Notes Documents, (i) the Shareholders Agreement, (j) the GUC Litigation Trust Agreement, (k) the LLC Transfer Transaction Documents (if applicable), (l) any documents included in the Plan Supplement, (m) the Amended Organizational Documents, (n) other related transactional or corporate documents (including any agreements and documents described in the Plan and customary closing deliverables required under the Exit ABL Documents, the Exit Term Loan Documents, or the New Second Lien Notes Indenture), and (o) the motions or pleadings seeking approval or confirmation of any of the foregoing, each of which shall contain terms and conditions consistent in all material respects with the Plan and shall otherwise be in form and substance reasonably satisfactory in all respects to the Debtors, the Requisite Ad Hoc Committee Members, and, with respect to the GUC Litigation Trust Agreement, the Creditors’ Committee.

1.37 DIP ABL Agent means Bank of America, N.A., as administrative and collateral agent under the DIP ABL Credit Agreement, and its successors and assigns, or any replacement agent appointed pursuant to the terms of the DIP ABL Documents.

1.38 DIP ABL Claim means any Claim arising from, or related to, the DIP ABL Documents.

1.39 DIP ABL Credit Agreement means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of February 23, 2018, by and among Tops Markets, LLC, as lead borrower, the borrowers party thereto, the DIP ABL Agent, each of the guarantors named therein, and the DIP ABL Lenders, as amended, supplemented, restated, or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to the DIP Order.

1.40 DIP ABL Documents means collectively, the DIP ABL Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time).

1.41 DIP ABL Lenders means the lenders under the DIP ABL Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the DIP ABL Credit Agreement.

1.42 DIP ABL Priority Collateral has the meaning set forth in the DIP Order, which, for the avoidance of doubt, shall not include Avoidance Actions.

1.43 DIP Claims means, collectively, the DIP ABL Claims and the DIP Term Loan Claims and any other Claims of the DIP Lenders arising under the DIP Order, including the DIP Professional Fees.

1.44 DIP Lenders means, collectively, the DIP ABL Lenders and the DIP Term Loan Lenders.

5

1.45 DIP Order means the Final Order (I) Authorizing Postpetition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Liens and Providing Superpriority Administrative Expense Status, (IV) Granting Adequate Protection, (v) Modifying Automatic Stay, and (VI) Granting Related Relief (ECF No. 238).

1.46 DIP Professional Fees means, as of the Effective Date, all accrued and unpaid professional fees and expenses payable pursuant to paragraphs 17 and 35 of the DIP Order.

1.47 DIP Term Loan Agent means Cortland Capital Market Services LLC, as administrative and collateral agent for the DIP Term Loan Lenders under the DIP Term Loan Credit Agreement.

1.48 DIP Term Loan Credit Agreement means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of February 23, 2018 by and among Tops Markets, LLC, as initial borrower, the borrowers party thereto from time to time, the guarantors party thereto, the DIP Term Loan Agent, and the DIP Term Loan Lenders, as amended, supplemented, restated, or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to the DIP Order.

1.49 DIP Term Loan Claim means any Claim arising from, or related to, the DIP Term Loan Documents.

1.50 DIP Term Loan Documents means, collectively, the DIP Term Loan Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or entered into in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time).

1.51 DIP Term Loan Lenders means the lenders under the DIP Term Loan Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the DIP Term Loan Credit Agreement.

1.52 DIP Term Loan Priority Collateral has the meaning set forth in the DIP Order, provided that DIP Term Loan Priority Collateral shall not include Avoidance Actions.

1.53 Disallowed means, with respect to any Claim or Interest, that such Claim or Interest is not Allowed.

1.54 Disbursing Agent means any Entity (including any applicable Debtor or Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VI of the Plan, provided that with respect to distributions to the GUC Litigation Trust Beneficiaries, the GUC Litigation Trustee shall distribute the GUC Litigation Trust Distributable Proceeds as and when provided for in the GUC Litigation Trust Agreement.

1.55 Disclosure Statement means the disclosure statement for the Plan, as approved by the Bankruptcy Court pursuant to the Disclosure Statement Order.

6

1.56 Disclosure Statement Order means the order entered by the Bankruptcy Court finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code and authorizing solicitation of the Plan.

1.57 Disputed means with respect to a Claim or Interest, any such Claim or Interest (a) that is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, (b) that has not been Allowed and is listed as unliquidated, contingent or disputed in the Schedules, or (c) for which a proof of claim for payment has been made and related to which the Debtors or any party in interest has interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors or a party in interest dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors or such party in interest do not dispute, and shall be deemed Disputed as to the balance of such Claim.

1.58 Distribution Record Date means the Effective Date of the Plan.

1.59 DTC means The Depository Trust Company.

1.60 Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Article IX hereof have been satisfied or waived in accordance with the terms of the Plan.

1.61 Employment Arrangements means, as to an employee, officer, director, or contractor, all terms of employment, compensation and Benefit Plans existing as of the Effective Date, including any employment, services, separation, retention, incentive, bonus, or related agreements or arrangements.

1.62 Entity means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or other Person or other entity.

1.63 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.64 Estate or Estates means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.65 Exculpated Parties means, collectively, in each case, solely in their capacities as such: (a) the Debtors, (b) the Reorganized Debtors, (c) Summit and the Acquisition Companies, if applicable, (d) the Ad Hoc Committee and each of its members, (e) the DIP ABL Agent, (f) the DIP ABL Lenders, (g) the Senior Secured Notes Trustee, (h) the DIP Term Loan Agent, (i) the DIP Term Loan Lenders, (j) the Exit ABL Agent, (k) the Exit ABL Lenders, (l) the Exit Term Loan Agent, (m) the Exit Term Loan Lenders, (n) if the Bankruptcy Court enters the UFCW Local One Settlement Order, the UFCW Local One and the UFCW Local One Benefit Funds, (o) the Creditors’ Committee and each of its members, and (p) with respect to each of the foregoing entities in clauses (a) through (o), all Related Parties who acted on their behalf in connection with the matters as to which exculpation is provided herein.

7

1.66 Existing Holdings II Interests means all Interests in Holdings II.

1.67 Existing MBO Interests means all Interests in Tops MBO Corporation.

1.68 Exit ABL Agent means the administrative agent under the Exit ABL Documents, and its successors and assigns, or any replacement agent appointed pursuant to the terms of the Exit ABL Documents.

1.69 Exit ABL Credit Agreement means that certain credit agreement, which shall be effective on the Effective Date, by and among Reorganized Tops Markets, the Exit ABL Agent, and the Exit ABL Lenders, containing terms substantially consistent with the Exit ABL Credit Agreement Term Sheet.

1.70 Exit ABL Credit Agreement Term Sheet means that certain term sheet, attached hereto as Exhibit A, setting forth the principal terms of the Exit ABL Credit Agreement, which terms shall not be modified without the consent of the Exit ABL Agent.

1.71 Exit ABL Documents means, collectively, the Exit ABL Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall be, to the extent applicable, consistent with the Exit ABL Credit Agreement Term Sheet.

1.72 Exit ABL Facility means the revolving facility to be provided to Reorganized Tops Markets on the Effective Date on the terms and conditions set forth in the Exit ABL Documents in an aggregate principal amount equal to $150,000,000.

1.73 Exit ABL Lenders means the lenders under the Exit ABL Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the Exit ABL Credit Agreement.

1.74 Exit Term Loan Agent means the administrative agent under the Exit Term Loan Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Term Loan Documents.

1.75 Exit Term Loan Credit Agreement means that certain amended and restated credit agreement, which shall be effective on the Effective Date, by and among Reorganized Tops Markets, the Exit Term Loan Agent, and the Exit Term Loan Lenders, containing terms substantially consistent with the Exit Term Loan Credit Agreement Term Sheet.

1.76 Exit Term Loan Credit Agreement Term Sheet means that certain term sheet, attached hereto as Exhibit B, setting forth the principal terms of the Exit Term Loan Credit Agreement.

8

1.77 Exit Term Loan Documents means, collectively, the Exit Term Loan Credit Agreement and all other “Loan Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall be, to the extent applicable, substantially consistent with the Exit Term Loan Credit Agreement Term Sheet.

1.78 Exit Term Loan Lenders means the lenders under the Exit Term Loan Credit Agreement and each other party that becomes a lender thereunder from time to time in accordance with the terms of the Exit Term Loan Credit Agreement.

1.79 Exit Term Loans means the term loans to be provided to Reorganized Tops Markets on the Effective Date on the terms and conditions set forth in the Exit Term Loan Documents in an aggregate principal amount equal to (a) the amounts outstanding and payable under the DIP Term Loan Documents on the Effective Date plus (b) $35,000,000.

1.80 Fee Claim means a Claim for professional services rendered or out-of-pocket costs incurred on or after the Commencement Date through the Effective Date by professional persons retained by the Debtors or the Creditors’ Committee by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases (including any fees of a professional held back pursuant to the Interim Compensation Order).

1.81 Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

1.82 First Day Wage Motion means the Motion of Debtors for Authority, But Not Direction, to (A) Pay Certain Prepetition Wages and Reimbursable Employee Expenses, (B) Pay and Honor Employee Medical and Other Benefits, and (C) Continue Employee Benefits Programs, and for Related Relief (ECF No. 6).

1.83 Former Employee Arrangements means the Employment Arrangements for non-union employees of the Debtors who were not employed by the Debtors on or after the Commencement Date.

9

1.84 General Management Incentive Plan has the meaning set forth in the First Day Wage Motion.

1.85 General Unsecured Claim means any Claim against any of the Debtors that is (a) not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Other Secured Claim, Senior Secured Notes Claim, or Intercompany Claim, (b) any Claim for damages resulting from or based on the Debtors’ rejection of an executory contract or unexpired lease, or (c) determined by the Bankruptcy Court to be a prepetition general unsecured claim that is not entitled to priority or subject to subordination pursuant to the Plan.

1.86 Global Settlement has the meaning set forth in Section 5.3(b) hereof.

1.87 Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.88 Guarantee Claim means a General Unsecured Claim based upon a prepetition unsecured guarantee by one Debtor in support of any other Debtor or any other joint or co-Debtor obligation or liability among two or more of the Debtors.

1.89 GUC Litigation Trust means the litigation trust established pursuant to Section 5.21 of the Plan and the GUC Litigation Trust Agreement.

1.90 GUC Litigation Trust Agreement means the GUC Litigation trust agreement by and among the Debtors and the GUC Litigation Trustee, substantially in the form included in the Plan Supplement and consistent with Section 5.21(g) of the Plan.

1.91 GUC Litigation Trust Assets means the GUC Litigation Trust Payment, any Other GUC Litigation Trust Financing and the GUC Litigation Trust Causes of Action.

1.92 GUC Litigation Trust Beneficiaries means the holders of GUC Litigation Trust Interests.

1.93 GUC Litigation Trust Causes of Action means (a) all Causes of Action by or on behalf of any Debtor or any Debtor’s Estate against any member of the Prior Sponsor Group, including Causes of Action arising under the Bankruptcy Code, state fraudulent transfer statutes and claims arising under state law based upon negligence, breach of fiduciary duty, lender liability, and/or other similar Causes of Action, (b) all Causes of Action of the Estates, the Debtors and the Reorganized Debtors arising under any D&O Liability Insurance Policy solely to the extent such Causes of Action are based on Causes of Action described in sub-section (a) of this Section 1.93 and to the extent assignable to the GUC Litigation Trust pursuant to the terms of the applicable D&O Liability Insurance Policy, and (c) any Avoidance Actions against holders of General Unsecured Claims solely to the extent that such Avoidance Actions may be asserted as a defense to such General Unsecured Claims by the Debtors, their Estates, or the Reorganized Debtors pursuant to section 502(d) of the Bankruptcy Code.

1.94 GUC Litigation Trust Distributable Proceeds means all actual proceeds of the GUC Litigation Trust Assets.

10

1.95 GUC Litigation Trust Interests means the non-transferable interests in the GUC Litigation Trust, distributions of which will be made to holders of Allowed General Unsecured Claims in accordance with Section 4.4 of the Plan.

1.96 GUC Litigation Trust Payment means a one-time, non-refundable payment of an amount of Cash to be set forth in the GUC Litigation Trust Agreement to be provided by the Debtors to the GUC Litigation Trust on the Effective Date, which payment shall be used either to fund a distribution to holders of GUC Litigation Trust Interests, to provide funding in connection with the investigation and/or prosecution of the GUC Litigation Trust Causes of Action and/or for such other purposes determined by the GUC Litigation Trustee in its sole discretion and consistent with the GUC Litigation Trust Agreement and applicable law.

1.97 GUC Litigation Trustee means the Person selected by the Creditors’ Committee and identified in the Plan Supplement to serve as the trustee of the GUC Litigation Trust, and any successor thereto, appointed pursuant to the GUC Litigation Trust Agreement.

1.98 HoldCo Unsecured Notes means those certain 8.750% / 9.500% senior notes due 2018 issued pursuant to the HoldCo Unsecured Notes Indenture, in the aggregate outstanding principal amount of $8,600,000.

1.99 HoldCo Unsecured Notes Claim means any Claim arising from, or related to, the HoldCo Unsecured Notes.

1.100 HoldCo Unsecured Notes Indenture means that certain indenture by and among Holdings II, as issuer, and the HoldCo Unsecured Notes Trustee, dated as of May 15, 2013, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

1.101 HoldCo Unsecured Notes Trustee means U.S. Bank National Association, as trustee under the HoldCo Unsecured Notes Indenture, and its successors, assigns, or any replacement trustee appointed pursuant to the terms of the HoldCo Unsecured Notes Indenture.

1.102 Holdings II means Tops Holding II Corporation.

1.103 Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.104 Indentures means, collectively, the Senior Secured Notes Indenture, the HoldCo Unsecured Notes Indenture, and the OpCo Unsecured Notes Indenture.

1.105 Indenture Trustees means, collectively, the Senior Secured Notes Trustee, the HoldCo Unsecured Notes Trustee, and the OpCo Unsecured Notes Trustee.

1.106 Indenture Trustee Fees and Expenses means the claims for reasonable and compensation, fees, expenses, disbursements, advancements, and any other amounts due to the Indenture Trustees arising under the applicable Indentures, including, among other things, attorneys’ fees, expenses and disbursements, incurred by the Indenture Trustees prior to the Commencement Date and through and including the Effective Date.

11

1.107 Independent Director has the meaning described in the New York Stock Exchange Listed Company Manual.

1.108 Insiders means, on the Effective Date, collectively, (a) the Chief Executive Officer, (b) the Debtors’ current President and Chief Operating Officer, (c) the Debtors’ current Executive Vice President and Chief Financial Officer, (d) the Debtors’ current Executive Vice President, Human Resources, and (e) the Debtors’ current Executive Vice President, Operations.

1.109 Insurance Contracts means all insurance policies, including the D&O Liability Insurance Policies, and including any “tail policy, ” that have been issued (or provide coverage) at any time to any of the Debtors (or any of their predecessors) and all agreements, documents or instruments relating thereto.

1.110 Insurer means any Entity that issued an Insurance Contract, including any third party administrator of or for any Insurance Contract, and any of such Entity’s predecessors and/or affiliates.

1.111 Intercompany Claim means any pre- or postpetition Claim against a Debtor held by another Debtor.

1.112 Intercompany Interest means an Interest in a Debtor other than Holdings II held by another Debtor.

1.113 Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common stock, preferred stock, or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, right, or any other interest that is exercisable, convertible, or exchangeable into equity of a Debtor, contractual or otherwise, including equity or equity-based incentives, grants, or other instruments issued, granted, or promised to be granted to current or former employees, directors, officers, or contractors of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Commencement Date.

1.114 Interim Compensation Order means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals (ECF No. 192).

1.115 KERP Order means the Order Approving Debtors’ Key Employee Retention Plan (ECF No. 484).

1.116 Key Employee Agreements means the employment agreements identified on Exhibit E to the Plan, as amended, which agreements shall be in form and substance reasonably acceptable to the Requisite Ad Hoc Committee Members.

1.117 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.118 LLC Transfer means the transfer of substantially all of Holdings II’s Assets to the Acquisition Companies in accordance with the APA and the other LLC Transfer Transactions pursuant to section 1123 of the Bankruptcy Code.

12

1.119 LLC Transfer Election Date means the day that is 14 days prior to the Voting Deadline.

1.120 LLC Transfer Transaction Documents means the APA and any other documents setting forth the definitive terms of the LLC Transfer Transactions.

1.121 LLC Transfer Transactions means the LLC Transfer and the transactions that will be undertaken in connection with the LLC Transfer, which shall be described in the Plan Supplement.

1.122 Management Incentive Plan means the post-emergence management incentive plan for certain of the Reorganized Debtors’ employees to be adopted and to become effective on the Effective Date on the terms set forth in the Management Incentive Plan Term Sheet.

1.123 Management Incentive Plan Term Sheet means that certain term sheet attached hereto as Exhibit D that sets forth the principal terms of the Management Incentive Plan.

1.124 Merger has the meaning set forth in Section 5.6 of the Plan.

1.125 New Board means the board of directors of Reorganized Holdings or Summit, as applicable.

1.126 New Equity Interests means the shares of common stock, par value $.001 per share, or equity interests of Reorganized Holdings or, in the event of an LLC Transfer, Summit.

1.127 New Second Lien Notes means the second lien notes to be issued by Reorganized Tops Markets in the principal amount of $100,000,000 on the terms and conditions set forth in the New Second Lien Notes Documents.

1.128 New Second Lien Notes Documents means collectively, the New Second Lien Notes Indenture and all other “Notes Documents” (as defined therein), including all other agreements, documents, and instruments delivered or entered into pursuant thereto or in connection therewith (including any guarantee agreements and collateral documentation) (in each case, as amended, restated, modified, or supplemented from time to time), each of which shall be, to the extent applicable, substantially consistent with the New Second Lien Notes Indenture Term Sheet.

1.129 New Second Lien Notes Indenture means that certain indenture dated as of the Effective Date, with Reorganized Tops Markets, as issuer, entered into in connection with the New Second Lien Notes, containing terms substantially consistent with the New Second Lien Notes Indenture Term Sheet.

1.130 New Second Lien Notes Indenture Term Sheet means that certain term sheet, attached hereto as Exhibit C, setting forth the principal terms of the New Second Lien Notes Indenture.

13

1.131 New Teamsters Collective Bargaining Agreements means the new collective bargaining agreements between the Debtors and the Teamsters Local 264, as authorized by the Bankruptcy Court pursuant to the Teamsters Settlement Order.

1.132 OpCo Unsecured Notes Claim means any Claim arising from, or related to, the OpCo Unsecured Notes.

1.133 OpCo Unsecured Notes Indenture means that certain indenture by and among Tops Markets II Corporation and Tops Holding LLC, as issuers, the guarantor parties thereto, and the OpCo Unsecured Notes Trustee, dated as of August 9, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

1.134 OpCo Unsecured Notes means those certain 9.000% senior amortizing notes due 2021 issued pursuant to the OpCo Unsecured Notes Indenture, in the aggregate outstanding principal amount of $67,500,000.

1.135 OpCo Unsecured Notes Trustee means U.S. Bank National Association, as trustee under the OpCo Unsecured Notes Indenture, and its successors, assigns, or any replacement trustee appointed pursuant to the terms of the OpCo Unsecured Notes Indenture.

1.136 Other Collective Bargaining Agreements means, collectively, (a) that certain Agreement, dated July 29, 2016, by and between Tops Markets, LLC and UFCW Local 1500, as amended, (b) that certain Agreement, dated April 16, 2015, by and between Tops Markets, LLC and UFCW, Local 1776, as amended, (c) that certain Agreement, dated February 9, 2014, by and between Tops Markets, LLC (as successor to The Stop & Shop (New York) Supermarket Company) and UFCW, Local 1262, as amended, (d) that certain Agreement, dated June 19, 2016, by and between Tops Markets, LLC (as successor to The Stop & Shop Supermarket Company) and UFCW, Local 464A, as amended, (e) that certain Agreement, dated February 28, 2016, by and between Tops Markets, LLC (as successor to The Stop & Shop Supermarket Company, LLC) and UFCW, Local 1445 (Clerks), (f) that certain Agreement, dated February 28, 2016, by and between Tops Markets, LLC (as successor to The Stop & Shop Supermarket Company LLC) and UFCW, Local 1445 (Meat), and (g) that certain Agreement, dated October 4, 2015 by and between Tops Markets, LLC Adirondack Division and UFCW, Local One.

1.137 Other GUC Litigation Trust Financing means any financing provided to the GUC Litigation Trust by a third-party other than the Debtors.

1.138 Other Secured Claim means a Secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, or a Senior Secured Notes Claim.

1.139 Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.140 Plan means this joint chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

14

1.141 Plan Objection Deadline means the deadline set by the Bankruptcy Court by which parties in interest must file objections to confirmation of the Plan.

1.142 Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of documents, schedules, and exhibits to the Plan to be filed with the Bankruptcy Court, including the following: (a) the Amended Organizational Documents (to the extent such Amended Organizational Documents reflect material changes from the Debtors’ existing organizational documents and bylaws), (b) the Shareholders Agreement, (c) the Management Incentive Plan Term Sheet or the Management Incentive Plan, (d) the identity of the GUC Litigation Trustee, (e) the GUC Litigation Trust Agreement, (f) the LLC Transfer Transaction Exhibit, (g) the Assumption Schedule, and (h) to the extent known, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; provided that, through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan. The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline.

1.143 Prepetition ABL Agent means Bank of America, N.A., as administrative and collateral agent under the Prepetition ABL Credit Agreement, and its successors and assigns, or any replacement agent appointed pursuant to the terms of Prepetition ABL Credit Agreement.

1.144 Prepetition ABL Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2016, by and among Tops Markets, LLC, as lead borrower, the borrowers party thereto, the Prepetition ABL Agent, each of the guarantors named therein, and the Prepetition ABL Lenders, as amended, supplemented, restated, or otherwise modified from time to time.

1.145 Prepetition ABL Lenders means the lenders under the Prepetition ABL Credit Agreement.

1.146 Prepetition Incentive Plans means, collectively: (a) the General Management Incentive Plan, (b) the Store Management Incentive Plan, and (c) the Warehouse Management Incentive Plan.

1.147 Priority Non-Tax Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.148 Priority Tax Claim means any Secured Claim or unsecured Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.149 Prior Sponsor Group means, collectively: (a) MS Capital Partners Adviser Inc., (b) Morgan Stanley Private Equity, (c) Morgan Stanley Capital Partners V U.S. Holdco LLC, a/k/a North Haven Capital Partners V U.S. Holdco LLC, (d) MS Alternatives Funding, Inc., (e) Morgan Stanley & Co. LLC, (f) Graycliff Partners LP, (g) HSBC Equity Partners USA, L.P., (h) HSBC Private Equity Partners II USA, L.P., (i) HSBC Private Equity Advisors LLC, (j) Turbic, Inc., (k) Begain Company Limited, (l) Gary Mathews, (m) Eric Kanter, (n) Eric Fry, (o) Greg

15

Josefowicz, (p) Stacey Rauch, (q) Houlihan Lokey Financial Advisors, Inc., (r) Duff & Phelps, LLC, (s) William R. Mills, and (t) as to each such Entity listed in (a) through (s) of this definition, each of such Entities’ respective predecessors, successors and assigns, parents, subsidiaries, affiliates and managed accounts or funds, current and former officers, directors, principals, shareholders (and any fund managers, fiduciaries or other agents of such shareholders), members (and any fund managers, fiduciaries or other agents of such members), partners, general partners and limited partners (and any fund managers, fiduciaries or other agents of such general partners and limited partners), employees, agents, advisory board members, and such persons’ respective heirs, executors, estates, servants and nominees, provided that this definition shall exclude the Debtors, the Reorganized Debtors, their current and future subsidiaries and affiliates, and their current and former officers, directors, employees and individual shareholders, other than those expressly named in (a) through (s) of this definition.

1.150 Pro Rata means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims and Disputed Claims in such Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

1.151 Reinstate, Reinstated, or Reinstatement means leaving a Claim Unimpaired under the Plan pursuant to section 1124(a)(2) of the Bankruptcy Code.

1.152 Related Parties means with respect to any Released Party or any Exculpated Party, an Entity’s predecessors, successors and assigns, parents, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders (and any fund managers, fiduciaries or other agents of shareholders with any involvement related to the Debtors), members, partners, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, actuaries, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

1.153 Released Parties means, collectively, and in each case, solely in their capacities as such: (a) the Debtors, (b) the Reorganized Debtors, (c) Summit and the Acquisition Companies, if applicable, (d) the Ad Hoc Committee and each of its members, (e) the DIP ABL Agent, (f) the DIP ABL Lenders, (g) the Prepetition ABL Agent, (h) the Prepetition ABL Lenders, (i) the Senior Secured Notes Trustee, (j) the DIP Term Loan Agent, (k) the DIP Term Loan Lenders, (l) the Exit ABL Agent, (m) the Exit ABL Lenders, (n) the Exit Term Loan Agent, (o) the Exit Term Loan Lenders, (p) if the Bankruptcy Court enters the UFCW Local One Settlement Order, the UFCW Local One and the UFCW Local One Benefit Funds; (q) the Creditors’ Committee and each of its members; (r) the GUC Litigation Trust; and (s) with respect to each of the foregoing entities in clauses (a) through (r), all Related Parties. For the avoidance of doubt, the Debtors’ current and former directors, officers, employees, and shareholders shall each be a Released Party under the Plan, other than those expressly named in (a) through (s) of the definition of Prior Sponsor Group.

16

1.154 Releasing Parties shall have the meaning set forth in section 10.6(b) of the Plan.

1.155 Reorganized Debtors means each of the Debtors, as reorganized pursuant to and under the Plan, including any transferee or successor thereto by merger, consolidation, transfer or otherwise, on or after the Effective Date, including the Acquisition Companies, except that, in the event the LLC Transfer occurs, Reorganized Debtors shall exclude Tops MBO Corporation, Holdings II, and Tops Markets II Corporation.

1.156 Reorganized Holdings means Tops MBO Corporation as reorganized on the Effective Date, after giving effect to the Merger, in accordance with the Plan.

1.157 Reorganized Tops Markets means Tops Markets, LLC as reorganized on the Effective Date in accordance with the Plan.

1.158 Requisite Ad Hoc Committee Members means, as of the date of determination, members of the Ad Hoc Committee collectively holding at least a majority in aggregate principal amount of the Senior Secured Notes held by the members of the Ad Hoc Committee at that time.

1.159 Restructuring means the restructuring of the Debtors, the principal terms of which are set forth in the Plan and the Plan Supplement.

1.160 Schedules means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

1.161 Secured Claim means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

1.162 Security means any Security, as such term is defined in section 101(49) of the Bankruptcy Code.

1.163 Senior Secured Notes means those certain 8.000% senior secured notes due 2022 issued pursuant to the Senior Secured Notes Indenture, in the aggregate outstanding principal amount of $560,000,000.

1.164 Senior Secured Notes Claim means any Claim arising from, or related to, the Senior Secured Notes.

1.165 Senior Secured Notes Deficiency Claim means any deficiency Claim in respect of any Senior Secured Notes Claim.

1.166 Senior Secured Notes Indenture means that certain indenture by and among Tops Markets II Corporation and Tops Holding LLC, as issuers, the guarantor parties thereto, and the Senior Secured Notes Trustee, dated as of June 10, 2015, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

17

1.167 Senior Secured Notes Trustee means Ankura Trust Company, LLC as successor trustee under the Senior Secured Notes Indenture and its successors, assigns, or any replacement trustee appointed pursuant to the terms of the Senior Secured Notes Indenture.

1.168 Shareholders Agreement means that certain Shareholders Agreement substantially in the form included in the Plan Supplement.

1.169 Store Management Incentive Plan has the meaning set forth in the First Day Wage Motion.

1.170 Subordinated Securities Claims means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including any Claim for or that arises from the rescission of a purchase, sale, issuance or offer of a Security of any of the Debtors, or for damages arising from the purchase of sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.171 Summit means a newly-formed corporation (or a limited liability company that elects to be taxable as a corporation) that owns, directly or indirectly, all of the outstanding stock of the Acquisition Companies.

1.172 Tax Code means the Internal Revenue Code of 1986, as amended from time to time.

1.173 Teamsters Local 264 means the International Brotherhood of Teamsters Local 264.

1.174 Teamsters Settlement Order means the Order (I) Authorizing and Approving (B) Global Settlement Among Debtors, New York State Teamsters Conference Pension & Retirement Fund and C&S Wholesale Grocers, Inc., (B) Debtors’ Entry into New Collective Bargaining Agreements with International Brotherhood of Teamsters Local 264, and (C) Debtors’ Assumption of Supply Agreements with C&S Wholesale Grocers, Inc. and (II) Granting Related Relief (ECF No. 431).

1.175 UFCW Local 1776 KS means the United Food and Commercial Workers International Union District Union Local 1776 KS.

1.176 UFCW Local 1776 KS Collective Bargaining Agreement means that certain Agreement, dated October 6, 2017, by and between Tops Markets, LLC and UFCW, Local 1776 KS (formerly UFCW Local 23).

1.177 UFCW Local One means the United Food and Commercial Workers International Union District Union Local One.

1.178 UFCW Local One Benefit Funds means, collectively, (a) the UFCW Local One Pension Fund and (b) the UFCW Local One Healthcare Fund.

18

1.179 UFCW Local One Benefit Funds Professional Fees means, as of the Effective Date, all accrued and unpaid professional fees payable pursuant to paragraph 7 of the UFCW Local One Benefit Funds Settlement Agreement.

1.180 UFCW Local One Benefit Funds Settlement Agreement means the UFCW Local One Benefit Funds Settlement Agreement attached as Exhibit B to the UFCW Local One Settlement Motion, as amended (ECF No. 532).

1.181 UFCW Local One Collective Bargaining Agreements means, collectively, (a) that certain Agreement between Tops Market, LLC Buffalo Division and United Food and Commercial Workers International Union District Union Local One, effective April 23, 2017, (b) that certain Agreement between Tops Market, LLC Rochester Division and United Food and Commercial Workers International Union District Union Local One, effective July 31, 2017, (c) that certain Agreement between Tops Market, LLC Olean/Bradford/Wellsville Division and United Food and Commercial Workers International Union District Union Local One, effective April 23, 2017, and (d) that certain Agreement between Tops Market, LLC Midstate Division and United Food and Commercial Workers International Union District Union Local One, effective April 2, 2017.

1.182 UFCW Local One Modification Order means an order of the Bankruptcy Court, among other things, (a) modifying the terms of the UFCW Local One Collective Bargaining Agreements and the UFCW Local 1776 KS Collective Bargaining Agreement on terms substantially similar to those set forth in the UFCW Local One Settlement Motion, or on terms otherwise acceptable to the Debtors and the Requisite Ad Hoc Committee Members and (b) authorizing the Debtors’ complete withdrawal from the UFCW Local One Pension Fund.

1.183 UFCW Local One Settlement means the settlement described in the UFCW Local One Settlement Motion and approved by the Bankruptcy Court pursuant to the UFCW Local One Settlement Order.

1.184 UFCW Local One Settlement Agreement means the Debtors and UFCW District Union Local One Settlement Agreement attached as Exhibit A to the UFCW Local One Settlement Motion.

1.185 UFCW Local One Settlement Motion means the Debtors’ Motion for (I) Authorization and Approval of (A) Global Settlement Among Debtors, United Food and Commercial Workers International Union District Union Local One and United Food and Commercial Workers Local One Benefit Funds and (B) Assumption of Amended Collective Bargaining Agreements and (II) Related Relief (ECF No. 501).

1.186 UFCW Local One Settlement Order means the Order (I) Authorizing and Approving (A) Global Settlement Among Debtors, United Food and Commercial Workers International Union District Union Local One and United Food and Commercial Workers Local One Benefit Funds and (B) Assumption of Amended Collective Bargaining Agreements and (II) Related Relief (ECF No. 542).

1.187 UFCW Local One Pension Fund means the United Food and Commercial Workers Local One Pension Fund.

19

1.188 UFCW Local One Professional Fees means, collectively, the UFCW Local One Union Professional Fees and the UFCW Local One Benefit Funds Professional Fees.

1.189 UFCW Local One Union Professional Fees means, as of the Effective Date, all accrued and unpaid professional fees payable pursuant to paragraph 14 of the UFCW Local One Settlement Agreement.

1.190 Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.191 U.S. Trustee means the Office of the United States Trustee for the Southern District of New York.

1.192 Voting Deadline means the date set by the Bankruptcy Court by which all completed ballots must be received.

1.193 Voting Agent means Epiq Bankruptcy Solutions, LLC, the Debtors’ voting agent.

1.194 Warehouse Management Incentive Program has the meaning set forth in the First Day Wage Motion.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender, (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions, (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto, (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

20

D.	Controlling Document.

In the event of an inconsistency between the terms and provisions in the Plan (without reference to the Plan Supplement) and the terms and provisions in the Disclosure Statement, the Plan Supplement, any other instrument or document created or executed pursuant to the Plan (including any Definitive Document) or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), the Plan (without reference to the Plan Supplement) shall govern and control; provided that notwithstanding anything herein to the contrary, in the event of a conflict between the Confirmation Order and any of the Plan, the Plan Supplement, or the Definitive Documents, the Confirmation Order shall govern and control in all respects.

ARTICLE II. ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.	Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a DIP Claim or a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is ten (10) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim unless otherwise required by a Final Order; provided that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.	Fee Claims.

(a) All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Reorganized Debtors, counsel to the Ad Hoc Committee, and the U.S. Trustee, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Commencement Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Reorganized Debtors, counsel to the Ad Hoc Committee, the U.S. Trustee, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

(b) Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) on the date upon which an order relating to any such Allowed Fee Claim is entered or as soon as reasonably practicable thereafter, or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim

21

and the Debtors or the Reorganized Debtors, as applicable. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court, including the Interim Compensation Order, may be paid at the times and in the amounts authorized pursuant to such orders.

(c) On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of unpaid Fee Claims incurred in rendering services before the Effective Date to the Debtors or the Reorganized Debtors, as applicable, and the Debtors or Reorganized Debtors, as applicable, shall separately escrow for such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such escrow and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

(d) The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

2.3.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable: (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Commencement Date; provided that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option at their discretion. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

2.4.	DIP Claims.

(a) DIP ABL Claims. On the Effective Date, in full and final satisfaction of the Allowed DIP ABL Claims, such Claims shall either (i) be repaid in full in Cash or (ii) with the consent of the DIP ABL Lenders, the DIP ABL Facility shall be refinanced by the Exit ABL Facility (which refinancing may be done by means of a cashless settlement). Solely to the extent that the DIP ABL Facility is refinanced by the Exit ABL Facility (which refinancing may be done through a cashless settlement), (i) all Obligations (as such term is defined in the DIP ABL Credit

22

Agreement), other than DIP Professional Fees, shall be automatically converted to and deemed to be Obligations under, and as defined in, the Exit ABL Credit Agreement (ii) the letters of credit issued and outstanding under the DIP ABL Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the Exit ABL Credit Agreement and (iii) all Collateral (as such term is defined in the DIP ABL Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP ABL Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit ABL Credit Agreement in the order of priority set forth in Section 5.7(c) of the Plan. As used in this paragraph “repaid in full in Cash” shall mean the indefeasible payment in full in Cash of all DIP ABL Claims, the cancellation, backing, or cash collateralization of letters of credit in accordance with the terms of the DIP ABL Documents, and the termination of the DIP ABL Agent’s and the DIP ABL Lenders’ obligation to extend credit under the DIP ABL Documents.

(b) DIP Term Loan Claims. On the Effective Date, in full and final satisfaction of the Allowed DIP Term Loan Claims, all Obligations (as such term is defined in the DIP Term Loan Credit Agreement), other than DIP Professional Fees, shall be repaid in full in Cash with the proceeds of the Exit Term Loans. All Collateral (as such term is defined in the DIP Term Loan Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP Term Loan Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit Term Loan Credit Agreement in the order of priority set forth in Section 5.7(c) of the Plan.

(c) DIP Professional Fees. On the Effective Date, the DIP Professional Fees shall be indefeasibly paid in full in Cash, provided that, at least three (3) calendar days prior to the Effective Date, any professional seeking payment of DIP Professional Fees from the Debtors shall provide the Debtors with a summary invoice of such professional’s DIP Professional Fees through the date that is ten (10) calendar days prior to the Effective Date and a reasonable estimate of such Professional’s DIP Professional Fees through the Effective Date, provided further that any DIP Professional Fees not invoiced shall not be waived and may be invoiced following the Effective Date, and such DIP Professional Fees shall be promptly satisfied by the Reorganized Debtors. A professional’s submission of a summary invoice of DIP Professional Fees pursuant to this paragraph 2.4(c) shall satisfy such professional’s reporting obligations with respect to such fees and such professional shall not be required to also comply with paragraph 35 of the DIP Order. Any payments of DIP Professional Fees made pursuant to this provision 2.4(c) shall not be subject to further review or objection. Any amount of estimated DIP Professional Fees that is not applied to actual DIP Professional Fees shall be returned to the Reorganized Debtors by the applicable professional as soon as reasonably practicable following the Effective Date.

2.5.	UFCW Professional Fees.

On the Effective Date, or as soon as reasonably practicable thereafter, if the Amended UFCW Local One CBAs remain in effect, the Debtors shall pay the UFCW Professional Fees in accordance with the UFCW Local One Settlement Agreement and the UFCW Local One Benefits Fund Settlement Agreement, as applicable.

23

ARTICLE III. CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.	Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2.	Grouping of Debtors for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in accordance with the Plan in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any Assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3.	Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims and DIP Claims, have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Other Secured Claims	Unimpaired	No (Presumed to accept)
3	Senior Secured Notes Claims	Impaired	Yes
4	General Unsecured Claims	Impaired	Yes
5	Intercompany Claims	Unimpaired	No (Presumed to accept)
6	Existing Holdings II Interests	Impaired	No (Deemed to reject)
7	Existing MBO Interests	Impaired	No (Deemed to reject)
8	Intercompany Interests	Unimpaired	No (Presumed to accept)
9	Subordinated Securities Claims	Impaired	No (Deemed to reject)

24

3.4.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5.	Elimination of Vacant Classes.

Any Class of Claims against or Interests in a Debtor that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

ARTICLE IV. TREATMENT OF CLAIMS AND INTERESTS.

4.1.	Priority Non-Tax Claims (Class 1).

(a) Classification: Class 1 consists of Priority Non-Tax Claims.

(b) Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c) Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

4.2.	Other Secured Claims (Class 2).

(a) Classification: Class 2 consists of the Other Secured Claims. To the extent that the Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving distributions under the Plan.

25

(b) Treatment: Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Other Secured Claim shall be Reinstated, (iii) such holder shall receive the collateral securing its Allowed Other Secured Claim, or (iv) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c) Voting: Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Secured Claims.

4.3.	Senior Secured Notes Claims (Class 3).

(a) Classification: Class 3 consists of Senior Secured Notes Claims.

(b) Allowance: The Senior Secured Notes Claims are Allowed pursuant to section 506(a) of the Bankruptcy Code in the aggregate principal amount of $560,000,000, plus accrued but unpaid interest (including any applicable default interest), plus any other unpaid premiums, fees, costs, or other amounts due under the Senior Secured Notes Indenture, in each case, up to but not including the Commencement Date. The holders of the Senior Secured Notes Claims and the Senior Secured Notes Trustee shall not be required to file proofs of Claim on account of their Senior Secured Notes Claims.

(c) Treatment: On the Effective Date, each holder of an Allowed Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed Claim, such holder’s Pro Rata share of (i) the New Second Lien Notes and (ii) 100% of the New Equity Interests, subject to dilution by New Equity Interests issued or issuable pursuant to the Management Incentive Plan.

(d) Voting: Class 3 is Impaired, and the holders of Senior Secured Notes Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.4.	General Unsecured Claims (Class 4).

(a) Classification: Class 4 consists of General Unsecured Claims.

(b) Treatment: Each holder of an Allowed General Unsecured Claim shall receive, except to the extent that such holder agrees to a less favorable treatment of such Claim or such Claim has been paid before the Effective Date, in full and final satisfaction of such Allowed Claim, on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such General Unsecured Claim becomes an Allowed General Unsecured Claim, or, in each case, as soon as reasonably practicable thereafter, such holder’s Pro Rata share (calculated with reference to all Allowed General Unsecured Claims) of the GUC Litigation Trust Interests, subject to Section 5.21 of the Plan. For the avoidance of doubt, Class 4 (General Unsecured Claims) shall include the Senior Secured Notes Deficiency Claim, which shall be Allowed pursuant to 506(a) of the Bankruptcy Code in the aggregate principal amount of $250,000,000.

26

(c) Voting: Class 4 is Impaired, and the holders of General Unsecured Claims in Class 4 are entitled to vote to accept or reject the Plan.

4.5.	Intercompany Claims (Class 5).

(a) Classification: Class 5 consists of Intercompany Claims.

(b) Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged, to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and the Requisite Ad Hoc Committee Members. Holders of Intercompany Claims shall not receive any GUC Litigation Trust Interests or GUC Litigation Trust Distributable Proceeds on account of such Intercompany Claims.

(c) Voting: Class 5 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

4.6.	Existing Holdings II Interests (Class 6).

(a) Classification: Class 6 consists of Existing Holdings II Interests.

(b) Treatment: On the Effective Date, all Existing Holdings II Interests shall be cancelled pursuant to the Merger in accordance with Section 5.6 of the Plan, provided that in the event the LLC Transfer occurs, all Existing Holdings II Interests shall be deemed cancelled, and the holders of Existing Holdings II Interests shall not receive or retain any property under the Plan.

(c) Voting: Class 6 is Impaired, and the holders of Existing Holdings II Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Existing Holdings II Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Holdings II Interests.

4.7.	Existing MBO Interests (Class 7).

(a) Classification: Class 7 consists of Existing MBO Interests.

(b) Treatment: On the Effective Date, all Existing MBO Interests shall be cancelled, and the holders of Existing MBO Interests shall not receive or retain any property under the Plan on account of such Interests.

27

(c) Voting: Class 7 is Impaired, and the holders of Existing MBO Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Existing MBO Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing MBO Interests.

4.8.	Intercompany Interests (Class 8).

(a) Classification: Class 8 consists of Intercompany Interests.

(b) Treatment: Except as provided in Section 5.6 of the Plan, on the Effective Date, and without the need for any further action or approval of any board of directors, managers, management, or equity holders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining or dissolving the existing corporate structure of the Debtors that are subsidiaries of Holdings II.

(c) Voting: Class 8 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Interests.

4.9.	Subordinated Securities Claims (Class 9).

(a) Classification: Class 9 consists of Subordinated Securities Claims.

(b) Treatment: The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.

(c) Voting: Class 9 is Impaired, and the holders of Subordinated Securities Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Securities Claims.

ARTICLE V. MEANS FOR IMPLEMENTATION.

5.1.	No Substantive Consolidation.

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

28

5.2.	Incorporation of UFCW Local One Settlement.

Pursuant to Section 13 of the UFCW Local One Settlement Agreement, the terms and conditions of the UFCW Local One Settlement are incorporated in the Plan as if fully set forth herein, and shall be binding on the Debtors, the Reorganized Debtors, and all other parties in interest, to the extent applicable.

5.3.	Compromise and Settlement of Claims, Interests and Controversies.

(a) Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a creditor or an Interest holder may have with respect to any Claim or Interest or any distribution to be made on account of an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of such Claims and Interests, and is fair, equitable, and reasonable.

(b) The treatment provided for hereunder to General Unsecured Claims incorporates and reflects a proposed compromise and settlement by and among the Debtors, the Ad Hoc Committee, and the Creditors’ Committee (the “Global Settlement”) of all disputes and potential litigation of all claims and controversies relating to the Debtors and the treatment of General Unsecured Claims, including, among other things, (i) the rights of holders of General Unsecured Claims to the GUC Litigation Trust Causes of Action, and (ii) the rights of holders of General Unsecured Claims to receive a distribution under the Plan. Pursuant to the Global Settlement, on the Effective Date, (x) the holders of the DIP ABL Claims, DIP Term Loan Claims and the Senior Secured Notes Claims shall be deemed to release all Liens and security interests on the GUC Litigation Trust Causes of Action and (y) such GUC Litigation Trust Causes of Action and the GUC Litigation Trust Payment shall be contributed to the GUC Litigation Trust for the benefit of holders of General Unsecured Claims in accordance with subsection (c) of this Section 5.3 and Section 5.21 of the Plan.

(c) Pursuant to the Global Settlement, on the Effective Date:

(i) the GUC Litigation Trust shall be established in accordance with Section 5.21 of the Plan and shall be governed and administered in accordance with the GUC Litigation Trust Agreement. The GUC Litigation Trust Agreement shall be in form and substance reasonably acceptable to the Creditors’ Committee, the Debtors, and the Requisite Ad Hoc Committee Members;

(ii) the Debtors and the Estates shall transfer to the GUC Litigation Trust the GUC Litigation Trust Causes of Action, free and clear of all Liens (including all Liens granted to secure the Senior Secured Notes Claims and/or the DIP Term Loan Claims), charges, Claims, encumbrances and interests for the benefit of the holders of Allowed General Unsecured Claims;

29

(iii) in accordance with section 1141 of the Bankruptcy Code, all of the GUC Litigation Trust Causes of Action, as well as the rights and powers of the Debtors’ Estates applicable to the GUC Litigation Trust Causes of Action, shall vest in the GUC Litigation Trust, for the benefit of the holders of Allowed General Unsecured Claims. The GUC Litigation Trust shall determine whether to enforce, settle, release, or compromise the GUC Litigation Trust Causes of Action (or decline to do any of the foregoing). The Reorganized Debtors shall not be subject to any claims or counterclaims with respect to the GUC Litigation Trust Causes of Action, or otherwise; and

(iv) the GUC Litigation Trust shall assume responsibility for, and shall be deemed to be a party in interest for purposes of, contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims and for making distributions to holders of Allowed General Unsecured Claims in accordance with the Plan and the GUC Litigation Trust Agreement.

(d) Solely for purposes of effectuating the Global Settlement and for purposes of distributions on account of General Unsecured Claims in accordance with Section 4.4 of the Plan, (i) the GUC Litigation Trust Assets shall include all GUC Litigation Trust Causes of Action irrespective of which Debtor owns such GUC Litigation Trust Causes of Action, (ii) each holder of a General Unsecured Claim shall receive its Pro Rata share of the GUC Litigation Trust Interests, irrespective of the Debtor against which such General Unsecured Claim was filed, (iii) all Guarantee Claims will not be entitled to distributions from the GUC Litigation Trust, (iv) all multiple General Unsecured Claims against any Debtors on account of joint obligations of two or more Debtors shall be treated as a single General Unsecured Claim, and (v) Intercompany Claims shall not participate in recoveries from the GUC Litigation Trust.

5.4.	Plan Implementation.

(a) On or before the LLC Transfer Election Date, the Debtors, with the consent of the Requisite Ad Hoc Committee Members, shall elect whether or not to consummate the LLC Transfer.

(b) In the event the LLC Transfer occurs, and in accordance with the APA and the other LLC Transfer Transactions, (i) substantially all of the Assets directly owned by Holdings II shall be transferred to and vest in the Acquisition Companies and (ii) the Acquisition Companies shall assume all of the obligations of Holdings II pursuant to the Plan and all rights of Holdings II under the Plan shall vest in the Acquisition Companies. For the avoidance of doubt, none of the GUC Litigation Trust Causes of Action directly or indirectly owned by Holdings II nor the stock of Tops Markets II Corporation owned by Tops Holding LLC shall be transferred directly or indirectly to the Acquisition Companies. Additionally, the transfer of the GUC Litigation Trust Causes of Action and the GUC Litigation Trust Payment to the GUC Litigation Trust shall occur before the LLC Transfer occurs.

30

5.5. Restructuring Transactions; Effectuating Documents.

(a) Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors, as applicable, may, with the consent of the Requisite Ad Hoc Committee Members (such consent not to be unreasonably withheld), take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan (including the LLC Transfer or the Merger, as applicable), including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or federal law, (iv) the execution and delivery of the Definitive Documents, (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) such other transactions that are necessary or appropriate to implement the Plan in the most tax efficient manner, and (vii) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, the New Second Lien Notes Indenture, or the LLC Transfer Transaction Documents (if applicable), provided that none of the foregoing actions shall violate the terms of any executory contract or unexpired lease assumed pursuant to the Plan or otherwise.

(b) Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c) All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, or directors or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors.

31

5.6. Continued Corporate Existence; Dissolution.

(a) Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action that may be necessary or appropriate as permitted by applicable law, instruments and agreements, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.

(b) In the event that the LLC Transfer does not occur, on the Effective Date, and without the need for any further action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, Holdings II shall merge with and into Tops MBO Corporation (the “Merger”), pursuant to which all outstanding Existing Holdings II Interests shall be cancelled in accordance with Section 4.6 of the Plan, and all assets and liabilities of Holdings II shall become the assets or liabilities of Tops MBO Corporation. The Merger shall be treated as a “reorganization” under section 368(a) of the Tax Code for U.S. federal, and applicable state and local, income tax purposes. The timing, form, and substance of the Merger shall be satisfactory to the Debtors and the Requisite Ad Hoc Committee Members.

(c) After the Effective Date, the Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable law. In the event the LLC Transfer occurs, Tops MBO Corporation, Reorganized Holdings II and Tops Markets II Corporation, shall be dissolved on or as promptly as practicable after the Effective Date. Any such dissolution described in this Section 5.6(c) may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by any shareholder, director, manager, or member of the Debtors.

5.7. Exit Facilities.

(a) On the Effective Date, and solely to the extent that the DIP ABL Lenders consent to the refinancing of the DIP ABL Facility by the Exit ABL Facility (which refinancing may be done through a cashless settlement), (i) all Obligations (as such term is defined in the DIP ABL Credit Agreement), other than DIP Professional Fees, shall be automatically converted to and deemed to be Obligations under, and as defined in, the Exit ABL Credit Agreement (ii) the letters of credit issued and outstanding under the DIP ABL Credit Agreement shall be converted to letters of credit deemed issued and outstanding under the Exit ABL Credit Agreement, and (iii) all Collateral (as such term is defined in the DIP ABL Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP ABL Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit ABL Credit Agreement in the order of priority set forth in subsection (c) of this Section 5.7. If the holders of the Allowed DIP ABL Claims do not agree to receive pro rata shares of the Exit ABL Facilities, the Liens and security interests that secure the Obligations under the DIP ABL Credit Agreement shall not be released until the payment in full in Cash of the Allowed DIP ABL Claims in accordance with section 2.4(a) of this Plan.

32

(b) On the Effective Date, or as soon as reasonably practicable thereafter, all Obligations (as such term is defined in the DIP Term Loan Credit Agreement), other than DIP Professional Fees, shall be repaid in full in Cash with the proceeds of the Exit Term Loans, together with the additional Exit Term Loans to be provided to the Debtors. All Collateral (as such term is defined in the DIP Term Loan Credit Agreement), other than Avoidance Actions, that secures the Obligations under the DIP Term Loan Credit Agreement shall be reaffirmed, ratified and shall automatically secure all Obligations under the Exit Term Loan Credit Agreement in the order of set forth in subsection (c) of this Section 5.7. The Exit ABL Facility and the Exit Term Loans and the proceeds thereof shall be used to (i) satisfy Allowed DIP Claims, (ii) fund other distributions, costs and expenses contemplated by the Plan, (iii) fund general working capital and for general corporate purposes of the Reorganized Debtors.

(c) The Obligations under the Exit ABL Credit Agreement shall be secured by valid and perfected (i) first priority security interests in, and Liens on, the DIP ABL Priority Collateral, and (ii) third priority security interests in, and Liens on, the DIP Term Loan Priority Collateral. The Obligations under the Exit Term Loan Credit Agreement shall be secured by valid and perfected (i) first priority security interests in, and Liens on, the DIP Term Loan Priority Collateral, and (ii) second priority security interests in, and Liens on, the DIP ABL Priority Collateral. The New Second Lien Notes shall be secured by valid and perfected (i) second priority security interests in, and Liens on, the DIP Term Loan Priority Collateral, and (ii) third priority security interests in, and Liens on, the DIP ABL Priority Collateral.

(d) On the Effective Date, the Exit ABL Credit Agreement and the Exit Term Loan Credit Agreement shall be executed and delivered. The Reorganized Debtors or Summit, as applicable, shall be authorized to execute, deliver, and enter into and perform under the Exit ABL Credit Agreement and the Exit Term Loan Credit Agreement without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

5.8. New Second Lien Notes.

(a) On the Effective Date, Reorganized Tops Markets shall issue the New Second Lien Notes on the terms set forth in the Plan and the New Second Lien Notes Indenture. The Liens granted to secure the Obligations under the New Second Lien Notes shall be subject to customary intercreditor arrangements and shall be in the order of priority set forth in Section 5.7(c) of the Plan.

(b) On the Effective Date, the New Second Lien Notes Indenture shall be executed and delivered. The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the New Second Lien Notes Indenture without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

33

5.9. Authorization, Issuance, and Distribution of New Second Lien Notes and New Equity Interests.

On and after the Effective Date, (i) Reorganized Tops Markets is authorized to issue or, cause to be issued, and shall issue the New Second Lien Notes, (ii) in the event that the LLC Transfer does not occur, Reorganized Holdings is authorized to issue, or cause to be issued, and shall issue the New Equity Interests, and (iii) in the event the LLC Transfer does occur, and in accordance with the APA and the LLC Transfer Transaction Documents, Summit shall issue the New Equity Interests and shall contribute the New Equity Interests indirectly to the Acquisition Companies, and, immediately thereafter, the Acquisition Companies shall transfer the New Equity Interests to Holdings II, and, in each case, Reorganized Tops Markets, Holdings II or Reorganized Holdings, as applicable, shall direct DTC to distribute the New Second Lien Notes or New Equity Interests, as applicable, to the holders of the Senior Secured Notes Claims in accordance with the terms of Section 4.3 of the Plan and pursuant to the Management Incentive Plan, without the need for any further corporate, limited liability company, or shareholder action. All of the New Equity Interests distributable under the Plan shall be duly authorized, validly issued, and fully paid and non-assessable. On the Effective Date, each Person that receives any portion of the New Equity Interests shall be deemed to have executed, without any further action by the Debtors or any other party, the Shareholders Agreement.

5.10. Section 1145 Exemption.

(a) The offer, issuance, and distribution of the New Second Lien Notes and the New Equity Interests, as applicable, hereunder to holders of Senior Secured Notes Claims under Section 4.3 of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of Securities.

(b) Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including any restrictions on the transferability under the terms of the Amended Organizational Documents, (iv) any applicable procedures of DTC, and (v) applicable regulatory approval.

5.11. Cancellation of Existing Securities and Agreements.

(a) Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Allowed DIP ABL Claims, Allowed DIP Term Loan Claims, Allowed Senior Secured Notes Claims, Allowed OpCo Unsecured Notes Claims and Allowed HoldCo Unsecured Notes Claims, or any Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

34

(b) Notwithstanding such cancellation and discharge and the releases contained in Article X of the Plan, the DIP ABL Credit Agreement, the DIP Term Loan Credit Agreement, the Senior Secured Notes Indenture, the OpCo Unsecured Notes Indenture, and the HoldCo Unsecured Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the holders of Allowed DIP ABL Claims, Allowed DIP Term Loan Claims, Allowed Senior Secured Notes Claims, Allowed OpCo Unsecured Notes Claims and Allowed HoldCo Unsecured Notes Claims to receive distributions under the Plan, (ii) allow the Debtors, the Reorganized Debtors, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee, the HoldCo Unsecured Notes Trustee and the Disbursing Agent to make post-Effective Date Distributions or take such other action pursuant to the Plan on account of the Allowed ABL Claims, Allowed DIP Term Loan Claims, Allowed Senior Secured Notes Claims, Allowed OpCo Unsecured Notes Claims, and Allowed HoldCo Unsecured Notes Claims, as applicable, and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims in accordance with the Plan, (iii) allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents, (iv) allow the DIP ABL Agent, the DIP Term Loan Agent, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee and/or the HoldCo Unsecured Notes Trustee to enforce any obligations owed to them under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses pursuant to their respective Charging Liens as provided in the Indentures), (v) permit the DIP ABL Agent, the DIP Term Loan Agent, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee and/or the HoldCo Unsecured Notes Trustee to perform any function necessary to effectuate the foregoing, and (vi) permit the DIP ABL Agent, the DIP Term Loan Agent, the Senior Secured Notes Trustee, the OpCo Unsecured Notes Trustee and/or the HoldCo Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the DIP ABL Documents, the DIP Term Loan Documents, the Senior Secured Notes Indenture, the OpCo Unsecured Notes Indenture, or the HoldCo Unsecured Notes Indenture, as applicable, provided that nothing in this Section 5.11 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors. For the avoidance of doubt, each of the Indenture Trustees shall be entitled to assert its respective Charging Liens arising under and in accordance with the applicable Indenture and any ancillary document, instrument, or agreement to obtain payment of its Indenture Trustee Fees and Expenses.

(c) Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Section 5.11 shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or unexpired lease to the extent such executory contract or unexpired lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

35

(d) Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the Indenture Trustees shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order, and (ii) except with respect to such other rights of the Indenture Trustees that, pursuant to the applicable Indentures, survive the termination of such Indentures. Subsequent to the performance by each Indenture Trustee of its obligations pursuant to the Plan and Confirmation Order, such Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the applicable Indenture. The Reorganized Debtors shall reimburse the Senior Secured Notes Trustee for any reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of its counsel and agents) incurred after the Effective Date solely in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

5.12. Retention of Causes of Action.

Except as provided in Sections 5.21 and 10.10 of the Plan, on the Effective Date, each Debtor or Reorganized Debtor shall retain all of its Causes of Action. Each Debtor or Reorganized Debtor may enforce, prosecute, settle, release, or compromise (or decline to do any of the foregoing) all such Causes of Action.

5.13. Officers and Boards of Directors.

(a) On the Effective Date, the initial directors of the New Board shall consist of the Chief Executive Officer, one (1) Independent Director, and additional individuals designated by the Ad Hoc Committee. The members of the boards of directors or managers of the Reorganized Debtors (other than Reorganized Holdings or Summit, as applicable), to the extent deemed necessary by the New Board, shall be selected by the New Board. The composition of the New Board shall be disclosed prior to the Confirmation Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b) Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Sections 5.15 and 5.16 of the Plan, the Key Employee Agreements, and applicable non-bankruptcy law.

(c) Except to the extent that a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.

(d) Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

36

5.14. Cancellation of Liens.

Except as otherwise specifically provided herein, including pursuant to Section 5.7 of the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

5.15. Employee Matters.

(a) Subject to Section 5.16 of the Plan and the KERP Order, on the Effective Date, the Reorganized Debtors shall assume the Current Employee Arrangements, including the Key Employee Agreements, provided that to the extent a Current Employee Arrangement or Benefit Plan provides solely for an award or potential award of Existing Holdings II Interests or Existing MBO Interests, such Existing Holdings II Interests or Existing MBO Interests shall be treated in accordance with Sections 4.6 and 4.7, respectively, provided further that Insiders shall not receive any payments on account of amounts owed under the General Management Incentive Plan that have accrued between the Commencement Date and the Effective Date. Notwithstanding anything to the contrary in the Current Employee Arrangements or the Key Employee Agreements, the consummation of the Plan shall not be treated as or constitute a change in control or change of control or other similar transaction under the Current Employee Arrangements or the Key Employee Agreements.

(b) For the avoidance of doubt, the Employment Arrangements for the Debtors’ union employees shall be governed by the terms of the applicable Collective Bargaining Agreements, in accordance with Section 8.5 of the Plan.

(c) On the Effective Date, the Former Employee Arrangements shall be deemed rejected in accordance with Section 8.1 of the Plan, provided that the Reorganized Debtors shall continue to honor all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

5.16. Management Incentive Plan.

On the Effective Date, the New Board shall adopt the Management Incentive Plan.

5.17. Nonconsensual Confirmation.

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

37

5.18. Closing of Chapter 11 Cases.

On the Effective Date, all of the Chapter 11 Cases shall be closed other than the lead Chapter 11 Case of In re Tops Holding II Corporation (Case No. 18-22279 (RDD)), and, except as otherwise provided in the Plan, Debtor Tops Holding II Corporation, the Reorganized Debtors, and the GUC Litigation Trust, as applicable, shall be entitled to prosecute claims and defenses, make distributions, and attend to other wind-down affairs on behalf of each of the other former Debtors as if such Debtors’ estates continued to exist, solely for these purposes. From and after the Effective Date, Debtor Tops Holding II Corporation shall be entitled to change its name to Grocery Liquidation Corporation or any similar name, and the caption of its Chapter 11 Case shall be adjusted accordingly upon the filing of notice of such corporate name change on the Bankruptcy Court’s docket. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case of Tops Holding II Corporation.

5.19. Notice of Effective Date.

As soon as practicable, but not later than three (3) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.20. Separability.

Notwithstanding the combination of the separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still, subject to the consent of the applicable Debtors and the Requisite Ad Hoc Committee Members, confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

5.21. GUC Litigation Trust.

(a) Creation and Governance of the GUC Litigation Trust. On the Effective Date, the Debtors shall transfer the GUC Litigation Trust Payment to the GUC Litigation Trust and the Debtors and the GUC Litigation Trustee shall execute the GUC Litigation Trust Agreement and shall take all steps necessary to establish the GUC Litigation Trust in accordance with the Plan and the beneficial interests therein, which shall be for the benefit of the GUC Litigation Trust Beneficiaries. In the event of any conflict between the terms of the Plan and the terms of the GUC Litigation Trust Agreement, the terms of the Plan shall govern. Additionally, on the Effective Date, the Debtors shall transfer and shall be deemed to transfer to the GUC Litigation Trust all of their rights, title and interest in and to all of the GUC Litigation Trust Assets, and in accordance with section 1141 of the Bankruptcy Code, the GUC Litigation Trust Assets shall automatically vest in the GUC Litigation Trust free and clear of all Claims and Liens, subject only to (a) GUC Litigation Trust Interests, and (b) the expenses of the GUC Litigation Trust as provided for in the GUC Litigation Trust Agreement, and such transfer shall

38

be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. The GUC Litigation Trustee shall be the exclusive trustee of the assets of the GUC Litigation Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representatives of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, solely for purposes of carrying out the GUC Litigation Trustee’s duties under the GUC Litigation Trust Agreement. The GUC Litigation Trust shall be governed by the GUC Litigation Trust Agreement and administered by the GUC Litigation Trustee.

The powers, rights and responsibilities of the GUC Litigation Trustee shall be specified in the GUC Litigation Trust Agreement and shall include the authority and responsibility to, among other things, take the actions set forth in this Section 5.21. The GUC Litigation Trustee shall hold and distribute the GUC Litigation Trust Assets in accordance with the provisions of the Plan and the GUC Litigation Trust Agreement. Other rights and duties of the GUC Litigation Trustee and the GUC Litigation Trust Beneficiaries shall be as set forth in the GUC Litigation Trust Agreement. After the Effective Date, the Debtors and the Reorganized Debtors shall have no interest in the GUC Litigation Trust Assets except as set forth in the GUC Litigation Trust Agreement.

(b) Purpose of the GUC Litigation Trust. The GUC Litigation Trust shall be established for the purpose of liquidating the GUC Litigation Trust Assets, distributing the GUC Litigation Trust Distributable Proceeds, if any, reconciling General Unsecured Claims as provided for in the Plan and, if, as and to the extent determined by the GUC Litigation Trustee pursuant to the GUC Litigation Trust Agreement, distributing the GUC Litigation Trust Payment to the GUC Litigation Trust Beneficiaries in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c) Litigation Trustee and Litigation Trust Agreement. The GUC Litigation Trust Agreement generally will provide for, among other things: (i) the payment of the GUC Litigation Trust Expenses; (ii) the payment of other reasonable expenses of the GUC Litigation Trust, including the cost of pursuing the GUC Litigation Trust Causes of Action; (iii) the retention of counsel, accountants, financial advisors or other professionals and the payment of their reasonable compensation; (iv) the investment of Cash by the GUC Litigation Trustee within certain limitations, including those specified in the Plan; (v) the orderly liquidation of the GUC Litigation Trust Assets; and (vi) litigation of any GUC Litigation Trust Causes of Action, which may include the prosecution, settlement, abandonment or dismissal of any such Litigation Trust Causes of Action.

Except as otherwise ordered by the Bankruptcy Court, the GUC Litigation Trust Expenses shall be paid solely from the GUC Litigation Trust Assets in accordance with the Plan and the GUC Litigation Trust Agreement.

The GUC Litigation Trustee, on behalf of the GUC Litigation Trust, may employ, without further order of the Bankruptcy Court, professionals (including Professionals previously retained by the Creditors’ Committee) to assist in carrying out its duties hereunder and may compensate and reimburse the reasonable expenses of these professionals without further order of the Bankruptcy Court from the GUC Litigation Trust Assets in accordance with the Plan and the GUC Litigation Trust Agreement. The GUC Litigation Trust Agreement may include reasonable and customary provisions that allow for indemnification by the GUC Litigation Trust. Any such indemnification shall be the sole responsibility of the GUC Litigation Trust and payable solely from the GUC Litigation Trust Assets.

39

In furtherance of and consistent with the purpose of the GUC Litigation Trust and the Plan, the GUC Litigation Trustee, for the benefit of the GUC Litigation Trust, shall (a) hold the GUC Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries, (b) make distributions of GUC Litigation Trust Distributable Proceeds as provided herein and in the GUC Litigation Trust Agreement and (c) have the power and authority to prosecute and resolve any GUC Litigation Trust Causes of Action. The GUC Litigation Trustee shall be responsible for all decisions and duties with respect to the GUC Litigation Trust and the GUC Litigation Trust Assets, except as otherwise provided in the GUC Litigation Trust Agreement. In all circumstances, the GUC Litigation Trustee shall act in the best interests of the GUC Litigation Trust Beneficiaries.

(d) Compensation and Duties of the GUC Litigation Trustee. The salient terms of the GUC Litigation Trustee’s employment, including the GUC Litigation Trustee’s duties and compensation (which compensation shall be negotiated by the GUC Litigation Trustee and the Creditors’ Committee), shall be set forth in the GUC Litigation Trust Agreement. The GUC Litigation Trustee shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of bankruptcy cases.

(e) Cooperation of Reorganized Debtors. Subject to subsection (f) of this Section 5.21, the Debtors, Reorganized Debtors, or Acquisition Companies, as applicable, upon reasonable notice, shall provide reasonable cooperation with the GUC Litigation Trustee in the administration of the GUC Litigation Trust, including providing reasonable access to pertinent documents, including books and records, to the extent the Debtors, Reorganized Debtors, or Acquisition Companies have such information and/or documents, to the Litigation Trustee sufficient to enable the GUC Litigation Trustee to perform its duties hereunder. The Reorganized Debtors or Acquisition Companies, as applicable, shall reasonably cooperate with the GUC Litigation Trustee in the administration of the GUC Litigation Trust, including, providing reasonable access to documents and current officers and directors with respect to (i) the prosecution of the GUC Litigation Trust Causes of Action, and (ii) contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims, in each case, the GUC Litigation Trust agrees to reimburse reasonable out-of-pocket expenses for preservation of documents, copying or similar expenses. The collection, review, and preservation of documents for any investigation or litigation by the GUC Litigation Trust shall be at the expense of the GUC Litigation Trust.

(f) Preservation of Privilege. The Debtors and the GUC Litigation Trust shall enter into a common interest agreement whereby the Debtors will be able to share documents, information or communications (whether written or oral) relating to the GUC Litigation Trust Assets and contesting, settling, compromising, reconciling, and objecting to General Unsecured Claims that are otherwise covered by attorney-client privilege, work product privilege, or other privileges or immunity. The GUC Litigation Trust shall seek to preserve and protect all applicable privileges attaching to any such documents, information, or communications. The GUC Litigation Trustee’s receipt of such documents, information or communications shall not constitute a waiver of any privilege. All privileges shall remain in the control of the Debtors or the Reorganized Debtors, as applicable, and the Debtors or the Reorganized Debtors retain the right to waive their own privileges.

40

(g) United States Federal Income Tax Treatment of the GUC Litigation Trust. The GUC Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d) and in compliance with Rev. Proc. 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code to the holders of General Unsecured Claims, consistent with the terms of the Plan. The sole purpose of the GUC Litigation Trust shall be the liquidation and distribution of the GUC Litigation Trust Assets in accordance with Treas. Reg. § 301.7701-4(d), including the resolution of General Unsecured Claims in accordance with this Plan, with no objective to continue or engage in the conduct of a trade or business. All parties (including the Debtors and the Estates, holders of General Unsecured Claims and GUC Litigation Trustee) shall report consistently with such treatment. All parties shall report consistently with the valuation of the GUC Litigation Trust Assets transferred to the GUC Litigation Trust as determined by the GUC Litigation Trustee (or its designee). The GUC Litigation Trustee shall be responsible for filing returns for the GUC Litigation Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a). The GUC Litigation Trustee shall annually send to each holder of an interest in the GUC Litigation Trust a separate statement regarding the receipts and expenditures of the trust as relevant for U.S. federal income tax purposes. Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the GUC Litigation Trustee), the GUC Litigation Trustee will timely elect to (x) treat any portion of the GUC Litigation Trust allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and make any appropriate elections) and (y) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Debtors and the Estates, holders of General Unsecured Claims and GUC Litigation Trustee) shall report for United States federal, state, and local income tax purposes consistently with the foregoing.

(h) Tax Reporting. The GUC Litigation Trustee shall file tax returns for the GUC Litigation Trust treating the GUC Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a).

Except to the extent definitive guidance from the Internal Revenue Service or a court of competent jurisdiction (including the issuance of applicable Treasury Regulations, the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one) indicates that such valuation is not necessary to maintain the treatment of the GUC Litigation Trust as a liquidating trust for purposes of the Tax Code and applicable Treasury Regulations, as soon as reasonably practicable after the GUC Litigation Trust Assets are transferred to the GUC Litigation Trust, the GUC Litigation Trustee shall make a good faith valuation of the GUC Litigation Trust Assets. Such valuation shall be made available from time to time to all parties to the GUC Litigation Trust Agreement, to the extent relevant to such parties for tax purposes, and shall be used consistently by such parties for all United States federal income tax purposes.

41

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the issuance of applicable Treasury Regulations, the receipt by the GUC Litigation Trustee of a private letter ruling if the GUC Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the GUC Litigation Trustee), allocations of GUC Litigation Trust taxable income or loss shall be allocated by reference to the manner in which any economic gain or loss would be borne immediately after a hypothetical liquidating distribution of the remaining GUC Litigation Trust Assets. The tax book value of the GUC Litigation Trust Assets for purpose of this paragraph shall equal their fair market value on the date the GUC Litigation Trust Assets are transferred to the GUC Litigation Trust, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

The GUC Litigation Trustee shall be responsible for payment, out of the GUC Litigation Trust Assets, of any taxes imposed on the GUC Litigation Trust or its assets (including in respect of any distributions or deemed distributions in connection with the allowance of Disputed Claims). In the event of insufficient cash allocable to a particular Disputed Claim, that the GUC Litigation Trustee shall be authorized to sell all or part of the underlying assets reserved in respect of such Claim to pay the associated tax liability.

The GUC Litigation Trustee shall distribute such notices to the GUC Litigation Trust Beneficiaries as the GUC Litigation Trustee determines are necessary or desirable.

(i) GUC Litigation Trust Assets. The GUC Litigation Trustee shall have the exclusive right on behalf of the GUC Litigation Trust, to institute, file, prosecute, enforce, settle, compromise, release, abandon, or withdraw any and all GUC Litigation Trust Causes of Action without any further order of the Bankruptcy Court, except as otherwise provided herein or in the GUC Litigation Trust Agreement. From and after the Effective Date, the GUC Litigation Trustee, in accordance with section 1123(b)(3) of the Bankruptcy Code, and on behalf of the GUC Litigation Trust, shall serve as a representative of the Estates, solely for purposes of carrying out the GUC Litigation Trustee’s duties under the GUC Litigation Trust Agreement. In connection with the investigation, prosecution and/or compromise of the GUC Litigation Trust Causes of Action, the GUC Litigation Trustee may expend such portion of the GUC Litigation Trust Assets as the GUC Litigation Trustee deems necessary.

(j) Litigation Trust Fees and Expenses. From and after the Effective Date, the GUC Litigation Trustee, on behalf of the GUC Litigation Trust, shall, in the ordinary course of business and without the necessity of any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by the GUC Litigation Trust and any professionals retained by the GUC Litigation Trust from the GUC Litigation Trust Assets, except as otherwise provided in the GUC Litigation Trust Agreement.

(k) Distribution of Unrestricted Cash. The GUC Litigation Trustee shall distribute to the GUC Litigation Trust Beneficiaries on account of their interests in the GUC Litigation Trust, at least annually, its net income plus all net proceeds from the sale of assets, except that the GUC Litigation Trust may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the GUC Litigation Trust Assets or to meet claims and contingent liabilities.

42

(l) Litigation Trust Funding. In the event the GUC Litigation Trust requires litigation funding (comprised of reasonable legal and other reasonable professional fees, costs and expenses) in excess of the GUC Litigation Trust Payment, the GUC Litigation Trustee may obtain litigation financing from third parties on terms acceptable to the GUC Litigation Trustee in its sole discretion.

(m) Distributions to Litigation Trust Beneficiaries. The GUC Litigation Trustee may, in its discretion, distribute any portion of the GUC Litigation Trust Payment to the holders of GUC Litigation Trust Interests at any time and/or use such funds for any purpose permitted under the Plan, the GUC Trust Agreement and applicable law.

(n) Cash Investments. The GUC Litigation Trustee may invest Cash (including any earnings thereon or proceeds therefrom); provided, however, that such investments are investments permitted to be made by a “liquidating trust” within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings or other controlling authorities.

(o) Single Satisfaction of Allowed General Unsecured Claims. Notwithstanding anything to the contrary herein, in no event shall holders of Allowed General Unsecured Claims recover more than the full amount of their Allowed General Unsecured Claims from the GUC Litigation Trust Distributable Proceeds, if any, and the GUC Litigation Trust Payment.

(p) Dissolution of the GUC Litigation Trust. The GUC Litigation Trustee and the GUC Litigation Trust shall be discharged or dissolved, as the case may be, at such time as (a) the GUC Litigation Trustee determines that the pursuit of additional GUC Litigation Trust Causes of Action is not likely to yield sufficient additional proceeds to justify further pursuit of such claims and (b) all distributions of GUC Litigation Trust Distributable Proceeds required to be made by the GUC Litigation Trustee under the Plan have been made, but in no event shall the GUC Litigation Trust be dissolved later than five years from the Effective Date unless the Bankruptcy Court, upon motion made within the six-month period before such fifth anniversary (and, in the event of further extension, at least six months before the end of the preceding extension), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the GUC Litigation Trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery on, and liquidation of, the GUC Litigation Trust Assets. Upon dissolution of the GUC Litigation Trust, any remaining GUC Litigation Trust Assets shall be distributed to all GUC Litigation Trust Beneficiaries in accordance with the Plan and the GUC Litigation Trust Agreement as appropriate.

43

ARTICLE VI. DISTRIBUTIONS.

6.1. Distributions Generally.

Except as otherwise provided in the Plan and in the GUC Litigation Trust Agreement, the Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan. Notwithstanding anything herein to the contrary, distributions to the GUC Litigation Trust Beneficiaries shall be made by the GUC Litigation Trustee as and when provided for in the GUC Litigation Trust Agreement.

6.2. Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors, the Reorganized Debtors, or Summit shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount. For the avoidance of doubt, the Distribution Record Date shall not apply to the Senior Secured Notes, the holders of which shall receive a distribution in accordance with Article IV of the Plan and the customary procedures of DTC on or as soon as practicable after the Effective Date.

6.3. Date of Distributions.

Except as otherwise provided in the Plan and in the GUC Litigation Trust Agreement, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic distribution dates to the extent they reasonably determine them to be appropriate.

6.4. Disbursing Agent.

A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions hereunder shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.19 of the Plan.

44

6.5. Rights and Powers of Disbursing Agent.

(a) From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including holders of Claims against and Interests in the Debtors and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b) A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.6. Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.7. No Postpetition Interest on Claims.

Except as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Commencement Date, provided that, other than with respect to DIP Claims or other Secured Claims, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment. For the avoidance of doubt, the DIP Claims may accrue and be paid postpetition interest in accordance with the terms set forth in the agreements governing the DIP Claims.

45

6.8. Delivery of Distributions.

(a) Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.19 of the Plan.

(b) Distributions of the New Second Lien Notes or the New Equity Interests to be held through DTC shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Second Lien Notes or New Equity Interests to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date in accordance with DTC’s book-entry procedures, to the extent applicable; provided that such New Second Lien Notes or New Equity Interests are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Second Lien Notes or New Equity Interests are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Tops Markets, Holdings II or Reorganized Holdings, as applicable, will take such reasonable actions as may be required to cause distributions of the New Second Lien Notes or the New Equity Interests under the Plan. No distributions will be made other than through DTC if the New Equity Interests are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited. The Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC in an attempt to ensure that any distribution on account of an Allowed Senior Secured Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

6.9. Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.10. Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors or the Acquisition Companies, as applicable, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

46

6.11. Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors or, in the event the LLC Transfer occurs, anything that would revert to Holdings II shall revert to the Acquisition Companies as the acquirers of substantially of the Assets of Holdings II, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

6.12. Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.13. Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.14. Fractional Stock and Notes.

No fractional shares or equity interests of New Equity Interests shall be distributed. If any distributions of New Equity Interests pursuant to the Plan would result in the issuance of a fractional share or equity interest of New Equity Interests, then the number of shares or equity interests of New Equity Interests to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share or equity interest (with a half share or equity interest or greater rounded up and less than a half share or equity interest rounded down). The total number of shares or equity interests of New Equity Interests, as applicable, to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 6.14. No consideration shall be provided in lieu of fractional shares or equity interests that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than (1) share or equity interest of New Equity Interests. Any New Equity Interest that is not distributed in accordance with this Section 6.14 shall be returned to, and ownership thereof shall vest in, Reorganized Holdings or the Acquisition Companies, as applicable. The New Second Lien Notes shall be issued in denomination of $1,000 and integral multiples of $1.00 and any other amounts shall be rounded down.

47

6.15. Minimum Cash Distributions.

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder of an Allowed Claim; provided that if any distribution is not made pursuant to this Section 6.15, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

6.16. Setoffs and Recoupments.

The Debtors and the Reorganized Debtors, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.17. Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Debtors or the Reorganized Debtors), distributions with respect to Allowed Senior Secured Notes Claim and Allowed General Unsecured Claims shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.18. No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim.

6.19. Withholding and Reporting Requirements.

(a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including income, withholding, and other taxes, on account of such distribution. In the event any

48

party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or their respective property.

ARTICLE VII. PROCEDURES FOR DISPUTED CLAIMS.

7.1. Objections to Claims.

The Reorganized Debtors shall exclusively be entitled to object to Claims, provided that the GUC Litigation Trustee shall exclusively be entitled to object to General Unsecured Claims in Class 4. After the Effective Date, the Reorganized Debtors or the GUC Litigation Trust, as applicable, shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Any objections to Claims shall be served and filed on or before the later of (a) one-hundred and eighty (180) days after the Effective Date, and (b) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court), provided that, the deadline for the GUC Litigation Trustee to file and serve objections to General Unsecured Claims in Class 4 shall be tolled until the earlier of (i) ninety (90) days after the GUC Litigation Trust Causes of Action have been fully liquidated, and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court).

7.2. Resolution of Disputed Administrative Expenses and Disputed Claims.

On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court, other than with respect to Fee Claims, provided that if the GUC Litigation Trust is created, the GUC Litigation Trust shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to General Unsecured Claims without approval of the Bankruptcy Court.

49

7.3. Payments and Distributions with Respect to Disputed Claims.

Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

7.4. Distributions after Allowance.

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in this Plan (net of any taxes incurred by the GUC Litigation Trust on account of, or otherwise allocable to, such Disputed Claims), without interest, as provided in Section 7.9 of the Plan. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

7.5. Disallowance of Claims.

Except to the extent otherwise agreed to by the GUC Litigation Trustee with respect to General Unsecured Claims, any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors. All proofs of claim filed on account of an indemnification obligation to a current or former director, officer, or employee shall be deemed satisfied and expunged from the claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

7.6. Estimation of Claims.

The Debtors, the Reorganized Debtors, the Acquisition Companies, or the GUC Litigation Trust as to General Unsecured Claims, as applicable, may determine, resolve and otherwise adjudicate all contingent Claims, unliquidated Claims and Disputed Claims in the Bankruptcy Court or such other court of the Debtors’ or Reorganized Debtors’ choice having jurisdiction over the validity, nature or amount thereof. The Debtors, the Reorganized Debtors, or the GUC Litigation Trustee with respect to General Unsecured Claims, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any party has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any

50

contingent Claim, unliquidated Claim or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors, the Reorganized Debtors, or the GUC Litigation Trustee, as applicable, may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

7.7. No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.8. Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

7.9. Interest.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date.

ARTICLE VIII. EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1. General Treatment.

(a) As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court, (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date, (iv) is a Current Employee Arrangement (including the Key Employee Agreements), or (v) is specifically designated as a contract or lease to be assumed on the Assumption Schedule.

(b) Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, or rejections provided for in this Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed or assumed and assigned pursuant to this Plan (including pursuant to the LLC Transfer) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms.

51

8.2. Determination of Cure Disputes and Deemed Consent.

(a) Any Cure Amount shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree.

(b) The Debtors shall file, as part of the Plan Supplement, the Assumption Schedule. At least twenty-one (21) days before the commencement of the Confirmation Hearing, the Debtors shall serve a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and, where applicable, setting forth the proposed Cure Amount (if any). Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption, assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within ten (10) days of the service of the assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Amount (i) shall be deemed to have assented to such assumption, assumption and assignment, or Cure Amount, notwithstanding any provision thereof that purports to (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (2) terminate or permit the termination of a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan, and (ii) shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment, as applicable, thereafter.

(c) If there is a dispute pertaining to the assumption of an executory contract or unexpired lease (other than a dispute pertaining to a Cure Amount), such dispute shall be heard by the Bankruptcy Court prior to the assumption being effective; provided that the Debtors or the Reorganized Debtors may settle any such dispute without any further notice to, or action by, any party or order of the Bankruptcy Court.

(d) To the extent a dispute relates to Cure Amounts, the Debtors may assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of such cure dispute, provided that the Debtors or the Reorganized Debtors reserve Cash in an amount sufficient to pay the full amount reasonably asserted as the Cure Amount by the counterparty to such executory contract or unexpired lease.

(e) Assumption or assumption and assignment (including pursuant to the LLC Transfer) and full payment of any applicable Cure Amount of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such

52

executory contract or unexpired Lease. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such executory contract or unexpired lease.

8.3. Rejection Damages Claims.

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Acquisition Companies or their respective Estates, properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors or the Reorganized Debtors, as applicable, no later than forty-five (45) days after the Effective Date.

8.4. Survival of the Debtors’ Indemnification Obligations.

Any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify officers, directors, agents, or employees employed by the Debtors on or after the Commencement Date with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged, impaired, or otherwise affected by this Plan; provided that the Reorganized Debtors shall not indemnify any persons for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes fraud, gross negligence or willful misconduct. All such obligations shall be deemed and treated as executory contracts that are assumed by the Debtors under this Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection, in either case, by reason of section 502(e)(1)(B) of the Bankruptcy Code. None of the Reorganized Debtors or Summit will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

8.5. Collective Bargaining Agreements.

(a) The New Teamsters Collective Bargaining Agreements shall remain in full force and effect on and after the Effective Date.

(b) If the Amended UFCW Local One Collective Bargaining Agreements and the Amended UFCW Local 1776 KS Collective Bargaining Agreement have become effective, such agreements shall remain in full force and effect after the Effective Date subject to the respective terms thereof and in accordance with the UFCW Local One Settlement Order. If the Amended UFCW Local One Collective Bargaining Agreements and the Amended UFCW Local 1776 KS Collective Bargaining Agreement are not in effect on the Effective Date, the terms and conditions of the UFCW Local One Modification Order shall govern the terms and conditions of employment of the employees represented by UFCW Local One and UFCW Local 1776 KS.

53

(c) On the Effective Date, the Debtors shall assume the Other Collective Bargaining Agreements, subject to the respective terms thereof, pursuant to section 1113 of the Bankruptcy Code, and the Other Collective Bargaining Agreements shall continue as obligations of the applicable Reorganized Debtors.

8.6. Insurance Contracts.

Notwithstanding anything to the contrary in the Definitive Documents, the Plan, the Plan Supplement, any bar date notice or claim objection, any other document related to any of the foregoing (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction or release, requires any party to opt out of any releases or confers Bankruptcy Court jurisdiction):

(a) On the Effective Date, all Insurance Contracts shall be deemed and treated as executory contracts and shall be assumed pursuant to section 105 and 365 of the Bankruptcy Code by the respective Reorganized Debtors, as applicable, and shall continue unaltered and in full force and effect thereafter in accordance with their respective terms, including with respect to the rights and interests of any Insurer to any collateral or security such Insurer holds with respect thereto, provided that, following the Effective Date and payment of any applicable Cure Amount, the rights of any Insurer to collateral or security shall be determined in accordance with the applicable Insurance Contracts.

(b) On and after the Effective Date, the Reorganized Debtors shall become and remain liable for all of the Debtors’ obligations under the Insurance Contracts, regardless of whether such obligations arise before or after the Effective Date, without the requirement or need for any Insurer to file a proof of claim or an Administrative Expense Claim, or object to any Cure Amount.

8.7. Assignment.

(a) To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned hereunder (including pursuant to the LLC Transfer) shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable antiassignment provision and is void and of no force or effect with respect to any assignment pursuant to the Plan.

54

(b) Nothing in the Plan authorizes the transfer or assignment of any governmental (i) license, (ii) permit, (iii) registration, (iv) authorization, or (v) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law.

8.8. Reservation of Rights.

(a) The Debtors may amend the Assumption Schedule and any cure notice until the Business Day immediately prior to the commencement of the Confirmation Hearing in order to (i) add, delete, or reclassify any executory contract or unexpired lease or amend a proposed assignment and/or (ii) amend the proposed Cure Amount; provided that if the Confirmation Hearing is adjourned for a period of more than two (2) consecutive calendar days, the Debtors’ right to amend such schedules and notices shall be extended to the Business Day immediately prior to the adjourned date of the Confirmation Hearing, with such extension applying in the case of any and all subsequent adjournments of the Confirmation Hearing. The Debtors shall provide notice of such amendment to any affected counterparty as soon as reasonably practicable.

(b) Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors, the Reorganized Debtors, or Summit have any liability thereunder.

(c) Except as explicitly provided in this Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors, the Reorganized Debtors, or Summit under any executory or non-executory contract or unexpired or expired lease.

(d) Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors, the Reorganized Debtors, or Summit, as applicable, under any executory or non-executory contract or unexpired or expired lease.

8.9. Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and executory contracts and unexpired leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

55

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.

9.1. Conditions Precedent to Confirmation of Plan.

The following are conditions precedent to confirmation of the Plan:

(a) The Disclosure Statement Order shall have been entered;

(b) the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed; and

(c) the Bankruptcy Court shall have entered either (i) the UFCW Local One Settlement Order or (ii) the UFCW Local One Modification Order.

9.2. Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a) the Confirmation Order shall have been entered and shall be in full force and effect and no stay thereof shall be in effect;

(b) either (i) the Amended UFCW Local One Collective Bargaining Agreements shall be in effect or (ii) the terms and conditions set forth in the UFCW Local One Modification Order shall be in effect;

(c) the Definitive Documents shall (i) have been executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, and (ii) be in full force and effect and binding upon the relevant parties;

(d) all actions, documents and agreements necessary to implement and consummate the Plan, including entry into the Definitive Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed;

(e) the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable;

(f) all governmental approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(g) the Management Incentive Plan shall have been adopted and shall be in full force and effect; and

56

(h) all accrued and unpaid professional fees and expenses of the Ad Hoc Committee as of the Effective Date and all DIP Professional Fees shall have been indefeasibly paid in full in Cash.

9.3. Waiver of Conditions Precedent.

(a) Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 may be waived in writing by the Debtors with the prior written consent of the (i) Requisite Ad Hoc Committee Members and the Acquisition Companies, (ii) the DIP ABL Agent or Exit ABL Agent, solely to the extent that the waiver of a particular conditions precedent would affect the legal and/or economic rights of the DIP ABL Agent, the DIP ABL Lenders, the Exit ABL Agent or the Exit ABL Lenders, as applicable, under the Plan, the DIP ABL Credit Agreement, or the Exit ABL Credit Agreement, and (iii) with respect to conditions precedent related to the GUC Litigation Trust, the Creditors’ Committee. If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.20 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur as to such Debtors.

(b) The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4. Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the members of the Ad Hoc Committee, the Exit ABL Agent, the Exit Term Loan Agent, or any other Entity.

ARTICLE X. EFFECT OF CONFIRMATION OF PLAN.

10.1. Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors (including the Acquisition Companies, as applicable) free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, or the LLC Transfer Transaction Documents (if applicable). On and after the Effective Date, the Reorganized Debtors may take any action, including the operation of their businesses, the use, acquisition, sale, lease, and disposition of property, and the entry into transactions, agreements,

57

understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2. Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

10.3. Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, Summit, the Acquisition Companies or any of its or their Assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4. Term of Injunctions or Stays.

Unless otherwise provided herein, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5. Injunction.

(a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

58

(b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, with respect to such Claims and Interests, from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors or the Reorganized Debtors or the property of any of the Debtors or the Reorganized Debtors, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors or the Reorganized Debtors or the property of any of the Debtors or the Reorganized Debtors, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or the Reorganized Debtors or the property of any of the Debtors or the Reorganized Debtors, (iv) asserting any right of setoff, directly or indirectly, against any obligation due from the Debtors or the Reorganized Debtors or against property or interests in property of any of the Debtors or the Reorganized Debtors; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

(c) By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest extinguished, discharged, or released pursuant to the Plan shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including the injunctions set forth in this Section 10.5.

(d) The injunctions in this Section 10.5 shall extend to any successors of the Debtors and the Reorganized Debtors, Summit, or the Acquisition Companies, as applicable, and their respective property and interests in property.

10.6. Releases.

(a) Releases by the Debtors.

Subject to Sections 10.6(c) and 10.6(d) of the Plan, as of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, the Released Parties shall be deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates, and any Person seeking to exercise the rights of the Estates, including the GUC Litigation Trust (if established) and any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, from any and all claims, obligations, rights, suits, judgments, damages, demands, debts, rights, Causes of Action (other than Causes of Action against the Prior Sponsor Group), remedies, losses, and

59

liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or the Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, and the Definitive Documents, or any related agreements, instruments, or other documents, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided that nothing in this Section 10.6(a) shall be construed to release the Released Parties from gross negligence, willful misconduct, or intentional fraud as determined by a Final Order.

(b) Third-Party Releases.

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, in accordance with section 1141 of the Bankruptcy Code, each of the Released Parties shall be deemed released and discharged by each of the following (all such Persons or Entities, the “Releasing Parties”):

(i)	the holders of Impaired Claims who abstain from voting on the Plan or vote to reject the Plan but do not opt-out of these releases on the Ballots;

(ii)	the holders of Impaired Claims who vote to accept the Plan;

(iii)	the UFCW Local One 401(k) Savings Fund;

(iv)	each of the other Released Parties (other than the Debtors and the Reorganized Debtors); and

(v)

with respect to any Entity in the foregoing clauses (i) through (iv), (x) such Entity’s predecessors, successors, and assigns, and (y) all Persons entitled to assert Claims through or on behalf of such Entities with respect to the matters for which the releasing Entities are providing releases;

in each case, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever (including contract claims, claims under ERISA and all other statutory claims, claims for contributions, withdrawal liability, reallocation

60

liability, redetermination liability, interest on any amounts, liquidated damages, claims for attorneys’ fees or any costs or expenses whatsoever), including any derivative claims, asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the Restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party (other than assumed contracts or leases), the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments or other documents, or the solicitation of votes with respect to the Plan, in all cases based upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided that nothing herein shall be construed to release any party or Entity from gross negligence, willful misconduct or intentional fraud as determined by a Final Order; provided, further, that nothing in the Plan shall limit the liability of professionals to their clients pursuant to applicable law. The Releasing Parties shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under this Section 10.6(b) against each of the Released Parties.

(c) Nothing in the Plan shall limit the liability of professionals to their clients pursuant to N.Y. Comp. Codes R. & Regs. tit. 22 § 1200.8 Rule 1.8(h)(1) (2009).

(d) Nothing in the Plan shall release, nullify, preclude, limit, modify, or enjoin the enforcement of any police or regulatory liability to a Governmental Unit that any Entity (including the Debtors and the Reorganized Debtors, as applicable) would be subject to as the owner or operator of property after the Confirmation Date, including the federal Water Pollution Control Act, 33 U.S.C. §§ 1251-1388, the Clean Streams Law, Act of June 22, 1937, P.L. 1987, as amended, 35 P.S. §§ 691.1-691.1001, the Solid Waste Management Act, Act of July 7, 1980, P.L.380, as amended, 35 P.S. §§ 6018.101-6018.1004, the Storage Tank and Spill Prevention Act, Act of July 6, 1989, P.L. 169, as amended, 35 P.S. §§ 6021-101-6021.2104, and other applicable state or federal law and the regulations promulgated thereunder.

(e) Nothing in this Plan shall in any way limit, reduce, or otherwise bar, except to the extent limited by the Bankruptcy Code, an otherwise valid and enforceable right of setoff, subrogation or recoupment.

(f) The releases set forth in this Section 10.6 shall not apply to any Causes of Action against any of the members of the Prior Sponsor Group.

61

10.7. Exculpation.

Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation, consummation, and pursuit of approval of the New Teamsters Collective Bargaining Agreements and the Amended UCFW Local Collective Bargaining Agreements, including withdrawal from the UFCW Local One Pension Fund, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation, consummation, and pursuit of the Disclosure Statement, the restructuring transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes on the Plan; the offer, issuance, and distribution of any Securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, the occurrence of the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed under the Plan, except for actions determined by Final Order to constitute gross negligence, willful misconduct, or intentional fraud. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.9. Retention of Causes of Action/Reservation of Rights.

Except as otherwise provided in Sections 5.3, 5.21, 10.5, 10.6, 10.7, and 10.10 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized Debtors (including, in the event the LLC Transfer occurs, the Acquisition Companies) or the GUC Litigation Trustee in connection with the pursuit of GUC Litigation Trust Causes of Action or objection to General Unsecured Claims, shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses notwithstanding the occurrence of the Effective Date, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

62

10.10. Avoidance Actions.

From and after the Effective Date, the Reorganized Debtors shall be deemed to have waived the right to prosecute any Avoidance Actions, other than (a) as a defense to any Claims asserted against the Debtors, their Estates, or the Reorganized Debtors, pursuant to section 502(d) of the Bankruptcy Code or (b) any GUC Litigation Trust Causes of Action.

10.11. Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.12. Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions of the Debtors or the Reorganized Debtors, as applicable, contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.15 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtors (other than the Acquisition Companies), (c) the distribution, transfer, or issuance of the New Equity Interests, (d) the entry into the Shareholders Agreement, (e) the entry into the Exit ABL Credit Agreement; (f) the entry into the Exit Term Loan and the Exit Term Loan Credit Agreement, (g) the entry into the New Second Lien Notes Indenture, (h) as related to the Debtors, the entry into the LLC Transfer Transaction Documents (if applicable) and (i) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors (other than the Acquisition Companies, as to which, in the event the LLC Transfer occurs, all action necessary to effectuate the APA and the LLC Transfer shall have been taken). On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and

63

instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, (a) the Amended Organizational Documents, (b) the Shareholders Agreement, (c) the Exit ABL Credit Agreement, (d) the Exit Term Loan Credit Agreement, (e) the New Second Lien Notes Indenture, (f) the LLC Transfer Transaction Documents (if applicable), and (g) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 10.12 shall be effective notwithstanding any requirements under non-bankruptcy law.

ARTICLE XI. RETENTION OF JURISDICTION.

11.1. Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a) to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, including disputes over Cure Amounts, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(e) to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

64

(h) to hear and determine all Fee Claims;

(i) to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(n) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including the releases, discharge, exculpations, and injunctions issued thereunder;

(o) to resolve disputes concerning Disputed Claims or the administration thereof;

(p) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(q) to enter a final decree closing the Chapter 11 Cases;

(r) to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(s) to resolve disputes as to the ownership of any Claim or Interest;

(t) to recover all Assets of the Debtors and property of the Debtors’ Estates, wherever located;

(u) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(v) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

65

(w) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code;

provided that upon the occurrence of the Effective Date and the closing of the Exit ABL Facility and the Exit Term Loan Facility, the jurisdiction governing issues related solely to the facilities or the documents executed in connection therewith or any liens, rights or remedies related thereto shall be as set forth in the Exit ABL Documents or the Exit Term Loan Documents, as applicable; provided, further that upon the occurrence of the Effective Date and issuance of the New Second Lien Notes, the jurisdiction governing issues related solely to the New Second Lien Notes or the documents executed in connection therewith or any liens, rights or remedies related thereto shall be as set forth in the New Second Lien Notes Documents.

11.2. Courts of Competent Jurisdiction.

(a) If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

(b) Nothing in this Plan shall divest any administrative or judicial tribunal of a Governmental Unit of any jurisdiction it may have under police or regulatory law to interpret this Plan or the Confirmation Order or to adjudicate any defense asserted under this Plan or the Confirmation Order to the extent such tribunal has such jurisdiction.

ARTICLE XII. MISCELLANEOUS PROVISIONS.

12.1. Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2. Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3. Dissolution of Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited

66

purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by professional persons retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (b) any appeals of the Confirmation Order or other appeals to which the Creditors’ Committee is a party.

12.4. Plan Supplement.

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement shall be posted at the website of the Debtors’ notice, claims, and solicitation agent.

12.5. Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns of the Debtors filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

12.6. Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the Exit ABL Credit Agreement, the Exit Term Loan Credit Agreement, and the New Second Lien Notes Indenture, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

67

12.7. Amendments.

(a) Subject to the consent of (i) the Requisite Ad Hoc Committee Members, (ii) the DIP ABL Agent or Exit ABL Agent solely to the extent that an amendment would affect the legal and/or economic rights of the DIP ABL Agent, the DIP ABL Lenders, the Exit ABL Agent or the Exit ABL Lenders, as applicable, under the Plan, the DIP ABL Credit Agreement or the Exit ABL Credit Agreement, and (iii) the Creditors’ Committee, solely with respect to matters relating to the treatment of General Unsecured Claims or the GUC Litigation Trust, the Debtors or, in the event the LLC Transfer occurs, the Acquisition Companies, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code. After entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b) Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

12.8. Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Ad Hoc Committee Members, the Creditors’ Committee with respect to matters relating to the GUC Litigation Trust and, if applicable, the Acquisition Companies.

12.9. Revocation or Withdrawal of the Plan.

The Debtors may, with the consent of the Requisite Ad Hoc Committee Members, revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors; provided that the Debtors may revoke or withdraw the Plan without such consent in the exercise of the Debtors’ fiduciary duty. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any of the members of the Ad Hoc Committee, or any other Entity.

68

12.10. Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Ad Hoc Committee Members. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Reorganized Debtors or, if applicable, the Acquisition Companies (as the case may be), the Requisite Ad Hoc Committee Members and the DIP ABL Agent or Exit ABL Agent, solely to the extent that a particular term or provision affects the legal and/or economic rights of the DIP ABL Agent, the DIP ABL Lenders, the Exit ABL Agent or the Exit ABL Lenders, as applicable, under the Plan, the DIP ABL Credit Agreement, or the Exit ABL Credit Agreement and (c) nonseverable and mutually dependent.

12.11. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.12. Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.13. Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.14. Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including the Reorganized Debtors.

69

12.15. Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

12.16. Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.17. Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.18. Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.19. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a) if to the Debtors or the Reorganized Debtors:

Tops Holding II Corporation

PO Box 1027

Buffalo, New York 14240-1027

Attn:         Frank Curci

                 David Langless

                 Michael Biehler, Esq.

Telephone: (716) 635-5000

Facsimile: (716) 635-5102

Email:      fcurci@topsmarkets.com

                dlangless@topsmarkets.com

                mbiehler@topsmarkets.com

70

                - and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:      Ray C. Schrock, P.C.

              Stephen Karotkin, Esq.

              Sunny Singh, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

Email:   ray.schrock@weil.com

             stephen.karotkin@weil.com

             sunny.singh@weil.com

(b) if to the Ad Hoc Committee:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:     Alan W. Kornberg, Esq.

             Robert A. Britton, Esq.

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

Email:   akornberg@paulweiss.com

             rbritton@paulweiss.com

(c) If to the Creditors’ Committee:

Morrison & Foerster LLP

250 W 55th St.

New York, NY 10019

Attn:     Brett H. Miller

             Jonathan I. Levine

             Dennis L. Jenkins

Telephone: (212) 468-8000

Facsimile: (212) 468-7900

Email:  brettmiller@mofo.com

             jonlevine@mofo.com

             djenkins@mofo.com

71

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

Dated: September 28, 2018

Respectfully submitted,

Tops Holding II Corporation and each of the other Debtors

By:	/s/ Michael Buenzow
Name: Michael Buenzow
Title: Chief Restructuring Officer

72

Exhibit A

Exit ABL Credit Agreement Term Sheet

SUMMARY OF INDICATIVE TERMS AND CONDITIONS (“TERM SHEET”)

$150,000,000 SENIOR SECURED ASSET-BASED REVOLVING FACILITY AND FILO FACILITY

THIS TERM SHEET REPRESENTS AN OUTLINE OF THE BASIS ON WHICH BANK OF AMERICA, N.A. AND THE EXIT ABL LENDERS REFERRED TO BELOW WOULD CONSIDER PROVIDING FINANCING TO TOPS MARKETS, LLC AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES. IT IS FOR DISCUSSION PURPOSES ONLY, AND DOES NOT CONSTITUTE AN OFFER, AGREEMENT OR COMMITMENT TO LEND OR TO NEGOTIATE ANY SUCH COMMITMENT. ANY COMMITMENT TO DO SO WOULD BE EVIDENCED BY AN EXECUTED COMMITMENT LETTER OR DEFINITIVE DOCUMENTATION. THIS TERM SHEET IS NOT EXHAUSTIVE AS TO ALL TERMS AND CONDITIONS WHICH WOULD GOVERN ANY PROPOSED FINANCING. THE ACTUAL TERMS AND CONDITIONS UPON WHICH BANK OF AMERICA, N.A. AND THE EXIT ABL LENDERS MIGHT AGREE TO EXTEND CREDIT TO TOPS MARKETS, LLC AND CERTAIN OF ITS SUBSIDIARIES AND AFFILIATES ARE SUBJECT TO INTERNAL CREDIT APPROVALS, SATISFACTORY REVIEW OF DOCUMENTATION AND SUCH OTHER TERMS AND CONDITIONS AS ARE DETERMINED BY BANK OF AMERICA, N.A. AND THE EXIT ABL LENDERS.

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the DIP Credit Agreement or the Plan of Reorganization, in each case referred to below.

BORROWERS:	Reorganized Tops Markets, LLC (“Tops” or the “Lead Borrower”) and each other Reorganized Debtor (as defined in the Plan of Reorganization) that is party to the DIP Credit Agreement as a Borrower thereunder or may become a Borrower pursuant to the terms of the Exit ABL Credit Agreement (together with Tops, collectively, the “Borrowers” and each individually, a “Borrower”).

GUARANTORS:	The obligations of the Borrowers and their respective subsidiaries under the Exit ABL Facility (as defined below) and under any treasury management, bank products, interest protection or other hedging arrangements entered into with an Exit ABL Lender (or any affiliate thereof) (the “Exit ABL Obligations”) will be guaranteed by (i) each Reorganized Debtor that is a guarantor under the DIP ABL Documents, to the extent such Reorganized Debtor is not dissolved as a result of the consummation of the Plan of Reorganization, (ii) one or more holding companies that directly own 100% of equity interests in any Borrower (collectively, “Holdings”) and (iii) each existing and future direct and indirect wholly-owned domestic subsidiary of Holdings and the Borrowers (collectively, the “Guarantors”, and together with the Borrowers, collectively, the “Loan Parties” and each individually, a “Loan Party”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (in such capacity, the “Exit ABL Agent”).

EXIT ABL LENDERS:	Bank of America and each other lender party to the DIP Credit Agreement (as defined below) on the Confirmation Date (such lenders, collectively, the “Exit ABL Lenders”).

EXIT ABL FACILITY:	Subject to the terms under the heading “Borrowing Base,” a senior secured asset-based facility to the Borrowers (the “Exit ABL Facility”) in an aggregate principal amount of up to $150 million will be available through the following facilities:

Revolving Facility: An amount equal to $140 million in revolving commitments (the “Revolving Commitments”, and the loans outstanding thereunder from time to time, the “Revolving Loans”), which will include a $75 million sublimit for the issuance of letters of credit (the “Letters of Credit”), available for the account of any Loan Party from time to time until the Maturity Date (as defined below). Letters of Credit will be issued by Bank of America (in such capacity, the “Issuing Bank”) (the Revolving Loans and the Letters of Credit, collectively, the “Revolving Facility”).

FILO Facility: A $10 million first-in, last-out term loan facility (the “FILO Facility”). The FILO Facility shall be advanced in full on the Closing Date. Once repaid, no portion of the FILO Facility may be re-borrowed.

DIP CREDIT AGREEMENT:	The Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of February 23, 2018 (as amended, restated, supplemented and otherwise modified from time to time, the “DIP Credit Agreement”, and the loans and all other obligations under the DIP Credit Agreement, collectively, the “DIP ABL Obligations”), among the Loan Parties party thereto, as debtors and debtors-in-possession, the lenders party thereto from time to time, and the Exit ABL Agent, as DIP ABL Agent.

REFINANCING OF DIP ABL OBLIGATIONS:	It is understood and agreed that, on the Closing Date (as defined below), the total outstanding amount of the DIP ABL Obligations shall be refinanced with the proceeds of the Revolving Loans, the loans under the FILO Facility and in reliance on the Revolving Commitments under the Exit ABL Facility, with (i) the outstanding amount of all Obligations other than L/C Obligations (in each case,

2

as defined in the DIP Credit Agreement), as of the Closing Date, being refinanced as Revolving Loans under the Revolving Facility on the Closing Date and (ii) the outstanding amount of all L/C Obligations (as defined in the DIP Credit Agreement) as of the Closing Date being refinanced and constituting L/C Obligations under the Revolving Facility on the Closing Date (including all existing letters of credit issued under the DIP Credit Agreement being deemed issued under the Exit ABL Facility on the Closing Date).

Availability under the Revolving Facility shall be reduced on a dollar-for-dollar basis by the Revolving Loans made, or deemed made, on the Closing Date pursuant to the Exit ABL Credit Agreement (as defined below). The refinancing of the DIP ABL Obligations on the Closing Date may be made pursuant to a cashless settlement mechanism approved by the Exit ABL Agent.

USE OF PROCEEDS:	The proceeds of the Exit ABL Facility shall be used to repay the DIP ABL Obligations and for working capital, capital expenditures and other lawful corporate purposes.

BORROWING BASE:	Revolving Facility: The amounts available to be borrowed by, and Letters of Credit available for the account of, the Borrowers under the Revolving Facility shall not exceed the lesser of (i) the Borrowing Base and (ii) $140 million (or such greater or lesser amount to which the Revolving Commitments may be increased or reduced as provided herein).

The “Borrowing Base” shall be equal to the sum, at the time of calculation, of (i) the cost of eligible inventory of the Loan Parties (other than perishable inventory), net of inventory reserves, multiplied by 90% of the appraised value of eligible inventory of the Loan Parties, provided that in no event shall the amounts available to be borrowed in respect of eligible inventory consisting of gasoline, diesel or other petroleum products exceed $2,500,000, plus (ii) the cost of eligible inventory constituting perishable inventory of the Loan Parties, net of inventory reserves relating to perishable inventory, multiplied by 90% of the appraised value of eligible inventory of the Loan Parties constituting perishable inventory, plus (iii) the face amount of eligible credit card receivables of the Loan Parties multiplied by 90%, plus (iv) the face amount of eligible health care receivables of the Loan Parties, net of receivables reserves, multiplied by 90%, plus (v) the face amount of eligible trade receivables of the Loan Parties, net of receivables reserves, multiplied by 85%, provided that in no event shall the amounts available to be borrowed pursuant to this clause (v) exceed 10% of the Loan Cap (as defined below) (as calculated without giving effect

3

to the restrictions set forth in this proviso), plus (vi) the appraised value of prescription lists of the Loan Parties, multiplied by 85%, provided that in no event shall the amounts available to be borrowed pursuant to this clause (vi) exceed 30% of the Loan Cap (as defined below) (as calculated without giving effect to the restrictions set forth in this proviso), minus (vii) the FILO Reserve, minus (viii) any then applicable Reserves (as defined below).

FILO Facility: The amounts available to be borrowed by the Borrowers under the FILO Facility on the Closing Date shall not exceed the lesser of (i) the FILO Borrowing Base and (ii) $10 million (such lesser amount, the “FILO Loan Cap”).

The “FILO Borrowing Base” shall be equal to the sum, at the time of calculation, of (i) the cost of eligible inventory of the Loan Parties (other than perishable inventory), net of inventory reserves, multiplied by the FILO Inventory Advance Rate, multiplied by the appraised value of eligible inventory of the Loan Parties, plus (ii) the cost of eligible inventory constituting perishable inventory of the Loan Parties, net of inventory reserves relating to perishable inventory, multiplied by the FILO Inventory Advance Rate, multiplied by the appraised value of eligible inventory of the Loan Parties constituting perishable inventory, plus (iii) the face amount of eligible credit card receivables of the Loan Parties, multiplied by the FILO Credit Card Advance Rate, plus (iv) the face amount of eligible health care receivables of the Loan Parties, net of receivables reserves, multiplied by the FILO Health Care Receivables Advance Rate, plus (v) the appraised value of prescription lists of the Loan Parties, multiplied by the FILO Prescription List Advance Rate.

For purposes hereof, “FILO Inventory Advance Rate” means 7.5%; provided that such rate shall be decreased to 5.0% on the second anniversary of the Closing Date.

For purposes hereof, “FILO Credit Card Advance Rate” means 5.0%.

For purposes hereof, “FILO Health Care Receivables Advance Rate” means 5.0%.

For purposes hereof, “FILO Prescription List Advance Rate” means 5.0%.

4

For purposes hereof, “Loan Cap” means, at any time of determination, (i) prior to the repayment in full of the FILO Facility, the lesser of (a) the sum of the aggregate Revolving Commitments plus the outstanding amount of the FILO Facility or (b) the sum of the Borrowing Base plus the FILO Borrowing Base, and (ii) after payment in full of the FILO Facility, the lesser of (a) the aggregate Revolving Commitments or (b) the Borrowing Base.

For purposes hereof, “FILO Reserve” means an amount, at any time of calculation, equal to the excess of the then outstanding amount of the FILO Facility over the FILO Borrowing Base as reflected in the most recent Borrowing Base Certificate furnished by the Borrowers.

For purposes hereof, “Excess Availability” means, at any time of determination by the Exit ABL Agent thereof, the result, if a positive number, of (a) the Loan Cap as of such date, minus (b) the total amount of Revolving Loans, the FILO Loan and L/C Obligations outstanding under the Exit ABL Facility.

Eligibility criteria for eligible inventory, eligible credit card receivables, eligible health care receivables, eligible trade receivables and prescription lists included in the Borrowing Base and the FILO Borrowing Base shall be substantially the same as the criteria set forth in the Prepetition Credit Agreement (as defined below). The Exit ABL Agent shall have the right, upon prior written notice to be agreed and from time to time after the Closing Date, to adjust eligibility criteria or to establish new criteria with respect to eligible inventory, eligible credit card receivables, eligible health care receivables, eligible trade receivables and prescription lists, in its Permitted Discretion (as defined in the Prepetition Credit Agreement), in each case, in a manner consistent with the Prepetition Credit Agreement. All determinations by the Exit ABL Agent with respect to the eligibility criteria, reserves and the Borrowing Base and FILO Borrowing Base shall be made by the Exit ABL Agent in its Permitted Discretion.

RESERVES:	The Exit ABL Agent shall have the right to establish, modify or eliminate reserves (“Reserves”) in its Permitted Discretion, upon one business day’s written notice to the Borrower (during which period the Exit ABL Agent shall be available to discuss any such proposed changes with the Borrower at reasonable times and upon reasonable advance notice); provided that no such prior notice shall be required (i) after the occurrence and during the continuance of an Event of Default or (ii) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized), limited to the following: (i) reserves in place as of the Closing Date under the DIP Credit Agreement (other than reserves in respect of the Carve-Out and the Lease Reserve (such terms as defined in the DIP Credit Agreement)) and (ii) other reserves implemented by the Exit ABL Agent in a manner consistent with the definitions of “Availability Reserves”, “Inventory Reserves” and “Receivables Reserves” as set forth in the Prepetition Credit Agreement.

5

INCREASE OPTION:	Provided that no Default or Event of Default then exists or would arise therefrom, the Borrowers, at their option, may request from time to time that the Revolving Facility be increased by an aggregate principal amount not to exceed $50 million. Any such request shall be in the amount of not less than $5 million. Any such increase shall be on the same terms and conditions as apply to the Revolving Loans under the Revolving Facility, except that the Borrowers shall pay such fees to the lenders providing such increased commitments as the Borrowers and such lenders may then agree. Any or all of the existing Exit ABL Lenders shall initially have the right of first refusal (but not the obligation) to increase their respective commitments to satisfy the Borrowers’ requested increase of the Revolving Facility, in each case, in a manner consistent with the Prepetition Credit Agreement. If the Exit ABL Lenders are unwilling to increase their commitments, the Exit ABL Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange for one or more financial institutions which are not then a lender (which financial institution may be suggested by the Borrowers) to become party to the loan documentation and to provide a commitment to the extent necessary to satisfy the Borrowers’ requested increase in the Revolving Facility; provided that any such additional lender(s) shall be reasonably satisfactory to the Exit ABL Agent and the Lead Borrower.

CLOSING DATE:	The “Closing Date” shall occur as promptly as is practical after the entry of an order of the Court (as defined in the DIP Credit Agreement) confirming the Plan of Reorganization (as defined in the DIP Credit Agreement), but no later than thirty (30) days thereafter.

MATURITY:	The Exit ABL Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years from the Closing Date.

PREPAYMENTS AND COMMITMENT REDUCTIONS:

Consistent with the Prepetition Credit Agreement with respect to the Revolving Facility.

6

The FILO Facility may not be voluntarily prepaid until the first anniversary following the Closing Date. Thereafter, the FILO Facility may be prepaid by the Borrowers in whole or in part without first repaying Revolving Loans, provided that after giving pro forma effect to such prepayment, the Payment Conditions (to be defined substantially consistently as set forth in the Prepetition Credit Agreement) shall be satisfied.

Notwithstanding the foregoing, the entire aggregate outstanding amount of both the FILO Facility and the Revolving Loans may be voluntarily prepaid in full in cash and such Revolving Commitment terminated at any time upon customary notice by the Borrower to the Exit ABL Agent, which such notice may be revocable, solely to the extent such notice is contingent on the consummation of a sale of all or substantially all of the assets of the Borrower, a change of control or a refinancing of the Exit ABL Facility, which prepayment shall be made without any prepayment premium or fees other than customary breakage costs.

SECURITY:	(a) A valid and perfected first priority lien and security interest in all of the ABL Priority Collateral (as defined in the Existing Intercreditor Agreement referred to below) other than Avoidance Actions (as defined in the Plan of Reorganization) with the Exit Term Loan Facility (as defined below) secured by second-priority security interests therein and the Exit Second Lien Notes (as defined below) secured by third-priority security interests therein; and

(b) A valid and perfected third priority (subject only to liens in favor of the holders of the Exit Term Loan Facility and the Exit Second Lien Notes) lien and security interest in all of the Notes Priority Collateral (as defined in the Existing Intercreditor Agreement and, together with the DIP ABL Priority Collateral, the “Collateral”), in each case, with such adjustments and qualifications as deemed reasonably necessary by the Exit ABL Agent and the Borrower.

The Collateral shall secure the Exit ABL Obligations and shall exclude, for the avoidance of doubt, Excluded Property (as defined in the Security Agreement referred to in the Prepetition Credit Agreement).

CASH MANAGEMENT:	The Loan Parties will implement cash management procedures customary for facilities of this type and reasonably satisfactory to the Exit ABL Agent, including, but not limited to, customary lockbox arrangements and blocked account agreements (subject to exceptions and/or baskets to be agreed), which will provide for the Exit ABL Agent to have springing control of certain deposit and securities accounts as reasonably required by the Exit ABL Agent. Upon the occurrence of a Cash Dominion Event (as defined below), the Loan Parties will cause or direct all cash (subject to exceptions

7

and/or baskets to be agreed in the documentation) to be transferred on each business day to an account subject to a blocked account agreement or to a concentration account at Bank of America. All amounts deposited or transferred into a blocked account during a Cash Dominion Event will be swept on each business day to the Bank of America concentration account. All amounts deposited into the Bank of America concentration account will be used to reduce any outstanding Revolving Loans thereunder and, if an Event of Default is continuing, to cash collateralize Letters of Credit (without any reduction in the commitments thereunder). A “Cash Dominion Event” shall mean (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability equal to or greater than the greater of (x) twelve and one-half percent (12.5%) of the Loan Cap (without giving effect to the FILO Reserve) or (y) $12,500,000, in each case at the end of any Business Day. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Exit ABL Agent’s option (i) so long as such Event of Default has not been waived, and/or (ii) if such Cash Dominion Event arises as a result of the Borrowers’ failure to maintain Excess Availability as required pursuant to clause (b) above, until Excess Availability has exceeded the greater of (x) twelve and one-half percent (12.5%) of the Loan Cap (without giving effect to the FILO Reserve) or (y) $12,500,000, in each case at the end of each calendar day for forty-five (45) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing; provided that during any calendar year, if a Cash Dominion Event has occurred and been discontinued on three (3) occasions, a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability at the end of each calendar day exceeds the required amount for forty-five (45) consecutive calendar days) at all times during the remainder of such calendar year. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

DOCUMENTATION:	The definitive documentation for the Exit ABL Facility, including the credit agreement (“Exit ABL Credit Agreement”), shall, except as otherwise set forth herein, be based on and consistent with that certain Second Amended and Restated Credit Agreement, dated as of December 30, 2016 (the “Prepetition Credit Agreement”), among the Loan Parties party thereto, the lenders from time to party thereto and the Exit ABL Agent, as administrative agent thereunder, and shall be reasonably acceptable to the Exit ABL Agent, the Exit ABL Lenders and their counsel and the Borrowers and their counsel.

8

CONDITIONS PRECEDENT TO CLOSING:	The closing and the initial extension of credit under the Exit ABL Facility will be subject to satisfaction of usual and customary conditions precedent for credit facilities agented by the Exit ABL Agent of this size, type and purpose and shall be reasonably acceptable to the Exit ABL Agent, including, without limitation, the following conditions precedent:

(i) The Court shall have entered an order in form and substance reasonably satisfactory to the Exit ABL Agent confirming the Plan of Reorganization which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that could reasonably be expected to adversely affect the interests of the Exit ABL Agent or the Exit ABL Lenders (the “Confirmation Order”) and authorizing the Loan Parties to execute, deliver and perform under all documents contemplated hereunder and thereunder (including the payment of all fees with respect thereto) shall have been entered and shall be in full force and effect. The Plan of Reorganization and all transactions contemplated therein or in the Confirmation Order to occur on the effective date as of the Plan of Reorganization shall have been (or concurrently with the occurrence of the Closing Date, shall be) substantially consummated in accordance with the terms thereof and in compliance with applicable law, the Court and regulatory approvals. The indebtedness of the Loan Parties and any liens securing same that are outstanding immediately after the consummation of the Plan of Reorganization shall not exceed the amount contemplated by the Plan of Reorganization.

(ii) The negotiation, execution and delivery of the Exit ABL Credit Agreement, perfection certificate, collateral documents and other documents to be executed or delivered in connection therewith (collectively, with the Exit ABL Credit Agreement, the “Exit ABL Facility Documentation”) reasonably satisfactory to the Exit ABL Agent and the Exit ABL Lenders.

(iii) The Exit ABL Agent shall have received evidence of the perfection and priority of liens and security interests referred to above under the section entitled “Security.” The Exit ABL Agent shall be satisfied that the Borrowers maintain adequate insurance with respect to the Collateral; provided, to the extent that new insurance endorsements are required such insurance endorsements may be delivered on a post-closing basis.

(iv) The Exit ABL Agent shall have received one or more customary legal opinions, satisfactory corporate certificates and other usual and customary closing documentation for transactions of this type.

9

(v) The Exit ABL Agent shall have received customary evidence of organizational authority from the Loan Parties to enter into the Exit ABL Credit Agreement and the other Exit ABL Facility Documentation and documents related to the Exit Term Loan Facility and governing documents, in each case, reasonably acceptable to the Exit ABL Agent.

(vi) The Exit ABL Agent shall have received good standing certificates, or the equivalent, in the respective jurisdictions of organization of the Loan Parties.

(vii) The Exit ABL Agent shall have received a borrowing base certificate relating to the most recent calendar week ended prior to the Closing Date (calculated as of the close of business of the Saturday of the prior week), reflecting the Borrowing Base and the FILO Borrowing Base, in form and substance reasonably satisfactory to the Exit ABL Agent, and the Exit ABL Agent shall be satisfied that, after giving effect to all borrowings to be made on the Closing Date, Excess Availability shall not be less than $50,000,000.

(viii) There shall have been (a) since the Petition Date other than those customarily resulting from the commencement of the Cases, no material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Loan Parties taken as a whole, (b) no litigation commenced which could reasonably be expected to have a material adverse impact on any Loan Party, or its business, or its ability to perform any material obligation or repay the loans, or which challenges the Exit ABL Facility and (c) since the Confirmation Date, no material adverse change in the ability of the Exit ABL Agent and the Exit ABL Lenders to enforce the Exit ABL Facility Documentation and the obligations of the Loan Parties thereunder.

(ix) The Exit ABL Agent, for the account of the Persons entitled thereto, shall have received payment by the Borrowers of all reasonable and documented fees and out-of-pocket expenses that are due and payable under the Exit ABL Facility on or prior to the Closing Date in connection with the transaction contemplated hereby.

10

(x) The capital structure will be substantially similar to the structure described in the Plan of Reorganization and the Guarantors and shall have received evidence, in form and substance reasonably satisfactory to the Exit ABL Agent that, concurrently with the effectiveness of the Exit ABL Facility, (x) the Borrowers shall have entered into a senior secured term loan exit credit facility (the “Exit Term Loan Facility”, and such credit agreement, collateral documents and other documents to be executed or delivered in connection therewith, collectively, with the credit agreement, the “Exit Term Loan Facility Documentation”) in an aggregate principal amount on the Closing Date not to exceed $160,000,000, (y) the Lead Borrower shall have issued senior secured second lien notes (the “Exit Second Lien Notes”, and the related indenture, collateral documents and other documents to be executed or delivered in connection therewith, collectively, with such notes, the “Exit Second Lien Notes Documentation”) in an aggregate principal amount on the Closing Date not to exceed $100,000,000, and (z) the Exit Term Loan Facility and the Exit Second Lien Notes shall be in full force and effect. The Exit ABL Agent shall have received copies of each of the material Exit Term Loan Facility Documentation and Exit Second Lien Notes Documentation to be executed or delivered in substantially final form.

(xiv) The Exit ABL Agent shall have entered into one or more customary intercreditor agreements with the agent under the Exit Term Loan Facility and the indenture trustee with respect to the Exit Second Lien Notes, each of which shall be based upon the Intercreditor Agreement by and between the Exit ABL Agent and U.S. Bank National Association, dated as of December 20, 2012 (as amended, restated, modified or supplemented as of the date hereof, the “Existing Intercreditor Agreement”), and with such additional changes as may be necessary or appropriate to reflect the Exit ABL Facility, the Exit Term Loan Facility and the Exit Second Lien Notes (the “Intercreditor Agreement”).

CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:	Substantially the same as the conditions precedent set forth in the Prepetition Credit Agreement.

REPRESENTATIONS AND WARRANTIES:	Substantially the same as the representations and warranties set forth in the Prepetition Credit Agreement.

AFFIRMATIVE AND NEGATIVE COVENANTS:	Substantially the same as the covenants set forth in the Prepetition Credit Agreement, including, without limitation:

11

Affirmative Covenants - (i) delivery of financial statements, yearly projections and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security; (xiii) compliance with environmental laws; (xiv) [reserved]; (xv) further assurances; (xvi) compliance with terms of leaseholds; (xvii) compliance in all material respects with Confirmation Order and Plan of Reorganization; and (xviii) designation as senior debt.

Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) changes in accounting policies or reporting practices; (xiii) voluntary prepayments and voluntarily redemption of other indebtedness; (xiv) modification or termination of the Confirmation Order or the Plan of Reorganization in any manner that could reasonably be expected to adversely affect in any material respect the interest of the Exit ABL Agent or the Exit ABL Lenders; (xv) changes in activities of Holdings; (xvi) designation of other senior debt; (xvii) lease obligations, in each case, with such exceptions and subject to baskets as may be agreed and are reasonably acceptable to the Exit ABL Agent.

ADDITIONAL REPORTING REQUIREMENTS:	The Borrowers shall deliver Borrowing Base Certificates and related reports on a monthly basis (within 15 days of the end of the preceding month); provided that, upon the occurrence or during the continuance of a Cash Dominion Event, Borrowing Base Certificates shall be delivered weekly (for each week by Thursday of the following week) until the date on which such Cash Dominion Event shall not be deemed continuing.

The Exit ABL Agent may obtain appraisals of the collateral conducted by such appraisers as are reasonably satisfactory to the Exit ABL Agent and commercial finance audits of the Borrowers’ books and records, conducted by such examiners as are reasonably satisfactory to the Exit ABL Agent. The Exit ABL Agent shall be entitled to obtain one (1) appraisal (at the Borrowers’ reasonable expense) of the Borrowers’ Inventory, one (1) appraisal (at the Borrowers’ reasonable expense) of the Borrowers’ prescription lists,

12

and one (1) commercial finance audit (at the Borrowers’ reasonable expense) of the Borrowers’ books and records during any twelve (12) month period during which the Exit ABL Facility is in effect, conducted by such appraisers and examiners as are reasonably satisfactory to the Exit ABL Agent; provided that, if Excess Availability is less than twenty (20%) of the Loan Cap (without giving effect to the FILO Reserve) at the end of any Business Day, the Borrowers acknowledge that the Exit ABL Agent may, in its discretion, undertake up to two (2) appraisals of the Borrowers’ Inventory, two (2) appraisals of the Borrowers’ prescription lists and two (2) commercial finance audits of the Borrowers’ books and records in the following twelve (12) month period, in each case at the Borrowers’ reasonable expense. In addition, the Exit ABL Agent may obtain additional appraisals and commercial finance audits at its own expense; provided, however, following the occurrence and continuation of an Event of Default, the Exit ABL Agent may cause additional appraisals and commercial finance audits to be undertaken at the Borrowers’ reasonable expense

FINANCIAL COVENANT:	If at any time Excess Availability is less than the greater of (x) 10% of the Loan Cap (calculated without giving effect to the FILO Reserve) and (y) $10 million at the end of any Business Day, the Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio, tested on a trailing 13 fiscal period basis commencing with the period ending immediately prior to the occurrence thereof, to be less than 1.0:1.0 and such financial covenant shall continue to be tested until Excess Availability exceeds the greater of (i) $10 million and (ii) 10% of the Loan Cap (calculated without giving effect to the FILO Reserve) for 60 consecutive days.

Financial definitions shall be defined in a manner substantially consistent with those in the Prepetition Credit Agreement (with changes as may be agreed between the parties) and shall be calculated on a Pro Forma Basis (to be defined consistent with the Prepetition Credit Agreement).

EVENTS OF DEFAULT:	Substantially consistent with the Prepetition Credit Agreement.

ASSIGNMENTS AND
PARTICIPATIONS:	Substantially consistent with the Prepetition Credit Agreement; provided that the Lead Borrower shall have consent rights with respect to assignments and participations unless an Event of Default has occurred and is continuing.

WAIVERS AND
AMENDMENTS:	Substantially consistent with the Prepetition Credit Agreement.

EXPENSES AND
INDEMNIFICATION:	Substantially consistent with the Prepetition Credit Agreement.

13

GOVERNING LAW:	State of New York.

PRICING/FEES/EXPENSES:	As set forth in Addendum I.
COUNSEL TO THE
ADMINISTRATIVE
AGENT:	Morgan, Lewis & Bockius LLP.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Loan Parties shall agree not to bring any suit or action in respect of or related to the Exit ABL Facility or any documentation therefor in any forum, other than in courts of the state of New York sitting in New York county and of the United States District Court of the Southern District of New York.

14

ADDENDUM I

PRICING AND FEES

INTEREST RATES:	The interest rates per annum applicable to the Exit ABL Facility will be LIBOR plus the Applicable Margin (as hereinafter defined) for loans of that type or, at the option of the Borrowers, the Prime Rate plus the Applicable Margin for loans of that type.

“Applicable Margin” means the percentages set forth in the grid below:

Level	Average Daily Revolving Availability	Applicable Margin for Revolving Loans that are LIBO Rate Loans	Applicable Margin for Revolving Loans that are Prime Rate Loans	Applicable Margin for FILO Loans that are LIBO Rate Loans	Applicable Margin for FILO Loans that are Prime Rate Loans
I	Greater than	1.25%	0.25%	2.50%	1.50%
	$40,000,000
	Less than or	1.50%	0.50%	2.75%	1.75%
	equal to
II	$40,000,000 but
	greater than
	$20,000,000
	Less than or	1.75%	0.75%	3.00%	2.00%
III	equal to
	$20,000,000

LIBOR Loans shall be available for interest periods of one, two, three or six months. Interest accrued on the Exit Facility Obligations shall be due and payable in arrears on the first calendar day in arrears following each applicable interest period, but not less frequently than every three months.

During the continuance of any payment or bankruptcy event of default or upon the request of the Required Lenders in the case of any other event of default under the Exit ABL Credit Agreement, the Applicable Margin on obligations owing under the Exit ABL Credit Agreement shall increase by 2% per annum.

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee of 0.25% per annum shall be payable on the actual daily unused portions of the Revolving Facility. Such fee shall be payable in arrears on the first day of each month, commencing on the first monthly payment date to occur after the Closing Date.

LETTER OF CREDIT FEES:	Letter of Credit fees shall be at a rate per annum equal to the product of (a) the Applicable Margin applicable to LIBOR Loans that are Revolving Loans and (b) average daily stated amount of Letters of Credit. All such fees will be (a) payable in arrears on the first day of each month, commencing on the first monthly payment date to occur after the Closing Date, and (b) shared on a pro rata by the Revolving Lenders. In addition, a fronting fee of 0.125% per annum shall be payable to the Issuing Bank for its own account, payable monthly in arrears, commencing on the first monthly payment date to occur after the Closing Date.

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

CLOSING FEE:	A nonrefundable closing fee equal to $375,000 shall be due and payable in full on the Closing Date to the Exit ABL Agent.

[Remainder of Page Intentionally Left Blank.]

16

Exhibit B

Exit Term Loan Credit Agreement Term Sheet

NOT A COMMITMENT TO LEND

TOPS HOLDING II CORPORATION, ET AL.

$160 MILLION

SENIOR SECURED EXIT TERM LOAN FACILITY

AND

$100 MILLION

SECURED EXIT NOTES

SUMMARY OF TERMS AND CONDITIONS

On February 21, 2018, Tops Holding II Corporation and certain of its subsidiaries (the “Debtors”) commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors intend to effectuate their restructuring in the Chapter 11 Cases pursuant to a plan of reorganization to be filed with the Bankruptcy Court in form and substance acceptable to the Exit Term Loan Lenders (as defined below) (the “Plan”).

This summary of terms and conditions (the “Term Sheet”) outlines certain terms of the proposed $160 million senior secured exit term loan facility (the “Exit Term Loan Facility”), and Annex III hereto outlines certain terms of the proposed $100 million secured exit notes (the “Exit Notes”) to be issued by the Company (as defined below) to the Prepetition Secured Noteholders (as defined below) pursuant to the Plan. This Term Sheet is intended for discussion purposes only and does not constitute a commitment to lend. This Term Sheet is non-binding and the proposal for the Exit Term Loan Facility and the Exit Notes contained herein is subject to, among other things, confirmation of the Plan by the Bankruptcy Court (the date of such confirmation, the “Confirmation Date”) and the negotiation, documentation and execution of definitive documentation. Only execution and delivery of definitive documentation relating to the Exit Term Loan Facility, the Exit Notes, and the other transactions contemplated hereunder and by the Plan shall result in any binding or enforceable obligations of any party relating to the Exit Term Loan Facility or the Exit Notes. The terms and conditions for the extension of credit described herein are dependent upon, among other things, internal authorization and approval by the appropriate credit committees for each of the Exit Term Loan Lenders.

Summary of Exit Term Loan Facility

Parties

Borrower: Reorganized Tops Markets, LLC, a New York limited liability company (the “Company”).

Guarantors: The Exit Term Loan Obligations (as defined below) under the Exit Term Loan Facility and the related loan and ancillary documents (the “Exit Term Loan Documents”), which Exit Term Loan Documents shall be in form and substance reasonably acceptable to the

2

lenders under the Exit Term Loan Facility (the “Exit Term Loan Lenders”) and the Agent (as defined below), will be unconditionally guaranteed (the “Guarantee”) jointly and severally on a senior secured basis by (i) each affiliate of the Company, as set forth on Annex I hereto, (ii) one or more holding companies that directly own 100% of equity interests in the Company (collectively, “Holdings”) and (iii) each subsidiary of Holdings that guarantees the obligations under the Exit ABL Facility (clauses (i)-(iii), collectively, the “Guarantors”).

The Company and the Guarantors are collectively herein referred to as the “Exit Term Loan Obligors”.

Exit Term Loan Lenders: The members of the ad hoc committee of Prepetition Secured Noteholders (as defined below) (the “Ad Hoc Committee”), and/or their respective affiliates or designees, have agreed to provide the Exit Term Loan Facility, on a pro rata basis, based on each Ad Hoc Committee member’s holdings of Prepetition Secured Notes as of the “Exit Term Loan Facility Record Date,” which date shall be the fifth day prior to the effective date of the Plan.

Agent: An entity, reasonably acceptable to the Required Term Loan Lenders and the Borrower, as administrative and collateral agent for the Exit Term Loan Lenders under the Exit Term Loan Facility (in such capacity, the “Agent”).

Existing Facilities

Prepetition Secured Notes: The 8.000% Senior Secured Notes due June 15, 2022 issued by Tops Holding LLC, a Delaware corporation (“Tops Holding”), and Tops Markets II Corporation, a Delaware corporation (“Tops Markets II”), in the aggregate principal amount of $560 million, under and pursuant to the terms of that certain indenture, dated as of June 10, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Secured Notes Indenture,” and the notes issued pursuant thereto, the “Prepetition Secured Notes,” and the holders thereof, the “Prepetition Secured Noteholders”), by and among Tops Holding and Tops Markets II, as co-issuers, the guarantors party thereto, and Ankura Trust Company, as successor indenture trustee (the “Prepetition Secured Notes Trustee”).

DIP ABL Facility: An asset-based revolving credit facility with a maximum principal availability of $140 million made available to the Debtors pursuant to that certain Senior Secured, Super-Priority Debtor- in-Possession Credit Agreement, dated as of February 23, 2018, among the Tops Markets, LLC, as the lead borrower, the other borrowers and guarantors party thereto, Bank of America, N.A., as agent (the “DIP ABL Agent”), and the lenders party thereto from time to time (the “DIP ABL Lenders”) (such agreement, together with all exhibits and other ancillary documentation in respect thereof, as amended, the “DIP ABL Facility”).

3

DIP Term Loan Facility: A non-amortizing senior secured multi-draw term loan facility with a maximum principal availability of $125 million made available to the Debtors pursuant to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of February 23, 2018, among the Tops Markets, LLC, as the initial borrower, the other borrowers and guarantors party thereto, Cortland Capital Market Services LLC, as administrative agent and collateral agent (the “DIP Term Loan Agent,” together with the DIP ABL Agent, the “DIP Agents”), and the lenders party thereto from time to time (the “DIP Term Loan Lenders,” together with the DIP ABL Lenders, the “DIP Lenders”) (such agreement, together with all exhibits and other ancillary documentation in respect thereof, as amended, the “DIP Term Loan Facility,” together with the DIP ABL Facility, the “DIP Facilities”).

Exit ABL Facility	It is contemplated that the DIP ABL Facility will be rolled into an asset-based revolving credit facility in an amount to be agreed (the “Exit ABL Facility”), to be provided by Bank of America.

Exit Term Loan Facility

The Exit Term Loan Facility shall be a senior secured term loan facility in an aggregate principal amount at closing equal to $160 million.

Amounts paid or prepaid under the Exit Term Loan Facility may not be reborrowed.

Subject to the terms and conditions set forth herein, the proceeds of the loans made under the Exit Term Loan Facility (the “Exit Term Loans”) will be used (a) to pay all amounts due and owing to the DIP Agents and DIP Lenders under the DIP Facilities, including attorneys’ fees and expenses, (b) to pay all reasonable out-of-pocket professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by the Agent and the Exit Term Loan Lenders in connection with, among other things, the preparation, negotiation, documentation and approval of the Plan and the Exit Term Loan Facility, (c) to pay amounts required to be paid by the Debtors under the Plan, and (d) to provide on-going working capital to, and for other general corporate purposes of, the Company and its subsidiaries.

Fees and Expenses	The Exit Term Loan Facility shall provide for the customary reimbursement of the fees and expenses of the Agent and the Exit Term Loan Lenders, including the fees and expenses of financial and legal advisors.

4

Collateral Security

Collateral: All obligations of the Exit Term Loan Obligors to the Exit Term Loan Lenders and the Agent under the Exit Term Loan Documents (the “Exit Term Loan Obligations”), including all Exit Term Loans, shall at all times be entitled to a first priority security interest in the Notes Priority Collateral (as defined in the Existing Intercreditor Agreement referred to below, which, for the avoidance of doubt, shall not include Avoidance Actions (as defined in the Plan)) (i.e., fixed assets) and a second priority security interest in the ABL Priority Collateral (as defined in the Existing Intercreditor Agreement, which, for the avoidance of doubt, shall not include Avoidance Actions (as defined in the Plan)) (i.e., inventory and receivables), unless otherwise expressly provided for in the Exit Term Loan Facility agreement, or agreed to by the Required Exit Term Loan Lenders.

On the Closing Date, the Agent shall have entered into one or more customary intercreditor agreements with the agent under the Exit ABL Facility and the indenture trustee with respect to the Exit Notes, each of which shall be based upon the Intercreditor Agreement by and between the Exit ABL Agent and U.S. Bank National Association, dated as of December 20, 2012 (as amended, restated, modified or supplemented as of the date hereof, the “Existing Intercreditor Agreement”), with such additional changes as may be necessary or appropriate in the discretion of the Company and the Exit Term Loan Lenders.

Closing Date	The date on or following the Confirmation Date on which the commitments are made available for borrowings under the Exit Term Loan Facility (the “Closing Date”), subject to satisfaction (or waiver by the Required Exit Term Loan Lenders) of the applicable conditions precedent set forth herein and in the Exit Term Loan Documents; provided that, unless consented to by the Agent, in no event shall the Closing Date occur more than 30 days after the Confirmation Date.

Term	5 years.

Interest Rate/ Default Interest Rate/Fees	The interest rate, default rate and fees applicable to the Exit Term Loan Facility are appended as Annex II hereto.

ECF Sweep	[TBD]

Conditions to Closing	Conditions to Closing 1. Bankruptcy and Regulatory Matters.

5

(a)   The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Agent and the Exit Term Loan Lenders confirming the Plan, and such order (the “Confirmation Order”) and Plan shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal. The Exit Term Loan Obligors shall be in compliance in all respects with the Confirmation Order.

(b) All of the conditions precedent to the effectiveness of the Plan shall have been satisfied or waived in accordance with the terms thereof.

(c) The Exit ABL shall have closed and be in form and substance reasonably satisfactory to the Exit Term Loan Lenders.

2. Customary Closing Documents.

(a)   All documented costs, fees, expenses (including, without limitation, reasonable and documented legal fees) and other compensation contemplated by the Exit Term Loan Documents and this Term Sheet to be paid to the Agent and the Exit Term Loan Lenders on the Closing Date shall have been paid to the extent due.

(b)   The Required Exit Term Loan Lenders and the Agent shall be satisfied that the Exit Term Loan Obligors have complied with all other customary closing conditions, including, without limitation, execution and delivery of customary loan and note documentation, guarantees, collateral security documents, the delivery of customary legal opinions, corporate records and documents from public officials, officer’s certificates, and UCC and other filings. The Exit Term Loan Lenders shall have received prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering, and beneficial ownership rules and regulations, including the Patriot Act, in each case reasonably satisfactory to each Exit Term Loan Lender.

(c)   Execution and delivery by the Exit Term Loan Obligors of the Exit Term Loan Documents and promissory notes (if requested by any Exit Term Loan Lender) evidencing the loans made and to be made under the Exit Term Loan Facility.

6

(d)   Such other customary conditions as are reasonably requested by the Exit Term Loan Lenders to be satisfied by the Exit Term Loan Obligors prior to the Closing Date, including delivery of a budget and business plan through the end of the fiscal year reasonably acceptable to the Exit Term Loan Lenders and the Agent.

Additional Conditions Precedent to Borrowing	The Exit Term Loan Documents will contain such other borrowing conditions precedent deemed by the Exit Term Loan Lenders in their reasonable discretion to be appropriate to the specific transaction, and in any event, including, without limitation, on the Closing Date and on the date of any subsequent funding, the following conditions precedent shall have been satisfied:

(a) No event of default shall exist under the Exit Term Loan Documents or the Exit Notes Indenture.

(b) The representations and warranties of the Borrower and each Guarantor under the Exit Term Loan Documents shall be true and correct in all material respects after giving effect to such funding.

(c) The making of such Exit Term Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(d)   Other than proceedings relating to the approval of the Exit Term Loan Facility and the Plan, there shall exist no action, litigation or proceeding pending before any arbitrator or governmental instrumentality with respect to the Exit Term Loan Facility or the transactions contemplated thereby.

(e) The Confirmation Order and the Plan shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal.

Covenants	The covenants are expected to be largely consistent with the covenants contained in the DIP Term Loan Facility and to include affirmative and negative covenants that are customary for similar exit financings, and which shall otherwise be reasonably acceptable to the Exit Term Loan Lenders, including, without limitation:

Information Covenants:

The Company shall provide to the Agent (for distribution to the Exit Term Loan Lenders) such reporting as is customary for exit financings or reasonably requested by the Exit Term Loan Lenders.

7

Affirmative Covenants:

(a)   Reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, subject to customary confidentiality restrictions.

(b) Other customary affirmative covenants for an exit financing facility of this type or that are reasonably requested by the Exit Term Loan Lenders.

Negative Covenants:

(a) Customary limitations on indebtedness and restricted payments for an exit financing facility of this type or that are reasonably requested by the Exit Term Loan Lenders.

(b)   Create or permit to exist any liens or encumbrances on any assets, other than existing liens which are not being satisfied or released pursuant to the Plan and any other liens permitted under the Exit Term Loan Facility.

(c) [Financial Covenants TBD]

(d) Other customary negative covenants for an exit financing facility of this type or that are reasonably requested by the Exit Term Loan Lenders.

Representations & Warranties	The Exit Term Loan Documents shall contain representations and warranties customary for an exit financing facility of this type, and which shall otherwise be reasonably acceptable to the Exit Term Loan Lenders.

Prepayments	Voluntary Prepayment: The Exit Term Loan Documents shall permit voluntary prepayments of the Exit Term Loan Obligations, subject to payment of the Prepayment Premium set forth in Annex II.

Mandatory Prepayment: The Exit Term Loan Documents shall contain customary mandatory prepayment provisions with respect to, among other things, asset sales, with customary baskets, reinvestment rights and exceptions to be agreed.

Events of Default	The Exit Term Loan Documents will contain events of default (collectively, the “Exit Term Loan Events of Default”) and remedies that are consistent with this Term Sheet and customary for similar exit financings, and which shall otherwise be reasonably acceptable to the Exit Term Loan Lenders, including the Plan not being in full force and effect.

8

Indemnity	The Exit Term Loan Obligors shall, jointly and severally, be obligated to indemnify and hold harmless the Agent, each of the Exit Term Loan Lenders, and each of their respective affiliates, officers, directors, fiduciaries, employees, agents, advisors, attorneys and representatives from and against all losses, claims, liabilities, damages, and expenses (including, without limitation, out-of-pocket fees and disbursements of counsel) in connection with any investigation, litigation or proceeding (including the preparation of any defense with respect thereto) arising out of or relating to the Exit Term Loan Facility, the Plan, or the transactions contemplated hereby and thereby.

Required Exit Term Loan Lenders	Exit Term Loan Lenders holding more than 50% of the aggregate undrawn commitments and outstanding Exit Term Loans (the “Required Exit Term Loan Lenders”).

Voting, Amendments, Waivers & Modifications	Required Exit Term Loan Lenders, except for provisions customarily requiring super-majority approval or approval by affected Exit Term Loan Lenders.

Assignments and Participations	Customary for similar exit financings, with Borrower’s consent rights with respect to any assignment to a customer or operating competitor of any Exit Term Loan Obligor.

Yield Protection, Taxes and Other Deductions	Customary for similar exit financings, and which shall be reasonably acceptable to the Exit Term Loan Lenders.

Fees and Expenses	Agent and Exit Term Loan Lenders.

Submission to Jurisdiction & Governing Law	Jurisdiction in state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; waiver of any right to trial by jury. New York law shall govern the Exit Term Loan Documents (other than security documents to be governed by local law).

Counsel to the Exit Term Loan Lenders	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Counsel to the Debtors	Weil, Gotshal & Manges LLP.

Counsel to the	[TBD].

Agent

*  *  *

9

Annex I

Company/Borrower

Reorganized Tops Markets, LLC

Guarantors

Reorganized Tops Holding LLC

Reorganized Tops Gift Card Company, LLC

Reorganized Tops PT, LLC

Reorganized Erie Logistics LLC

Reorganized Tops MBO Corporation*1 or its successor by merger or acquisition

Reorganized Tops Holding II Corporation* or its successor by merger or acquisition

Reorganized Tops Markets II Corporation* or its successor by merger or acquisition

Reorganized TM1, LLC

[1]	* To the extent such entity remains in existence after the consummation of the Plan.

10

Annex II

Exit Term Loan Facility Interest and Fees

Interest Rates:	The interest rate applicable to the Exit Term Loans will be LIBOR (subject to a 1.00% floor) plus 8.50% per annum, and will be payable at the end of the applicable LIBOR interest period, but not less frequently than every three months.

Amortization:	1.00% annually

Default Interest:	During the continuance of an Event of Default, the loans and all other outstanding obligations will bear interest at an additional 2.00% per annum, plus the interest rate otherwise applicable.

Upfront Premium:	3.00% of the aggregate principal amount of commitments in respect of the Exit Term Loan Facility, to be deducted from the initial Exit Term Loans.

Agency Fees:	The fees to be as set forth in an Agency Fee Letter between the Company and the Agent.

Prepayment Premium:	[TBD].

11

Exhibit C

New Second Lien Notes Indenture Term Sheet

NOT A COMMITMENT TO LEND

Annex III

Summary of Exit Notes[1]

Parties	Issuer: Same as under Summary of Exit Term Loan Facility.

Guarantors: Same as under Summary of Exit Term Loan Facility.

The Company and the Guarantors are collectively herein referred to as the “Exit Notes Obligors”.

Trustee: Ankura Trust Company, as trustee and collateral agent for the holder of Exit Notes (the “Exit Noteholders”) under the Exit Notes Indenture (as defined below) (in such capacity, the “Trustee”).

Exit Notes	The Exit Notes shall be secured notes in an aggregate principal amount equal to $100 million, which shall be issued by the Company to the Prepetition Secured Noteholders pursuant to the Plan.

Fees, Expenses and Indemnity	The indenture governing the Exit Notes (the “Exit Notes Indenture”) shall provide for the customary indemnity as well as reimbursement of the fees and expenses of the Trustee.

Collateral Security	Collateral: All obligations (the “Exit Notes Obligations”) of the Exit Notes Obligors to the Exit Noteholders and the Trustee under the Exit Notes Indenture and the related Exit Notes and ancillary documents (the “Exit Notes Documents”) shall at all times be entitled to a silent second priority security interest in the DIP Term Loan Priority Collateral (as defined in the Plan, which, for the avoidance of doubt, shall not include Avoidance Actions (as defined in the Plan)) (i.e., fixed assets) and a silent third priority security interest in the DIP ABL Priority Collateral (as defined in the Plan, which, for the avoidance of doubt, shall not include Avoidance Actions (as defined in the Plan)) (i.e., inventory and receivables), subject to the terms and conditions of an intercreditor agreement in form and substance acceptable to the parties thereto.

Issue Date	The date following the Confirmation Date on which the Exit Notes are issued under the Exit Notes Indenture (the “Issue Date”) and under the Plan.

[1]	Capitalized term used but not defined herein have the meanings given to them in the Summary of Exit Term Loan Facility.

Tenor	6 years

Interest Rate	13%, paid semi-annually in arrears, subject to payment of PIK interest as provided below, on the following terms: (i) PIK interest for first year (1-year holiday on cash interest); (ii) 100% cash-pay interest if LTM net leverage is below 2.75x; (iii) 50% PIK, 50% cash-pay interest if LTM net leverage is between 2.75x and 3.25x; and (iv) 100% PIK if LTM net leverage is greater than 3.25x; provided however that for periods on and after the fifth anniversary, the foregoing provisions will be adjusted to address applicable AHYDO rules.

Conditions to Issuance	Conditions to Issuance
1. Bankruptcy and Regulatory Matters.

(a)   The Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Trustee and the Exit Noteholders confirming the Plan, and such order (the “Confirmation Order”) and the Plan shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal. The Exit Notes Obligors shall be in compliance in all respects with the Confirmation Order and the Plan.

(b) All of the conditions precedent to the effectiveness of the Plan shall have been satisfied or waived in accordance with the terms thereof.

2. Customary Issuance Documents.

(a)   All documented costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Plan, Exit Notes Documents and this Term Sheet to be paid to the Trustee and the Exit Noteholders on the Issue Date shall have been paid to the extent due.

(b)   The Required Exit Noteholders and the Trustee shall be satisfied that the Exit Notes Obligors have complied with all other customary closing conditions, including, without limitation, the delivery to the Trustee of customary legal opinions, corporate records and documents from public officials, and officer’s certificates.

(c) Execution and delivery by the Exit Notes Obligors of the Exit Notes Documents.

2

Reporting	Same as Prepetition Secured Notes, to be adjusted as appropriate in a manner consistent with current market terms covenants and conditions for second lien 144A-for-life high yield notes.

Covenants	Covenants consistent in all material respects with the existing notes, to be adjusted as appropriate to reflect the revised capital structure of the Exit Notes Obligors giving effect to consummation of the Plan, in a manner consistent with current market terms covenants and conditions for second lien high yield notes.

Events of Default	The Exit Notes Indenture will contain events of default (collectively, the “Notes Events of Default”) and remedies that are consistent with this Term Sheet and consistent in all material respects with the existing notes, to be adjusted as appropriate to reflect the revised capital structure of the Exit Notes Obligors giving effect to consummation of the Plan, in a manner consistent with current market terms covenants and conditions for second lien high yield notes.

Required Exit Noteholders	Exit Noteholders holding more than 50% of the aggregate principal amount of the then outstanding Exit Notes (the “Required Exit Noteholders”).

Voting, Amendments, Waivers & Modifications	Required Exit Noteholders, except for (i) release of collateral provisions requiring 75% approval or (ii) provision requiring approval by affected Exit Noteholders.

Call Protection	Call protection: [TBD]

Submission to Jurisdiction & Governing Law	Jurisdiction in state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; waiver of any right to trial by jury. New York law shall govern the Exit Notes Indenture.

Counsel to the Exit Noteholders	Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Counsel to the Debtors	Weil, Gotshal & Manges LLP.

Counsel to the Trustee	[Kilpatrick Townsend & Stockton LLP]

3

Exhibit D

Management Incentive Plan Term Sheet

Management Incentive Plan Term Sheet

• 10% of fully-diluted common equity
• 67.5% granted on the Effective Date
MIP Award	• 32.5% reserved for future grants (recipients not yet determined)
Pool	• 50% of grants shall be in the form of RSUs and 50% of grants shall be in the form of options
• $3.6 million in cash granted on the Effective Date

• Stock Options and 50% of the RSUs:
• 20% immediately vested
• 20% vests over each of the next four anniversaries of the Effective Date
• Remaining 50% of the RSUs:
Vesting	• 25% (of the 50%) vests upon the Company meeting its 2018 EBITDA targets set forth in the business plan
• 25% (of the 50%) vests annually based upon EBITDA targets to be determined by the Board in FY19, FY20, and FY21
• Cash
• 40% immediately vested
• 30% vests over each of the next two anniversaries of the Effective Date

• Upon a change in control:
• 100% of cash will be vested
• All outstanding RSU & Stock Options will be converted into takeover consideration and will be fully vested
• E.g., in a cash takeout, all outstanding RSUs and Stock Options will vest and be taken out for cash
• E.g., in a stock-for-stock deal, all outstanding RSUs and Stock Options will vest and convert into stock (will not be cashed out except as provided below for terminated employees)
• Any portion of the award pool not allocated (including any forfeiture) will remain unallocated

Change in Control	• Upon a change in control and (i) a termination without cause or (ii) a Constructive Termination:
• The Company will purchase at fair market value any vested noncash awards held by any terminated participant

•   “Constructive Termination” will include rejection of an employment offer in the new company (or other similar voluntary resignation) if such employment offer does not meet any of the following criteria:

• Comparable job scope and responsibilities
• Comparable compensation
• Located in the same city

•   For the avoidance of doubt, in the event of a termination without cause or a Constructive Termination 12 months prior to a change in control, such termination will be treated as though it occurred after the change in control for these purposes

Implementation	• Terms of MIP, including individual allocations of the MIP, shall be incorporated into each participant’s employment agreement

Exhibit E

Employee Arrangements

	DEBTOR NAME	NAME OF EMPLOYEE	DESCRIPTION OF AGREEMENT	DATE OF AGREEMENT OR DATE EFFECTIVE

1	TOPS MARKETS, LLC	BARRETT, JACK	EMPLOYMENT AGREEMENT	8/20/2014

2	TOPS MARKETS, LLC	BARRETT, JACK	FIRST AMENDMENT TO	1/1/2015

EMPLOYMENT AGREEMENT

3	TOPS MARKETS, LLC	BIEHLER, MICHAEL	OFFER LETTER	8/31/2015

4	TOPS MBO	BIEHLER, MICHAEL	SEVERANCE AGREEMENT	10/12/2015

CORPORATION

5	TOPS MARKETS, LLC	BURGESS, LYNNE	EMPLOYMENT AGREEMENT	11/30/2015

6	TOPS MARKETS, LLC	COLGAN, DIANE	OFFER LETTER	3/31/2009

7	TOPS MBO CORPORATION	COLGAN, DIANE	SEVERANCE AGREEMENT	4/3/2014

8	TOPS MARKETS, LLC	CULHANE, JEFFREY	OFFER LETTER	4/12/2010

9	TOPS MBO CORPORATION	CULHANE, JEFFREY	SEVERANCE AGREEMENT	4/3/2014

10	TOPS MARKETS, LLC	CURCI, FRANK	EMPLOYMENT AGREEMENT	8/20/2014

11	TOPS MARKETS, LLC	CURCI, FRANK	FIRST AMENDMENT TO EMPLOYMENT AGREEMENT	1/1/2015

12	TOPS MARKETS, LLC	FERRI, RON	EMPLOYMENT AGREEMENT	10/23/2014

13	TOPS MARKETS, LLC	FERRI, RON	FIRST AMENDMENT TO EMPLOYMENT AGREEMENT	1/1/2015

14	TOPS MARKETS, LLC AS SUCCESSOR TO TOPS MARKETS, INC.	FITZGERALD, THOMAS	OFFER LETTER	5/7/1999

15	TOPS MBO CORPORATION	FITZGERALD, THOMAS	SEVERANCE AGREEMENT	4/3/2014

16	TOPS MARKETS, LLC	HANSON, KRISTEN	OFFER LETTER	6/22/2016

17	TOPS MARKETS, LLC	HANSON, KRISTEN	SEVERANCE AGREEMENT	8/24/2016

18	TOPS MARKETS, LLC	LANGLESS, DAVID	EMPLOYMENT AGREEMENT	10/20/2014

19	TOPS MARKETS, LLC	LANGLESS, DAVID	FIRST AMENDMENT TO	1/1/2015

EMPLOYMENT AGREEMENT

20	TOPS MARKETS, LLC	LUMADUE, MARK	OFFER LETTER	9/27/2016

21	TOPS MARKETS, LLC	LUMADUE, MARK	SEVERANCE AGREEMENT	9/30/2016

22	TOPS MARKETS, LLC	MCCAFFREY, JOHN	OFFER LETTER	2/11/2010

23	TOPS MBO CORPORATION	MCCAFFREY, JOHN	SEVERANCE AGREEMENT	4/3/2014

24	TOPS MBO CORPORATION	METZ, MICHAEL	SEVERANCE AGREEMENT	4/3/2014

25	TOPS MARKETS, LLC AS SUCCESSOR TO TOPS MARKETS, INC.	PATTI, MICHAEL	OFFER LETTER	2/2/2010

26	TOPS MBO CORPORATION	PATTI, MICHAEL	SEVERANCE AGREEMENT	4/3/2014

	DEBTOR NAME	NAME OF EMPLOYEE	DESCRIPTION OF AGREEMENT	DATE OF AGREEMENT OR DATE EFFECTIVE
27	TOPS MARKETS, LLC	PERSONS, JOHN	EMPLOYMENT AGREEMENT	8/20/2014

28	TOPS MARKETS, LLC	PERSONS, JOHN	FIRST AMENDMENT TO	1/1/2015
EMPLOYMENT AGREEMENT

2

Exhibit B

Liquidation Analysis

LIQUIDATION ANALYSIS

1.	Best Interests Test

Under the “best interests” of creditors test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a chapter 11 plan unless each holder of a claim or interest either (i) accepts the plan, or (ii) receives or retains under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on the effective date. See 11 U.S.C. § 1129(a)(7). Accordingly, to demonstrate that the Plan satisfies the “best interests” of creditors test, FTI Consulting, Inc., the Debtors’ financial advisor with the assistance of the Debtors’ management and other advisors have prepared the following hypothetical liquidation analysis (the “Liquidation Analysis”) based upon certain assumptions discussed in the Disclosure Statement and in the accompanying notes to the Liquidation Analysis (the “Notes”). Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan and the Disclosure Statement, as applicable.

The Liquidation Analysis estimates potential cash distributions to holders of Allowed Claims in a hypothetical chapter 7 liquidation of the Debtors’ assets (the “Assets”). Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtors prepared the Liquidation Analysis with the assistance of their financial and legal advisors.

The Debtors believe that their creditors will receive at least as much, and likely significantly more, under the Plan than they would receive in a chapter 7 liquidation of the Assets for the following reasons, among others: (i) the likely discounts that would be realized on the value of the Assets in a chapter 7 liquidation, (ii) the incremental claims that would be triggered in a chapter 7 bankruptcy, and (iii) the fees payable to a chapter 7 trustee and newly appointed estate professionals.

2.	Approach and Purpose of the Liquidation Analysis

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Assets in a chapter 7 case is an uncertain process involving significant estimates and assumptions that, although considered reasonable by the Debtors and their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. The Liquidation Analysis is also based on the Debtors’ and their advisors’ best judgment of how numerous decisions in the liquidation process would be resolved. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtors’ management and their advisors cannot judge with any degree of certainty the recovery that may result from asset sales in a chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

All of the limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. In particular, the underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants in accordance with the standards promulgated by the American Institute of Certified Public Accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.

1

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon the Debtors’ latest financial projections and review of liabilities in the Debtors’ books and records. The Liquidation Analysis includes estimates for Claims that could be asserted and Allowed in a chapter 7 liquidation, including Administrative Expense Claims, wind-down costs, trustee and professional fees required to facilitate disposition of certain assets in a value maximizing manner, and certain lease and contract rejection damages Claims that otherwise would not exist in a chapter 11 or would be paid in the ordinary course of business. The Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS.

3.	Global Assumptions

The Liquidation Analysis should be read in conjunction with the following global notes and assumptions:

A.	Conversion Date and Appointment of a Chapter 7 Trustee

The Liquidation Analysis assumes conversion of the Debtors’ Chapter 11 Cases to chapter 7 liquidation cases on or about December 1, 2018 (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Estates. Should multiple Trustees be appointed to administer the Estates, lower recoveries and higher administrative costs could result and distributions to creditors could be delayed. The basis of the Liquidation Analysis is the Debtors’ projected cash balance and assets as of the Conversion Date and the net costs to execute the administration of the wind-down of the Estates. The Liquidation Analysis reflects the wind-down and liquidation of substantially all of the Debtors’ remaining assets and the distribution of available proceeds to creditors in accordance with the statutory priorities during the period after the Conversion Date.

B.	Chapter 7 Process

On the Conversion Date, it is assumed that the Trustee would conduct the liquidation of the Estates, during which time all of the Debtors’ assets would be sold or surrendered to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with the priority scheme under section 726 of the Bankruptcy Code. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries.

The liquidation of the Debtors’ assets is assumed to be completed over a twelve (12) month period. During the first two months, the Debtors would complete going-out-of-business sales for all remaining store inventory, furniture, fixtures, and equipment. During months three through six, the Debtors would primarily focus on collecting other assets, including prescription lists, owned properties, and intangible assets, while throughout the twelve month period the Debtors would also be working on administrative activities, such as final creditor distributions needed to complete the wind-down of the Estates. An expedited process is expected to result in materially lower recoveries to the Estates.

2

C.	Claims Estimates

In preparing the Liquidation Analysis, the Debtors have preliminarily estimated an amount of Allowed Claims for each Class based upon a review of the Debtors’ estimated balance sheet. Additional Claims were estimated to include certain chapter 7 administrative obligations incurred after the Conversion Date. The estimate of all Allowed Claims in the Liquidation Analysis is based on the book value of those Claims. No order or finding has been entered or made by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. The actual amount of Allowed Claims could be materially different from the amount of Claims estimated in the Liquidation Analysis.

D.	Avoidance Actions

No recovery or related litigation costs attributable to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions, are assumed within the Liquidation Analysis.

E.	Litigation

The Liquidation Analysis does not consider any recovery or claims that may arise from Causes of Action by or against the Debtors, including potential actions against the Prior Sponsor Group.

3

($ in Millions)	Net Book	Value Realization
	Value	Low	High	Notes
I. Summary of Assets & Gross Liquidation Proceeds
Cash and Cash Equivalents	$32	$31	$32	1
Accounts Receivable	77	20	41	2
Inventory	141	95	102	3
Prescription Lists		23	25	4
Prepaid Expenses and Other Current Assets	16	4	7	5
Owned Properties	84	32	40	6
FF&E	111	4	9	7
Intangible Assets	155	21	30	8
Litigation / Avoidance Actions		—	—	9
Total Assets & Gross Liquidation Proceeds	$617	$230	$286
II. Wind Down / Chapter 7 Liquidation Costs
Wind Down		38	34	10
Chapter 11 Accruals		19	19	10
Chapter 7 Trustee Fees (3% of Proceeds)		7	9	10
Total Wind Down / Chapter 7 Liquidation Costs		$64	$61
Recovery %		100%	100%
Recovery Available after Wind Down / Chapter 7 Liquidation Costs		$167	$225
III. DIP ABL Claims
Total DIP ABL Claims		35	35	11
Recovery %		100%	100%
Recovery Available after DIP ABL		$132	$191
IV. DIP Term Loan Claims
Total DIP Term Loan Claims		125	125	12
Recovery %		100%	100%
Recovery Available after DIP Term Loan		$7	$66
V. Senior Secured Notes
Senior Secured Notes		568	568	13
Recovery %		1%	12%
Recovery Available after Other Secured Debt		$—	$—
VI. Chapter 11 Admin / Priority Claims
Total Admin / Priority Claims		103	103	14
Recovery %		0%	0%
Recovery Available after Admin / Priority Claims		$—	$—
VII. General Unsecured Claims
Total Unsecured Claims		1,693	1,606	15
Recovery %		0%	0%
Recovery Available after Unsecured Claims		$—	$—

4

Specific Notes to the Liquidation Analysis

1.	Cash Balance on Conversion Date

The Debtors’ estimated balance as of the Conversion Date is approximately $32 million per the latest forecast. Cash and equivalents include the unused portion of DIP Term Loan proceeds, along with store cash and cash-in-transit to and from stores. In liquidation, the estimated recovery on the balance of cash is estimated at 95%-100%.

2.	Accounts Receivable

The Debtors’ estimated balance as of the Conversion Date is approximately $77 million. Accounts receivable are primarily comprised of credit card receivables, vendor, pharmacy and other receivables.

•

Credit card receivables represent store sales activity not yet remitted back to the Debtors by its credit card processor. In liquidation, the recovery on credit card receivables is estimated at 95% - 100%.

•

Trade receivables represent allowances for which the Debtors have fulfilled their contractual obligations but have not yet received payment from the vendor. Allowances are received for a variety of merchandising activities such as placement of the vendor’s products in the Debtors’ advertising or placement of a vendor’s product in prominent locations. In liquidation, the recovery for trade receivables of 0% - 50% is assumed to be adversely impacted by setoffs against vendor receivables owed by the Debtors.

•	Pharmacy receivables include amounts due from third-party insurance companies in connection with filling prescriptions. In liquidation, the recovery for pharmacy receivables is estimated at 80% - 90%.

•	Other receivables have varying degrees of estimated collectability. In liquidation, the recovery for other receivables is estimated at 0% - 20% based on type of receivable.

3.	Inventory Balance

The Debtors’ estimated inventory at cost as of the Conversion Date is $141 million. The Liquidation Analysis assumes inventory is sold as of the Conversion Date in a going-out-of-business (“GOB”) sale. For grocery and prescription inventory, recovery assumptions are based on appraisal rates, which reflect the net orderly liquidation value (“NOLV”). NOLV includes selling costs such as liquidator fees, payroll, occupancy, freight, and other store and distribution operating expenses. In a liquidation, the estimated recovery is 67% - 72%.

4.	Prescriptions

The Debtors’ estimated prescription value as of the Conversion Date is $23 million to $25 million. The value for prescriptions is estimated based on the appraisal rates of $11.41 per prescription and is based on recent volume of total prescriptions. Recoveries for prescriptions are assumed to take place as part of a sales process that is run concurrent to the GOB sales.

5

5.	Prepaid Expenses and Other Current Assets

The other assets primarily consisting of prepaid rent and real estate taxes, insurance premiums, information technology maintenance contracts, and equipment rent. For the purposes of the Liquidation Analysis, the recovery range is assumed to be $4 million to $7 million.

6.	Owned Properties

The Debtors’ estimated owned property value as of the Conversion Date is $32 million to $40 million. The Liquidation Analysis assumes that substantially all of the owned properties are sold as vacant properties.

7.	Furniture, Fixtures & Equipment

Furniture, fixtures & equipment (“FF&E”) primarily consists of furniture, leasehold improvements, and equipment at the stores and corporate headquarters facility. In liquidation, store FF&E is assumed to be sold at $20,000 to $40,000 per store and corporate FF&E is estimated at $1 million to $2 million in total. For equipment and vehicles subject to capital leases, no recoverable value in excess of secured claims owing under the leases is assumed.

8.	Intangible Assets

The Debtors have intangible assets primarily comprised of trade names and lease sale proceeds from under-market leases. In liquidation, a rent % threshold relative to sales was used to determine which leases had sales value, with the qualifying leases then assigned a value ranging from $200,000 to $500,000 per lease. Lease sale proceeds are estimated to be $18 million to $25 million, while overall recovery on intangible assets is estimated to be $21 million to $30 million.

9.	Avoidance Actions

No recovery or related litigation costs have been attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions due to, among other issues, the costs of such litigation, the uncertainty of the outcome, and anticipated disputes regarding those matters. It is assumed that such causes of action would have a material effect on the Liquidation Analysis for purposes of section 1129(a)(7) of the Bankruptcy Code.

10.	Wind Down Expenses

Wind down expenses reflect a 12 month budget, including store inventory sales and accounts receivable collections in months 1 to 2, sales of prescription lists, intangible assets, and owned properties in months 3 to 9, and a tail period in months 10 to 12 to complete wind-down activities and distribute proceeds. Expenses are mainly comprised of corporate salaries and wages, information technology costs, and facility costs, not considered in the liquidation of inventory, as discussed in Note 3 regarding NOLV. In addition, wind-down expenses include professional fees for legal and financial advisor costs in connection with the wind down of the Estates. Furthermore, interest expenses on the DIP Term Loan and the DIP ABL Facility are included in wind down costs.

•

Chapter 11 Accruals include outstanding professional fees and accrued payroll/payroll taxes. Pre-Conversion Date accrued payroll is included in wind down expenses because if left unpaid such claims can have significant destabilizing effects on the ability to execute an orderly liquidation.

•	Chapter 7 trustee fees were estimated at three percent (3%) of gross liquidation proceeds.

6

11.	DIP ABL Claims

The DIP ABL Claims include letters-of-credit outstanding on the ABL Credit Facility, which it is assumed will be fully drawn upon, as of the Conversion Date.

12.	DIP Term Loan Facility Claims

The DIP Term Loan Facility Claims include estimated balances outstanding on the DIP Term Loan as of the Conversion Date.

13.	Senior Secured Notes

The Senior Secured Notes include estimated balances outstanding as of the Conversion Date, including accrued interest as of the Commencement Date.

14.	Administrative Expense and Priority Claims

Administrative expense claims and priority claims include postpetition trade payables outstanding as of the Conversion Date, UFCW Local One Settlement Order priority claims, gift card claims, corporate severance, accrued vacation and paid time off and other administrative expense claims estimated as of the Conversion Date. The administrative claims also include a claim under section 503(b)(9) of the Bankruptcy Code of $19 million payable to C&S pursuant to the C&S Order. The Liquidation Analysis does not include an estimate of claims pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) as it is assumed that sufficient WARN Act notice is provided.

15.	General Unsecured Claims

General unsecured claims include the deficiency claims of the Senior Secured Notes, UFCW Local One Settlement Order claims, Teamsters/C&S Settlement Order claims, lease rejection claims, and other unsecured claims estimated as of the Conversion Date. Lease rejection claims include estimates for all leases, other than those which are assumed to be sold. The Liquidation Analysis does not include any rejection claims for other contracts that the Debtors are a party to at the time of liquidation, which may be significant.

16.	Other

In the event of a chapter 7 liquidation, the aggregate amount of general unsecured claims and priority claims will likely increase significantly. For instance, the Liquidation Analysis does not include estimates for damage claims resulting from the Debtors’ rejection of executory contracts (other than leases).

Conclusion and Recommendation

The Debtors have determined that confirmation of the Plan will provide creditors and interest holders with a recovery that is not less than what they would otherwise receive in connection with a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

7